    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 5, 1998

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                       ----------------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                       ----------------------------------

                                BALL CORPORATION

             (Exact name of registrant as specified in its charter)
                       ----------------------------------

           INDIANA                           3411                  35-0160610
 (State or other jurisdiction         (Primary Standard         (I.R.S. Employer
              of                          Industrial             Identification
incorporation or organization)       Classification Code              No.)
                                           Number)

                              10 LONGS PEAK DRIVE
                                 P.O. BOX 5000
                           BROOMFIELD, CO 80038-5000
                                 (303) 469-3131

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                                         COPY TO:
           DONALD C. LEWIS                       CHARLES W. MULANEY, JR.
  VICE PRESIDENT AND GENERAL COUNSEL       SKADDEN, ARPS, SLATE, MEAGHER & FLOM
           BALL CORPORATION                             (ILLINOIS)
         10 LONGS PEAK DRIVE                      333 WEST WACKER DRIVE
            P.O. BOX 5000                               SUITE 2100
      BROOMFIELD, CO 80038-5000                     CHICAGO, IL 60606
            (303) 469-3131                            (312) 407-0700

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                                                   JURISDICTION OF     PRIMARY STANDARD INDUSTRIAL
              EXACT NAME OF ADDITIONAL REGISTRANTS                  INCORPORATION       CLASSIFICATION CODE NUMBER
----------------------------------------------------------------  ------------------  ------------------------------
Ball Aerospace & Technologies Corp.                                    Delaware                    3812
Ball Technologies Holdings Corp.                                       Colorado                    6719
Ball Technology Services Corporation                                  California                   8748
 1600 Commerce Street
 Boulder, Colorado 80301
 (303) 469-5511
Ball Glass Container Corporation                                       Delaware                    9999
Ball Metal Beverage Container Corp.                                    Colorado                    3411
Ball Metal Food Container Corp.                                        Delaware                    3411
Ball Metal Packaging Sales Corp.                                       Colorado                    6719
Ball Packaging Corp.                                                   Colorado                    6719
Ball Plastic Container Corp.                                           Colorado                    3085
BG Holdings I, Inc.                                                    Delaware                    9999
BG Holdings II, Inc.                                                   Delaware                    9999
Latas de Aluminio Ball, Inc.                                           Delaware                    3221
 9300 West 108th Circle
 Broomfield, Colorado 80021-3682
 (303) 469-5511
Ball Asia Pacific Limited*                                             Colorado                    3411
Ball Holdings Corp.*                                                   Delaware                    6719
Efratom Holding, Inc.*                                                 Colorado                    6719

                                                                   I.R.S. EMPLOYER
                                                                   IDENTIFICATION
              EXACT NAME OF ADDITIONAL REGISTRANTS                     NUMBER
----------------------------------------------------------------  -----------------
Ball Aerospace & Technologies Corp.                                  84-1315001
Ball Technologies Holdings Corp.                                     84-1220333
Ball Technology Services Corporation                                 33-0069064
 1600 Commerce Street
 Boulder, Colorado 80301
 (303) 469-5511
Ball Glass Container Corporation                                     22-2780219
Ball Metal Beverage Container Corp.                                  84-1326644
Ball Metal Food Container Corp.                                      22-2414869
Ball Metal Packaging Sales Corp.                                     84-1326641
Ball Packaging Corp.                                                 84-1326640
Ball Plastic Container Corp.                                         84-1326643
BG Holdings I, Inc.                                                  35-1960867
BG Holdings II, Inc.                                                 35-1960866
Latas de Aluminio Ball, Inc.                                         54-1088943
 9300 West 108th Circle
 Broomfield, Colorado 80021-3682
 (303) 469-5511
Ball Asia Pacific Limited*                                           31-1411332
Ball Holdings Corp.*                                                 84-1428301
Efratom Holding, Inc.*                                               31-1421208

----------------------------------

* Address and telephone number of principal executive offices are the same as those of Ball Corporation.

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________

                        CALCULATION OF REGISTRATION FEE

                                                                              PROPOSED MAXIMUM       PROPOSED MAXIMUM
                TITLE OF EACH CLASS                      AMOUNT TO BE          OFFERING PRICE            AGGREGATE
          OF SECURITIES TO BE REGISTERED                  REGISTERED            PER UNIT (1)        OFFERING PRICE (1)
7 3/4% Senior Notes due 2006.......................      $300,000,000               100%               $300,000,000
Guarantees of Senior Notes (2).....................           --                     --                     --
Series B 8 1/4% Senior Subordinated Notes due
  2008.............................................      $250,000,000               100%               $250,000,000
Guarantees of Senior Subordinated Notes (2)........           --                     --                     --


                TITLE OF EACH CLASS                        AMOUNT OF
          OF SECURITIES TO BE REGISTERED               REGISTRATION FEE
7 3/4% Senior Notes due 2006.......................         $83,400
Guarantees of Senior Notes (2).....................           (3)
Series B 8 1/4% Senior Subordinated Notes due
  2008.............................................         $69,500
Guarantees of Senior Subordinated Notes (2)........           (3)

(1) Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee.

(2) All subsidiary guarantors are wholly-owned subsidiaries of the Registrant and have each guaranteed the Notes being registered.

(3) Pursuant to Rule 457(n), no separate fee is payable with respect tot he guarantees of the Notes being registered.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                BALL CORPORATION
                             CROSS REFERENCE SHEET

FORM S-4 ITEM                                                                 LOCATION IN PROSPECTUS
--------------------------------------------------------------  --------------------------------------------------
A. INFORMATION ABOUT THE TRANSACTION

Item 1:     Forepart of Registration Statement and Outside
            Front Cover Page of Prospectus....................  Outside Front Cover Page

Item 2:     Inside Front and Outside Back Cover Pages of
            Prospectus........................................  Inside Front Cover Page; Outside Back Cover Page

Item 3:     Risk Factors, Ratio of Earnings to Fixed Charges,
            and Other Information.............................  Prospectus Summary; Risk Factors; Selected
                                                                Historical Consolidated Financial Data; Unaudited
                                                                Pro Forma Consolidated Financial Data

Item 4:     Terms of the Transaction..........................  Prospectus Summary; The Exchange Offer; Certain
                                                                Federal Income Tax Consequences; The Transactions;
                                                                Description of the Newly Issued Notes; Plan of
                                                                Distribution

Item 5:     Pro Forma Financial Information...................  Prospectus Summary; Selected Historical
                                                                Consolidated Financial Data

Item 6:     Material Contacts With the Company Being
            Acquired..........................................  Not Applicable

Item 7:     Additional Information Required For Reoffering by
            Persons and parties Deemed to Be Underwriters.....  Not Applicable

Item 8:     Interests of Named Experts and Counsel............  Not Applicable

Item 9:     Disclosure of Commission Position on
            Indemnification for Securities Act Liabilities....  Not Applicable

B. INFORMATION ABOUT THE REGISTRANT

Item 10:    Information With Respect to S-3 Registrants.......  Summary; Unaudited Pro Forma Consolidated
                                                                Financial Data

Item 11:    Incorporation of Certain Information by
            Reference.........................................  Information Incorporated by Reference

Item 12:    Information With Respect to S-2 or S-3
            Registrants.......................................  Not Applicable

Item 13:    Incorporation of Certain Information by
            Reference.........................................  Not Applicable

FORM S-4 ITEM                                                                 LOCATION IN PROSPECTUS
--------------------------------------------------------------  --------------------------------------------------
Item 14:    Information With Respect to Registrants Other Than
            S-3 or S-2 Registrants............................  Not Applicable

C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

Item 15:    Information with Respect to S-3 Companies.........  Not Applicable

Item 16:    Information with Respect to S-2 or S-3
            Companies.........................................  Not Applicable

Item 17:    Information With Respect to Companies Other Than
            S-3 or S-2 Companies..............................  Not Applicable

D. VOTING AND MANAGEMENT INFORMATION

Item 18:    Information if Proxies, Consents or Authorizations
            Are to be Solicited...............................  Not Applicable

Item 19:    Information if Proxies, Consents or Authorizations
            Are Note to be Solicited..........................  Management; Ownership of Capital Stock

                 Subject to Completion, dated November 5, 1998
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE NOTES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE NOTES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE NOTES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                                       [LOGO]
PROSPECTUS

                                                                BALL CORPORATION

                               EXCHANGE OFFER FOR

    $300,000,000                AND               $250,000,000
 7 3/4% SENIOR NOTES                              8 1/4% SENIOR
      DUE 2006                                 SUBORDINATED NOTES
                                                    DUE 2008

--------------------------------------------------------------------------------

                          TERMS OF THE EXCHANGE OFFER

-  Expires 5:00 p.m. New York City time,           , 1999, unless extended.

- All Outstanding Notes that are validly tendered and not validly withdrawn will be exchanged.

- Tenders of the Outstanding Notes may be withdrawn any time prior to the expiration of the Exchange Offer.

- Not subject to any condition, other than that the Exchange Offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.

-  The Company will not receive any proceeds from the Exchange Offer.

- The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

- The terms of the Exchange Notes and the Outstanding Notes are substantially identical, except for certain transfer restrictions and registration rights relating to the Outstanding Notes.

- There is no existing market for the Exchange Notes, and the Company does not intend to apply for their listing on any securities exchange.

--------------------------------------------------------------------------------

    FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING THEIR OUTSTANDING NOTES IN THE EXCHANGE OFFER, SEE "RISK FACTORS" BEGINNING ON PAGE 18.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE NOTES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                                           , 199

    THE PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS THAT ARE NOT CONTAINED IN OR DELIVERED WITH THE PROSPECTUS. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM DOUGLAS E. POLING, TREASURER, AT BALL CORPORATION, 10 LONGS PEAK DRIVE, P.O. BOX 5000, BROOMFIELD, COLORADO 80038-5000, TELEPHONE NUMBER
(303) 469-3131. TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD
BE MADE BY                   .

                            ------------------------

                               TABLE OF CONTENTS

                                                 PAGE
                                                 ----
Prospectus Summary.............................    2

Risk Factors...................................   18

  Debt Financing Risks.........................   18

  Risks Associated with the Operation of the
    Business...................................   20

  Environmental Matters........................   23

  Risks Associated with the Exchange Offer.....   24

The Exchange Offer.............................   25

The Transactions...............................   33

Sources and Uses of Funds......................   34

Capitalization.................................   35

Unaudited Pro Forma Condensed Combined
  Financial Data...............................   36

Selected Financial Data........................   40

Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................   43

Business.......................................   59

Management.....................................   72

Ownership of Capital Stock.....................   75

Description of Certain Indebtedness............   76

Description of the Exchange Notes..............   79

Certain Federal Income Tax Consequences........  115

Plan of Distribution...........................  118

Legal Matters..................................  118

Experts........................................  119

Where You Can Find More Information............  119

Information Incorporated by Reference..........  120

Index to Financial Statements..................  F-1

                               PROSPECTUS SUMMARY

    The following summary highlights selected information from this Prospectus and may not contain all of the information that is important to you. This Prospectus includes the terms of the notes we are offering, as well as information regarding our business and detailed financial data. We encourage you to read this Prospectus in its entirety. Except as otherwise required by the context, the "Acquisition" refers to the acquisition of the North American beverage can business of Reynolds Metals Company by Ball Corporation and Ball Metal Beverage Container Corp. References in this Prospectus to "we," "us," "our" or the "Company" refer to the combined business of Ball Corporation and its subsidiaries and the North American beverage can business of Reynolds Metals Company after the Acquisition. The term "Ball" refers to Ball Corporation and its subsidiaries before the Acquisition. The term "Reynolds" refers to the North American beverage can business of Reynolds Metals Company before its Acquisition by Ball Corporation and Ball Metal Beverage Container Corp. The terms "North America" and "North American" refer to the United States and Canada. The term "you" refers to prospective investors in the Exchange Notes. The term "Securities Act" refers to the Securities Act of 1933, as amended.

THE EXCHANGE OFFER

    On August 10, 1998, we privately
placed $300.0 million of 7 3/4% Senior Notes due 2006 and $250.0 million of 8 1/4% Senior Subordinated Notes due 2008. The Outstanding Notes are, and the Exchange Notes will be, guaranteed by most of our wholly owned domestic subsidiaries.

    Simultaneously with the private placement, the subsidiary guarantors and the Company entered into a Senior Registration Rights Agreement and a Senior Subordinated Registration Rights Agreement with the initial purchasers of the Outstanding Notes. Under the Registration Rights Agreements, we must deliver this Prospectus to the holders of the Outstanding Notes and must complete the Exchange Offer on or before February 8, 1999. If the Exchange Offer does not take place on or before February 8, 1999, we must pay liquidated damages to the holders of the Outstanding Notes until the Exchange Offer is completed. You may exchange your Outstanding Notes for Exchange Notes with substantially the same terms in this Exchange Offer. You should read the discussion under the heading "Summary of Terms of the Exchange Notes" and "Description of the Exchange Notes" for further information regarding the Exchange Notes.

    We believe that holders of the Outstanding Notes may resell the Exchange Notes without complying with the registration and prospectus delivery provisions of the Securities Act, if certain conditions are met. You should read the discussion under the headings "Summary of the Exchange Offer" and "The Exchange Offer" for further information regarding the Exchange Offer and resales of the Exchange Notes.

THE ACQUISITION

    The Outstanding Notes were sold to help finance Ball Corporation's and Ball Metal Beverage Container Corp.'s acquisition of the North American beverage can business of Reynolds Metals Company on August 10, 1998 for a net purchase price of approximately $745.4 million, subject to certain adjustments. Ball Metal Beverage Container Corp. is a wholly owned subsidiary of Ball Corporation. The assets acquired consisted primarily of 16 beverage can and can end manufacturing plants in 12 states and Puerto Rico.

    The $550.0 million in cash from the sale of the Outstanding Notes, together with $808.2 million in borrowings under a $1,200.0 million Senior Credit Facility, were used to (1) pay for the Acquisition, (2) fund a $39.0 million incentive loan to Reynolds Metals Company, (3) refinance $521.9 million principal amount of our existing debt and (4) pay fees and expenses related to the

Acquisition. You should read the discussions under the headings "The Transactions" and "Use of Proceeds" for further information regarding the Acquisition and the sources and uses of funds.

COMPANY OVERVIEW

    Our Company is one of the largest beverage can manufacturers in the world, capable of producing over 42.0 billion aluminum beverage cans in 1998.

NORTH AMERICAN BEVERAGE CAN PRODUCTION

    We own and operate 25 plants in North America, including Puerto Rico. We estimate these plants are capable of producing 35.8 billion cans in 1998, which comprises approximately one-third of total beverage can production capacity in this region.

INTERNATIONAL BEVERAGE CAN PRODUCTION

    In addition, we are the largest beverage can producer in China, capable of producing over 5.0 billion cans annually. Our production capacity comprises approximately 53% of total production capacity in China. In addition to having joint ventures in Brazil, Thailand, Taiwan, Russia and the Philippines, we license technology to companies in Europe, Mexico, Israel, Australia and New Zealand.

OUR OTHER PRODUCTS

    We are also a producer of two- and three-piece steel food cans in North America. We also produce polyethylene terephthalate ("PET") plastic containers, which are used for beverages and other purposes, using some of the most sophisticated technology available. In addition, we supply high technology aerospace products and services to governmental and commercial customers. On a pro forma basis, these businesses comprised approximately 29% of our 1997 sales.

OUR CUSTOMERS

    We serve major beverage and food producers domestically and internationally, including Anheuser-Busch Companies, Inc., The Coca-Cola Company and affiliated bottlers, Miller Brewing Company and PepsiCo Inc. and affiliated bottlers.

HOW WE HAVE DONE

    Our pro forma sales for the twelve-months ending December 31, 1997 were approximately $3,581.2 million. Pro forma EBITDA and net income for the same period were approximately $353.7 million and $45.7 million, respectively. For further information, see "Summary Unaudited Pro Forma Condensed Combined Financial Data."

    We believe that, as a result of our superior technology and manufacturing practices, we are the lowest cost beverage can producer and have the most productive beverage can plants in North America. In 1998, we believe that our estimated average number of cans produced for each manufacturing line (790 million cans) will be the highest among our competitors. By comparison, the estimated industry average is approximately 600 million cans for each line.

ACQUISITION RATIONALE

    The Acquisition of Reynolds will nearly double what our beverage can revenues were in 1997, from approximately $1.3 billion to approximately $2.5 billion on a pro forma basis. The Acquisition thus makes us the largest beverage can manufacturer in North America and a worldwide leader in beverage can production technology. In addition, there are several other reasons which made the Acquisition attractive from a strategic point of view.

    First, customer overlap between Ball and Reynolds was minimal. Our customers before the acquisition included Anheuser-Busch, Coca-Cola, Molson Breweries U.S.A. Inc. and Pepsi. With the acquisition of the beverage can business of Reynolds, our customers now include Campbell Soup Company, Coca-Cola, Miller, Pepsi and Shasta Beverages, Inc. The combination thus created a more diversified customer base with less reliance on any single customer.

    Second, Reynolds' strength was its "specialty" beverage can sizes, while our strength was the "standard" 12-ounce beverage can size. The combination allows us to provide a broader array of beverage containers to our customers.

    Third, with the addition of Reynolds' manufacturing facilities, we can serve customers in certain regions that we could not serve as cost-effectively from our existing plants.

    Finally, our management believes we can improve Reynolds' can-making operations and increase our earnings by:

-  eliminating duplicative over-head costs;

-  relocating productive capacity;

-  streamlining operations; and

-  applying Ball's can-making technology and manufacturing know-how.

COMPETITIVE STRENGTHS

    We believe that a number of factors make us a premier supplier of rigid packaging products, with multiple sources of earnings and cash flow. These factors include our:

    SIGNIFICANT INDUSTRY PRESENCE. As previously mentioned, we are one of the largest beverage can manufacturers in the world. Our 1998 beverage can production capacity represents approximately one-third of total capacity in North America, substantially ahead of our next largest competitor, American National Can Company. We are the largest beverage can producer in China and, through joint ventures and licensing arrangements, have a presence in fourteen other countries.

    LOW-COST MANUFACTURING WITH STATE-OF-THE-ART FACILITIES. We believe that, as a result of Ball's superior process technology and manufacturing practices, we are the lowest cost beverage can producer in North America. Over the last four years, Ball and Reynolds completed significant modernization programs at many of their facilities. These investments increased productivity, reduced costs and improved product quality. We believe we can improve operations in the Reynolds' plants by implementing our low cost manufacturing processes in the acquired plants and by eliminating duplicative overhead costs. Furthermore, now we can serve customers in certain regions that we could not serve as cost-effectively from our existing plants.

    HIGH QUALITY PRODUCTS AND SERVICES. We believe that the quality of Ball's products and customer service has been among the highest in the industry. The number of quality awards that customers have awarded Ball provides support for this belief. For example, Anheuser-Busch conferred the prestigious "Select Status" upon three of the five Ball beverage can manufacturing plants serving Anheuser-Busch. We expect the other two plants to earn "Select Status" in the near future. We continually strive to improve the quality of our products and production processes through rigorous quality systems, comprehensive employee training and rigid control of critical manufacturing processes. Since 1996, we have reduced total spoilage by 19% and the defect rate of finished cans by 44% in our beverage can manufacturing facilities.

    TECHNOLOGICAL LEADERSHIP. Ball has increased manufacturing efficiencies and lowered unit costs through internally-developed equipment improvements. Ball also has developed many patents in can and can end manufacturing. Reynolds introduced several popular products and product features, such as stay-on tabs, colored tabs and large-opening "mouths" for beer cans. Reynolds possesses particular expertise in the value-added specialty can segment and is a leader in hot-fill can technology.

    ESTABLISHED PRESENCE IN INTERNATIONAL MARKETS. We have made substantial investments in emerging markets with a high potential for growth. For example, in 1997, we acquired M.C. Packaging (Hong Kong) Limited, the largest beverage can manufacturer in China. Ball also was among the first foreign manufacturers to enter the Brazilian beverage can market through its Latapack-Ball Embalagens Ltda. joint venture. As established North American customers expand into these developing markets, we are well-positioned to serve their needs for innovative, convenient, low-cost packaging. We also continue to license technology and know-how to beverage can suppliers in certain other attractive international markets.

    EXPERIENCED MANAGEMENT. We are led by an experienced management team. Management has a proven track record of increasing profitability, expanding our customer base, implementing state-of-the-art manufacturing technology, improving operating efficiencies, introducing product innovations and entering new markets and businesses. Our top ten senior executives average over 23 years of packaging industry experience and over 17 years with the Company.

    DIVERSIFIED AND GROWING CASH FLOW. Our packaging and aerospace operations historically have generated significant cash flow. We believe that the addition of Reynolds, modest business growth and the recent completion of major domestic capital improvement programs at Ball and Reynolds provide opportunities to increase earnings and cash flow. Our presence in emerging markets, and in PET containers, steel food cans and high technology aerospace products and services, further diversifies our available sources of cash flow.

COMPANY STRATEGY

    Since 1994, we have pursued a strategy to exit mature businesses where returns were unacceptable and to restructure and modernize existing businesses with greater potential. Simultaneously, we have expanded into new geographic markets where we saw potential for higher growth rates and entered new packaging markets where we believe we can sustain a competitive advantage. In pursuit of this strategy, we sold our glass container operations in 1995 and 1996. We also invested more than $675 million beginning in 1994 to upgrade facilities, expand geographically and enter the PET container business. The Company will continue to pursue several business strategies, including:

    LEVERAGING RELATIONSHIPS WITH EXISTING CUSTOMERS. We have long-term relationships with leading domestic and international beverage and food manufacturers. We will seek to expand our business with them and their affiliates by:

-  delivering quality, competitively priced products;

-  providing superior customer service;

-  developing new designs;

-  distributing our products efficiently through strategically located plants;
   and

-  supplying products under multi-year supply contracts.

    MAINTAINING OUR LOW COST POSITION. We plan to reduce costs and increase our efficiency in production by:

-  developing proprietary process technology;

-  reducing the material content of the containers;

-  investing in more productive machinery and equipment; and

-  effectively utilizing our production capacity, equipment and personnel.

    ENHANCING OUR TECHNOLOGICAL LEADERSHIP. Research and development investment is an important element in designing new products and in improving production efficiency and productivity. We plan to continue working with customers to improve existing products and to design new packaging features. Developing value-added packaging and new aerospace products will also be focal points of our research and development activities.

    GROWING THE PET BUSINESS. The beverage and food industries' use of PET containers continues to grow. We plan to increase production at our existing PET container plants, lower production costs and improve operating efficiency. We anticipate selling PET products both to existing beverage can customers (capitalizing on our strong customer relationships) and to new customers in the beverage and food industries.

    EXPLOITING OUR GLOBAL PRESENCE. Since 1974, we have expanded internationally through acquisitions, joint ventures and equity investments. Our recent international expansion allows us to meet growing global demand for packaging, especially in developing regions. Our international expansion also enables us to capitalize on our domestic customers' expansion into international markets.

    COMMERCIALIZING BALL AEROSPACE'S WORLD-CLASS CAPABILITIES. We intend to continue adapting the proprietary technologies developed for defense and aerospace programs at our Ball Aerospace & Technologies Corp. ("Ball Aerospace") subsidiary for commercial uses. Ball Aerospace currently applies its technical services and products in the commercial airlines and telecommunications industries. We plan to increase our commercial customer base by adapting more of our proprietary technologies to commercial purposes.

RECENT DEVELOPMENTS

    For the third quarter of 1998, we reported earnings (before extraordinary item) of $24.2 million, or 80 cents per share, including a pretax charge of $4.7 million ($2.9 million after tax or nine cents per share) for the relocation of our corporate offices from Muncie, Indiana to Broomfield, Colorado. The third quarter of 1998 also included an after tax extraordinary charge of $12.1 million (40 cents per share) for the early extinguishment of debt in connection with the Acquisition of Reynolds. For the third quarter of 1997, Ball's earnings were $22.0 million, or 73 cents per share. Excluding the 1998 charges taken for the extraordinary item and the relocation, earnings from Ball's operations rose 23 percent over the 1997 third quarter.

    For the third quarter of 1998, sales were $859.2 million. Sales increased approximately 25 percent in the third quarter of 1998 compared to the third quarter of 1997. The increase in sales resulted primarily from the Acquisition. Excluding the effect of Reynolds, net sales for the first nine months of 1998 increased nearly five percent, reflecting increased volume from plastic and metal beverage container operations, partially offset by lower sales from the aerospace and technologies segment.

RISK FACTORS

    See the section entitled "Risk Factors," beginning on page 18, for a discussion of certain factors that you should consider in connection with your investment in the Exchange Notes.

PRINCIPAL EXECUTIVE OFFICE

    Our headquarters are located at 10 Longs Peak Drive, Broomfield, Colorado 80038-5000, telephone number (303) 469-3131.

         SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
                 (IN MILLIONS EXCEPT RATIO AND PER SHARE DATA)

    The following table summarizes financial data from the unaudited pro forma condensed combined financial data included elsewhere in this Prospectus. The pro forma condensed combined income statement and other data for the year ended December 31, 1997, and the nine-month period ended September 27, 1998 are intended to give you a picture of what our business might have looked like if the Acquisition and related financing had occurred on January 1, 1997.

    It is important that you read the summary unaudited pro forma condensed combined financial data presented below along with "Unaudited Pro Forma Condensed Combined Financial Data," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated or combined financial statements of Ball and Reynolds and accompanying notes included elsewhere in this Prospectus.

                                                                                                     NINE-MONTH
                                                                                     YEAR ENDED     PERIOD ENDED
                                                                                    DECEMBER 31,   SEPTEMBER 27,
                                                                                        1997            1998
                                                                                   --------------  --------------
PRO FORMA INCOME STATEMENT DATA:
Sales............................................................................    $  3,581.2      $  2,826.0
Cost of sales....................................................................       3,211.6         2,516.2
Selling, product development, general and administrative expense.................         180.4           130.8
Disposition, relocation and other (income) expense...............................          (9.0)           15.0
                                                                                        -------         -------
Operating income.................................................................         198.2           164.0
Net income (loss)................................................................    $     45.7      $     48.1
                                                                                        -------         -------
                                                                                        -------         -------

Earnings per common share........................................................          1.42            1.52
Diluted earnings per share.......................................................          1.35            1.43
Weighted average common shares outstanding (in thousands):
  Basic..........................................................................        30,234          30,345
  Diluted........................................................................        32,311          32,466

OTHER PRO FORMA DATA:
EBITDA(1)........................................................................    $    353.7      $    312.1
Interest expense.................................................................         131.9            95.0
Depreciation and amortization expense............................................         164.5           133.1
Capital expenditures.............................................................         119.0            58.9

SELECTED RATIOS
Ratio of earnings to fixed charges(2)............................................          1.5x            1.6x

------------------------

(1) Pro forma EBITDA for any period presented above is defined as net income plus (minus) interest expense, income taxes, depreciation and amortization, disposition, relocation and other (income) expense, minority interest in income (losses) of subsidiaries, and equity in losses (income) of affiliates. EBITDA is included because management believes that certain investors may find it useful for analyzing operating performance, leverage, and liquidity. EBITDA should not be construed as a measure that is superior to, or a substitute for, operating income or net cash flow provided by operating activities, or as an indicator of liquidity, which are determined in accordance with generally accepted accounting principles. Other companies may not calculate EBITDA in a similar manner and, for that reason, these measures may not be comparable.

(2) The pro forma ratio of earnings to fixed charges is calculated by dividing the pro forma fixed charges into pro forma net income before taxes, equity earnings and minority interests plus pro forma fixed charges, among other things. Pro forma fixed charges consist of interest expensed and capitalized, amortization of financing costs, and the estimated interest component of rent expense, as adjusted for the Transactions.

                        SUMMARY SELECTED FINANCIAL DATA
                 (IN MILLIONS EXCEPT RATIO AND PER SHARE DATA)

    The summary historical consolidated or combined financial data as of and for each year in the three-year period set forth below have been derived from the audited consolidated or combined financial statements of Ball and Reynolds. The summary historical consolidated financial data set forth below as of and for the nine-month periods ended September 28, 1997 and September 27, 1998 (for Ball), and as of and for the six-month periods ended June 30, 1997 and 1998 (for Reynolds), have been derived from the unaudited condensed consolidated or combined financial statements of Ball and Reynolds. The historical condensed consolidated or combined results of Ball and Reynolds for the nine-month and six-month periods, respectively, are unaudited. The historical condensed consolidated or combined results of Ball and Reynolds for the nine-month and six-month periods, respectively, are not necessarily indicative of the results of operations of Ball and Reynolds for the full year. The unaudited historical consolidated or combined financial data reflect all adjustments (consisting of normal, recurring adjustments) which are, in the opinion of management of each company, necessary for a fair presentation of such company's financial position, results of operations and cash flows as of and for the end of the periods presented. The information set forth below should be read in conjunction with "Unaudited Pro Forma Condensed Combined Financial Data," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated or combined financial statements of Ball and Reynolds included elsewhere in this Prospectus.

                        BALL CONSOLIDATED FINANCIAL DATA

                                                                                                   NINE-MONTH PERIOD ENDED
                                                                    YEAR ENDED DECEMBER 31,      ----------------------------
                                                                -------------------------------  SEPTEMBER 28,  SEPTEMBER 27,
                                                                  1995       1996       1997         1997           1998
                                                                ---------  ---------  ---------  -------------  -------------
                                                                                                         (UNAUDITED)
INCOME STATEMENT DATA:
Sales.........................................................  $ 2,045.8  $ 2,184.4  $ 2,388.5    $ 1,813.7      $ 2,054.5
Cost of sales(1)..............................................    1,836.6    2,007.3    2,121.2      1,609.6        1,817.3
Selling, product development, general
  and administrative expense..................................       99.5       93.2      136.9         95.6          103.4
Disposition, relocation and other (income) expense............        7.1       21.0       (9.0)        (8.7)          15.0
                                                                ---------  ---------  ---------  -------------  -------------
Operating income..............................................      102.6       62.9      139.4        117.2          118.8
Net income (loss) from:
  Continuing operations.......................................       51.9       13.1       58.3         50.5           49.2
  Discontinued operations.....................................      (70.5)      11.1         --           --             --
                                                                ---------  ---------  ---------  -------------  -------------
                                                                $   (18.6) $    24.2  $    58.3    $    50.5      $    49.2
                                                                ---------  ---------  ---------  -------------  -------------
                                                                ---------  ---------  ---------  -------------  -------------
Net earnings (loss) per common share:
  Earnings (loss) from:
    Continuing operations.....................................  $    1.63  $    0.34  $    1.84    $    1.60      $    1.55
    Discontinued operations...................................      (2.35)      0.36         --           --             --
                                                                ---------  ---------  ---------  -------------  -------------
  Net earnings (loss) before extraordinary item...............      (0.72)      0.70       1.84         1.60           1.55
  Extraordinary loss from early debt extinguishment, net of
    tax.......................................................         --         --         --           --          (0.40)
                                                                ---------  ---------  ---------  -------------  -------------
  Earnings (loss) per common share............................  $   (0.72) $    0.70  $    1.84    $    1.60      $    1.15
                                                                ---------  ---------  ---------  -------------  -------------
                                                                ---------  ---------  ---------  -------------  -------------

                                                                                                   NINE-MONTH PERIOD ENDED
                                                                    YEAR ENDED DECEMBER 31,      ----------------------------
                                                                -------------------------------  SEPTEMBER 28,  SEPTEMBER 27,
                                                                  1995       1996       1997         1997           1998
                                                                ---------  ---------  ---------  -------------  -------------
                                                                                                         (UNAUDITED)
Diluted earnings (loss) per share:
  Earnings (loss) from:
    Continuing operations.....................................  $    1.54  $    0.34  $    1.74    $    1.51      $    1.46
    Discontinued operations...................................      (2.18)      0.34         --           --             --
                                                                ---------  ---------  ---------  -------------  -------------
  Net earnings (loss) before extraordinary item...............      (0.64)      0.68       1.74         1.51           1.46
  Extraordinary loss from early debt extinguishment, net of
    tax.......................................................         --         --         --           --          (0.37)
                                                                ---------  ---------  ---------  -------------  -------------
  Diluted earnings (loss) per share...........................  $   (0.64) $    0.68  $    1.74    $    1.51      $    1.09
                                                                ---------  ---------  ---------  -------------  -------------
                                                                ---------  ---------  ---------  -------------  -------------
Weighted average common shares outstanding (in thousands):
  Basic.......................................................     30,024     30,314     30,234       30,263         30,345
  Diluted.....................................................     32,312     32,335     32,311       32,297         32,466

OTHER DATA:
EBITDA(2).....................................................  $   188.4  $   177.4  $   247.9    $   194.5      $   239.1
Interest expense..............................................       25.7       33.3       53.5         39.6           48.5
Depreciation and amortization expense.........................       78.7       93.5      117.5         86.0          105.3
Capital expenditures..........................................      178.9      196.1       97.7         83.5           51.7
Ratio of earnings to fixed charges(3).........................        2.6x       1.5x       2.3x         2.5x           2.1x
Cash dividends declared per common share......................  $    0.60  $    0.60  $    0.60    $    0.45      $    0.45
Cash flows provided by (used in):
  Operating activities........................................  $    32.9  $    84.3  $   143.5    $    74.1      $   200.0
  Investing activities........................................        3.3      (18.4)    (250.9)      (246.1)        (849.9)
  Financing activities........................................      (41.5)      98.2      (36.3)        30.9          658.4

                                                                         DECEMBER 31,
                                                                -------------------------------  SEPTEMBER 28,  SEPTEMBER 27,
                                                                  1995       1996       1997         1997           1998
                                                                ---------  ---------  ---------  -------------  -------------
BALANCE SHEET DATA:
Cash and temporary investments................................  $     5.1  $   169.2  $    25.5    $    28.1      $    34.0
Total assets..................................................    1,614.0    1,700.8    2,090.1      2,171.4        3,043.2
Total debt, including current maturities......................      475.4      582.9      773.1        836.0        1,464.7
Shareholders' equity..........................................      567.5      604.4      634.2        630.9          664.7

------------------------------

(1) Includes depreciation expense.

(2) EBITDA for any period presented above is defined as net income from continuing operations plus (minus) interest expense, income taxes, depreciation and amortization, disposition, relocation and other (income) expense, minority interest in income (losses) of subsidiaries, and equity in losses (income) of affiliates. EBITDA is included because management believes that certain investors may find it to be a useful tool for analyzing operating performance, leverage, and liquidity. EBITDA should not be construed as a measure that is superior to, or a substitute for, operating income or net cash provided by operating activities or as an indicator of liquidity, which are determined in accordance with generally accepted accounting principles. Other companies may not calculate EBITDA in a similar manner and, for that reason, these measures may not be comparable.

(3) The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes, equity earnings and minority interests plus fixed charges, among other things. Fixed charges consist of interest expensed and capitalized, amortization of financing costs, and the estimated interest component of rent expense.

                        REYNOLDS COMBINED FINANCIAL DATA

                                                                                               SIX-MONTH PERIOD ENDED
                                                                 YEAR ENDED DECEMBER 31,      ------------------------
                                                             -------------------------------   JUNE 30,     JUNE 30,
                                                               1995       1996       1997        1997         1998
                                                             ---------  ---------  ---------  -----------  -----------
INCOME STATEMENT DATA:
Sales......................................................  $ 1,245.4  $ 1,156.6  $ 1,192.7   $   625.6    $   629.8
Cost of sales(1)...........................................    1,149.5    1,120.6    1,109.9       585.0        583.1
Selling, general and administrative expense................       36.2       33.9       32.1        15.6         16.5
Operational restructuring costs............................       15.9       37.2         --          --           --
                                                             ---------  ---------  ---------  -----------  -----------
Operating income (loss)....................................       43.8      (35.1)      50.7        25.0         30.2
Net income (loss)..........................................  $    25.3  $   (22.1) $    28.7        14.3         17.3
                                                             ---------  ---------  ---------  -----------  -----------
                                                             ---------  ---------  ---------  -----------  -----------

OTHER DATA:
EBITDA(2)..................................................  $   113.1  $    55.9  $   107.4   $    52.9    $    58.9
Interest expense...........................................        0.9         --        2.1         0.9          1.2
Depreciation and amortization expense......................       53.4       53.8       56.7        27.9         28.7
Capital expenditures.......................................       59.1       67.9       21.3        13.4          7.2
Cash flows provided by (used in):
  Operating activities.....................................       75.0       95.5       56.4        38.3         48.5
  Investing activities.....................................      (59.1)     (61.2)     (20.6)      (13.1)        (5.5)
  Financing activities.....................................      (15.9)     (34.3)     (35.8)      (25.2)       (43.0)

                                                                                           DECEMBER 31,       JUNE 30,
                                                                                       --------------------  -----------
                                                                                         1996       1997        1998
                                                                                       ---------  ---------  -----------
BALANCE SHEET DATA:
Total assets.........................................................................  $   582.6  $   566.1   $   553.4
Total debt, including current maturities.............................................       54.8       54.6        54.5
Owner's equity.......................................................................      381.9      375.0       349.4

------------------------

(1) Includes depreciation and amortization expense.

(2) EBITDA for any period presented above is defined as net income plus interest expense, income taxes, depreciation and amortization and operational restructuring costs. EBITDA is included because management believes that certain investors may find it to be a useful tool for analyzing operating performance, leverage, and liquidity. EBITDA should not be construed as a measure that is superior to, or a substitute for, operating income or net cash provided by operating activities, or as an indicator of liquidity, which are determined in accordance with generally accepted accounting principles. Other companies may not calculate EBITDA in a similar manner and, for that reason, these measures may not be comparable.

                           COMPARATIVE PER SHARE DATA

    The following table sets forth certain historical per share data of Ball and certain pro forma per share data of the Company. The information set forth below should be read together with the selected historical financial data included elsewhere in this Prospectus. The pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the Acquisition been consummated as of the beginning of the periods presented and should not be construed as representative of future operations.

                                                                                    NINE MONTHS
                                                                    YEAR ENDED         ENDED
                                                                   DECEMBER 31,      SEPT. 27,
                                                                       1997            1998
                                                                  ---------------  -------------
Historical:
  Earnings per common share before extraordinary item...........     $    1.84       $    1.55
  Diluted earnings per share before extraordinary item..........          1.74            1.46
  Cash dividends per share......................................          0.60            0.45
  Book value per share (at period end)(1).......................         20.99           21.58


                                                                   TWELVE MONTHS    NINE MONTHS
                                                                       ENDED           ENDED
                                                                   DECEMBER 31,      SEPT. 27,
                                                                       1997            1998
                                                                  ---------------  -------------
Pro Forma:
  Combined earnings per common share............................     $    1.42       $    1.52
  Combined diluted earnings per share...........................          1.35            1.43
  Combined book value per share(2)..............................         20.17             N/A

------------------------

(1) Historical book value per share is computed by dividing total stockholders' equity by the number of shares of common stock outstanding at the end of each period.

(2) The pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the number of shares of common stock outstanding at the end of each period.

                         SUMMARY OF THE EXCHANGE OFFER

REGISTRATION RIGHTS AGREEMENTS....  We sold the Outstanding Notes on August 10, 1998 to the initial purchasers--Lehman Brothers Inc., Merrill Lynch,
                                    Pierce, Fenner & Smith Incorporated, BancAmerica
                                    Robertson Stephens and First Chicago Capital Markets,
                                    Inc. The initial purchasers then sold the Outstanding
                                    Notes to institutional investors. Simultaneously with
                                    the initial sale of the Outstanding Notes, we entered
                                    into a Senior Registration Rights Agreement and a Senior
                                    Subordinated Registration Rights Agreement, each of
                                    which provides for the Exchange Offer.

                                    You may exchange your Outstanding Notes for Exchange
                                    Notes, which have substantially identical terms. The
                                    Exchange Offer satisfies your rights under the
                                    Registration Rights Agreements. After the Exchange Offer
                                    is over, you will not be entitled to any exchange or
                                    registration rights with respect to your Outstanding
                                    Notes.

THE EXCHANGE OFFER................  We are offering to exchange $300.0 million total principal amount of 7 3/4% Senior Notes due 2006 and
                                    $250.0 million total principal amount of 8 1/4% Senior
                                    Subordinated Notes due 2008 of the Company, which have
                                    been registered under the Securities Act for your 7 3/4%
                                    Outstanding Senior Notes due 2006 or your 8 1/4%
                                    Outstanding Senior Subordinated Notes due 2008 sold in
                                    the August 1998 private offering. To exchange your
                                    Outstanding Notes, you must properly tender them, and we
                                    must accept them. We will exchange all Outstanding Notes
                                    that you validly tender and do not validly withdraw. We
                                    will issue registered Exchange Notes at or promptly
                                    after the end of the Exchange Offer.

RESALES...........................  We believe that you can offer for resale, resell and otherwise transfer the Exchange Notes without complying
                                    with the registration and prospectus delivery
                                    requirements of the Securities Act if:

                                    -  you acquire the Exchange Notes in the ordinary course
                                    of your business;

                                    -  you are not participating, do not intend to
                                    participate, and have no arrangement or understanding
                                       with any person to participate, in the distribution
                                       of the Exchange Notes; and

                                    -  you are not an "affiliate" of ours, as defined in
                                    Rule 405 of the Securities Act.

                                    If any of these conditions is not satisfied and you
                                    transfer any Exchange Note without delivering a proper
                                    prospectus or without qualifying for a registration
                                    exemption, you may incur liability under the Securities
                                    Act. We do not assume or indemnify you against such
                                    liability.

                                    Each broker-dealer acquiring Exchange Notes for its own
                                    account in exchange for Outstanding Notes, which it
                                    acquired

                                    through market-making or other trading activities, must
                                    acknowledge that it will deliver a proper prospectus
                                    when any Exchange Notes are transferred. A broker-dealer
                                    may use this Prospectus for an offer to resell, a resale
                                    or other retransfer of the Exchange Notes.

EXPIRATION DATE...................  The Exchange Offer expires at 5:00 p.m., New York City
                                    time,             , 1999, unless we extend the
                                    expiration date.

CONDITIONS TO THE EXCHANGE
  OFFER...........................  The Exchange Offer is subject to customary conditions, some of which we may waive.

PROCEDURES FOR TENDERING
  OUTSTANDING NOTES...............  Ball Corporation issued the Outstanding Notes as global securities. When the Outstanding Notes were issued, the
                                    Company deposited them with The Bank of New York, as
                                    book-entry depositary. The Bank of New York issued a
                                    certificateless depositary interest in each note, which
                                    represents a 100% interest in the notes, to The
                                    Depositary Trust Company ("DTC"). Beneficial interests
                                    in the Outstanding Notes, which are held by direct or
                                    indirect participants in DTC through the certificateless
                                    depositary interest, are shown on records maintained in
                                    book-entry form by DTC.

                                    You may tender your Outstanding Notes through book-entry
                                    transfer in accordance with DTC's Automated Tender Offer
                                    Program ("ATOP"). To tender your Outstanding Notes by a
                                    means other than book-entry transfer, a Letter of
                                    Transmittal must be completed and signed according to
                                    the instructions contained in the letter. The Letter of
                                    Transmittal and any other documents required by the
                                    Letter of Transmittal must be delivered to the Exchange
                                    Agent by mail, facsimile, hand delivery or overnight
                                    carrier. In addition, you must deliver the Outstanding
                                    Notes to the Exchange Agent or comply with the
                                    procedures for guaranteed delivery. See "The Exchange
                                    Offer-- Procedures for Tendering Outstanding Notes" for
                                    more information.

                                    Do not send Letters of Transmittal and certificates
                                    representing Outstanding Notes to the Company. Send
                                    these documents only to the Exchange Agent. See "The
                                    Exchange Offer--Exchange Agent" for more information.

SPECIAL PROCEDURES FOR BENEFICIAL
  OWNERS..........................  If you are a beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer,
                                    commercial bank, trust company or other nominee and wish
                                    to tender your Outstanding Notes in the Exchange Offer,
                                    please contact the registered holder as soon as possible
                                    and instruct it to tender on your behalf and comply with
                                    our instructions set forth elsewhere in this Prospectus.

WITHDRAWAL RIGHTS.................  You may withdraw the tender of your Outstanding Notes at any time before 5:00 p.m. New York City time on
                                                  , 1999, unless we extend the date.

APPRAISAL OR DISSENTERS' RIGHTS...  Holders of Outstanding Notes do not have any appraisal or dissenters' rights in the Exchange Offer. If you do
                                    not tender your Outstanding Notes or the Company rejects
                                    your tender, you will not be entitled to any further
                                    registration rights under the Registration Rights
                                    Agreements, except under limited circumstances. However,
                                    your notes will remain outstanding and entitled to the
                                    benefits of the Indentures. Holders should read the
                                    discussion under the heading "Risk Factors--Consequences
                                    of a Failure to Exchange Outstanding Notes" for further
                                    information.

FEDERAL INCOME TAX
  CONSIDERATIONS..................  The exchange of notes is not a taxable exchange for
                                    United States federal income tax purposes. You will not
                                    recognize any taxable gain or loss or any interest
                                    income as a result of the exchange. For additional
                                    information regarding federal income tax considerations,
                                    you should read the discussion under the heading
                                    "Certain United States Federal Income Tax Consequences."

USE OF PROCEEDS...................  We will not receive any proceeds from the issuance of the Exchange Notes, and we will pay the expenses of the
                                    Exchange Offer.

EXCHANGE AGENT....................  The Bank of New York is serving as the Exchange Agent in the Exchange Offer. The Exchange Agent's address, and
                                    telephone and facsimile numbers are listed in the
                                    section of this Prospectus entitled "The Exchange
                                    Offer--Exchange Agent" and in the Letter of Transmittal.

    You should consider carefully the information set forth under the caption "Risk Factors" beginning on page 18 and all other information set forth in this Prospectus before deciding whether to participate in the Exchange Offer.

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

    The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes, except that the Exchange Notes will be registered under the Securities Act. As a result, the Exchange Notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the Outstanding Notes. The Exchange Notes represent the same debt as the Outstanding Notes. Both the Outstanding Notes and the Exchange Notes are governed by the same Indentures.

AGGREGATE AMOUNT..................  $300.0 million principal amount of 7 3/4% Senior Notes due 2006 and $250.0 million principal amount of 8 1/4%
                                    Senior Subordinated Notes due 2008.

MATURITY DATES....................  August 1, 2006 for the Senior Exchange Notes and August
                                    1, 2008 for the Senior Subordinated Exchange Notes.

INTEREST PAYMENT DATES............  February 1 and August 1 of each year, beginning February
                                    1, 1999.

GUARANTEES........................  Some of the Company's wholly owned direct and indirect subsidiaries fully and unconditionally guaranteed the
                                    Senior Exchange Notes on a senior basis and the Senior
                                    Subordinated Exchange Notes on a senior subordinated
                                    basis. You should read "Description of the Exchange
                                    Notes--Subordination" and "Description of the Exchange
                                    Notes--Subsidiary Guarantees" for more information
                                    regarding the guarantees of the Exchange Notes.

OPTIONAL REDEMPTION...............  At our option, we may redeem all of the Senior Exchange
                                    Notes at any time. On or after August 1, 2003, we may
                                    redeem all or some of the Senior Subordinated Exchange
                                    Notes. In addition, at any time before August 1, 2001,
                                    we may redeem up to 35% of the total initial amount of
                                    the Senior Subordinated Exchange Notes with the net
                                    proceeds of one or more equity offerings to the public.
                                    The Company's optional redemption prices for the
                                    Exchange Notes are contained in this Prospectus under
                                    the heading "Description of the Exchange Notes--Optional
                                    Redemption."

CHANGE OF CONTROL.................  Upon a change of control of the Company, the holders of the Exchange Notes have the right to require us to
                                    repurchase the Exchange Notes at a purchase price equal
                                    to 101% of their total principal amount on the date of
                                    purchase, plus accrued interest to the date of
                                    repurchase. For more information, see "Description of
                                    the Exchange Notes--Repurchase at the Option of
                                    Holders--Change of Control."

RANKING...........................  The Senior Exchange Notes:

                                    -  are unsecured obligations of the Company;

                                    -  rank senior in right of payment to all subordinated
                                       indebtedness of the Company;

                                    -  rank equally in right of payment with all existing
                                    and future unsecured senior debt; and

                                    -  are jointly and severally guaranteed on a senior
                                    basis by certain current and future subsidiary
                                       guarantors.

                                    The Senior Subordinated Exchange Notes are:

                                    -  unsecured obligations of the Company;

                                    -  subordinate in right of payment to all existing and
                                    future senior debt of the Company, including the
                                       borrowings under the Senior Credit Facility, the
                                       Canadian Credit Facility and the Senior Exchange
                                       Notes; and

                                    -  jointly and severally guaranteed on a senior
                                    subordinated basis by certain current and future
                                       subsidiary guarantors.

                                    As of September 27, 1998, the Company had approximately
                                    $1,464.7 million of debt, of which $1,032.7 million was
                                    debt senior to the Outstanding Senior Subordinated
                                    Notes. You should read "Capitalization" and "Description
                                    of the Exchange Notes--Subordination" for more
                                    information regarding the Company's debt and the payment
                                    ranking of the Exchange Notes.

CERTAIN COVENANTS.................  The Senior Note Indenture and the Senior Subordinated
                                    Note Indenture under which the Outstanding Notes have
                                    been, and the Exchange Notes will be, issued contain
                                    certain covenants for your benefit which restrict our
                                    ability to, among other things:

                                    -  borrow additional money;

                                    -  pay dividends or make certain other restricted
                                    payments or investments;

                                    -  sell certain assets;

                                    -  enter into transactions with affiliates;

                                    -  create liens; and

                                    -  merge or consolidate with any other person; or

                                    -  sell all or substantially all of our assets.

                                    The Indentures also provide that if the ratings assigned
                                    to the Exchange Notes are investment grade ratings and
                                    no default has occurred and is continuing, certain of
                                    these restrictions will be suspended. All of these
                                    limitations and prohibitions are subject to a number of
                                    important qualifications and exceptions. For more
                                    information, see "Description of the Exchange
                                    Notes--Certain Covenants."

USE OF PROCEEDS...................  The Company will not receive any cash proceeds in the
                                    Exchange Offer.

FORM OF THE EXCHANGE NOTES........  The Exchange Notes will be represented by one or more permanent global securities in bearer form deposited
                                    with The Bank of New York, as book-entry depositary, for
                                    the benefit of DTC. You will not receive notes in
                                    registered form unless one of the events set forth under
                                    the heading "Description of the Exchange
                                    Notes--Book-Entry; Delivery and Form-Definitive
                                    Registered Exchange Notes" occurs. Instead, beneficial
                                    interests

                                    in the Exchange Notes will be shown on, and transfers of
                                    these interests will be effected only through, records
                                    maintained in book-entry form by DTC with respect to its
                                    participants.

ABSENCE OF A PUBLIC MARKET FOR THE
  EXCHANGE NOTES..................  While the Outstanding Notes are presently eligible for trading in the Private Offerings, Resales and Trading
                                    through Automated Linkages ("PORTAL") market of the
                                    National Association of Securities Dealers, Inc.
                                    ("NASD") by qualified institutional buyers, there is no
                                    existing market for the Exchange Notes. The initial
                                    purchasers of the Outstanding Notes have advised the
                                    Company that they currently intend to make a market in
                                    the Exchange Notes following the Exchange Offer, but
                                    they are not obligated to do so, and any market-making
                                    may be stopped at any time without notice. The Company
                                    does not intend to apply for a listing of the Exchange
                                    Notes on any securities exchange. We do not know if an
                                    active public market for the notes will develop or, if
                                    developed, will continue. If an active public market
                                    does not develop or is not maintained, the market price
                                    and liquidity of the notes may be adversely affected.
                                    The Company cannot make any assurances regarding the
                                    liquidity of the market for the Exchange Notes, the
                                    ability of holders to sell their Exchange Notes or the
                                    price at which holders may sell their Exchange Notes.

For additional information regarding the Exchange Notes, see "Description of the Exchange Notes."

                                  RISK FACTORS

    You should consider the following risk factors, as well as the other information contained in this Prospectus, before making a decision to exchange your notes in the Exchange Offer.

    THIS PROSPECTUS MAY CONTAIN FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMS SUCH AS "MAY," "WILL," "BELIEVE," "EXPECT," "ANTICIPATE," "ESTIMATE," "CONTINUE" OR OTHER SIMILAR WORDS. THESE STATEMENTS DISCUSS FUTURE EXPECTATIONS, CONTAIN PROJECTIONS OF RESULTS OF OPERATIONS OR OF FINANCIAL CONDITION OR STATE OTHER "FORWARD-LOOKING" INFORMATION THAT CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. WHEN CONSIDERING SUCH FORWARD-LOOKING STATEMENTS, YOU SHOULD KEEP IN MIND THE RISK FACTORS AND OTHER CAUTIONARY STATEMENTS IN THIS PROSPECTUS. THE RISK FACTORS NOTED IN THIS SECTION AND OTHER FACTORS NOTED THROUGHOUT THIS PROSPECTUS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN ANY FORWARD-LOOKING STATEMENTS. GIVEN THESE UNCERTAINTIES, YOU SHOULD NOT PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS.

DEBT FINANCING RISKS

    SUBSTANTIAL LEVERAGE AND VARIABLE INTEREST RATES

    As a result of the borrowings required to finance the Acquisition, we have a significant level of debt. As of September 27, 1998, the Company had approximately $1,464.7 million of debt and approximately $638.9 million of common shareholders' equity. You should read the discussions under the headings "Capitalization" and "Unaudited Pro Forma Condensed Combined Financial Data" for further information regarding the Company's indebtedness.

    This high level of debt may limit our ability to:

    -  make capital and research and development expenditures;

    - obtain additional financing for working capital, capital expenditures or acquisitions;

    -  refinance the Exchange Notes;

    -  compete effectively or take advantage of business opportunities; or

    -  weather economic downturns.

    In addition, a substantial portion of our debt bears interest at variable rates. If market interest rates increase, variable-rate debt will create higher debt service requirements, which would adversely affect our cash flow. While we intend to enter into one or more agreements limiting our exposure, any such agreements may not offer complete protection from this risk.

    SUBORDINATION

    As of September 27, 1998, the Company had approximately $1,032.7 of debt senior to the Outstanding Senior Subordinated Notes: $644.5 million under a Senior Credit Facility, $26.4 million under a Canadian Credit Facility, $300.0 million under the Senior Notes, $33.3 million under the ESOP Notes and $28.5 million of other indebtedness. We may incur additional senior debt under the Indentures. If the Company declares bankruptcy, liquidates or reorganizes, the Company must pay all senior debt before our assets will be available to pay on the Senior Subordinated Exchange Notes. In certain circumstances, we may not be able to pay on some or all of the Senior Subordinated Exchange Notes. If the Company defaults on certain senior debt, we cannot pay principal or interest on the Senior Subordinated Exchange Notes or redeem the Exchange Notes. You should read "Description of the Exchange Notes" and "Description of Certain Indebtedness" for more information about the Company's debt.

    COMPANY STRUCTURE; LIMITATIONS ON ACCESS TO SUBSIDIARIES' CASH FLOWS

    To pay the principal and interest on the Exchange Notes and to make other debt payments, the Company must rely entirely on distributions and loan repayments from its subsidiaries. The ability of the Company's subsidiaries to pay dividends and make other payments to the Company depends upon their operating results. The ability to make these payments also may be limited by law or by the subsidiaries' existing debt agreements, if any. While the Indentures limit the subsidiaries' ability to restrict dividend and other payments to the Company, these limitations are subject to a number of significant qualifications. You should read "Description of the Exchange Notes--Certain Covenants--Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" for more information regarding limitations on access to the subsidiaries' cash flows.

    RESTRICTIVE DEBT COVENANTS

    The Indentures contain a number of significant covenants. These covenants limit our ability to, among other things:

    -  borrow additional money;

    -  pay dividends or make certain other restricted payments or investments;

    -  sell certain assets;

    -  enter into transactions with affiliates;

    -  create liens;

    -  merge or consolidate with any other person; or

    -  sell all or substantially all of the Company's assets.

    In addition, the Senior Credit Facility and the Canadian revolving credit facility prohibit the Company from prepaying the Exchange Notes (except in certain circumstances) and require the Company to meet certain financial tests. If we are unable to pay our debts or to comply with these covenants, we would default under our existing debt agreements. If our creditors did not waive this default, the default could accelerate payments on our debt. We can not ensure that our assets would be sufficient to repay such debt, including the Exchange Notes, on an accelerated basis.

    POTENTIAL INABILITY TO FUND CHANGE OF CONTROL OFFER

    We must offer to purchase the Exchange Notes at 101% of their principal amount plus accrued interest upon a change of control of the Company. If a change of control were to occur, the Company cannot ensure that it would have sufficient money or be able to arrange financing to pay for all tendered Exchange Notes. The Indentures do not protect Exchange Note holders from a highly leveraged transaction, reorganization, restructuring, merger or similar event that does not result in a change of control. The Senior Credit Facility prohibits the Company from voluntarily purchasing the Exchange Notes, and certain events constituting a change of control terminate the Senior Credit Facility. If a change of control occurs under the Senior Credit Facility, the Company could ask its lenders to consent to our purchase of the Exchange Notes or could attempt to refinance the debt. However, obtaining the lenders' consent or refinancing is uncertain. The Company's inability to purchase the Exchange Notes could become an event of default under the Indentures and other debt. You should read "Description of the Exchange Notes--Repurchase at the Option of Holders--Change of Control" and "Description of Certain

Indebtedness--The Senior Credit Facility" for more information regarding the Company's potential inability to fund a change of control offer.

    FRAUDULENT CONVEYANCE

    Any of the Company's creditors may file a lawsuit objecting to the Company's obligations under the Exchange Notes or the use of the proceeds from the Outstanding Notes. A court could void the Company's obligations under the Exchange Notes, subordinate the Exchange Notes to the Company's other debt or order the holders to return any amounts paid for the Outstanding Notes to the Company or to a fund benefitting the creditors if the court finds the Company
(1) intended to defraud a creditor or (2) did not receive fair value for the Outstanding Notes and the Company either (A) was insolvent or became insolvent by offering the Outstanding Notes, (B) did not have enough capital to engage in the Acquisition or (C) intended to or believed that it overextended its debt obligations. Creditors of the subsidiary guarantors may also object to their guarantee of the Exchange Notes. A court could order the relief outlined above for the same reasons outlined above. In addition, the guarantors' creditors could claim that since the guarantees were made for the benefit of the Company, the guarantors did not receive fair value for the guarantees.

    The measure of insolvency for fraudulent transfer purposes will vary depending upon the law of the jurisdiction that is being applied in any proceeding. Generally, however, the Company or a subsidiary guarantor would be considered insolvent if, at the time it incurred the debt, either (1) the sum of its debts (including contingent liabilities) is greater than its assets, at a fair valuation, or (2) the present fair salable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured. We cannot give any assurance as to what standards a court would use to determine whether the Company or a subsidiary guarantor was solvent at the relevant time, or whether, whatever standard was used, the Exchange Notes would not be voided or further subordinated on another of the grounds set forth above.

    We believe that at the time we incurred the debt constituting the Outstanding Notes and the subsidiary guarantees, we (1) were (a) neither insolvent nor to be rendered insolvent as a result, (b) in possession of sufficient capital to run our businesses effectively, and (c) incurring debts within our ability to pay them as they become due, and (2) had sufficient assets to satisfy any probable money judgment against us in any pending action. In reaching this conclusion, we have relied upon our analyses of internal cash flow projections and estimated values of our assets and liabilities. We cannot assure you, however, that a court passing on the same questions would reach the same conclusions.

RISKS ASSOCIATED WITH THE OPERATION OF THE BUSINESS

    INTEGRATION OF OPERATIONS

    The Acquisition's success depends, in part, on our ability to integrate Reynolds' beverage can operations with Ball's operations. The integration may require the substantial attention of management, which may divert time otherwise spent on our existing operations. We should begin to experience cost savings from the Acquisition in our current fiscal year and should realize the full impact of cost savings, an estimated $70.0 million annually by the end of 2001. However, we cannot give any assurances that we will achieve cost savings within these time periods or at all. If we are unable to effectively or efficiently integrate the operations of the two companies, this inability would adversely affect cost savings.

    At September 27, 1998, approximately 28% of our North American employees were unionized. Of these unionized employees, 70% were employees of Reynolds prior to the Acquisition. If strikes occur at our unionized facilities, we could experience a significant disruption of operations and higher labor costs. These events could hamper our efforts to integrate the two businesses and could adversely affect our business, financial condition and results of operations.

    DEPENDENCE ON SIGNIFICANT CUSTOMERS

    While we have diversified our customer base, we do sell a majority of our packaging products to relatively few major beverage and packaged food companies. The following table illustrates 1997 consolidated net sales (on a pro forma basis) to our major customers:

                                                                                                 % OF 1997
                                                                                                 PRO FORMA
CUSTOMER                                                                                         NET SALES
--------------------------------------------------------------------------------------------  ---------------
PepsiCo Inc. and affiliated bottlers........................................................            19%

Miller Brewing Company......................................................................            15%

The Coca-Cola Company and affiliated bottlers...............................................            15%

Anheuser-Busch Companies, Inc...............................................................             6%
                                                                                                         -

Total.......................................................................................            55%

Because we depend on relatively few major customers, our financial condition and results of operations could be adversely affected by the loss of any of these customers, a reduction in the purchasing levels of these customers, a strike or work stoppage by a significant number of these customers' employees or an adverse change in the terms of the supply agreements with these customers.

    The primary customers for our aerospace work are U.S. government agencies or their prime contractors. These sales represent approximately 11% of consolidated 1997 net sales on a pro forma basis. Our contracts with these customers are subject to the following risks:

    -  unilateral termination for convenience by the customers;

    - reduction or modification in the scope of the contracts due to changes in the customer's requirements or budgetary constraints;

    - under fixed-price contracts, increased or unexpected costs causing losses or reduced profits; and

    - under cost reimbursement contracts, unallowable costs causing losses or reduced profits.

Congressional budget reductions or a failure to increase agency budgets may limit both the funding of our existing government-derived contracts and our ability to obtain new contracts. In addition, our failure to win a long-term contract with a government agency or their prime contractors can effectively prevent us from selling certain items to that customer for a long time.

    COMPETITION

    Competition within the packaging industry is intense. Increases in productivity, combined with surplus capacity in the industry, have increased pricing pressure. Some of our competitors have greater financial, technical and marketing resources. Our current or potential competitors may offer products at a lower cost or products that are superior to ours. In addition, our competitors may be more effective and efficient in integrating new technologies. Any of the factors listed above may cause price reductions, reduced gross margins and losses of market share for the Company. We cannot assure you that we will compete successfully.

    INTERNATIONAL OPERATIONS

    Sales by our consolidated international operations represented 11% of our 1997 total sales (7% on a pro forma basis). Our business strategy includes continued expansion of international activities. However, foreign operations are subject to various risks, including:

    -  political and economic instability in foreign markets;

    -  foreign governments' restrictive trade policies;

    - inconsistent product regulation or sudden policy changes by foreign agencies or governments;

    -  the imposition of duties, taxes or government royalties;

    -  foreign exchange rate risks;

    -  difficulty in collecting international accounts receivable;

    -  potentially longer payment cycles;

    - increased costs in maintaining international manufacturing and marketing efforts;

    -  the introduction of non-tariff barriers and higher duty rates;

    - difficulties in enforcement of contractual obligations and intellectual property rights;

    -  exchange controls; and

    -  national and regional labor strikes.

    Our international purchases and sales are denominated in various currencies. The United States dollar value of our overseas operations varies with exchange rate fluctuations. In addition, a decrease in the value of these currencies relative to the United States dollar could reduce our profits from non-U.S. operations. Any of these risks could adversely affect our business, financial condition, carrying value of certain assets or results of operations.

    In particular, current local market conditions have slowed our business in China and Latin America and decreased exports of our products from China to other Asian countries. We cannot predict when or if these market conditions will improve. Moreover, overcapacity (which often leads to lower prices) exists in a number of regions, including China and Latin America, and may persist even if demand grows.

    APPLICATION OF TECHNOLOGY AND KNOW-HOW

    Our success depends in part on our ability to improve production processes and services. The Company must also introduce new products and services to meet changing customer needs. If we are unable to implement better production processes or to develop new products, we may not be able to remain competitive with other manufacturers. As a result, our business, financial condition or results of operations could be adversely affected.

    WEATHER

    We manufacture packaging primarily for beverages and foods. Unseasonably cool weather can reduce demand for certain beverages packaged in our containers. In addition, poor weather conditions that reduce crop yields of fruits and vegetables can adversely affect demand for our food containers, creating potentially adverse effects on our business.

    RAW MATERIALS COST AND AVAILABILITY

    We use various raw materials, such as aluminum, steel and plastic resin, in our manufacturing operations. Several sources currently supply our raw materials. We believe that these sources can satisfy our current requirements. However, shortages of raw materials or substantial fluctuations in the price of raw materials are possible. We cannot ensure that our current suppliers of raw materials will be able to supply us with sufficient quantities or at reasonable prices.

    Futhermore, our contracts often pass raw material costs directly to the customer. As a result, declining raw materials costs may not impact the Company's overall profitability, but could decrease our sales.

    YEAR 2000

    Many computer systems and other equipment with embedded chips or processors use only two digits to represent the year and, as a result, they may be unable to process accurately certain data before, during or after the year 2000. As a result, business and governmental entities are at risk for possible miscalculations or system failures causing disruptions in their operations. This is commonly known as the Year 2000 issue and can arise at any point in the Company's supply, manufacturing, processing, distribution and financial chains.

    Most of our critical systems and related software are Year 2000 compliant or are not adversely impacted by the Year 2000 issue. However, a program is in progress to make the remaining software and systems Year 2000 compliant, or verify that the Year 2000 issue will not adversely impact the software and systems, in time to minimize any significant negative effects on operations. The program covers information systems infrastructure, financial and administrative systems, process control and manufacturing operating systems and the compliance profiles of significant vendors, lenders and customers. Completion of the programs already identified is on target for mid-1999.

    In addition, we rely on third party suppliers for raw materials, water, utilities, transportation, banking and other key services, the interruption of which could affect our operations. The program identified above includes efforts to evaluate the status of suppliers' and customers' efforts as a means of managing risk but cannot eliminate the potential for disruption due to third party failure.

    Due to the general uncertainty inherent in the Year 2000 issue, resulting in part from the uncertainty of the Year 2000 readiness of the third-party suppliers and customers, the consequences of Year 2000 failures could have a material impact on the Company's results of operations, liquidity or financial condition.

ENVIRONMENTAL MATTERS

    Our operations are subject to federal, state and local laws and regulations relating to environmental hazards, such as emissions to air, discharges to water, the handling and disposal of hazardous and solid wastes and the cleanup of hazardous substances. The U.S. Environmental Protection Agency has designated the Company, along with numerous other companies, as a potentially responsible party for the cleanup of several hazardous waste sites. Based on available information, we do not believe that any costs incurred in connection with such sites will have a material adverse effect on the Company's financial condition, results of operations, capital expenditures or competitive position. You should read the discussions under the headings "Business--Environmental Regulation" for further information regarding environmental matters.

    The Company continually reviews its compliance with the environmental laws and believes that its operations are in substantial compliance with these laws, other than in the situations described above. However, we may incur liabilities for noncompliance, or substantial expenditures to achieve compliance, with environmental laws in the future. In addition, stricter laws and regulations, or stricter interpretations of existing laws or regulations, may impose new liabilities on the Company, adversely affecting our business, financial condition and results of operations in the future.

    Furthermore, various legislators have introduced or may introduce laws prohibiting, taxing or restricting the sale or use of certain types of containers or prohibiting disposal of packaging materials in landfills. Some laws have been adopted and others rejected. We anticipate that advocates of such laws will continue to lobby for their passage in the future. Wide adoption of these or similar laws could have an adverse affect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH THE EXCHANGE OFFER

    CONSEQUENCES OF A FAILURE TO EXCHANGE OUTSTANDING NOTES

    The Company did not register the Outstanding Notes under the Securities Act or any state securities laws, nor does it intend to after the Exchange Offer. As a result, the Outstanding Notes may only be transferred in limited circumstances under the securities laws. If the holders of the Outstanding Notes do not exchange their notes in the Exchange Offer, they lose their right to have the Outstanding Notes registered under the Securities Act, subject to certain limitations. A holder of Outstanding Notes after the Exchange Offer may be unable to sell the notes.

    To exchange the Outstanding Notes for the Exchange Notes, the Exchange Agent must receive (i) certificates for the Outstanding Notes or a book-entry confirmation of the transfer of the Outstanding Notes into the Exchange Agent's account at DTC, (ii) a completed and signed Letter of Transmittal with any required signature guarantees, or an Exchange Agents' message in the case of a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal. Holders of Outstanding Notes who want to exchange their notes should allow enough time to guarantee timely delivery. The Company is under no duty to give notice of defective exchanges.

    LACK OF PUBLIC MARKET FOR EXCHANGE NOTES

    While the Outstanding Notes are presently eligible for trading in the PORTAL market of the NASD by qualified institutional buyers, there is no existing market for the Exchange Notes. The initial purchasers of the Outstanding Notes have advised the Company that they currently intend to make a market in the Exchange Notes following the Exchange Offer, but they are not obligated to do so, and any market-making may be stopped at any time without notice. The Company does not intend to apply for a listing of the Exchange Notes on any securities exchange. We do not know if an active public market for the Exchange Notes will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the Exchange Notes may be adversely affected. The Company cannot make any assurances regarding the liquidity of the market for the Exchange Notes, the ability of holders to sell their Exchange Notes or the price at which holders may sell their Exchange Notes.

    PROCEDURES FOR TENDER OF OUTSTANDING NOTES

    The Exchange Notes will be issued in exchange for the Outstanding Notes only after timely receipt by the Exchange Agent of the Outstanding Notes, a properly completed and executed Letter of Transmittal and all other required documentation. If you want to tender your Outstanding Notes in exchange for Exchange Notes, you should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give you notification of defects or irregularities with respect to tenders of Outstanding Notes for exchange. Outstanding Notes that are not tendered or are tendered but not accepted will, following the Exchange Offer, continue to be subject to the existing transfer restrictions. In addition, if you tender the Outstanding Notes in the Exchange Offer to participate in a distribution of the Exchange Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections entitled "The Exchange Offer" and "Plan of Distribution" later in this Prospectus.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    Simultaneously with the sale of the Outstanding Notes, we entered into a Senior Registration Rights Agreement and a Senior Subordinated Registration Rights Agreement with the initial purchasers of the Outstanding Notes--Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BancAmerica Robertson Stephens and First Chicago Capital Markets, Inc. Under these Registration Rights Agreements, we agreed to file a registration statement regarding the exchange of the Outstanding Notes for notes with terms identical in all material respects. We also agreed to use our reasonable best efforts to cause that registration statement to become effective with the Securities and Exchange Commission. Copies of the Registration Rights Agreements have been filed as exhibits to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 25, 1998 and are incorporated by reference as exhibits to the registration statement of which this Prospectus is a part.

    The Company is conducting the Exchange Offer to satisfy its contractual obligations under the Registration Rights Agreements. The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes, except that the Exchange Notes will be registered under the Securities Act, and holders of the Exchange Notes will not be entitled to liquidated damages. The Outstanding Notes provide that, if a registration statement relating to the Exchange Offer has not been filed by November 9, 1998 and declared effective by January 7, 1998, the Company will pay liquidated damages on the Outstanding Notes. Upon the completion of the Exchange Offer, holders of Outstanding Notes will not be entitled to any liquidated damages on the Outstanding Notes or any further registration rights under the Registration Rights Agreements, except under limited circumstances. See "Risk Factors--Consequences of a Failure to Exchange Outstanding Notes" and "Description of the Exchange Notes" for further information regarding the rights of Outstanding Note holders after the Exchange Offer. The Exchange Offer is not extended to Outstanding Note holders in any jurisdiction where the Exchange Offer does not comply with the securities or blue sky laws of that jurisdiction.

    In the event that applicable interpretations of the staff of the SEC do not permit the Company to conduct the Exchange Offer, or if certain holders of the Outstanding Notes notify the Company that they are not eligible to participate in, or would not receive freely tradeable Exchange Notes in exchange for tendered Outstanding Notes in, the Exchange Offer, the Company will use its commercially reasonable best efforts to cause to become effective a shelf registration statement with respect to the resale of the Outstanding Notes. The Company also agreed to use its reasonable best efforts to keep the shelf registration statement effective at least two years after its date of effectiveness.

    The term "holder" as used in this section of the Prospectus entitled "The Exchange Offer" means (1) any person in whose name the Outstanding Notes are registered on the books of the Company, or (2) any other person who has obtained a properly completed bond power from the registered holder, or (3) any person whose Outstanding Notes are held of record by DTC and who wants to deliver such Outstanding Notes by book-entry transfer at DTC.

TERMS OF THE EXCHANGE OFFER

    The Company is offering to exchange up to $300,000,000 total principal amount of Senior Exchange Notes for a like total principal amount of Outstanding Senior Notes. The Outstanding Senior Notes must be tendered properly on or before the Expiration Date and not withdrawn. In exchange for Outstanding Senior Notes properly tendered and accepted, the Company will issue, a like total principal amount of up to $300,000,000 in Senior Exchange Notes. In addition, the Company is offering to exchange up to $250,000,000 total principal amount of Senior Subordinated Exchange Notes for a like total principal amount of Outstanding Senior Subordinated Notes. The Outstanding Senior Subordinated Notes also must be tendered properly on or before the Expiration Date and not withdrawn. In exchange for

Outstanding Senior Subordinated Notes properly tendered and accepted, the Company will issue a like total principal amount of up to $250,000,000 in Senior Subordinated Exchange Notes.

    The Exchange Offer is not conditioned upon holders tendering minimum principal amount of Outstanding Notes. As of the date of this Prospectus, $300,000,000 aggregate principal amount of Senior Notes are outstanding and $250,000,000 aggregate principal amount of Senior Subordinated Notes are outstanding.

    Holders of the Outstanding Notes do not have any appraisal or dissenters' rights in the Exchange Offer. If holders do not tender Outstanding Notes or tender Outstanding Notes that the Company does not accept, their Outstanding Notes will remain outstanding. Any Outstanding Notes will be entitled to the benefits of the Senior Note Indenture and Senior Subordinated Note Indenture, as applicable, but will not be entitled to any further registration rights under the Registration Rights Agreements, except under limited circumstances. See "Risk Factors--Consequences of a Failure to Exchange Outstanding Notes" for more information regarding notes outstanding after the Exchange Offer.

    After the Expiration Date, the Company will return to the holder any tendered Outstanding Notes that the Company did not accept for exchange.

    Holders exchanging Outstanding Notes will not have to pay brokerage commissions or fees or transfer taxes if they follow the instructions in the Letter of Transmittal. The Company will pay the charges and expenses, other than certain taxes described below, in the Exchange Offer. See "--Fees and Expenses" for further information regarding fees and expenses.

    NEITHER THE COMPANY NOR THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS YOU TO TENDER OR NOT TENDER OUTSTANDING NOTES IN THE EXCHANGE OFFER. IN ADDITION, THE COMPANY HAS NOT AUTHORIZED ANYONE TO MAKE ANY RECOMMENDATION. YOU MUST DECIDE WHETHER TO TENDER IN THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER.

    The Expiration Date is 5:00 p.m., New York City time, on           , 1999
unless we extend the Exchange Offer.

    The Company has the right, in accordance with applicable law, at any time:

       - to delay the acceptance of the Outstanding Notes;

       - to terminate the Exchange Offer if the Company determines that any of the conditions to the Exchange Offer have not occurred or have not been satisfied;

       - to extend the Expiration Date of the Exchange Offer and keep all Outstanding Notes tendered other than those notes properly withdrawn; and

       - to waive any condition or amend the terms of the Exchange Offer.

    If the Company materially changes the Exchange Offer, or if the Company waives a material condition of the Exchange Offer, the Company will promptly distribute a prospectus supplement to the holders of the Outstanding Notes disclosing the change or waiver. The Company also will extend the Exchange Offer as required by Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    If the Company exercises any of the rights listed above, it will promptly give oral or written notice of the action to the Exchange Agent and will issue a release to an appropriate news agency. In the case of an extension, an announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

ACCEPTANCE FOR EXCHANGE AND ISSUANCE OF EXCHANGE NOTES

    The Company will issue to the Exchange Agent Exchange Notes for Outstanding Notes tendered and accepted and not withdrawn promptly after the Expiration Date. The Exchange Agent might not deliver the Exchange Notes to all tendering holders at the same time. The timing of delivery depends upon when the Exchange Agent receives and processes the required documents.

    The Company will be deemed to have exchanged Outstanding Notes validly tendered and not withdrawn when the Company gives oral or written notice to the Exchange Agent of their acceptance. The Exchange Agent is an agent for the Company for receiving tenders of Outstanding Notes, Letters of Transmittal and related documents. The Exchange Agent is also an agent for tendering holders for receiving Outstanding Notes, Letters of Transmittal and related documents and transmitting Exchange Notes to validly tendering holders. If for any reason, the Company (1) delays the acceptance or exchange of any Outstanding Notes (2) extends the Exchange Offer; or (3) is unable to accept or Exchange Notes, then the Exchange Agent may, on behalf of the Company and subject to Rule 14e-1(c) under the Exchange Act, retain tendered notes. Notes retained by the Exchange Agent may not be withdrawn, except according to the withdrawal procedures outlined in the section entitled "--Withdrawal Rights" below.

    In tendering Outstanding Notes, you must warrant in the Letter of Transmittal or in an Agent's Message (described below) that (1) you have full power and authority to tender, exchange, sell, assign and transfer Outstanding Notes, (2) the Company will acquire good, marketable and unencumbered title to the tendered Outstanding Notes, free and clear of all liens, restrictions, charges and other encumbrances, and (3) the Outstanding Notes tendered for exchange are not subject to any adverse claims or proxies. You also must warrant and agree that you will, upon request, execute and deliver any additional documents requested by the Company or the Exchange Agent to complete the exchange, sale, assignment, and transfer of the Outstanding Notes.

PROCEDURES FOR TENDERING OUTSTANDING NOTES

VALID TENDER

    You may tender your Outstanding Notes by book-entry transfer or by other means. For book-entry transfer, you must deliver to the Exchange Agent either
(1) a completed and signed Letter of Transmittal or (2) an Agent's Message, meaning a message transmitted to the Exchange Agent by DTC stating that you agree to be bound by the terms of the Letter of Transmittal. You must deliver your Letter of Transmittal or the Agent's Message by mail, facsimile, hand delivery or overnight carrier to the Exchange Agent on or before the Expiration Date. In addition, to complete a book-entry transfer, you must also either (1) have DTC transfer the Outstanding Notes into the Exchange Agent's account at DTC using the ATOP procedures for transfer, and obtain a confirmation of such a transfer, or (2) follow the guaranteed delivery procedures described below under "--Guaranteed Delivery Procedures."

    If you tender fewer than all of your Outstanding Notes, you should fill in the amount of notes tendered in the appropriate box on the Letter of Transmittal. If you do not indicate the amount tendered in the appropriate box, the Company will assume you are tendering all Outstanding Notes that you hold.

    For tendering your Outstanding Notes other than by book-entry transfer, you must deliver a completed and signed Letter of Transmittal to the Exchange Agent. Again, you must deliver the Letter of Transmittal by mail, facsimile, hand delivery or overnight carrier to the Exchange Agent on or before the Expiration Date. In addition, to complete a valid tender you must either (1) deliver your Outstanding Notes to the Exchange Agent on or before the Expiration Date, or (2) follow the guaranteed delivery procedures set forth below under "Guaranteed Delivery Procedures."

    DELIVERY OF REQUIRED DOCUMENT BY WHATEVER METHOD YOU CHOOSE IS AT YOUR SOLE RISK. DELIVERY IS COMPLETE WHEN THE EXCHANGE AGENT ACTUALLY RECEIVES THE ITEMS TO BE DELIVERED. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL, RETURN RECEIPT REQUESTED, PROPERLY INSURED, OR AN OVERNIGHT DELIVERY SERVICE IS RECOMMENDED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

SIGNATURE GUARANTEES

    You do not need to endorse certificates for the Outstanding Notes or provide signature guarantees on the Letter of Transmittal, unless (a) someone other than the registered holder tenders the certificate or (b) you complete the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the Letter of Transmittal. In the case of (a) or (b) above, you must sign your Outstanding Note or provide a properly executed bond power, with the signature on the bond power and on the Letter of Transmittal guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution." Eligible Guarantor Institutions include: (1) a bank; (2) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (3) a credit union; (4) a national securities exchange, registered securities association or clearing agency; or (5) a savings association that is a participant in a securities transfer association.

GUARANTEED DELIVERY

    If a holder wants to tender Outstanding Notes in the Exchange Offer and (1) the certificates for the Outstanding Notes are not immediately available or all required documents are unlikely to reach the Exchange Agent on or before the Expiration Date, or (2) a book-entry transfer cannot be completed in time, the Outstanding Notes may be tendered if the holder complies with the following guaranteed delivery procedures:

    (a) the tender is made by or through an Eligible Institution;

    (b) you deliver a properly completed and signed Notice of Guaranteed Delivery, like the form provided with the Letter of Transmittal, to the Exchange Agent on or before the Expiration Date; and

    (c) you deliver the certificates or a confirmation of book-entry transfer and a properly completed and signed Letter of Transmittal to the Exchange Agent within three New York Stock Exchange trading days after the Notice of Guaranteed Delivery is executed.

    You may deliver the Notice of Guaranteed Delivery by hand, facsimile or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form described in the notice.

    The Company's acceptance of properly tendered Outstanding Notes is a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Exchange Offer.

DETERMINATION OF VALIDITY

    The Company will resolve all questions regarding the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered Outstanding Notes. The Company's resolution of these questions as well as the Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal) is final and binding on all parties. A tender of Outstanding Notes is invalid until all irregularities have been cured or waived. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent nor any other person is under any obligation to give notice of any irregularities in tenders nor will they be liable for failing to give any such notice. The Company reserves the absolute right, in its sole and absolute discretion, to reject any tenders determined to be in improper form or unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any condition or irregularity in the tender of Outstanding Notes by any holder. The Company need not waive similar conditions or irregularities in the case of other holders.

    If any Letter of Transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate that capacity when signing. In addition, unless waived by the Company, the person must submit proper evidence satisfactory to the Company, in its sole discretion, of his or her authority to so act.

    A beneficial owner of Outstanding Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian should contact that entity promptly if the holder wants to participate in the Exchange Offer.

RESALES OF EXCHANGE NOTES

    The Company is exchanging the Outstanding Notes for Exchange Notes based upon the Staff of the Securities and Exchange Commission's position, set forth in interpretive letters to third parties in other similar transactions. The Company will not seek its own interpretive letter. As a result, the Company cannot assure you that the Staff will take the same position on this Exchange Offer as it did in interpretive letters to other parties. Based on the Staff's letters to other parties, we believe that holders of Exchange Notes, other than broker-dealers, can offer the notes for resale, resell and otherwise transfer the Exchange Notes without delivering a prospectus to prospective purchasers. However, prospective holders must acquire the Exchange Notes in the ordinary course of business and have no intention of engaging in a distribution of the notes, as a "distribution" is defined by the Securities Act.

    Any holder of Outstanding Notes who is an "affiliate" of the Company or who intends to distribute Exchange Notes, or any broker-dealer who purchased Outstanding Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

       - cannot rely on the Staff's interpretations in the above mentioned interpretive letters;

       - cannot tender Outstanding Notes in the Exchange Offer; and

       - must comply with the registration and prospectus delivery requirements of the Securities Act to transfer the Outstanding Notes, unless the sale is exempt.

    In addition, if any broker-dealer acquired Outstanding Notes for its own account as a result of market-making or other trading activities and exchanges the Outstanding Notes for Exchange Notes, the broker-dealer must deliver a prospectus with any resales of the Exchange Notes.

    If you want to exchange your Outstanding Notes for Exchange Notes, you will be required to affirm that

       - you are not an "affiliate" of the Company;

       - you are acquiring the Exchange Notes in the ordinary course of your business;

       - you have no arrangement or understanding with any person to participate in a distribution of the Exchange Notes (within the meaning of the Securities Act); and

       - you are not a broker-dealer, not engaged in, and do not intend to engage in, a distribution of the Exchange Notes (within the meaning of the Securities Act).

    In addition, the Company may require you to provide information regarding the number of "beneficial owners" (within the meaning of Rule 13d-3 under the Exchange Act) of the Outstanding Notes. Each broker-dealer that receives Exchange Notes for its own account must acknowledge that it acquired the Outstanding Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes. By making this acknowledgment and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" under the Securities Act. Based on the Staff's position in certain interpretive letters, we believe that broker-dealers who acquired Outstanding Notes for their own accounts as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to the Exchange Notes with a prospectus meeting the requirements of the Securities Act. Accordingly, a broker-dealer may use this Prospectus to satisfy such requirements. The Company has agreed that a broker-dealer may use this Prospectus for a period ending 180 days after the Expiration Date or, if earlier, when a broker-dealer has disposed of all Exchange Notes. See "Plan of Distribution" for further information. A broker-dealer intending to use this Prospectus in the resale of Exchange Notes must notify the Company, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. This notice may be given in the Letter of Transmittal or may be delivered to the Exchange Agent. Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on the Staff's interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act when reselling Exchange Notes.

    Each Participating Broker-Dealer exchanging Outstanding Notes for Exchange Notes agrees that, upon receipt of notice from the Company (a) any statement contained or incorporated by reference in this Prospectus that makes the Prospectus untrue in any material respect or this Prospectus omits to state a material fact necessary to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or (b) of the occurrence of certain other events specified in the Registration Rights Agreements, the Participating Broker-Dealer will suspend the sale of Exchange Notes. A Participating Broker-Dealer will not resell the Exchange Notes until (1) the Company has amended or supplemented this Prospectus to correct such misstatement or omission and the Company furnishes copies to the Participating Broker-Dealer or (2) the Company gives notice that the sale of the Exchange Notes may be resumed. If the Company gave notice suspending the sale of Exchange Notes, it shall extend the 180-day period by the number of days between the date Company gives notice of suspension and the date Participating Broker-Dealers receive copies of the amended or supplemented prospectus or the date the Company gives notice resuming the sale of Exchange Notes.

WITHDRAWAL RIGHTS

    You can withdraw tenders of Outstanding Notes at any time on or before the Expiration Date.

    For a withdrawal to be effective, you must deliver a written, telegraphic, telex or facsimile transmission of a Notice of Withdrawal to the Exchange Agent on or before the Expiration Date. The Notice of Withdrawal must specify the name of the person tendering the Outstanding Notes to be withdrawn, the total principal amount of Outstanding Notes withdrawn, and the name of the registered holder of the Outstanding Notes if different from the person tendering the Outstanding Notes. If you delivered Outstanding Notes to the Exchange Agent, you must submit the serial numbers of the Outstanding Notes to be withdrawn and the signature on the Notice of Withdrawal must be guaranteed by an Eligible Institution, except in the case of Outstanding Notes tendered for the account of an Eligible Institution. If you tendered Outstanding Notes as a book-entry transfer, the Notice of Withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Outstanding Notes and you must deliver the Notice of Withdrawal to the Exchange Agent by written, telegraphic, telex or facsimile transmission. You may not rescind withdrawals of tender. Outstanding Notes properly withdrawn may again be tendered at any time on or before the Expiration Date.

    We will determine all questions regarding the validity, form and eligibility of withdrawal notices. Our determination will be final and binding on all parties. Neither the Company, any affiliate or assign of the Company, the Exchange Agent nor any other person is under any obligation to give notice of any irregularities in any Notice of Withdrawal, nor will they be liable for failing to give any such notice. Withdrawn Outstanding Notes will be returned to the holder after withdrawal.

INTEREST ON EXCHANGE NOTES

    The Senior Exchange Notes will bear interest at a rate of 7 3/4% per annum and the Senior Subordinated Exchange Notes will bear interest at a rate of 8 1/4% per annum, both payable semi-annually, on February 1 and August 1 of each year, commencing February 1, 1999. Holders of Exchange Notes will receive interest on February 1, 1999 from the date of initial issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Outstanding Notes. Interest on the Outstanding Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

CONDITIONS TO THE EXCHANGE OFFER

    The Company need not exchange any Outstanding Notes, may terminate the Exchange Offer or may waive any conditions to the Exchange Offer or amend the Exchange Offer, if any of the following conditions have occurred:

    (a) the Staff no longer allows the Exchange Notes to be offered for resale, resold and otherwise transferred by certain holders without compliance with the registration and prospectus delivery provisions of the Securities Act; or

    (b) a governmental body passes any law, statute, rule or regulation which, in the Company's opinion, prohibits or prevents the Exchange Offer; or

    (c) the Securities and Exchange Commission or any state securities authority issues a stop order suspending the effectiveness of the registration statement or initiates or threatens to initiate a proceeding to suspend the effectiveness of the registration statement; or

    (d) the Company is unable to obtain any governmental approval that the Company believes is necessary to complete the Exchange Offer.

    If the Company reasonably believes that any of the above conditions has occurred, it may (1) terminate the Exchange Offer, whether or not any Outstanding Notes have been accepted for exchange, (2) waive any condition to the Exchange Offer or (3) amend the terms of the Exchange Offer in any respect. If the Company's waiver or amendment materially changes the Exchange Offer, the Company will promptly disclose the waiver or amendment through a prospectus supplement, distributed to the registered holders of the Outstanding Notes. The prospectus supplement also will extend the Exchange Offer as required by Rule 14e-1 of the Exchange Act.

EXCHANGE AGENT

    The Company appointed The Bank of New York as Exchange Agent for the Exchange Offer. Holders should direct questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery to the Exchange Agent addressed as follows:

  By Registered or Certified     Confirm By Telephone:    By Hand or Overnight Delivery:
            Mail:                    (212) 815-6333            The Bank of New York
     The Bank of New York       Facsimile Transmissions:        101 Barclay Street
    101 Barclay Street, 7E           (212) 571-3080          Corporate Trust Services
   New York, New York 10286      (Eligible Institutions               Window
  Attention: Reorganization              Only)                     Ground Level
           Section                                          Attention: Reorganization
                                                                     Section

    If you deliver Letters of Transmittal and any other required documents to an address or facsimile number other than those listed above, your tender is invalid.

FEES AND EXPENSES

    The Company will pay the Exchange Agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for sending copies of this Prospectus and related documents to holders of Outstanding Notes, and in handling or tendering for their customers.

    The Company will pay the transfer taxes for the exchange of the Outstanding Notes in the Exchange Offer. If, however, Exchange Notes are delivered to or issued in the name of a person other than the registered holder, or if a transfer tax is imposed for any reason other than for the exchange of Outstanding Notes in the Exchange Offer, then the tendering holder will pay the transfer taxes. If a tendering holder does not submit satisfactory evidence of payment of taxes or exemption from taxes with the Letter of Transmittal, the taxes will be billed directly to the tendering holder.

    The Company will not make any payment to brokers, dealers or other nominees soliciting acceptances in the Exchange Offer.

ACCOUNTING TREATMENT

    The Exchange Notes will be recorded at the same carrying value as the Outstanding Notes. Accordingly, the Company will not recognize any gain or loss for accounting purposes. The Company intends to amortize the expenses of the Exchange Offer and issuance of the Outstanding Notes over the respective terms of the Senior Exchange Notes and Senior Subordinated Exchange Notes.

                                THE TRANSACTIONS

THE ACQUISITION

    On August 10, 1998, pursuant to an Asset Purchase Agreement dated April 22, 1998, Ball, through its Ball Metal Beverage Container Corp. subsidiary ("BMBC"), acquired substantially all the assets of Reynolds Metals Company's North American beverage can operations for $745.4 million, subject to certain adjustments. The Asset Purchase Agreement (conformed copy) was filed as an exhibit to the Company's Current Report on Form 8-K with the Securities and Exchange Commission August 25, 1998 and is incorporated by reference as an exhibit to the registration statement of which this Prospectus is a part. The Asset Purchase Agreement contained typical provisions for acquisitions of this kind, including representations and warranties regarding the conditions and operations of Reynolds, covenants regarding the conduct of Reynolds' operations prior to the acquisition and various closing conditions.

    The Asset Purchase Agreement also contained typical indemnification provisions. Reynolds Metals Company ("RMC") agreed to indemnify and hold the Company, BMBC and certain others harmless against (1) certain damages, claims and breaches of or inaccuracies in any representation or warranty made by RMC in the Asset Purchase Agreement, (2) any breach or violation of any covenant or agreement made by RMC and (3) certain environmental matters. The Company and BMBC agreed to indemnify and hold RMC harmless against certain damages, claims and liabilities due to (1) any breach of or inaccuracy in any representation or warranty contained made by the Company or BMBC in the Asset Purchase Agreement and (2) any breach or violation of any covenant or agreement made by the Company or BMBC.

ANCILLARY AGREEMENTS

    In connection with the Acquisition, on August 10, 1998, BMBC and RMC entered into several ancillary agreements, including a Supply Program Agreement and an Incentive Loan Agreement. The Supply Program Agreement provides that BMBC will purchase from RMC a substantial portion of the can stock required for the plants purchased from RMC through December 31, 2000 (which date BMBC may, as its option, extend for three months). Under the Incentive Loan Agreement, the Company advanced $39.0 million to RMC at a fixed interest rate to help fund RMC's working capital for satisfaction of its obligations under the Supply Program Agreement. If the amount of can stock that BMBC purchases in 1998, 1999, 2000 and 2001, if extended, under the Supply Program Agreement exceeds certain thresholds, RMC will make specified principal and interest payments on the loan up to a maximum of $43.75 million. After deducting these payments, any amounts still owed on the loan will be cancelled.

ACQUISITION RATIONALE

    The opportunity to combine the Company with Reynolds was attractive for several reasons. First, customer overlap between the Company and Reynolds was minimal, creating a company with a more diversified, less concentrated customer base. Ball's customers before the Acquisition included Anheuser-Busch, Coca-Cola and affiliated bottlers, Molson and Pepsi and affiliated bottlers, and Reynolds' customers included Campbell Soup, Coca-Cola and affiliated bottlers, Miller, Pepsi and affiliated bottlers and Shasta. Second, Reynolds' strength was "specialty" beverage can sizes, while Ball's strength was "standard" 12-ounce beverage can sizes. The Ball-Reynolds combination creates a company able to provide the full spectrum of beverage containers to its customers. Third, the addition of Reynolds' facilities enabled Ball to serve its customers in certain regions more cost-effectively then it could from Ball's pre-Acquisition plants. Finally, our management believes there are significant opportunities to improve Reynolds' can-making operations through the elimination of duplicative over-head costs, relocation of productive capacity, streamlining of operations and the application of Ball's can-making technology and manufacturing know-how.

THE REFINANCING

    At the time of the Acquisition, the Company also refinanced approximately $521.9 million principal amount of its existing debt (the "Refinancing"). The refinancing, combined with the Acquisition and certain ancillary agreements entered into in connection with the Acquisition, are referred to collectively in this Prospectus as the "Transactions."

                           SOURCES AND USES OF FUNDS

    The Exchange Offer will not generate cash proceeds for the Company. The Company used the proceeds from the offering of the Outstanding Notes and the borrowings under the Senior Credit Facility to complete the Acquisition of Reynolds, refinance outstanding debt, fund the loan to RMC under the Incentive Loan Agreement and pay related fees and expenses.

    The following table shows the sources and uses of funds for the
Transactions:

                               SOURCES OF FUNDS:

                                             AMOUNT
                                           -----------
                                               (IN
                                           MILLIONS OF
                                            DOLLARS)
Senior Credit Facility:
  Term Loan A............................  $     350.0
  Term Loan B............................        200.0
  Revolving Credit Facility(1)...........        258.2
Senior Notes.............................        300.0
Senior Subordinated Notes................        250.0
                                           -----------
    TOTAL SOURCES........................  $   1,358.2
                                           -----------
                                           -----------

                                 USES OF FUNDS:

                                             AMOUNT
                                           -----------
                                               (IN
                                           MILLIONS OF
                                            DOLLARS)

Acquisition Price of Reynolds(2).........  $     745.4
Refinance Ball's Existing Debt...........        521.9
Funding of Incentive Loan(3).............         39.0
Make-Whole Payments(4)...................         17.5
Estimated Fees and Expenses(5)...........         34.4
                                           -----------
    TOTAL USES...........................  $   1,358.2
                                           -----------
                                           -----------

------------------------
(1) Amount drawn at closing. Additional borrowing capacity of $391.8 million under the revolving credit facility was available, subject to certain conditions, for working capital purposes, letters of credit and general corporate purposes.

(2) Under the Asset Purchase Agreement, the purchase price will be increased or decreased, as the case may be, by an amount equal to the difference between the working capital on the balance sheet of Reynolds on the date of closing and $78.0 million. As of August 10, 1998, the purchase price would have been increased by approximately $43.5 million. The actual purchase price adjustment may differ from this amount.

(3) The Company advanced to RMC $39.0 million at the closing of the Acquisition pursuant to the terms of the Incentive Loan Agreement. See "The Transactions."

(4) Prepayment costs in connection with the prepayment of $294.9 million of privately placed notes.

(5) Including fees and expenses of the initial placement of the Outstanding
    Notes.

                                 CAPITALIZATION

    The following table sets forth the Company's consolidated unaudited capitalization as of September 27, 1998. This table should be read together with Ball's consolidated financial statements and the accompanying notes, and the unaudited pro forma condensed combined financial data, both of which are included elsewhere in this Prospectus.

                                                                                                SEPTEMBER 27, 1998
                                                                                                ------------------
                                                                                                   (DOLLARS IN
                                                                                                    MILLIONS)
Cash and temporary investments................................................................     $       34.0
                                                                                                     ----------
                                                                                                     ----------
Current maturities of revolving and long-term debt(1)(2)......................................            204.8
Senior Credit Facility:
  Term Loans(1)...............................................................................            533.5
  Revolving Loans(1)..........................................................................             94.5
7 3/4% Senior Notes due 2006..................................................................            300.0
8 1/4% Senior Subordinated Notes due 2008.....................................................            250.0
Other debt....................................................................................             81.9
                                                                                                     ----------
  Total debt, including current maturities....................................................          1,464.7
Total shareholders' equity....................................................................            664.7
                                                                                                     ----------
Total capitalization..........................................................................     $    2,129.4
                                                                                                     ----------
                                                                                                     ----------

------------------------

(1) $16.5 million of the Senior Credit Facility term loans is included in current maturities of revolving and long-term debt. The maximum amount available under the term loan portion of the Senior Credit Facility is $550.0 million. The maximum amount available for the revolving credit portion of the Senior Credit Facility is $650.0 million.

(2) $26.4 million of the Canadian Credit Facility loan is included in current maturities of revolving and long-term debt.

             UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

    The unaudited pro forma condensed combined financial data below are based on the consolidated financial statements of Ball and the combined financial statements of Reynolds included elsewhere in this Prospectus. The unaudited pro forma condensed combined statements of income for the year ended December 31, 1997 and the nine-month period ended September 27, 1998 are based on the consolidated financial statements of Ball and adjusted to give effect to the Transactions as if they had occurred on January 1, 1997. During the periods presented, neither Ball's nor Reynolds' statements of income included any amounts related to discontinued operations. Adjustments for the Transactions are based upon historical financial information of Ball and Reynolds and certain assumptions that management of Ball believes are reasonable. The Acquisition will be accounted for under the purchase method of accounting. Under this method, the purchase price has been allocated to the assets and liabilities acquired based on preliminary estimates of fair value. The actual fair value may vary from the preliminary estimates. The pro forma financial data does not necessarily reflect the results of operations or the financial position of Ball that actually would have resulted had the Transactions occurred at the date indicated, or project the results of operations or financial position of the Company for any future date or period.

    The unaudited pro forma condensed combined financial data below should be read together with the consolidated financial statements of Ball and the combined financial statements of Reynolds, and the accompanying notes, included elsewhere in this Prospectus.

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 1997
                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                                   BALL      REYNOLDS     PRO FORMA     PRO FORMA
                                                                HISTORICAL   HISTORICAL  ADJUSTMENTS      TOTAL
                                                                -----------  ---------  -------------  -----------
Net sales.....................................................  $   2,388.5  $ 1,192.7  $    --        $   3,581.2
                                                                -----------  ---------   ------        -----------
Costs and expenses
  Cost of sales...............................................      2,121.2    1,109.9       (17.9)(1)
                                                                                              (1.6   )(2)     3,211.6
  Selling, product development, general and administrative
    expense...................................................        136.9       32.1         9.8   (3)
                                                                                               1.6   (9)       180.4
  Disposition, relocation and other income....................         (9.0)      --          --              (9.0)
  Interest expense............................................         53.5        2.1       104.3   (4)
                                                                                             (31.6   )(4)
                                                                                              (2.1   )(4)
                                                                                               1.6   (4)
                                                                                               4.1   (4)       131.9
                                                                -----------  ---------     ------      -----------
                                                                    2,302.6    1,144.1        68.2         3,514.9
                                                                -----------  ---------     ------      -----------
Earnings before taxes on income...............................         85.9       48.6       (68.2   )        66.3
Provision for income tax expense..............................        (32.0)     (19.9)       26.9   (6)       (25.0)
Minority interests............................................          5.1       --          --               5.1
Equity in losses of affiliates................................         (0.7)      --          --              (0.7)
                                                                -----------  ---------     ------      -----------
Net income....................................................         58.3       28.7       (41.3   )        45.7
  Preferred dividends, net of tax benefit.....................         (2.8)      --          --              (2.8)
                                                                -----------  ---------     ------      -----------
Net earnings attributable to common shareholders..............  $      55.5  $    28.7  $    (41.3   ) $      42.9
                                                                -----------  ---------     ------      -----------
                                                                -----------  ---------     ------      -----------
Earnings per common share(7):
  Basic.......................................................  $      1.84                            $      1.42
                                                                -----------                            -----------
                                                                -----------                            -----------
  Diluted.....................................................  $      1.74                            $      1.35
                                                                -----------                            -----------
                                                                -----------                            -----------
Weighted average common shares outstanding (in thousands)(7):
  Basic.......................................................       30,234                                 30,234
                                                                -----------                            -----------
                                                                -----------                            -----------
  Diluted.....................................................       32,311                                 32,311
                                                                -----------                            -----------
                                                                -----------                            -----------

                   NINE-MONTH PERIOD ENDED SEPTEMBER 27, 1998
                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                                 BALL       REYNOLDS       PRO FORMA     PRO FORMA
                                                              HISTORICAL  HISTORICAL(8)   ADJUSTMENTS      TOTAL
                                                              ----------  -------------  -------------  ------------
Net sales...................................................  $  2,054.5    $   771.5      $      --    $    2,826.0
                                                              ----------       ------         ------    ------------
Costs and expenses
  Cost of sales.............................................     1,817.3        711.5          (11.6)(1)
                                                                                                (1.0)(2)      2,516.2
  Selling, product development, general and administrative
    expense.................................................       103.4         20.8            5.6(3)
                                                                                                 1.0(9)        130.8
  Dispositions, relocation and other expense (income).......        15.0           --             --            15.0
  Interest expense..........................................        48.5          1.5           63.3(5)
                                                                                               (20.1)(5)
                                                                                                (1.5)(5)
                                                                                                 0.9(5)
                                                                                                 2.4(5)         95.0
                                                              ----------       ------         ------    ------------
                                                                 1,984.2        733.8           39.0         2,757.0
                                                              ----------       ------         ------    ------------
Income (loss) before taxes on income........................        70.3         37.7          (39.0)           69.0
Provision for taxes on income...............................       (27.4)       (15.2)          15.4(6)        (27.2)
Minority interests..........................................         5.1           --             --             5.1
Equity in earnings (losses) of affiliates...................         1.2           --             --             1.2
                                                              ----------       ------         ------    ------------

Net income (loss) before extraordinary item.................        49.2         22.5          (23.6)           48.1
Extraordinary loss from early debt extinguishment, net of
 tax........................................................       (12.1)          --           12.1 (10           --
                                                              ----------       ------         ------    ------------

Net income (loss)...........................................        37.1         22.5          (11.5)           48.1
Preferred dividends, net of tax benefit.....................        (2.1)          --             --            (2.1)
                                                              ----------       ------         ------    ------------

Earnings (loss) attributable to common shareholders.........  $     35.0    $    22.5      $   (11.5)   $       46.0
                                                              ----------       ------         ------    ------------
                                                              ----------       ------         ------    ------------

Earnings (loss) per common share(7):
  Net income (loss) before extraordinary item...............  $     1.55                                $       1.52
  Extraordinary loss from early debt extinguishment, net of
    tax.....................................................       (0.40)                                         --
                                                              ----------                                ------------
  Earnings (loss) per common share..........................  $     1.15                                $       1.52
                                                              ----------                                ------------
                                                              ----------                                ------------

Diluted earnings (loss) per share(7):
  Net income (loss) before extraordinary item...............  $     1.46                                $       1.43
  Extraordinary loss from early debt extinguishment, net of
    tax.....................................................       (0.37)                                         --
                                                              ----------                                ------------
  Diluted earnings (loss) per share.........................  $     1.09                                $       1.43
                                                              ----------                                ------------
                                                              ----------                                ------------

Weighted average common shares outstanding (in
 thousands)(7):
  Basic.....................................................      30,345                                      30,345
                                                              ----------                                ------------
                                                              ----------                                ------------
  Diluted...................................................      32,466                                      32,466
                                                              ----------                                ------------
                                                              ----------                                ------------

                                BALL CORPORATION

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED STATEMENTS OF INCOME

                                 (IN MILLIONS)

(1) Represents the adjustment to depreciation expense to reflect the estimated depreciation on plant and equipment, based on their respective estimated fair values, and estimated remaining useful lives versus Reynolds' historic depreciation. The assets are generally being amortized over periods from ten to twenty years.

(2) To eliminate the historical amortization of goodwill of Reynolds.

(3) Represents: (i) the amortization of the excess purchase price over the fair value of the acquired assets and liabilities over a period of 40 years and
    (ii) the amortization of other identified intangible assets of $15.0 million over a period of 10 years.

(4) Interest expense was adjusted to reflect (i) $104.3 million resulting from the following borrowings:

                                                                    AVERAGE     INTEREST     INTEREST
DEBT INSTRUMENT                                                    PRINCIPAL      RATE        EXPENSE
----------------------------------------------------------------  -----------  -----------  -----------
Senior Notes....................................................   $   300.0         7.75%   $    23.3
Senior Subordinated Notes.......................................       250.0         8.25%        20.6
Senior Credit Facility..........................................       818.7         7.38%        60.4
                                                                                            -----------
    Total.......................................................                             $   104.3
                                                                                            -----------
                                                                                            -----------

    (ii) the elimination of $31.6 million of interest on the existing Ball debt that will be repaid with proceeds of the Senior Credit Facility and the Outstanding Notes; (iii) the elimination of $2.1 million of interest related to the Reynolds debt that will not be assumed by Ball; (iv) $1.6 million of commitment fees on the average unused portion of the Senior Credit Facility revolving loan; and (v) the amortization of financing costs of $4.1 million over the life of the indebtedness. Borrowings under the Senior Credit Facility represent floating rate debt. A 1/8 of 1 percent change in the interest rate on that debt would result in a change in interest expense of approximately $1.0 million.

(5) Interest expense was adjusted to reflect (i) $63.3 million resulting from the following borrowings:

                                                                    AVERAGE     INTEREST     INTEREST
DEBT INSTRUMENT                                                    PRINCIPAL      RATE        EXPENSE
----------------------------------------------------------------  -----------  -----------  -----------
Senior Notes....................................................   $   300.0         7.75%   $    13.9
Senior Subordinated Notes.......................................       250.0         8.25%        12.3
Senior Credit Facility..........................................       858.4         7.25%        37.1
                                                                                                 -----
    Total.......................................................                             $    63.3
                                                                                                 -----
                                                                                                 -----

    (ii) the elimination of $20.1 million of interest on the existing Ball debt that will be repaid with proceeds of the Senior Credit Facility and Outstanding Notes; (iii) the elimination of $1.5 million of interest related to the Reynolds debt that will not be assumed by Ball; (iv) $0.9 million of commitment fees on the average unused portion of the Senior Credit Facility revolving loan; and (v) the amortization of financing costs of $2.4 million over the life of the indebtedness. Borrowings under the Senior Credit Facility represent floating rate debt. A 1/8 of 1 percent change in the interest rate on that debt would result in a change in interest expense of approximately $0.75 million.

(6) Income tax expense was adjusted to reflect an effective tax rate of 39.2%, which is the expected statutory effective tax rate of Ball.

                                BALL CORPORATION

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED STATEMENTS OF INCOME (CONTINUED)

                                 (IN MILLIONS)

(7) Basic earnings per common share was calculated by dividing Ball historical or pro forma net earnings available to common shareholders by the weighted average common shares outstanding. Diluted earnings per common share was calculated by dividing Ball historical or pro forma net income, as adjusted for the impact of an assumed conversion of the Ball ESOP (as defined) preferred shares into common shares, by the weighted average common shares outstanding, as adjusted for the assumed exercise of dilutive stock options and the conversion of the ESOP preferred shares into common shares. See Ball "Notes to Consolidated Financial Statements."

(8) Year-to-date period ended August 10, 1998.

(9) Represents incremental rent expense on certain of the Company's leases as a result of the borrowings under the Senior Credit Facility and the proceeds from the Outstanding Notes.

(10) To eliminate Ball's historical extraordinary loss from early debt extinguishment associated with the refinancing of its historical debt.

                            SELECTED FINANCIAL DATA
                   SELECTED HISTORICAL FINANCIAL DATA OF BALL
                    (DOLLARS IN MILLIONS EXCEPT SHARE DATA)

    The following table sets forth selected historical financial data of Ball. The selected historical information as of and for each of the five fiscal years in the period ended December 31, 1997, was derived from the audited consolidated financial statements of Ball. The information contained in this table should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Ball, including the accompanying notes, appearing elsewhere in this Prospectus. The selected historical financial data as of and for the nine-month periods ended September 28, 1997 and September 27, 1998 were derived from unaudited interim financial statements of Ball. In the opinion of Ball, such unaudited interim financial statements contain all adjustments (consisting of only normal recurring items) necessary to present fairly its financial position and results of operations as of and for the periods presented.

                                                                                                        NINE-MONTH PERIOD ENDED
                                                                                                              (UNAUDITED)
                                                              YEAR ENDED DECEMBER 31,                 ----------------------------
                                               -----------------------------------------------------  SEPTEMBER 28,  SEPTEMBER 27,
                                                 1993       1994       1995       1996       1997         1997           1998
                                               ---------  ---------  ---------  ---------  ---------  -------------  -------------
INCOME STATEMENT DATA:
Sales........................................  $ 1,735.1  $ 1,842.8  $ 2,045.8  $ 2,184.4  $ 2,388.5    $ 1,813.7      $ 2,054.5
Cost of sales(1).............................    1,540.5    1,615.0    1,836.6    2,007.3    2,121.2      1,609.6        1,817.3
Selling, product development, general
  and administrative expense.................      106.9       98.2       99.5       93.2      136.9         95.6          103.4
Disposition, relocation and other (income)
  expense....................................       57.3        6.8        7.1       21.0       (9.0)        (8.7)          15.0
                                               ---------  ---------  ---------  ---------  ---------  -------------  -------------
Operating income.............................       30.4      122.8      102.6       62.9      139.4        117.2          118.8
Net income (loss):
  Continuing operations......................        3.2       64.0       51.9       13.1       58.3         50.5           49.2
  Discontinued operations....................      (33.6)       9.0      (70.5)      11.1         --           --             --
                                               ---------  ---------  ---------  ---------  ---------  -------------  -------------
                                               $   (30.4) $    73.0  $   (18.6) $    24.2  $    58.3    $    50.5      $    49.2
                                               ---------  ---------  ---------  ---------  ---------  -------------  -------------
                                               ---------  ---------  ---------  ---------  ---------  -------------  -------------
Net earnings (loss) per common share:
  Earnings (loss) from:
    Continuing operations....................  $      --  $    2.05  $    1.63  $    0.34  $    1.84    $    1.60      $    1.55
    Discontinued operations..................      (1.17)      0.30      (2.35)      0.36         --           --             --
                                               ---------  ---------  ---------  ---------  ---------  -------------  -------------
  Net earnings (loss) before extraordinary
    item and cumulative effect of accounting
    changes..................................      (1.17)      2.35      (0.72)      0.70       1.84         1.60           1.55
  Extraordinary loss from early debt
    extinguishment, net of tax...............         --         --         --         --         --           --          (0.40)
  Cumulative effect of accounting changes,
    net of tax...............................      (1.21)        --         --         --         --
                                               ---------  ---------  ---------  ---------  ---------  -------------  -------------
  Earnings (loss) per common share...........  $   (2.38) $    2.35  $   (0.72) $    0.70  $    1.84    $    1.60      $    1.15
                                               ---------  ---------  ---------  ---------  ---------  -------------  -------------
                                               ---------  ---------  ---------  ---------  ---------  -------------  -------------

                                                                                                        NINE-MONTH PERIOD ENDED
                                                                                                              (UNAUDITED)
                                                              YEAR ENDED DECEMBER 31,                 ----------------------------
                                               -----------------------------------------------------  SEPTEMBER 28,  SEPTEMBER 27,
                                                 1993       1994       1995       1996       1997         1997           1998
                                               ---------  ---------  ---------  ---------  ---------  -------------  -------------
Diluted earnings (loss) per share:
  Earnings (loss) from:
    Continuing operations....................  $      --  $    1.93  $    1.54  $    0.34  $    1.74    $    1.51      $    1.46
    Discontinued operations..................      (1.17)      0.28      (2.18)      0.34         --           --             --
                                               ---------  ---------  ---------  ---------  ---------  -------------  -------------
  Net earnings (loss) before extraordinary
    item and cumulative effect of accounting
    changes..................................      (1.17)      2.21      (0.64)      0.68       1.74         1.51           1.46
  Extraordinary loss from early debt
    extinguishment, net of tax...............         --         --         --         --         --           --          (0.37)
  Cumulative effect of accounting changes,
    net of tax...............................      (1.21)        --         --         --         --           --             --
                                               ---------  ---------  ---------  ---------  ---------  -------------  -------------
  Diluted earnings (loss) per share..........  $   (2.38) $    2.21  $   (0.64) $    0.68  $    1.74    $    1.51      $    1.09
                                               ---------  ---------  ---------  ---------  ---------  -------------  -------------
                                               ---------  ---------  ---------  ---------  ---------  -------------  -------------
Weighted average common shares outstanding
  (in thousands):
  Basic......................................     28,712     29,662     30,024     30,314     30,234       30,263         30,345
  Diluted....................................     28,712     31,902     32,312     32,335     32,311       32,297         32,466

OTHER DATA:
EBITDA(2)....................................  $   161.8  $   208.2  $   188.4  $   177.4  $   247.9    $   194.5      $   239.1
Interest expense.............................       30.5       26.9       25.7       33.3       53.5         39.6           48.5
Depreciation and amortization expense........       74.1       78.6       78.7       93.5      117.5         86.0          105.3
Capital expenditures.........................       89.1       41.3      178.9      196.1       97.7         83.5           51.7
Ratio of earnings to fixed charges(3)........        1.0x       2.8x       2.6x       1.5x       2.3x         2.5x           2.1x
Cash dividends declared per common share.....  $    1.24  $    0.60  $    0.60  $    0.60  $    0.60    $    0.45      $    0.45
Cash flows provided by (used in):
  Operating activities.......................  $   144.6  $   191.7  $    32.9  $    84.3  $   143.5    $    74.1      $   200.0
  Investing activities.......................     (103.9)     (40.6)       3.3      (18.4)    (250.9)      (246.1)        (849.9)
  Financing activities.......................      (47.0)    (148.9)     (41.5)      98.2      (36.3)        30.9          658.4

                                                                   DECEMBER 31,
                                               -----------------------------------------------------  SEPTEMBER 28,  SEPTEMBER 27,
                                                 1993       1994       1995       1996       1997         1997           1998
                                               ---------  ---------  ---------  ---------  ---------  -------------  -------------
BALANCE SHEET DATA:
Cash and temporary investments...............  $     8.2  $    10.4  $     5.1  $   169.2  $    25.5    $    28.1      $    34.0
Total assets.................................    1,668.8    1,631.9    1,614.0    1,700.8    2,090.1      2,171.4        3,043.2
Total debt, including current maturities.....      637.2      493.7      475.4      582.9      773.1        836.0        1,464.7
Shareholders' equity.........................      548.6      604.8      567.5      604.4      634.2        630.9          664.7

------------------------------

(1) Includes depreciation expense.

(2) EBITDA for any period presented above is defined as net income from continuing operations plus (minus) interest expense, income taxes, depreciation and amortization, disposition, relocation and other (income) expense, minority interest in income (losses) of subsidiaries, and equity in losses (income) of affiliates. EBITDA is included because management believes that certain investors may find it to be a useful tool for analyzing operating performance, leverage, and liquidity. EBITDA should not be construed as a measure that is superior to, or a substitute for, operating income or net cash provided by operating activities or as an indicator of liquidity, which are determined in accordance with generally accepted accounting principles. Other companies may not calculate EBITDA in a similar manner and, for that reason, these measures may not be comparable.

(3) The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes, equity earnings and minority interests plus fixed charges, among other things. Fixed charges consist of interest expensed and capitalized, amortization of financing costs, and the estimated interest component of rent expense.

                 SELECTED HISTORICAL FINANCIAL DATA OF REYNOLDS
                             (DOLLARS IN MILLIONS)

    The following table sets forth selected historical financial data of Reynolds. The selected historical information as of December 31, 1997 and 1996, and for each of the three fiscal years in the period ended December 31, 1997, was derived from the audited combined financial statements of Reynolds. The information contained in this table should be read together with the combined financial statements of Reynolds, including the accompanying notes appearing elsewhere in this Prospectus. The selected historical financial data as of and for the six-month periods ended June 30, 1997 and 1998 were derived from unaudited interim financial statements of Reynolds. In the opinion of Reynolds, such unaudited interim financial statements contain all adjustments (consisting of only normal recurring items) necessary to present fairly its financial position and results of operations as of and for the periods presented.

                                                                                               SIX-MONTH PERIOD ENDED
                                                                 YEAR ENDED DECEMBER 31,      ------------------------
                                                             -------------------------------   JUNE 30,     JUNE 30,
                                                               1995       1996       1997        1997         1998
                                                             ---------  ---------  ---------  -----------  -----------
INCOME STATEMENT DATA:
Sales......................................................  $ 1,245.4  $ 1,156.6  $ 1,192.7   $   625.6    $   629.8
Cost of sales(1)...........................................    1,149.5    1,120.6    1,109.9       585.0        583.1
Selling, general and administrative expense................       36.2       33.9       32.1        15.6         16.5
Operational restructuring costs............................       15.9       37.2         --          --           --
                                                             ---------  ---------  ---------  -----------  -----------
Operating income (loss)....................................       43.8      (35.1)      50.7        25.0         30.2
Net income (loss)..........................................  $    25.3  $   (22.1) $    28.7        14.3         17.3
                                                             ---------  ---------  ---------  -----------  -----------
                                                             ---------  ---------  ---------  -----------  -----------

OTHER DATA:
EBITDA(2)..................................................  $   113.1  $    55.9  $   107.4   $    52.9    $    58.9
Interest expense...........................................        0.9         --        2.1         0.9          1.2
Depreciation and amortization expense......................       53.4       53.8       56.7        27.9         28.7
Capital expenditures.......................................       59.1       67.9       21.3        13.4          7.2
Cash flows provided by (used in):
  Operating activities.....................................       75.0       95.5       56.4        38.3         48.5
  Investing activities.....................................      (59.1)     (61.2)     (20.6)      (13.1)        (5.5)
  Financing activities.....................................      (15.9)     (34.3)     (35.8)      (25.2)       (43.0)

                                                                                          DECEMBER 31,
                                                                                      --------------------    JUNE 30,
                                                                                        1996       1997        1998
                                                                                      ---------  ---------  -----------
BALANCE SHEET DATA:
Total assets........................................................................  $   582.6  $   566.1   $   553.4
Total debt, including current maturities............................................       54.8       54.6        54.5
Owner's equity......................................................................      381.9      375.0       349.4

------------------------

(1) Includes depreciation and amortization expense.

(2) EBITDA for any period presented above is defined as net income plus interest expense, income taxes, depreciation and amortization and operational restructuring costs. EBITDA is included because management believes that certain investors may find it to be a useful tool for analyzing operating performance, leverage, and liquidity. EBITDA should not be construed as a measure that is superior to, or a substitute for, operating income or net cash provided by operating activities, or as an indicator of liquidity, which are determined in accordance with generally accepted accounting principles. Other companies may not calculate EBITDA in a similar manner and, for that reason, these measures may not be comparable.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

MANAGEMENT'S DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AND THE ACCOMPANYING NOTES. BALL CORPORATION AND SUBSIDIARIES ARE REFERRED TO COLLECTIVELY AS "BALL" OR THE "COMPANY" IN THE FOLLOWING DISCUSSION AND ANALYSIS.

OVERVIEW OF BALL BEFORE THE ACQUISITION

    Ball produces rigid metal and plastic packaging, primarily for beverages and food, and, supplies aerospace and other technology products and services for government and commercial uses. In 1997, Ball reported sales, EBITDA and net income of $2,388.5 million, $247.9 million and $58.3 million, respectively. Ball is listed on the New York Stock Exchange (ticker symbol "BLL").

PACKAGING

    The packaging segment includes the businesses that manufacture metal and PET containers, primarily for beverages and food. This segment comprised 83% of Ball's 1997 revenues.

    Ball has two primary product lines in metal packaging: two-piece aluminum beverage cans and two-and three-piece steel food containers. Ball operates nine beverage can plants, two of which also produce can ends. Annual production capacity of these plants is approximately 18.2 billion cans. The Company sells beverage cans mainly to large beverage manufacturers and their fillers, including Anheuser-Busch, Coca-Cola and Pepsi, through supply contracts that typically last one to five years. Two-piece beverage cans produced in North America represent Ball's largest product line, comprising approximately 46% and 53% of Ball's 1997 sales and EBITDA, respectively.

    Through its 95%-plus-owned subsidiary, FTB Packaging Limited ("FTB") and its essentially wholly-owned subsidiary, M.C. Packaging (Hong Kong) Limited ("MCP"), the Company is the largest beverage can manufacturer in China. Ball supplies more than half of all beverage cans sold in China. Ball believes that its facilities are the most modern in that country. Ball also has beverage can joint ventures in Brazil, Thailand, Taiwan, the Philippines and Russia. International beverage can sales comprised approximately 11% and 12% of Ball's 1997 sales and EBITDA, respectively.

    Internationally, Ball has also entered into arrangements with ten companies operating 20 facilities worldwide to license its manufacturing technology and to provide assistance with manufacturing processes and management systems. Current licensees include PLM AB of Sweden, Fabricas Monterrey, a subsidiary of Fomento Economico Mexicano, SA de CV of Mexico, and Containers Packaging Ltd., a subsidiary of Amcor Ltd. of Australia.

    In addition to metal beverage cans, Ball produces two- and three-piece steel food cans for packaging vegetables, fruit, soups, meat, fish and pet food. Ball operates 12 plants in North America with annual production capacity of 4.7 billion cans. These cans are sold mainly to customers in the Midwestern U.S. and Canada. Sales of food cans represented approximately 20% and 15% of Ball's 1997 sales and EBITDA, respectively.

    To capitalize on existing customer relationships, Ball entered the PET container business in 1995. The Company built and operates facilities in California, Iowa, New Jersey and New York capable of producing approximately 3.2 billion containers annually. Ball also established a research and development and customer service center in Georgia. Most of Ball's PET containers are sold to makers of carbonated soft drinks, including Coca-Cola and Pepsi, under long term contracts. Ball is also seeking opportunities to serve producers of juice, bottled water and liquor. Sales and EBITDA of PET containers represented 6% and 3% of Ball's 1997 totals, respectively.

AEROSPACE AND TECHNOLOGY

    Ball's wholly-owned subsidiary, Ball Aerospace, consists of two divisions: the Aerospace Systems Division ("Aerospace") and the Telecommunication Products Division ("Telecommunications"). Aerospace provides hardware, software, and services primarily for uses in space science, manned space missions, defense and earth sciences. Major customers include NASA, the United States Department of Defense and foreign governments. Telecommunications develops and manufactures antenna, communication, and video products and systems for space, aeronautical, land and marine applications. End users include the United States military, commercial airlines and companies in the telecommunications and marine industries. Ball Aerospace comprised 17% and 19% of Ball's 1997 sales and EBITDA, respectively.

OVERVIEW OF REYNOLDS BEFORE THE ACQUISITION

    Reynolds is the fifth largest manufacturer of aluminum beverage cans in North America. Its 16 plants, which include two "stand alone" end plants, can produce 17.6 billion cans annually. Substantially all of Reynolds' sales are made to leading producers of beer, soft drinks and other beverages, including Campbell Soup, Coca-Cola, Miller, Pepsi and Shasta. Reynolds has been a leader in developing beverage can innovations, including the recently introduced large opening end which pours more smoothly and quickly. Reynolds also is the largest North American producer of "specialty" beverage cans. Reynolds had 1997 sales and EBITDA of $1,192.7 million and $107.4 million, respectively.

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 27, 1998 AND SEPTEMBER 28, 1997 FOR
  THE COMPANY

ACQUISITIONS

    On August 10, 1998, Ball acquired substantially all the assets and assumed certain liabilities of the domestic beverage can manufacturing business of Reynolds Metals Company for a total purchase price of $745.4 million, subject to certain adjustments. The acquisition of Reynolds has been accounted for as a purchase and, accordingly, its results of operations are included in the consolidated financial statements since the date of the Acquisition.

    The assets acquired consist primarily of 16 plants in 12 states and Puerto Rico, as well as a headquarters facility in Richmond, Virginia. The Company has announced that it will close the Richmond facility and consolidate headquarters operations at its offices near Denver, Colorado. In addition, the Company is assessing possible further integration opportunities and has initially recorded a $52.0 million liability, before tax effects, as a part of the valuation process. Upon finalization of the plan, adjustments to the liability will be reflected in the allocation of the purchase price.

    During 1998, FTB Packaging Limited purchased substantially all of the remaining direct and indirect minority interest in MCP which represented less than ten percent of the outstanding shares of MCP.

RESULTS OF OPERATIONS
  CONSOLIDATED RESULTS

    Consolidated net sales of $859.2 million for the third quarter of 1998 increased approximately 25 percent compared to the third quarter of 1997. For the first nine months of 1998, consolidated net sales were $2.1 billion, an increase of approximately 13 percent over the same period for 1997. The increase in sales resulted primarily from the Acquisition. Excluding the effect of Reynolds, net sales for the first nine months of 1998 increased nearly five percent reflecting increased volume from both the plastic and metal beverage container operations, partially offset by lower sales from the aerospace and technologies segment.

    Net earnings attributable to common shareholders (before extraordinary item) of $24.2 million, or 80 cents per share, for the third quarter of 1998 included a pretax charge of $4.7 million ($2.9 million after tax or nine cents per share) for the relocation of the Company's corporate office. Net earnings attributable to common shareholders were $22.0 million, or 73 cents per share, for the third quarter of 1997. Excluding the 1998 charges taken for the extraordinary item and the relocation, net earnings attributable to common shareholders increased 23 percent over the 1997 third quarter.

    For the first nine months of 1998, earnings attributable to common shareholders (before extraordinary item) were $47.1 million, or $1.55 per share, including an after-tax charge of $9.1 million, or 30 cents per share, for costs incurred in connection with the relocation of the corporate headquarters. In the first nine months of 1997, earnings were $48.4 million, or $1.60 cents per share, including a net after-tax gain of $5.3 million, or 17 cents per share, largely attributable to the sale of the interest in a technology business.

    In February 1998, Ball announced that it would relocate its corporate headquarters to an existing company-owned building in Broomfield, Colorado. The total cost of the headquarters relocation is estimated to be $19.0 million ($11.5 million after tax or 38 cents per share). Generally accepted accounting principles do not permit financial statement recognition of certain costs, such as employee relocation, until they are paid or incurred. Therefore the Company recorded pretax charges of $4.7 million ($2.9 million after tax or nine cents per share) and $15.0 million ($9.1 million after tax or 30 cents per share), primarily for relocation costs paid or incurred in the third quarter and first nine months of 1998, respectively. It is anticipated that the remainder of the relocation costs will be paid and recorded largely by the end of the year.

    The Company sold its investment in a technology business during the first half of 1997 and included a pretax gain of $11.7 million ($7.1 million after tax or 23 cents per share). In the second quarter of 1997, the Company recorded a pretax charge of $3.0 million ($1.8 million after tax or six cents per share) to close a small PET container manufacturing plant in connection with the acquisition of certain PET container manufacturing assets.

INTEREST AND TAXES

    Consolidated interest expense for the third quarter and the first nine months of 1998 was $22.4 million and $48.5 million, respectively, compared to $14.3 million and $39.6 million, for the same periods of 1997, respectively. The increase in both periods is attributable to the additional debt associated with the Acquisition.

    Ball's consolidated effective income tax rate was 34.4 percent for the third quarter of 1998 compared to 36.5 percent for the third quarter of 1997. For the first nine months of 1998, the effective tax rate was approximately 39 percent compared to 37.1 percent for 1997. The effective tax rates for the first nine months reflect a reduction in taxes attributable to creditable costs of U.S. research and development of $2.9 million (nine cents per share) and $2.5 million (eight cents per share) for 1998 and 1997, respectively. Excluding the tax credits, the consolidated effective income tax rates for the third quarter and first nine months of 1998 would have been 42.6 percent and 43.1 percent, respectively, and 40.3 percent for the first nine months of 1997, which largely reflect the tax effects of foreign operations.

RESULTS OF EQUITY AFFILIATES

    Equity in earnings of affiliates for the third quarter of 1998 was $0.7 million compared to a loss of $1.7 million for the third quarter of 1997. For the nine month periods, equity in earnings of affiliates was $1.2 million and a loss of $2.1 million for 1998 and 1997, respectively. Equity earnings in affiliates are largely attributable to equity investments in China, Thailand and Brazil. The improved results in 1998 reflect the effects of the strengthening of the Thai baht in 1998 and reduced start-up costs compared to 1997 when operations in Brazil, Thailand and China began. Although there has been improvement during 1998, the Thai baht remains volatile, and there can be no assurance that the current trend will continue.

Both 1997 and 1998 results include lower earnings from certain equity affiliates reflecting the soft China market which are expected to continue throughout 1998.

EXTRAORDINARY LOSS ON EARLY DEBT EXTINGUISHMENT

    In connection with the Acquisition, the Company refinanced approximately $521.9 million of its existing debt and, as a result, recorded a pre-tax charge for early extinguishment of the debt of approximately $19.9 million ($12.1 million after tax or 40 cents per share).

BUSINESS SEGMENTS

PACKAGING

    Packaging segment net sales were $772.8 million for the third quarter of 1998 compared to $588.0 million in the third quarter of 1997. Net sales for the nine month periods were $1,795.9 million and $1,510.3 million for 1998 and 1997, respectively. The increase in both periods reflects the acquisition of Reynolds. Segment operating earnings for the third quarter and the first nine months of 1998 increased from 1997 due to the additional earnings from the Reynolds business and improved earnings in the metal beverage and plastic container businesses which were partially offset by lower results within the metal food can business in North America and packaging operations in China.

    Within the packaging segment, sales in the North American metal container business increased 40.4 percent and 19.3 percent for the three and nine month periods, respectively. Excluding the effect of the business acquired, sales increased 5.9 percent and 6.2 for the 1998 quarter and year-to-date periods, respectively, resulting from higher shipments of metal beverage and food containers in both periods. Increased metal beverage can operating earnings reflect the higher shipment levels as well as improved operating efficiencies. Metal food container operating earnings declined from 1997 results due in large part to reduced salmon can volumes (primarily the result of a government imposed ban on commercial salmon fishing) and the effects of a strike in a Canadian facility.

    Plastic container sales as a percentage of consolidated sales increased to
8.3 percent in 1998 from 5.9 percent in 1997. The 1998 third quarter and year-to-date results of plastic container operations were significantly improved over the same periods in 1997 and included the first full-year of operations of an East Coast plant. Costs associated with the start-up of new plants in the eastern United States and the Midwest, and the closure of a small PET container manufacturing facility contributed to the operating loss in 1997. Ball acquired certain manufacturing assets in early July 1997 and began supplying PET bottles to an East Coast bottler under a multi-year contract.

    Sales within Ball's FTB Packaging operations decreased for the three- and nine-month periods of 1998 compared to the same periods in 1997. Quarter and year-to-date earnings were also down from the prior year, due in large part to the effects on the marketplace of economic disruption in Asia. The unit sold a record number of cans during the quarter, but pricing remains under pressure due to excess manufacturing capacity in China. FTB has taken steps to substantially reduce its headquarters staffing and the Company is examining its operations in China in order to improve results there while maintaining its market position.

AEROSPACE AND TECHNOLOGIES

    Sales in the aerospace and technologies segment for the third quarter and first nine months of 1998 decreased to $86.4 million and $258.6 million, respectively, compared to $102.3 million and $303.3 million in 1997. The sales reduction from 1997 to 1998 reflects, in large part, reduced activity in connection with government programs and the unusually strong demand in the first half of 1997 for certain telecommunications equipment and related products. Demand for those products in 1998 returned to more normal levels. The operating earnings decrease in 1998 reflected the effect of lower sales in 1998 and the inclusion, in the first half of 1997, of one-time early delivery incentives earned in connection with telecommunication products. Backlog at the end of September 1998 was approximately $326.3 million compared to approximately $267 million at December 31, 1997, and $287 million at the end of the September 1997. Year-to-year comparisons of backlog are not necessarily indicative of the trend of future operations.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

    Cash provided by operations in 1998 of $200.0 million improved significantly compared to 1997, due in part to a reduction in the amount of cash used for normal seasonal working capital requirements and higher depreciation in connection with the Reynolds acquisition. Capital spending of $51.7 million in the first nine months of 1998 is below depreciation of $96.1 million. Total 1998 capital spending is expected to be approximately $97 million.

    Primarily as a result of the Reynolds acquisition, total debt increased to $1,464.7 million at September 27, 1998 compared to $773.1 million at December 31, 1997. The debt-to-total capitalization ratio rose to 67.7 percent at September 27, 1998 from 53.0 percent at December 31, 1997.

    In connection with the Acquisition, the Company refinanced approximately $521.9 million of its existing debt and, as a result, recorded an extraordinary charge from the early extinguishment of debt of approximately $12.1 million (40 cents per share), net of related income tax benefit.

    The Acquisition and the Refinancing, including related costs, were financed with a placement of $300.0 million in 7.75% Senior Notes, $250.0 million in 8.25% Senior Subordinated Notes and approximately $808.2 million from a Senior Credit Facility.

    The Outstanding Senior Notes, which are due August 1, 2006, are unsecured, rank senior to the Company's subordinated debt and are guaranteed on a senior basis by certain of the Company's domestic subsidiaries. The Outstanding Senior Subordinated Notes, which are due August 1, 2008, are also unsecured, rank subordinate to existing and future senior debt of the Company and are guaranteed by certain subsidiaries of the Company. Both the Senior Note Indenture and the Senior Subordinated Note Indenture contain certain covenants and restrictions including, among other things, restrictions on the incurrence of additional indebtedness and the payment of dividends.

    Pursuant to this Prospectus, the Company is offering to exchange the Outstanding Senior Notes and the Outstanding Senior Subordinated Notes. The terms of the Exchange Notes will be substantially identical in all respects (including principal amount, interest rate, maturity, ranking and covenant restrictions) to the terms of the Outstanding Notes for which they will be exchanged except that the Exchange Notes will be registered under the Securities Act and therefore will not be subject to certain restrictions on transfer except as provided in the Prospectus. The Indentures provide that if the Exchange Notes are assigned investment grade ratings and the Company is not in default, certain covenant restrictions will be suspended.

    The Senior Credit Facility is comprised of three separate facilities, two term loans and a revolving credit facility. The first term loan provides the Company with up to $350.0 million and matures in August, 2004. The second term loan provides the Company with up to $200.0 million and matures in March, 2006. Both term loans are payable in quarterly installments beginning in March, 1999. The revolving credit facility provides the Company with up to $650.0 million, of which $150.0 million is available for a period of 364 days, renewable for another 364 days from the current termination date at the option of the Company and the participating lenders. The remainder is comprised of letters of credit with an expiration date of up to one year and revolving loans which mature in August, 2004. The Senior Credit Facility bears interest at variable rates, is guaranteed by certain subsidiaries of the Company and contains certain covenants and restrictions including, among other things, restrictions on the incurrence of additional indebtedness and the payment of dividends. In addition, all amounts outstanding under the Senior Credit Facility are secured by (1) a pledge of 100 percent of the stock of the Company's direct and indirect majority-owned domestic subsidiaries and (2) a pledge of 65 percent of the stock of the Company's material foreign subsidiaries.

    The Company has a Canadian dollar credit facility for committed short-term funds of up to $50.0 million at September 27, 1998. At quarter end, approximately $26.4 million was outstanding under this facility. The Company's Asian subsidiary and related investments had short-term uncommitted credit facilities of approximately $226.9 million at the end of the third quarter, of which $80.8 million was outstanding at September 27, 1998.

    The Company's accounts receivable sales agreement provides for the ongoing, revolving sale of up to $75.0 million of a designated pool of trade accounts receivable of Ball's domestic packaging businesses. Net funds received from the sale of the accounts receivable totaled $65.9 million and $66.5 million as of September 27, 1998 and September 28, 1997, respectively. Fees related to this agreement for the three and nine month periods of 1998 were $0.9 million and $2.8 million, respectively, and $0.9 million and $2.8 million for the same periods in 1997. These fees are included in general and administrative expenses.

YEAR 2000 UPDATE

    Many computer systems and other equipment with embedded chips or processors use only two digits to represent the year and, as a result, they may be unable to process accurately certain data before, during or after the year 2000. As a result, business and governmental entities are at risk for possible miscalculations or system failures causing disruptions in their operations. This is commonly known as the Year 2000 issue and can arise at any point in the Company's supply, manufacturing, processing, distribution and financial chains.

    Most of Ball's critical systems and related software are Year 2000 compliant or are not adversely impacted by the Year 2000 issue. However, a program is in progress to make the remaining software and systems Year 2000 compliant, or verify that the Year 2000 issue will not adversely impact the software and systems, in time to minimize any significant negative effects on operations. The program covers information systems infrastructure, financial and administrative systems, process control and manufacturing operating systems and the compliance profiles of significant vendors, lenders and customers. Completion of the programs already identified is on target for mid-1999.

    In addition, Ball relies on third party suppliers for raw materials, water, utilities, transportation, banking and other key services, the interruption of which could affect its operations. The program identified above includes efforts to evaluate the status of suppliers' and customers' efforts as a means of managing risk but cannot eliminate the potential for disruption due to third party failure.

    The Company is also developing contingency plans intended to mitigate the possible disruption in business operations that may result from external third party Year 2000 issues. Such plans may include stockpiling raw materials, increasing inventory levels, securing alternate sources of supply, adjusting facility shut-down and start-up schedules and other appropriate measures. The contingency plans and related cost estimates will be refined as additional information becomes available.

    Over the course of the past several years, systems installations, upgrades and enhancements were performed with specific attention given to the Company becoming Year 2000 compliant. As a result, when a formal Year 2000 program was instituted in 1996, much of the Company's Year 2000 matters had either been resolved or were near resolution. Given the actions to date as well as the results of the compliance program, the Company believes, at this time, that costs specifically resulting from completing the internal Year 2000 program will not be significant to its results of operations or financial condition.

    Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of the third-party suppliers and customers, the Company is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on the Company's results of operations, liquidity or financial condition. The Company's Year 2000 issue program is reducing the level of uncertainty about the Year 2000 issue and, in particular, about the Year 2000 compliance and readiness of material external third parties dealing with Ball. The Company believes that, with the recent implementation of new business systems and completion of the program as scheduled, the possibility of significant interruptions of normal operations should be reduced.

    The discussion of the Company's efforts, and management's expectations, relating to Year 2000 compliance contain forward-looking statements. The Company's ability to achieve Year 2000 compliance and the level of associated incremental costs could be adversely impacted by, among other things, the availability and cost of programming and testing resources, the ability of suppliers and customers to bring their systems into Year 2000 compliance, and unanticipated problems identified in the ongoing compliance review.

    The information contained herein regarding the Company's efforts to deal with the Year 2000 problem apply to all of the Company's products and services. Such statements are intended as Year 2000 Statements and Year 2000 Readiness Disclosures and are subject to the Year 2000 Information Readiness Disclosure Act.

OTHER

    The Company is subject to various risks and uncertainties in the ordinary course of business due, in part, to the competitive nature of the industries in which Ball participates, its operations in developing markets outside the U.S., changing commodity prices for the materials used in the manufacture of its products, and changing capital markets. Where practicable, the Company attempts to reduce these risks and uncertainties, through the establishment of risk management policies and procedures, including, at times, the use of certain derivative financial instruments.

    At September 27, 1998, the Company was not in default of any loan agreement and had met all payment obligations.

    The U.S. government is disputing the Company's claim to recoverability of reimbursed costs associated with Ball's Employee Stock Ownership Plan ("ESOP") for fiscal years 1989 through 1995, as well as the corresponding prospective costs accrued after 1995. In October 1995, the Company filed its complaint before the Armed Services Board of Contract Appeals ("ASBCA") seeking final adjudication of this matter. Trial before the ASBCA was conducted in January 1997. While the outcome of the trial is not yet known, the Company's information at this time does not indicate that this matter will have a material, adverse effect upon the financial condition, results of operations or competitive position of the Company. For additional information regarding this matter, refer to the Company's latest annual report.

    From time to time, the Company is subject to routine litigation incident to its business. Additionally, the U.S. Environmental Protection Agency has designated Ball as a potentially responsible party, along with numerous other companies, for the cleanup of several hazardous waste sites. However, the Company's information at this time does not indicate that these matters will have a material, adverse effect upon the financial condition, results of operations, capital expenditures or competitive position of the Company.

COMPARISON OF YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995 FOR THE COMPANY

OVERVIEW

    Over the three-year reporting period, the Company has taken several actions which affect the comparability of the accompanying financial statements. The Company has significantly expanded its presence in international markets with the 1997 acquisition of MCP, the construction of metal container plants in China and, through joint ventures, metal beverage container plants in Brazil and Thailand. The Company entered the PET plastic container market, beginning in 1995 with the construction of a pilot line and research and development center, and currently operates four multi-line manufacturing facilities. The Company also consolidated operations within its North American metal packaging business to reduce costs and increase efficiency, by closing or selling three food container operations and related facilities, including selling a U.S. aerosol can business; discontinuing the manufacture of metal beverage containers at one facility in Canada; and, eliminating certain administrative positions within these lines of business. The Company exited the glass container business and sold a time and frequency measurement device business.

    On February 4, 1998, the Company announced that it would relocate its corporate headquarters to an existing company-owned building in Broomfield, Colorado. In connection with the relocation, the Company expects to record in 1998 a charge estimated to be approximately $20 million pretax, primarily for employee related costs and the write-down of certain assets to net realizable values. This move is expected to be largely completed by the end of 1998.

ACQUISITIONS

    During 1997, the Company acquired approximately 75 percent of MCP through FTB, for a total purchase price of approximately $179 million in cash. MCP, with net sales of approximately $149 million included in the Company's 1997 consolidated results, operates 13 manufacturing facilities in China, including four equity affiliates. Products manufactured by MCP include two-piece aluminum beverage containers, three-piece steel beverage and food containers, aerosol cans, plastic packaging, metal crowns and printed and coated metal. With this acquisition, the Company estimates that it supplies over 50 percent of the metal beverage containers used in China. The acquisition was accounted for as a purchase and the results of MCP are included within the packaging segment from the acquisition date in early 1997. The excess of the purchase price of approximately $122.3 million was determined based on preliminary fair values of assets acquired and liabilities assumed in the acquisition.

    In the third quarter of 1997, the Company acquired certain PET container manufacturing assets from Brunswick Container Corporation ("Brunswick") for cash of approximately $42.7 million. In connection with this acquisition, the Company obtained long-term agreements to supply a large East Coast bottler of soft drinks.

DISPOSITIONS AND OTHER

    Following is a summary of the financial effects of dispositions and other charges by business segment.

PACKAGING

    In the second quarter of 1997, the Company recorded a pretax charge of $3.0 million ($1.8 million after tax or six cents per share) for the closure of a small PET container manufacturing facility. In addition, in January 1998 the Company closed, as anticipated, a facility acquired as part of the 1997 acquisition and will be relocating certain equipment during 1998 from that facility to the Company's larger PET container facilities.

    In October 1996, the Company sold net assets of approximately $47.5 million, including $6.0 million of goodwill, of a U.S. aerosol can manufacturing business for cash of $41.3 million and a $3.0 million note. In connection with this sale, the Company recognized a loss of $3.3 million ($4.4 million after tax, including the effect of non-deductible goodwill, or 14 cents per share). The aerosol business was included in consolidated results and within the packaging segment through the date of sale. The Company also recorded pretax charges of $17.7 million ($11.0 million after tax or 37 cents per share) and $10.9 million ($6.6 million after tax or 22 cents per share) in 1996 and 1995, respectively, in connection with actions to consolidate its metal packaging operations, including costs to close facilities, write-down assets to net realizable value and eliminate certain administrative positions within these businesses.

AEROSPACE AND TECHNOLOGIES

    In the first quarter of 1995, upon conclusion of a study by the Company to explore its strategic alternatives relative to its aerospace and technologies business, the Company sold its Efratom time and frequency devices business to Datum Inc. ("Datum") for cash of $15.0 million and 1.3 million shares, or approximately 32 percent, of Datum common stock. The Company recorded a gain of $11.8 million ($7.7 million after tax or 25 cents per share) on this transaction. The 1995 gain was partially offset by a pretax charge of $8.0 million ($4.9 million after tax or 16 cents per share) for costs in connection with the decision to exit the visual image generating systems business in 1993.

CORPORATE

    Corporate dispositions and other in 1997 include the sale of the Company's investment in Datum in the first half for cash of approximately $26.2 million, resulting in a pretax gain of $11.7 million ($7.1 million after tax or 23 cents per share). The Company's share of Datum's earnings under the equity method of accounting were $0.5 million and $0.3 million in 1997 and 1995, respectively, and a loss of $0.2 million in 1996.

    In the fourth quarter of 1997, the Company disposed of or wrote down to estimated net realizable value certain equity investments, resulting in a net pretax gain of $0.3 million. The Company's equity in the net earnings of these affiliates was not significant in 1997, 1996 and 1995.

OTHER

    In 1994, the Company formed EarthWatch, Incorporated ("EarthWatch"), and in 1995 acquired WorldView, Inc., to commercialize certain proprietary technologies by serving the market for satellite-based remote sensing images of the Earth. Through December 31, 1995, the Company invested approximately $21 million in EarthWatch. As of December 31, 1996, EarthWatch had experienced extended product development and deployment delays and expected to incur significant product development losses into the future, exceeding the Company's investment. Although the Company was a 49 percent equity owner of EarthWatch at year end 1996, and had contracted to design satellites for that company, the remaining carrying value of the investment was written to zero. Accordingly, the Company recorded a pretax charge of $15.0 million ($9.3 million after tax or 31 cents per share), in the fourth quarter of 1996 which is reflected as a part of equity in losses of affiliates. EarthWatch continued to incur losses throughout 1997. The Company has no commitments to provide further equity or debt financing to EarthWatch beyond its investment to date. The Company has agreed to produce satellites for EarthWatch. At year end 1997, the Company owned approximately 48 percent of the voting stock in EarthWatch.

    In 1996, the Company sold its 42 percent interest in Ball-Foster Glass Container Co., L.L.C. ("Ball-Foster"), exiting the glass packaging business. Ball-Foster was formed in 1995 from the glass businesses acquired from the Company and Foster-Forbes, a division of American National Can Company. The financial effects of these transactions, as well as the results of the glass business, have been segregated in the accompanying financial statements as discontinued operations. See "Discontinued Operations" for additional information regarding these transactions.

SALES AND EARNINGS

    Consolidated net sales in 1997 increased more than nine percent to $2.4 billion compared to 1996. The increase reflects MCP's sales since the acquisition, as well as increased sales of PET containers and from the aerospace and technologies segment. Consolidated net sales of $2.2 billion in 1996 increased 6.8 percent compared to 1995 net sales of $2.0 billion, reflecting sales of the Company's newly established PET container business, as well as increased sales in the metal packaging business and the aerospace and technologies segment.

    Consolidated operating earnings increased to $139.3 million, compared to $68.0 million in 1996, reflecting improved results in both the packaging and the aerospace and technologies businesses. Consolidated operating earnings of $68.0 million in 1996 decreased 41.3 percent compared to 1995 earnings of $115.8 million. The decrease in 1996 reflects lower packaging segment earnings, including $21.0 million related to dispositions and other charges discussed above. Similar charges of $3.0 million and $7.1 million were recorded in 1997 and 1995, respectively.

    Consolidated general and administrative expenses were $119.2 million, $77.2 million, and $83.3 million for 1997, 1996 and 1995, respectively. Lower consolidated general and administrative expenses in 1996 compared to 1997 were due, in large part, to lower incentive compensation expense based upon 1996 operating performance, coupled with higher income in 1996 from the temporary investment of proceeds from dispositions, including that of the glass business. Consolidated general and administrative expenses in 1997 include the operating costs of MCP, which was acquired in 1997, as well as those costs attributable to other new facilities in China.

    Corporate expenses were $11.9 million, $5.1 million and $13.2 million for 1997, 1996 and 1995, respectively. The lower corporate expenses in 1996 compared to 1997 and 1995 were due, in part, to income from short-term temporary investments, attributable to the proceeds from business dispositions, and lower operating costs, including incentive compensation.

PACKAGING SEGMENT

    Packaging segment sales were $2.0 billion, $1.8 billion and $1.7 billion for 1997, 1996 and 1995, respectively. Segment sales included net sales of metal containers of $1.8 billion in 1997, an increase of 2.9 percent compared to 1996 as a result of the acquisition of MCP and the consolidation of that company's sales, partially offset by a decrease in sales of the Company's North American metal packaging businesses of approximately 5.8 percent. The Company's sales of PET containers in the U.S. increased to $153.0 million in 1997 from $56.3 million in 1996. The increase in packaging sales when comparing 1996 to 1995 was primarily attributable to those from the new PET container business, as well as a 6.0 percent increase in North American metal food container sales and increased sales within the international metal packaging businesses.

    Segment earnings of $105.3 million in 1997 reflect improved operating results in all product lines compared to 1996. Segment earnings declined in 1996 to $36.6 million from $84.7 million in 1995. Excluding the effects of dispositions and other charges, segment earnings were $108.3 million, $57.6 million and $95.6 million for 1997, 1996 and 1995, respectively.

NORTH AMERICAN METAL BEVERAGE CONTAINERS

    Sales of the Company's North American metal beverage container business, which represented approximately 56 percent of segment sales in 1997, decreased approximately 5.7 percent in 1997 compared to 1996 and 6.0 percent compared to 1995. The decrease in 1997 sales compared to 1996 reflects the lower cost of aluminum can sheet, which is generally passed on through formula pricing to the customer, and a decrease of approximately 3.5 percent in 1997 shipments compared to 1996. The decrease in can shipments reflects the reduction in the Company's metal beverage capacity as a result of discontinuing manufacture at one Canadian facility and the full year effects of converting a U.S. metal beverage container line to two-piece food containers. In 1996, lower selling prices offset an 11 percent increase in can unit shipments. U.S. and Canadian industry shipments of metal beverage containers increased an estimated 1.6 percent in 1997 and slightly more than one percent in 1996. The Company estimates that its North American metal beverage container shipments, as a percentage of total U.S. and Canadian shipments for metal beverage containers, was approximately 17 percent in 1997 and 1996, and 16 percent in 1995.

    Despite lower sales in 1997, earnings attributable to North American metal beverage containers improved, increasing 55 percent compared to 1996, and 3.6 percent compared to 1995, before dispositions and other charges of $8.1 million and $3.8 million in 1996 and 1995, respectively. The improvement in 1997 is largely attributable to the completion of project work begun in 1995 to convert to smaller diameter ends and to lightweight cans and ends, corresponding higher productivity and the impact of higher cost aluminum contracted for in 1995, which was not passed on to customers in 1996. The lower earnings for the North American metal beverage container business in 1996 compared to 1995 were due to the higher cost aluminum contracted for in late 1995 and lower aluminum scrap selling prices, both of which resulted in higher cost of sales. Production inefficiencies in early 1996 while converting to the smaller diameter end and implementing the use of a lower gauge metal also contributed to lower results.

NORTH AMERICAN METAL FOOD CONTAINERS

    North American metal food container sales, which comprised approximately 24 percent of 1997 segment sales, declined approximately 5.9 percent in 1997 compared to 1996, which included $36.6 million of aerosol can sales. Excluding aerosol in 1996, can sales in this product line increased 1.3 percent in 1997, with lower shipments to salmon can customers offset by increased shipments to customers for other food products. Comparing 1996 to 1995, North American metal food container sales increased as a result of an 11 percent increase in the Company's shipments, as well as marginally improved pricing. The increase in 1996 shipments compared to 1995 reflects, in part, depressed shipments of vegetable and pet food cans in 1995. The Company estimates that its North American metal food container shipments were approximately 14 percent of total U.S. and Canadian metal food container shipments in 1997 and 1996, based on available industry information.

    Operating earnings attributable to North American metal food containers, before dispositions and other charges, continue to improve with increases of 76 and 47 percent in 1997 and 1996, respectively. Dispositions and other charges related to North American metal food containers totaled $20.0 million in 1996 and 1995. The improvement in 1997 compared to 1996 was attributed in part to the closure of a higher-cost operating facility late in 1996, and to improved productivity and quality, reflected in a reduction in provisions for customer claims. The 1996 improvement in earnings was primarily due to the increased sales volumes.

NORTH AMERICAN PET CONTAINERS

    The increase in the Company's sales of PET containers to $153.0 million in 1997 compared to $56.3 million in 1996 reflects the start-up of two manufacturing facilities in 1997, plus the additional sales from the new business acquired from Brunswick in the third quarter of 1997. However, sales in both 1997 and 1996 were below anticipated levels. In 1997, continued promotion of metal cans by major soft drink companies and lower than forecasted sales by other customers were reflected in the lower than expected sales. Sales in 1996 were affected in part by lower resin prices and lower than expected requirements of a key customer.

    Although the PET container business continued to operate at a loss in 1997, the loss was substantially lower than that incurred in 1996. PET resin prices increased during 1997, and the increases were, in large part, passed on to customers. Recruiting and training costs, and under-utilized labor during the start-up of the new facilities in all years, contributed to the operating losses. Production efficiencies in the plants which started up operations prior to 1997 improved, but were negatively affected by the lower sales volumes.

INTERNATIONAL PACKAGING OPERATIONS

    Sales within the international packaging businesses in 1997 were comprised of the consolidated sales of FTB, including MCP for approximately 11 months of 1997, and revenues from technical services to licensees. Excluding sales of MCP, sales in 1997 increased nearly 24 percent in 1997 compared to 1996 due to the inclusion of a full year's sales of two new metal beverage container facilities. Sales within China have been negatively affected by a soft metal beverage container market combined with lower pricing resulting from current industry over capacity. The current supply/demand imbalance in the industry is expected to be relatively short term as per capita consumption in China, substantially below the U.S. and other more developed countries, increases. In the interim, the Company has elected to delay start-up of two facilities originally expected to become operational in 1998. The Chinese market also has been affected by turmoil in the Asian financial markets which has resulted in a decrease in exports of the Company's products from China to other Asian countries. Earnings from consolidated international operations in 1997 reflect the impact of consolidating MCP and lower pricing. In comparing 1996 to 1995, earnings were lower in 1996, due, in part, to start-up operating costs from three new manufacturing facilities in China.

AEROSPACE AND TECHNOLOGIES SEGMENT

    Aerospace and technologies segment operating results in 1995 included a pretax gain of $11.8 million on the sale of the Efratom business, and a charge of $8.0 million to exit the visual image generating business. In the following discussion of aerospace and technologies segment results, the effect of these dispositions and other charges is excluded to facilitate comparison.

    Segment sales were $398.7 million, $362.3 million and $315.8 million for 1997, 1996 and 1995, respectively, representing annual increases of 10.0 percent and 14.7 percent for 1997 and 1996, respectively. Segment operating earnings were $34.0 million, $31.4 million and $27.3 million in 1997, 1996 and 1995, respectively, representing annual increases of 8.3 percent and 15.0 percent for 1997 and 1996, respectively.

    Sales and earnings for 1997 increased compared to 1996 in both Aerospace and Telecommunications. The higher sales and earnings in aerospace systems reflect growth in three programs, as well as the start-up of three new programs and award fees for the successful 1997 launch of second generation replacement instruments for the Hubble Space Telescope. Within Telecommunications, earnings increased significantly, in part due to a one-time early delivery incentive earned related to one contract, and increased fixed cost coverage related to the increased production volume. Comparing 1996 and 1995, the increase in earnings is primarily attributable to the increase in sales, partially offset by costs related to one now completed fixed price contract.

    Sales to the U.S. government, either as a prime contractor or as a subcontractor, represented approximately 87 percent, 91 percent and 86 percent of segment sales in 1997, 1996 and 1995, respectively. Within Aerospace, industry trends have not changed significantly, with a declining budget for the Department of Defense and a flat National Aeronautics and Space Administration ("NASA") budget. However, there is a growing worldwide market for commercial space activities, in which the Company believes there are significant international opportunities in which the Company could participate. Consolidation in the industry continues so that competition for business remains intense. Backlog for the aerospace and technologies segment at December 31, 1997 and 1996, was approximately $267 million and $337 million, respectively. Year-to-year comparisons of backlog are not necessarily indicative of the trend of future operations.

INTEREST AND TAXES

    Interest expense for continuing operations increased to $53.5 million in 1997, compared to $33.3 million in 1996 and $25.7 million in 1995. Interest capitalized amounted to $4.4 million, $6.6 million and $3.5 million for 1997, 1996 and 1995, respectively, and, interest expense allocated to discontinued operations for 1996 and 1995 was $5.5 million and $12.1 million, respectively. The increase in total interest cost in 1997 compared to 1996 was primarily a result of the acquisition and consolidation of MCP. The increase in 1996 compared to 1995 reflects the higher levels of borrowing for the first nine months of 1996, including the issue of $150 million in fixed-rate term debt, partially offset by generally lower interest rates on interest-sensitive borrowings.

    The Company's consolidated effective income tax rate was 37.2 percent in 1997, compared to 24.3 percent in 1996 and 34.4 percent in 1995. The lower rate for 1996 compared to 1997 and 1995 was primarily attributable to the effect of a 1996 refund for tax credits recognized by the Company after the Internal Revenue Service concurred with the Company's position regarding creditable cost of research and development. In 1997, the Company recorded an additional tax credit upon settlement for years 1991 and 1992, although lower than that recorded in 1996. The benefit of the 1996 tax credits was partially offset by the effect of a tax/book investment basis difference related to the sale of the aerosol business and approximately $1.5 million due to a change in tax legislation which limited the amount of deductible interest on policy loans. As a result of actions taken by the Company, this new legislation did not, nor is it expected to, have a significant impact on 1997 results and beyond.

RESULTS OF EQUITY AFFILIATES

    Equity in losses of affiliates of $0.7 million in 1997 included charges of $3.2 million after tax (11 cents per share) for the Company's share of primarily unrealized currency exchange losses incurred by its 40 percent owned Thai venture. As a result of a change in the monetary policy by the government of Thailand in early July 1997, the Thai baht depreciated significantly versus the U.S. dollar. The unrealized exchange loss was largely a result of the U.S. dollar denominated debt held by the Thai company. See, "--Other," for additional discussion of the Company's foreign currency exposure. In addition to the Thai exchange loss, the Company's share of its equity affiliates' results reflect the impact of the soft market in China for metal beverage containers. The manufacturing facilities of the Company's Thai venture and the 50-percent owned Brazilian venture both began production in 1997, and have experienced good manufacturing performance.

    Equity in losses of affiliates in 1996 of $9.5 million included a charge of $15.0 million ($9.3 million after tax or 31 cents per share) to write to zero the Company's investment in EarthWatch. In addition, the Company's share of EarthWatch's operating losses were $3.0 million and $1.3 million in 1996 and 1995, respectively. The Company's share of the net earnings from other equity affiliates were $2.8 million and $4.3 million in 1996 and 1995, respectively, and were primarily from the Company's Pacific Rim equity affiliates. In 1996, start-up operating costs associated with new investments in Brazil and Thailand reduced earnings.

EARNINGS FROM CONTINUING OPERATIONS

    Net income from continuing operations was $58.3 million, $13.1 million and $51.9 million in 1997, 1996 and 1995, respectively. The increase in 1997 compared to 1996 was due to improved operating results, including aggregate net after-tax gains of $5.0 million, or 16 cents per share, for the sale of certain investments, net of plant closing costs and investment write-downs. The decrease in 1996 compared to 1995 was due to lower operating results, including aggregate net after-tax charges of $20.4 million, or 68 cents per share, for plant closures, asset write-downs (including EarthWatch), employee termination costs, tax matters and the sale of the aerosol business. Net income from continuing operations in 1995 included aggregate after-tax charges of $3.8 million for dispositions, plant closures and asset write-downs. Earnings per share from continuing operations were $1.84, 34 cents and $1.63, in 1997, 1996 and 1995, respectively.

DISCONTINUED OPERATIONS

    In October 1996, the Company sold its 42 percent investment in Ball-Foster to Compagnie de Saint Gobain ("Saint-Gobain") for $190 million in cash, exiting the glass packaging business. Ball-Foster was formed in September 1995 with Saint-Gobain acquiring the assets of Ball Glass Container Corporation ("Ball Glass"), a wholly owned subsidiary of the Company, for approximately $338 million in cash, and those of Foster-Forbes. Concurrent with the sale of Ball Glass to Ball-Foster, the Company acquired its 42 percent investment in Ball-Foster for $180.6 million in cash. The financial effects of these transactions, as well as the results of the glass business, have been segregated in the accompanying financial statements as discontinued operations.

    Earnings from discontinued operations in 1996 of $11.1 million, or 36 cents per share, were comprised primarily of the net gain of $24.1 million ($13.2 million after tax or 43 cents per share) resulting from the sale of the Company's remaining interest in Ball-Foster. The loss of $111.1 million ($76.7 million after tax or $2.55 per share) resulting from the sale of the Ball Glass assets to Ball-Foster was included as a part of 1995 results from discontinued operations.

FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES

    Cash flow from continuing operations in 1997 increased to $143.5 million, compared to $84.3 million in 1996 and $32.9 million in 1995. The increase in 1997 resulted primarily from the improved operating results within North America and a reduction in the cash used for working capital. In 1996, cash used for working capital was $52.6 million lower than in 1995, more than offsetting the effects of lower operating results. At December 31, 1997, working capital (excluding cash and debt) was $341.8 million, an increase of $80.2 million compared to $261.6 million at the 1996 year end, due largely to the acquisition and consolidation of MCP.

    Capital expenditures were $97.7 million, $196.1 million and $178.9 million in 1997, 1996 and 1995, respectively. Spending in 1997, 1996 and 1995 included approximately $16 million, $75 million and $70 million, respectively, for the Company's PET container business. Spending in 1997 also included amounts to complete the two new metal packaging plants in China, as well as spending within MCP. Capital expenditures in 1996 and 1995 include the conversion of metal beverage plant equipment to meet industry specifications for smaller diameter ends. Other capital projects in 1996 included the conversion of a metal beverage container line to the manufacture of two-piece metal food containers and a technology upgrade related to the manufacture of salmon cans in Canada. Other spending in 1995 included productivity improvement programs in several of the metal packaging facilities.

    Investments in and advances to affiliates were $11.2 million, $27.7 million and $55.2 million for 1997, 1996 and 1995, respectively. Investments in 1997 included $6.5 million for a ten percent indirect ownership in a new can venture in Russia, plus additional investments in Brazil and Thailand, net of approximately $7.6 million of cash received from equity affiliates. Spending in 1996 included investments in Brazil and Thailand for construction of metal beverage container facilities. Investments in 1995 include $20.9 million for EarthWatch and approximately $31 million primarily for new majority-owned metal container plants in China.

    In 1998 total capital spending and investments are anticipated to be approximately $100 million, which is below forecasted depreciation levels.

    Premiums on company-owned life insurance were approximately $6 million in each of 1997 and 1996 and $20 million in 1995. Amounts in the consolidated statement of cash flows represent net cash flows from this program, including policy loans of approximately $10 million in each of 1997 and 1996 and $113 million in 1995, and partial withdrawals from the cash value of the policies of approximately $22 million in 1997. Legislation enacted in 1996 limits the amount of interest on policy loans which can be deducted for federal income tax purposes. The limits affect insurance programs initiated after June 1986, and phase-in over a three-year period. As a result of the new legislation, the provision for taxes on income for 1996 increased by approximately $1.5 million (five cents per share). As a result of actions taken by the Company in 1996, the new legislation did not have a significant impact on 1997 results, nor is further significant impact expected.

    Debt at December 31, 1997, increased $190.2 million to $773.1 million from $582.9 million at year end 1996, while cash and temporary investments decreased from $169.2 million at year end 1996 to $25.5 million at December 31, 1997. The increase in debt, and decrease in cash, was due primarily to the acquisition of MCP, including the consolidation of MCP's debt. Consolidated debt-to-total capitalization increased to 53.0 percent at December 31, 1997, from 48.8 percent at year end 1996.

    In January 1996, the Company issued long-term, senior, unsecured notes with a weighted average interest rate of 6.71 percent to several insurance companies for an aggregate amount of $150 million to secure lower cost, fixed-rate financing.

    In the U.S., the Company had committed revolving credit agreements at December 31, 1997, totaling $280 million, consisting of a five-year facility expiring July 2002 for $150 million and 364-day facilities for $130 million. The revolving credit agreements provide for various borrowing rates, including borrowing rates based on the London Interbank Offered Rate ("LIBOR"). The Canadian dollar commercial paper facility provides for committed short-term funds of approximately $84 million. The Company also has short-term uncommitted credit facilities in the U.S. of approximately $326 million, and, in Asia, FTB, including MCP, had short-term uncommitted credit facilities of approximately $250 million at December 31, 1997.

    Cash dividends paid on common stock in 1997, 1996 and 1995 were 60 cents per share each year.

NEW ACCOUNTING PRONOUNCEMENTS

    The Company has adopted SFAS No. 130, "Reporting Comprehensive Income," in the accompanying financial statements. In accordance with SFAS No. 130, the Company is required to report the changes in shareholders' equity from all sources during the period other than those resulting from investments by shareholders (such as issuance or repurchase of common shares and dividends). Although adoption of this standard has not resulted in any change to the historic basis of the determination of earnings or shareholders' equity, the comprehensive income (loss) components recorded under generally accepted accounting principles and previously included under the category "retained earnings" are displayed as "accumulated other comprehensive loss" within the consolidated balance sheet and the components of other comprehensive income
(loss) are displayed in the statement of shareholders' equity. The presentation required by SFAS No. 130 has been provided for all periods covered by these financial statements.

    SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," was issued in June 1997 and will be effective for the Company in 1998. SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company is evaluating this standard to determine the impact, if any, on its segment reporting.

OTHER

    The Company is subject to various risks and uncertainties in the ordinary course of business due, in part, to the competitive nature of the industries in which the Company participates, its operations in developing markets outside the U.S., volatile costs of commodity materials used in the manufacture of its products and changing capital markets. Where practicable, the Company attempts to reduce these risks and uncertainties.

    As mentioned earlier, in 1997, the Company recognized its share of exchange losses, comprised primarily of the unrealized loss attributable to approximately $23 million of U.S. dollar denominated debt held by its 40 percent equity affiliate in Thailand. The charge of $3.2 million, or 11 cents per share, resulted from a change in monetary policy by the government of Thailand in early July 1997, to no longer peg the Thai baht to the U.S. dollar. Through November 30, 1997, the Thai baht depreciated significantly versus the U.S. dollar, and continues to be volatile. The Company also has U.S. dollar denominated debt in China (approximately $205 million included in the Company's consolidated balance sheet and approximately $45 million issued by equity affiliates at year end). The Company's 50 percent owned affiliate in Brazil had approximately $72 million of U.S. dollar denominated debt at year end. In addition, the Company has other U.S. dollar denominated assets and liabilities outside the U.S. which are subject to exchange rate fluctuations.

    The Company was not in default of any loan agreement at December 31, 1997, and has met all payment obligations. MCP was, however, in noncompliance with certain financial ratio provisions, including interest coverage and current ratio, under a fixed term loan agreement of which $37.5 million was outstanding at year end. The lender granted MCP an unspecified period to present a revised, comprehensive financing structure for its business. Management believes that MCP has made significant progress towards concluding an alternative, longer term financing arrangement satisfactory to all parties and that although such an arrangement has substantially been concluded, a definitive agreement has not yet been executed. Management also believes that existing credit resources will be adequate to meet foreseeable financing requirements. The Company Corporation does not guarantee any debt obligations of MCP.

    The U.S. government is disputing the Company's claim to recoverability (by means of allocation to government contracts) of reimbursed costs associated with the Company's ESOP for fiscal years 1989 through 1995, as well as the corresponding prospective costs accrued after 1995. The government will not reimburse the Company for disputed ESOP expenses incurred or accrued after 1995. A deferred payment agreement for the costs reimbursed through 1996 was entered into between the government and the Company. On October 10, 1995, the Company filed its complaint before the Armed Services Board of Contract Appeals ("ASBCA") seeking final adjudication of this matter. Trial before the ASBCA was conducted in January 1997. While the outcome of the trial is not yet known, the Company's information at this time does not indicate that this matter will have a material, adverse effect upon financial condition, results of operations or competitive position of the Company.

    From time to time, the Company is subject to routine litigation incidental to its business. Additionally, the United States Environmental Protection Agency (the "EPA") has designated the Company as a potentially responsible party, along with numerous other companies, for the cleanup of several hazardous waste sites. However, the Company's information at this time does not indicate that these matters will have a material, adverse effect upon financial condition, results of operations, capital expenditures or competitive position of the Company.

    As is commonly known, there is a potential issue facing companies regarding the ability of information systems to accommodate the year 2000. The Company is evaluating its information systems and believes that all critical systems can, or will be able to, accommodate the coming century, without material adverse effect on the Company's financial condition, results of operations, capital spending or competitive position.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Future events could affect these estimates.

                                    BUSINESS

                                COMPANY OVERVIEW

    The Company is one of the largest beverage can manufacturers in the world, with an estimated 1998 can production capacity of over 42.0 billion cans. In North America, the Company's estimated 1998 production capacity of 35.8 billion cans annually represents approximately one-third of total North American beverage can capacity. In addition, the Company is the largest beverage can producer in China, with annual production capacity of approximately 5.0 billion cans annually, or 53% of total production capacity in China. The Company has joint ventures in Brazil, Thailand, Taiwan, Russia and the Philippines. The Company also licenses technology to companies in Europe, Mexico, Israel, Australia and New Zealand. The Company serves major beverage and food producers domestically and internationally, including Anheuser-Busch, Coca-Cola, Miller and Pepsi. The Company's pro forma sales, pro forma EBITDA and pro forma net income for the twelve-month period ended December 31, 1997 were approximately $3,581.2 million, $353.7 million and $45.7 million, respectively. See "Unaudited Pro Forma Condensed Combined Financial Data" for more detailed information.

    We believe that, as a result of our superior technology and manufacturing practices, we are the lowest cost beverage can producer and have the most productive beverage can plants in North America. In 1998, our estimated average annual output per manufacturing line will be the highest among our competitors in North America, at an estimated 790 million cans per line, compared with an estimated industry average of approximately 600 million cans per line and an estimated 530 million cans per line for Reynolds. The Acquisition provides the Company with the opportunity to realize significant operating synergies through the application of its low-cost manufacturing practices to Reynolds' facilities, the elimination of duplicative overhead and the optimization of logistics throughout its expanded plant network.

    In addition to its beverage can business, the Company is a producer of two- and three-piece steel food cans in North America. We also produce PET plastic containers, which are used for beverages and other purposes, using some of the most sophisticated technology available. In addition, we are a niche supplier of high technology aerospace products and services for government and commercial customers. On a pro forma basis, these businesses contributed approximately 29% of our 1997 sales.

                             COMPETITIVE STRENGTHS

    We believe that a number of factors contribute to our position as a premier supplier of rigid packaging products, with multiple sources of earnings and cash flow. These factors include:

    - SIGNIFICANT INDUSTRY PRESENCE--The Company is one of the largest beverage can manufacturers in the world, with estimated 1998 production capacity exceeding 42.0 billion cans, including approximately 35.8 billion cans in North America. The latter figure represents approximately one-third of total North American beverage can production capacity, substantially ahead of the next largest competitor, American National Can Company. The Company is also the largest beverage can producer in China, with production capacity of approximately 5.0 billion cans. Through joint ventures and licensing arrangements, the Company also has a presence in fourteen other countries.

    - LOW COST MANUFACTURER WITH STATE-OF-THE-ART FACILITIES--The Company believes that, as a result of Ball's superior process technology and manufacturing practices, Ball has been the lowest cost beverage can producer in North America. Over the last four years, Ball and Reynolds have each completed significant modernization programs at many of their facilities. These investments have increased productivity, reduced costs and improved product quality. The Company believes it can improve operations in the Reynolds' plants by implementing its low cost manufacturing processes and by eliminating duplicative overhead. Furthermore, the Company can distribute products more efficiently through our larger network of plant locations.

    - HIGH QUALITY PRODUCTS AND SERVICE--The Company believes that the quality of Ball's products and customer service has been among the highest in the industry, as indicated by the number of quality awards it has earned. For example, three of Ball's five beverage can manufacturing plants serving Anheuser-Busch have been awarded the prestigious "Select Status" from Anheuser-Busch, while the other two plants are expected to earn "Select Status" in the near future. Ball has continually strived to improve the quality of its products and production processes through rigorous quality systems, comprehensive employee training, and rigid control of critical manufacturing processes. Since 1996, the Company has reduced total spoilage by 19% and the defect rate of finished cans by 44% in its beverage can manufacturing facilities.

    - TECHNOLOGICAL LEADERSHIP--Ball increased manufacturing efficiencies and lowered unit costs through internally-developed equipment enhancements. Ball also has developed many patents in can and can end manufacturing. Reynolds introduced several popular products and product features, such as stay-on tabs, colored tabs and large-opening "mouths" for beer cans. Reynolds had particular expertise in the value-added specialty can segment and was a leader in hot-fill can technology.

    - ESTABLISHED PRESENCE IN INTERNATIONAL MARKETS--The Company has made substantial investments in emerging markets with a high potential for growth. For example, in 1997, the Company acquired MCP, the largest beverage can manufacturer in China. Ball also was among the first foreign manufacturers to enter the Brazilian beverage can market through its Latapack-Ball Embalagens Ltda. joint venture. As established North American customers expand into these developing markets, the Company is well-positioned to serve their needs for innovative, convenient, low-cost packaging. The Company also continues to license technology and know-how to beverage can suppliers in certain other attractive international markets.

    - EXPERIENCED MANAGEMENT--The Company is led by an experienced management team. Management has a proven track record of increasing profitability, expanding the Company's customer base, implementing state-of-the-art manufacturing technology, improving operating efficiency, introducing product innovations and entering new markets and businesses. Ball's top ten senior executives average over 23 years of packaging industry experience and over 17 years with the Company.

    - DIVERSIFIED AND GROWING CASH FLOW--Ball's packaging and aerospace operations historically have generated significant cash flow. Ball believes that the addition of Reynolds, modest business growth and the recent completion of major domestic capital improvement programs at Ball and Reynolds provide opportunities to increase earnings and cash flow. The Company's presence in emerging markets, and in PET containers, steel food cans and high technology aerospace products and services, further diversifies the Company's available sources of cash flow.

                               BUSINESS STRATEGY

    Since 1994, Ball has pursued a strategy to exit mature businesses where returns were unacceptable and to restructure and modernize existing businesses with greater potential. Simultaneously, we have expanded into new geographic markets where we saw potential for higher growth rates and have entered new packaging markets where we believed we could be competitive. In pursuit of this strategy, we sold our glass container operations in 1995 and 1996. We also invested more than $675 million into the business since 1994 to upgrade facilities, expand geographically, and enter the PET container business.

    To maintain our status as a premier low-cost manufacturer of rigid packaging and expand its world-class niche aerospace business, the Company will continue to pursue several strategic initiatives, including:

    - LEVERAGE RELATIONSHIPS WITH EXISTING CUSTOMERS--The Company has long-term relationships with leading domestic and international beverage and food manufacturers. The Company is seeking to expand its business with these customers and their affiliates. Central to this strategy are continued:

      (1) delivery of quality products; (2) superior customer service; (3) innovation in design; (4) provision of competitively priced products; (5) efficient distribution through use of strategically located plants; and
      (6) supply of products under multi-year supply contracts.

    - MAINTAIN LOW COST POSITION--The Company will continue to pursue opportunities to strengthen Ball's low-cost position in the beverage can business, as well as opportunities to lower costs in steel food cans and PET containers. Management plans to reduce costs and increase efficiency by: (1) investing in productivity-enhancing machinery and equipment; (2) developing and implementing proprietary process technology; (3) reducing the material content of containers; and (4) improving utilization of capacity, equipment and personnel.

    - ENHANCE TECHNOLOGICAL LEADERSHIP--Research and development is an important element of the Company's competitive advantage both in designing new products and in improving production efficiency and productivity. The Company plans to continue to work actively with customers to improve existing products and to design new packaging features. The Company also intends to leverage its design and engineering capabilities to develop value-added packaging and aerospace products, and to create cost-effective manufacturing systems and materials that contribute to improvements in quality and operating efficiency.

    - GROW PET BUSINESS--The Company plans to capitalize on the growth in the use of PET containers in the beverage and food industries. The Company's strategy is to increase production at existing plants, lower costs and optimize efficiency. The Company plans to sell PET products both to existing beverage can customers (capitalizing on its strong customer relationships) as well as to new customers in the beverage and food industries.

    - EXPLOIT GLOBAL PRESENCE--Since 1974, the Company has expanded globally through acquisitions, joint ventures and equity investments. The Company believes that its recent international expansion positions it to meet growing global demand for packaging, particularly in the developing regions of the world, as consumer economies expand and industrialization continues. This international expansion also enables the Company to capitalize on the expansion of domestic customers into emerging international markets as an independent supplier or as a joint venture partner.

    - CAPITALIZE ON BALL AEROSPACE'S WORLD-CLASS CAPABILITIES--Ball intends to continue adapting the proprietary technologies developed for defense and aerospace programs at its Ball Aerospace subsidiary for commercial uses. As examples of its work, Ball Aerospace supplied the Hubble Space Telescope with much of the highly specialized optical equipment that was required to correct the telescope's imaging problems and recently developed the Ground Maneuver Camera System, which provides flight crews with real-time images of an airplane's main and nose landing gear, improving the safety and reliability of airline operations. Ball Aerospace currently is applying its technical services and products to certain civilian markets, particularly commercial airlines and the telecommunications industry. The Company plans to increase its commercial customer base through further development of commercial products and technologies.

PACKAGING INDUSTRY OVERVIEW

    The North American rigid container industry includes manufacturers of metal, glass and PET plastic containers for beverages, food and other goods. The $12.2 billion metal container business is the largest segment, with beverage cans accounting for $8.7 billion annually and food cans for $3.5 billion. The plastic container business represents approximately $6.8 billion of annual revenues, and the glass container business represents approximately $4.4 billion of annual revenues. Apart from the PET plastic container market, the rigid container markets in North American and other industrialized countries are generally mature, while emerging markets, such as Latin America, China and Russia, are experiencing more dynamic growth.

    The main customers for rigid packaging containers similar to those produced by the Company are beverage and food manufacturers and their fillers. Most metal beverage containers are aluminum cans made of two-pieces--the can body and the end. Metal food cans are made from two or three pieces (a can body with one or two ends) and are used mainly to package vegetables, fruits, soups, fish and pet food. PET containers are transparent plastic containers purchased mostly by beverage producers.

    The packaging products industry is highly competitive. The principal basis of competition is price, due to the commodity status of most container products and the availability of substitute products. Rigid packaging products made from metal, glass and plastic compete with each other as well as with flexible packaging products, such as coated paper cartons and pouches. Competitors' costs, and thus their profitability, are particularly sensitive to production volumes and labor costs. Prices of raw materials, such as aluminum or plastic resin, constitute 50% to 70% of the cost of goods sold, and raw material price fluctuations can significantly affect sales. Many customer contracts provide for passing through raw material costs to the customer. Consequently, changes in raw material prices affect the revenues but not necessarily the profit of rigid packaging producers. Most competitors have invested in manufacturing technology to enhance productivity and in the development of products that require less raw materials. Consistent productivity improvements and technological advancements have significantly boosted output while making containers that use less raw material.

    Certain features of the packaging container business, such as capital-intensiveness, reliance on technology and sensitivity to cost, have made scale economies in research, purchasing and production important competitive factors. The result has been consolidation of the industry on a global basis. In 1997, five manufacturers accounted for substantially all of the aluminum beverage can business in North America, three manufacturers accounted for approximately 75% of the food can business, and four manufacturers accounted for approximately 67% of the PET business.

METAL BEVERAGE CONTAINERS

    INDUSTRY. The Company estimates that, in 1997, the top manufacturers in the metal beverage can industry in North America were American National Can Company, which represented approximately 23% of production capacity; Crown Cork & Seal Company, Inc., with approximately 21%; Metal Container Corp., a wholly-owned subsidiary of Anheuser-Busch, with approximately 19%; Ball, with approximately 17%; and Reynolds, with approximately 16%. Sales volume of metal beverage cans and can ends tends to be highest during the period between April and September.

    Since 1993, most metal beverage cans and ends produced in the U.S. have been made with aluminum, with steel restricted to use in certain fruit juice cans. Aluminum beverage cans compete with PET beverage containers. While PET has made meaningful inroads into the soft drink business, aluminum beverage cans have attractive packaging characteristics such as lower cost and a longer shelf life.

    In developing markets, beverage cans have recently gained acceptance over glass bottles, which currently represent the primary method of beverage packaging. The two-piece aluminum can business in China experienced considerable growth during the period 1991 through 1997, with demand for cans increasing by over 30% per annum, from approximately 1.2 billion in 1991 to approximately 6.0 billion in 1997. Prior to 1995, demand exceeded local supply and China imported several hundred million cans per year. New plants began to come on-line during 1995, which resulted in supply exceeding demand starting in early 1996. The beverage can market in China experienced excess supply during 1996 and 1997 due to several factors, including slower growth in the demand for cans due to China's imposition of a tight monetary policy to control inflation, and significant additions of can-making capacity in response to the April 1996 expiration of Chinese regulations permitting duty-free importation of capital equipment. Also, additional can-making competitors entered the Chinese market, increasing local supplies. The result of this supply/demand imbalance has been lower pricing and, therefore, weaker financial performance by all participants. Two-piece aluminum can capacity in China is led by FTB and MCP (53% in 1997), Crown Can Group (16%), Great China Metal (14%), and Pacific Can Company Limited (11%).

    Between 1992 and 1996, consumption in the Brazilian soft drink market grew at a 17% compound annual growth rate, and consumption in the Brazilian beer business grew at a 10% rate. Over this same time frame, growth in aluminum can sales increased significantly. Growth in demand for aluminum cans in Brazil over the past five years has been favorably affected by overall beverage industry growth and the increasing penetration of aluminum cans within the beverage container industry. In recent years, consumption of both aluminum cans and PET containers in Brazil has increased at the expense of returnable glass bottles. Ball's Brazilian joint venture, Latapack, has approximately 14% of total 1997 Brazilian beverage can manufacturing capacity, compared to 58% for Latasa de Aluminio, S.A.-LATASA, and 14% for each of American National Can Company and Crown.

    PRODUCTS. Metal beverage containers and ends represent the Company's largest product line. The Company's primary product is the decorated two-piece aluminum beverage can, consisting of a drawn-and-ironed can body (one piece) and an easy opening can end (the other piece).

    Prior to the Acquisition, Ball specialized in the production of long-run, 12-ounce beverage cans. In addition, Ball has developed a number of innovative container designs and attractive graphics. Ball recently introduced a proprietary process called Rheoform-TM- to shape beverage cans for a more appealing and differentiating appearance.

    While Reynolds' principal product has been the 12-ounce beverage can, it has a strong position in the specialty can business. Specialty can sizes range from
5.5 ounces to 32 ounces. Specialty cans represented approximately 20% of Reynolds' beverage can business in 1997. The primary customers for Reynolds' specialty beverage cans are producers of fruit juices, isotonics, hot-fill acidified tea and other beverages as well as brewers. Reynolds has also been a leader in hot-fill technology which permits containers to be filled with heated beverages immediately after pasteurization. Reynolds also introduced unique features such as stay-on tabs and color tabs, and has developed the large-opening end, which pours smoother and faster.

    Through joint ventures and licensing and consulting arrangements, as well as through direct subsidiaries, the Company has 30 international manufacturing facilities that primarily manufacture two-piece beverage cans. Outside North America, beverage cans are gaining increasing acceptance over glass bottles, which currently represent the primary method of beverage packaging abroad. The Company has expanded its international presence to certain key developing markets. In 1995, Ball created Latapack, its 50% owned joint venture in Brazil. Latapack produces primarily two-piece beverage cans and can ends. Latapack has one beverage can plant and one can end plant, both of which became fully operational in 1997. Latapack has annual capacity of 1.7 billion cans and 1.5 billion can ends. In 1996, Ball entered into a joint venture with Standard Can Company, a Thai can manufacturer, to form Thai Beverage Can Company ("TBC"). Ball and Standard Can each owns 40% of TBC, with the remaining interest held by local investors. The joint venture produces two-piece beverage cans and can ends at a plant in Bangkok. TBC's plant became fully operational during 1997. TBC has annual capacity of 400 to 600 million cans and 700 million can ends.

    In 1997, the Company, through FTB, Ball's 95%-plus-owned subsidiary, acquired MCP. MCP produces two-piece aluminum beverage containers and three-piece steel beverage and food containers. With the investment in MCP, FTB became the largest beverage can manufacturer in China, supplying more than half of the two-piece aluminum beverage cans used in China. Ball's Chinese facilities are able to produce more than 5.0 billion metal beverage cans annually. Its Beijing manufacturing facility is one of the most technologically-advanced in China with the fastest line-speed capacity in the country. FTB's affiliate, Sanshui Jianlibao FTB Packaging Limited, has the largest beverage can manufacturing facility in China in terms of production capacity, producing 1.2 billion two-piece cans. In addition to these investments, the Company also has minority investments in Taiwan, the Philippines and Russia.

    The focus at the Company's international operations is on cost reduction through efforts such as light-weighting of containers and improving production efficiency.

    CUSTOMERS. Metal beverage containers are sold primarily to makers and fillers of carbonated soft drinks, beer and other beverages. Ball and Reynolds have maintained long-term relationships with Pepsi, Miller, Coca-Cola and Anheuser Busch. Worldwide sales to these customers represented approximately 19%, 15%, 15% and 6% of the Company's pro forma consolidated net sales in 1997. Ball and Reynolds have multi-year supply arrangements with most of their large customers providing the Company with stable sales volume over the next few years. More than 90% of the Company's volume is under contract for 1998 and 1999. The Company's international customers include primarily producers of soft drinks, beer and other beverages.

    FACILITIES. Before the acquisition, the Company produced beverage cans at seven manufacturing facilities in the U.S. and two facilities in Canada. Can ends were produced at two of the U.S. facilities. Together, these plants have an annual production capacity of approximately 18.2 billion cans. As a result of the Acquisition, the Company also now manufactures beverage cans and can ends in 14 can plants and two dedicated end plants in the continental U.S., Hawaii and Puerto Rico, with annual production capacity of approximately 17.6 billion cans in the acquired plants alone. Prior to the Acquisition, Reynolds also completed a facility modernization and consolidation program. As part of this program, Reynolds modernized its Torrance, California can facility and its Reidsville, North Carolina can and can end facility, and closed its Fulton, New York and its Houston, Texas can facilities.

    Because the metal beverage container business is capital-intensive and sensitive to production volumes and raw material costs, the Company has invested in manufacturing technology and research to boost productivity and lower costs. For example, the Company has reduced the metal content of can bodies and ends while maintaining or increasing the strength. Ball believes it has the highest average can output per line of any North American manufacturer, with an estimated average output of approximately 790 million cans per line at its beverage can facilities in 1998. In 1997, Ball completed a multi-year facility program to modernize many of Ball's existing plants. The retooling of these facilities with state-of-the-art equipment and manufacturing technology should improve productivity and allow greater can and can end light weighting.

METAL FOOD CONTAINERS

    INDUSTRY. In the metal food container industry, approximately 34 billion steel food cans are shipped in North America each year. The top three producers, by estimated annual production capacity, are Silgan Holdings, Inc. (45%), Crown Cork & Seal (25%) and the Company (14%). Food fillers, food processors and food packagers that manufacture metal cans for their own use and for sale represent another 15% of the business. The primary customers for metal cans are food fillers and food processors. Sales of metal food containers tend to be highest from June through October as a result of seasonal vegetable packs and fish catches.

    PRODUCTS. The Company is the third largest manufacturer of metal food containers in North America. These containers are sold primarily to food processors in the Midwestern United States and Canada. Two- and three-piece steel food containers (a welded can body with one or two ends) are manufactured at 12 plants in both the U.S. and Canada. These containers are used to package vegetables, fruits, soups, meat products, fish and pet foods. The Company's metal food container operations benefit from excellent cost control, advanced technology and selective market penetrations. Over the past several years, Ball has increased asset utilization levels through commitment to product quality, customer service, technical support and research and development. In 1997, on a pro forma basis, metal food container sales comprised approximately 14% and 11% of the Company's 1997 sales and EBITDA, respectively.

    CUSTOMERS. Substantially all of the Company's sales are made to leading processors of vegetables, fruits, soups, meat, fish, and pet food including Kal Kan Foods Inc., Campbell Soup, Allen Canning Company and Nabisco, Inc. The Company has entered into multi-year supply contracts with many of its customers, and the Company estimates that 55% of its food container sales will be made under such arrangements in 1998. Sales of metal food containers tend to be highest from June through October as a result of seasonal vegetable packs. To mitigate the impact of seasonality on food container sales, the Company is pursuing business from other food processors whose production is not seasonal.

    FACILITIES. The Company's metal food container manufacturing operations include the cutting, coating, lithographing, fabricating, assembling and packaging of finished cans at 12 plants in both the U.S. and Canada. The Company's two-piece draw-and-iron process is more cost effective than three-piece can manufacturing. Two-piece cans are preferred by some customers due to lower cost, more consistent quality (eliminating the bottom double seam and side seam of the traditional three-piece can), reduced potential for spoilage claims and better stacking ability. For three-piece cans, the Company uses sophisticated electronic weld monitors and organic coatings that are thermally cured by induction and convection processes to ensure the high integrity of the side seam. In 1996, the Company completed the restructuring of its metal food container operations, resulting in the closure of three can facilities and the addition of a new, high-speed, two-piece food can line. The Company's domestic facilities are capable of producing more than 4.7 billion metal food containers annually.

PET PLASTIC CONTAINERS

    INDUSTRY. In the PET plastic container industry in North America, there are two national suppliers and several regional suppliers and self-manufacturers. PET plastic containers compete against both metal and glass packaging, and the historical growth in PET use has come primarily at the expense of glass containers. Between 1990 and 1997, PET containers' share of the soft drink packaging business increased from 31% to 48%, while glass decreased from 19% to 2%. Preferred marketing channels for PET-packaged beverages include convenience stores, vending machines and grocery stores. Price, service and quality are deciding competitive factors in the PET container industry. Increasingly, the ability to produce customized, differentiated plastic containers is an important competitive factor.

    PRODUCTS. PET packaging is the Company's newest product line, with 1997 sales of $153.0 million. The Company entered the PET packaging business when the industry experienced a shift to more technologically advanced and cost-efficient manufacturing processes. The Company incorporated these new state-of-the-art manufacturing technologies when it built its new PET packaging facilities. As a result, the Company enjoys a competitive technological edge in the PET packaging segment.

    PET containers, which are transparent, are used for products that value glass-like clarity and require shelf stability, such as carbonated soft drinks, juice drinks, isotonics and teas. The Company designs, manufactures and sells both stock and customized PET blow-molded rigid plastic containers. In 1996, the Company implemented the "Rapid to Market" program, which enables the Company to provide a customized PET container prototype to a customer within three days of an approved design. Ball's research center in Georgia has developed software that permits engineers to design a three dimensional customized PET container on the computer, without the need to create physical prototypes. This software has significantly reduced the time required for the Company to design customized PET containers. Sales from PET containers accounted for approximately 4% and 2% of the Company's 1997 pro forma sales and EBITDA, respectively.

    CUSTOMERS. The Company has entered into multi-year supply contracts with many of its PET container customers, such as Pepsi, Consolidated Purchasing Group, Clinton's Ditch and Honickman, and the Company estimates that 84% of its PET container sales will be made under such arrangements in 1998.

    FACILITIES. The Company currently operates a research and development center and four state-of-the-art PET container manufacturing facilities. A full-scale pilot line, research and development center in Smyrna, Georgia, was completed in 1995. During 1996, multi-line production plants in Chino, California, and Baldwinsville, New York, became operational. A third production facility began full production in the first quarter of 1997 in Ames, Iowa. In connection with the acquisition of certain manufacturing assets from Brunswick Container Corporation, the Company began operating a new plant in Delran, New Jersey in the second half of 1997 and closed small manufacturing facilities in Pennsylvania and Virginia.

    The Company's recently-constructed manufacturing facilities employ the latest in PET manufacturing technology and can manufacture cold-fill or hot-fill containers. The majority of the Company's PET containers are cold-fill containers, which are characterized by long production runs. While certain competitors use similar technology in their production lines, the Company has implemented a number of proprietary improvements which enable it to operate its lines at higher speeds and with greater efficiency. The Company has focused its research and development efforts on developing proprietary manufacturing processes such as co-injection and quick change mold technology. One of the largest costs associated with high-speed production of PET containers is the constant changeovers required to accommodate the proliferation of custom containers. To increase manufacturing flexibility, the Company has developed a quick-insert mold technology. Using this innovation, the Company can develop customized PET container molds quicker and more cheaply by inserting modular components into the molds without having to develop entirely new molds for each customer.

AEROSPACE AND TECHNOLOGY

    BACKGROUND. Ball Aerospace produces aerospace systems and other technology products. The aerospace systems portion of the business is a full-service aerospace and defense organization, comprised of five business units: Civil Space Systems, Defense Systems, Technology Operations, Commercial Space Operations and Systems Engineering Operations. Overall, Ball Aerospace provides hardware, software and services to a wide range of U.S. and international customers, with an emphasis on science, environment and earth sciences, defense, manned missions and exploration. Ball Aerospace also develops and manufactures antenna, communication and video products and systems for space, aeronautical, land and marine applications for military and specialized civil markets. Sales from Ball Aerospace accounted for approximately 11% and 14% of the Company's 1997 pro forma sales and EBITDA, respectively.

    PRODUCTS. Ball Aerospace is a technological leader with world-class capabilities serving niche segments of the aerospace and telecommunications industries. As examples, Ball Aerospace has been awarded the following projects and contracts:

    - Ball Aerospace built the Space Telescope Imaging Spectrograph and Near-infrared Camera and Multi-object Spectrometer, ("NICMOS") for the February 1997 Hubble Space Telescope's second servicing mission. NICMOS provided new images of objects at wavelengths not detected by the Hubble Space Telescope's instruments.

    - Ball Aerospace supplied system software and hardware for the mission's two ground support stations and also provided integrated antennas and communications antennas for the GEOSAT follow-on operational radar altimeter satellite. The satellite was launched in February 1998.

    - Ball Aerospace was also awarded a contract to design and develop the cryogenic telescope assembly for NASA's Space Infrared Telescope Facility ("SIRTF"). SIRTF is a high-priority astrophysics mission to explore the birth and evolution of the universe. SIRTF is planned for launch in 2001.

    - Ball Aerospace was awarded the Advanced Camera for Surveys ("ACS") contract which is a third generation Hubble instrument scheduled for launch in 1999. ACS will replace the Faint Object Camera and will also study the formation and evolution of galaxies as well as ultraviolet readings of planet atmospheres.

    CUSTOMERS. The majority of the Company's aerospace business involves work under contracts that generally last one to five years. Customers for Ball Aerospace products include NASA and the Department of Defense. Contracts funded by the various agencies of the federal government represented approximately 87% of this segment's sales in 1997. Customers for commercial applications include The Boeing Company, Japan Airlines Company Ltd. and certain research institutions.

    FACILITIES. Ball Aerospace's offices are located in Boulder, Colorado. The Colorado-based operations of this business operate from a variety of Company-owned and leased facilities in Boulder, Broomfield and Westminster, Colorado, which together total approximately 1,000,000 square feet of office, laboratory, research and development, engineering and test, and manufacturing space, including a leased research and development facility in Broomfield. Other aerospace and technologies operations are based in Dayton, Ohio; Warner Robins, Georgia; Albuquerque, New Mexico; San Diego, California; and Washington, D.C.

PROPERTIES

    The Company's corporate headquarters are located in Broomfield, Colorado. The offices for metal packaging operations are based in Westminster, Colorado. Also located in Westminster is the Edmund F. Ball Technical Center, which serves as a research and development facility primarily for the metal packaging operations. The offices, pilot line and research and development center for the plastic container business are located in Smyrna, Georgia.

    The approximate size of the manufacturing locations for the Company's significant packaging operations are listed below. The Company owns all of the properties, except when otherwise indicated. Where certain locations include multiple facilities, the total approximate size for the location is noted. In addition to the manufacturing facilities, the Company leases warehousing space.

                                                                                            APPROXIMATE
                                                                                            FLOOR SPACE
                                                                                             IN SQUARE
PLANT LOCATION                                                                                 FEET
-----------------------------------------------------------------------------------------  -------------
METAL PACKAGING MANUFACTURING FACILITIES:
NORTH AMERICA:
Blytheville, Arkansas (leased)...........................................................        8,000
Springdale, Arkansas.....................................................................      290,000
Richmond, British Columbia...............................................................      204,000
Fairfield, California....................................................................      148,000
Rocklin, California (can ends) (formerly operated by Reynolds)...........................      149,200
San Francisco, California (formerly operated by Reynolds)................................      209,200
Torrance, California (formerly operated by Reynolds).....................................      227,000
Golden, Colorado.........................................................................      330,000
Tampa, Florida...........................................................................      139,000
Tampa, Florida (formerly operated by Reynolds)...........................................      226,200
Moultrie, Georgia (formerly operated by Reynolds)........................................      130,000
Honolulu, Hawaii (formerly operated by Reynolds).........................................      131,000
Monticello, Indiana (cans and can ends) (formerly operated by Reynolds)..................      338,000
Kansas City, Missouri (formerly operated by Reynolds)....................................      245,500
Saratoga Springs, New York...............................................................      283,000
Walkill, New York (formerly operated by Reynolds)........................................      312,700
Reidsville, North Carolina (cans and can ends) (formerly operated by Reynolds)...........      280,300
Salisbury, North Carolina (formerly operated by Reynolds)................................      157,000
Columbus, Ohio...........................................................................      170,000
Findlay, Ohio............................................................................      430,000
Burlington, Ontario......................................................................      309,000
Hamilton, Ontario........................................................................      347,000
Whitby, Ontario..........................................................................      195,000

                                                                                            APPROXIMATE
                                                                                            FLOOR SPACE
                                                                                             IN SQUARE
PLANT LOCATION                                                                                 FEET
-----------------------------------------------------------------------------------------  -------------
Guayama, Puerto Rico (formerly operated by Reynolds).....................................      224,700
Baie d'Urfe, Quebec......................................................................      117,000
Chestnut Hill, Tennessee.................................................................       42,000
Conroe, Texas............................................................................      284,000
Fort Worth, Texas (formerly operated by Reynolds)........................................      160,800
Bristol, Virginia (can ends) (formerly operated by Reynolds).............................      229,900
Williamsburg, Virginia...................................................................      260,000
Seattle, Washington (formerly operated by Reynolds)......................................      166,300
Weirton, West Virginia (leased)..........................................................      117,000
DeForest, Wisconsin......................................................................       45,000
Milwaukee, Wisconsin (formerly operated by Reynolds).....................................      157,000

ASIA:
Beijing, China...........................................................................      227,000
E-zhou, Hubei (Wuhan), China.............................................................      183,000
Ningbo, China............................................................................       81,000
Hong Kong, China.........................................................................      340,000
Panyu, China.............................................................................      133,000
Shenzhen, China..........................................................................      271,000
Tianjin, China...........................................................................      333,000
Xi'an, China.............................................................................       89,000
Zhuhai, China............................................................................       84,000

PLASTIC PACKAGING MANUFACTURING FACILITIES:
NORTH AMERICA:
Chino, California (leased)...............................................................      228,000
Ames, Iowa...............................................................................      250,000
Delran, New Jersey (leased)..............................................................      466,000
Baldwinsville, New York (leased).........................................................      240,000

ASIA:
Hong Kong, China (leased)................................................................       55,000
Taicang, Jiangsu, China (leased).........................................................       63,000
Tianjin, China...........................................................................       52,000

    In addition to the manufacturing facilities, the Company has minority ownership interests in packaging affiliates located in China, Brazil, Thailand, Taiwan, Russia and the Philippines.

                                 RAW MATERIALS

    The raw materials used by the Company's packaging businesses, such as aluminum, steel and plastic resin are generally available from several sources. The Company believes its current supply of raw materials will satisfy its current manufacturing requirements. In most contracts with large customers, raw material costs are passed through to the customer. As a result, a decline in raw material costs may not impact the overall profitability of the Company but could decrease sales.

                                   EMPLOYEES

    At September 27, 1998, the Company had approximately 14,700 employees worldwide, including 9,500 employees in North America. Approximately 28% of the North American employees were unionized. Of these unionized employees, approximately 70% were employees of Reynolds prior to the Acquisition.

                            ENVIRONMENTAL REGULATION

    The EPA considers the Company to be a Potentially Responsible Party ("PRP") with respect to the Lowry Landfill site located east of Denver, Colorado. On June 12, 1992, the City and County of Denver and Waste Management of Colorado, Inc. served the Company with a lawsuit seeking contribution from the Company and approximately 38 other companies. The Company filed its answer denying the allegations of the complaint. On July 8, 1992, S. W. Shattuck Chemical Company, Inc. served the Company with a third-party complaint seeking contribution from the Company and other companies for the costs associated with cleaning up the Lowry Landfill. The Company denied the allegations of the Complaint.

    In July 1992, the Company entered into a settlement and indemnification agreement with the City and County of Denver ("Denver"), Chemical Waste Management, Inc., and Waste Management of Colorado, Inc., under which Denver, Chemical Waste Management, Inc., and Waste Management of Colorado, Inc. (collectively, "Waste"), dismissed their lawsuit against the Company and Waste agreed to defend, indemnify and hold harmless the Company from claims and lawsuits brought by governmental agencies and other parties seeking contributions or remedial costs from the Company for the clean-up of the Lowry Landfill site. Several other companies which are defendants in these lawsuits had already entered into the settlement and indemnification agreement with Denver and Waste. Waste Management, Inc. has agreed to guarantee the obligations of Chemical Waste Management, Inc., and Waste Management of Colorado, Inc. Waste and Denver may seek additional payments from the Company if the response costs related to the site exceed $319 million. The Company might also be responsible for payments (calculated in 1992 dollars) for any additional waste which may have been disposed of by the Company at the site but which are identified after the execution of the settlement agreement.

    At this time, the Company is not actively involved in any Lowry Landfill action. Based on the information available to the Company at the present time, the Company believes that this matter will not have a material adverse effect on the financial condition of the Company.

    On April 24, 1992, the Muncie Race Track Steering Committee notified the Company that the Company may be a PRP with respect to waste disposed at the Muncie Race Track Site located in Delaware County, Indiana. The Steering Committee requested that the Company pay 2% of the clean-up costs which are estimated at this time to be $10 million. The Company declined to participate in the PRP group because the Company's records do not show the Company contributed hazardous waste to the site. Based upon the information available to the Company at this time, the Company does not believe that this matter will have a material adverse effect upon the financial condition of the Company.

    On August 1, 1997, the EPA sent notice of potential liability letters to 19 owners, operators, and waste generators of one or more of the four Rocky Flats parcels at the Rocky Flats Industrial Park site located in Jefferson County, Colorado. Based upon sampling at the site in 1996, the EPA determined that additional site work would be required to determine the extent of contamination and the possible clean-up of the site. The EPA requested the letter recipients conduct an engineering evaluation and cost analysis ("EE/CA") of the site. Fourteen companies, including the Company, have agreed to undertake the study. The EPA is also seeking reimbursement for approximately $1.5 million they have already spent at the site. On December 19, 1997, the EPA issued an Administrative Order to conduct the EE/CA to 18 owners, operators, and generators associated with the site. The EPA alleges that the Company is the ninth largest generator of the thirteen generators to which Administrative Orders were issued. The PRP group has undertaken the EE/ CA at a cost of about $850,000 of which the Company has paid approximately $70,000. Based upon the information available at this time, the Company believes that this matter will not have a material adverse effect on the financial condition of the Company.

    On or about June 14, 1990, the El Monte plant of Ball-InCon Glass Packaging Corp., a then wholly owned subsidiary of the Company (renamed Ball Glass) and now owned by Ball-Foster Glass Container Co., L.L.C., which is wholly owned by Saint-Gobain, received a general notification letter and information request from the EPA, notifying Ball Glass that it may have a potential liability as defined in Section 107(a) of CERCLA for the San Gabriel Valley areas 1-4 Superfund sites located in Los Angeles, California. The EPA requested certain information from Ball Glass, and Ball Glass responded. The Company received notice from the City of El Monte that, under a proposed city economic redevelopment plan, the City proposed to commence groundwater clean-up by a pump and treat remediation process. A PRP group organized and drafted a PRP group agreement, which Ball Glass signed. The PRP group retained an environmental engineering firm to critique the EPA studies and any proposed remediation.

    The PRP group completed negotiations with the EPA over the terms of the administrative consent order, statement of work for the remedial investigation phase of the clean-up, and the interim allocation arrangement between group members to fund the remedial investigation. The interim allocation approach requires that any payment will be based upon contribution to pollution. The group and the EPA signed the administrative consent order. The group retained an environmental engineering consulting firm to perform the remedial investigation. As required under the administrative consent order, the group submitted to the EPA all copies of all environmental studies conducted by Ball at the plant, the majority of which has already been furnished to the State of California. The EPA approved the work plan, project management plan, and the data management plan portions of the PRP group's proposed remedial investigation/ feasibility study ("RI/FS"). The group is currently funding the RI/FS. The group has proposed a range of remedies. The cost of such remedies might range from minimal costs to $25 million for deep groundwater remediation. The EPA has selected the most extensive remedy (shallow groundwater remediation for the east and west plumes and deep groundwater remediation around City Wall No. 5 which is situated adjacent to the El Monte Plant) for incorporation into the Record of Decision, but will allow some discretion concerning approaches to implementing the remedy. In response, the group has instructed its environmental consultant to evaluate methods to reduce the potential costs of such remedy. The group has not made any final allocation.

    Based on the information available to the Company at the present time, the Company is unable to express an opinion as to the actual exposure of the Company for this matter. However, Commercial Union, the Company's general liability insurer, is defending this governmental action and is paying the cost of defense including attorneys' fees.

                               LEGAL PROCEEDINGS

    Chrysler Corporation ("Chrysler") notified the Company that Chrysler, Ford Motor Company, and General Motors Corporation have been named in a lawsuit filed in the U.S. District Court in Reno, Nevada, by Jerome Lemelson, alleging infringement of three of his vision inspection system patents used by the defendants. One or more of the vision inspection systems used by the defendants may have been supplied by the Company's former Industrial Systems Division or its predecessors. The suit seeks injunctive relief and unspecified damages. Chrysler notified the Company that the division may have indemnification responsibilities to Chrysler. The Company responded to Chrysler that the systems sold to Chrysler by the Company either were not covered by the identified patents or were sold to Chrysler before the patents were issued. On June 16, 1995, the Magistrate of the U.S. District Court declared the patents of Lemelson unenforceable because of the long delays in prosecution. On April 28, 1997, the U.S. District Court Judge vacated the report and recommendation of the U.S. Magistrate and found that the patents were not invalid. On August 20, 1997, the U.S. Court of Appeals for the Federal Circuit denied Ford's petition for permission to appeal. Mr. Lemelson died in October 1997. In January 1998, the Court permitted the Lemelson Medical, Education & Research Foundation, Limited Partnership to be substituted as a party to the lawsuit. The Court remanded the case back to the U.S. Magistrate for further proceedings on pending motions. Based on that information, the Company is unable to express an opinion as to the actual exposure of the Company for these matters. Under an agreement in connection with the spin-off of Alltrista Corporation from Ball, Alltrista has agreed to indemnify Ball for liabilities arising from this litigation.

    On January 5, 1996 an individual named Tangee E. Daniels, on behalf of herself and two minor children and four other plaintiffs, served the Company with a lawsuit filed alleging that the Company's metal beverage container operations and over 50 other defendants disposed of certain hazardous waste at the hazardous waste disposal site operated by Gibraltar Chemical Resources, Inc., located in Winona, Smith County, Texas. The lawsuit also alleges that American Ecology Corp., America Ecology Management Corp., Mobley Environmental Services, Inc., John A. Mobley, James Mobley, Daniel Mobley and Thomas Mobley were managers for Gibraltar and failed to appropriately manage the waste disposed of or treated at the Gibraltar site, resulting in release of hazardous substances into the environment. The plaintiffs allege that they have been denied the enjoyment of their property and have sustained personal and bodily injury and damages due to the release of hazardous waste and toxic substances into the environment caused by all the defendants. The plaintiffs allege numerous causes of action under state law and common law. Plaintiffs also seek to recover damages for past, present, and future medical treatment; mental and emotional anguish and trauma; loss of wages and earning capacity; and physical impairment, as well as punitive damages and prejudgment interest in unspecified amounts. On May 4, 1998, the plaintiffs in the Daniels lawsuit filed for an involuntary dismissal of their complaint without prejudice. Three other lawsuits have been filed against substantially the same defendants: Williams v. Akzo Nobel Chemicals, Inc. (dismissed but appealed) and Gibraltar Chemical Resources, Inc.; Steich v. Akzo et al. (voluntarily dismissed without prejudice); and Adams
v. Akzo et al. Each lawsuit makes the same allegations that are made in the Daniel's suit and seeks the same damages. The Company is a defendant in each lawsuit. The Company denied the allegations of each complaint and intends to defend each case. Based upon the limited information available to the Company at the present time, the Company is unable to express an opinion as to the actual exposure of the Company for these lawsuits.

    On September 21, 1998, The Daiei, Inc. ("Daiei"), a Japanese corporation, with its principal place of business in Tokyo, Japan, sued the Company in U.S. District Court, Southern District of Indiana, Evansville Division. Daiei alleges it is engaged in the retail sale of consumer goods and food products at stores throughout Japan. Daiei alleges that it purchased defective beer cans filled with beer from Evansville Brewing Company, Inc. ("EBC") between April 6, 1995 and July 20, 1995. Daiei also alleges that the metal containers were defectively assembled and sealed by EBC at its production facility in Evansville, Indiana, on a machine that was inspected by representatives of Ball. Daiei further alleges Ball breached its warranty to provide metal containers that performed in a commercially reasonable manner and that Ball's representatives were negligent in the repair of the sealing equipment owned by EBC. Daiei seeks damages for the lost containers and product in the amount of $6,000,035. The Company has retained counsel and is defending this case. Based upon the information available to the Company at the present time, the Company does not believe that this matter will have a material adverse affect upon the financial condition of the Company.

                                   MANAGEMENT
                       BOARD OF DIRECTORS AND MANAGEMENT

    The following table sets forth the name, age and position of management (including all executive officers) and directors of the Company as of September 27, 1998.

NAME                                      AGE                                 POSITION
-------------------------------------     ---      ---------------------------------------------------------------
George A. Sissel.....................          62  Chairman and Chief Executive Officer and Director
R. David Hoover......................          53  Vice Chairman and Chief Financial Officer and Director
George A. Matsik.....................          58  President; Chief Operating Officer, Packaging
Raymond J. Seabrook..................          47  Senior Vice President, Finance
David A. Westerlund..................          48  Senior Vice President, Administration
Donald C. Lewis......................          56  Vice President and General Counsel
Albert R. Schlesinger................          56  Vice President and Controller
Harold L. Sohn.......................          52  Vice President, Corporate Relations
Douglas E. Poling....................          48  Treasurer
Frank A. Bracken.....................          64  Director
Howard M. Dean.......................          61  Director
John T. Hackett......................          65  Director
John F. Lehman.......................          56  Director
George McFadden......................          57  Director
Ruel C. Mercure, Jr..................          67  Director
Jan Nicholson........................          53  Director
William P. Stiritz...................          64  Director

    GEORGE A. SISSEL has been Chairman and Chief Executive Officer of the Company since January 1998 and a director since 1995. Mr. Sissel was Chairman, President and Chief Executive Officer from April 1996 to January 1998. He has served in various other capacities since 1970, when he began working at the Company, including as Acting President, Senior Vice President, Corporate Affairs, Corporate Secretary, General Counsel, Senior Vice President and Vice President. Mr. Sissel is also a director of First Merchants Corporation.

    R. DAVID HOOVER has been Vice Chairman and Chief Financial Officer since January 1998, a director since 1996 and Chief Financial Officer since 1992. He has served in various other capacities at the Company, including Executive Vice President, Senior Vice President, Vice President and Treasurer. Mr. Hoover is also a director of ANB Corporation and Datum, Inc.

    GEORGE A. MATSIK has been President; Chief Operating Officer, Packaging since January 1998. He has served in various other capacities at the Company, including Executive Vice President and Chief Operating Officer, Packaging Operations from 1997-1998, Chief Operating Officer, Packaging Operations from 1996-1997, President, International Packaging Operations from 1995-1996 and Vice President and General Manager, International Division, of the Packaging Products Group from 1993-1995.

    RAYMOND J. SEABROOK has been Senior Vice President, Finance since April 1998. He has served in various other capacities at Ball, including Vice President, Planning and Control from 1996-1998, Vice President and Treasurer from 1992-1996 and Senior Vice President and Chief Financial Officer, Ball Packaging Products Canada, Inc. from 1988-1992.

    DAVID A. WESTERLUND has been Senior Vice President, Administration since April 1998. He has served in various other capacities at the Company, including Vice President, Administration from 1997-1998, Vice President, Human Resources from 1994-1997, Senior Director, Corporate Human Resources from July 1994-December 1994, Vice President, Human Resources and Administration, Ball Glass Container

Corporation from 1988-1994 and Vice President, Human Resources, Ball-InCon Glass Packaging Corp. from 1987-1988.

    DONALD C. LEWIS has been Vice President and General Counsel since September 1998 and Vice President, Assistant Corporate Secretary and General Counsel since April 1997. He has served in various other capacities at Ball, including General Counsel and Assistant Corporate Secretary from 1995-1997, Associate General Counsel from 1983-1995, Assistant General Counsel from 1980-1983, Senior Attorney from 1978-1980 and General Attorney from 1974-1978.

    ALBERT R. SCHLESINGER has been Vice President and Controller since January 1987 and Assistant Controller prior to 1987.

    HAROLD L. SOHN has been Vice President, Corporate Relations since March 1993 and Director, Industry Affairs, Packaging Products prior to 1993.

    DOUGLAS E. POLING has been Treasurer since April, 1997. From 1996 to 1997, he was Assistant Treasurer. From 1993 to 1996, he was Director, Planning and Development.

    FRANK A. BRACKEN has been a director since 1995. Mr. Bracken is Of Counsel with the law firm of Bingham Summers Welsh & Spilman of Indianapolis. From 1989 to 1993, he was Deputy Secretary, U.S. Department of the Interior, and from 1987 to 1989, he was Chairman of the Board of Ball-InCon Glass Packaging Corp. Mr. Bracken is also a director of First Merchants Corporation.

    HOWARD M. DEAN has been a director since 1984. Since 1989, Mr. Dean has been Chairman and Chief Executive Officer of Dean Foods Company, a company engaged in the processing, distribution and sales of dairy, vegetables, pickle and speciality food products, and from 1987 to 1989, he was President and Chief Executive Officer of Dean Foods Company. Mr. Dean is also a director of Dean Foods Company, Nalco Chemical Company and Yellow Corporation.

    JOHN T. HACKETT has been a director since 1994. Since 1991, Mr. Hackett has been Managing General Partner, CID Equity Partners, a provider of venture capital and mezzanine financing to high growth companies. From 1989 to 1991, he served as Vice President of Finance and Administration of Indiana University. Prior to 1989, he served as Executive Vice President, Chief Financial Officer and Director of Cummins Engine Company. Mr. Hackett is also a director of Irwin Financial Corporation, Meridian Insurance Group, Inc. and Wabash National Corp.

    JOHN F. LEHMAN has been a director since 1987. Since 1990, Mr. Lehman has been Chairman of J.F. Lehman & Company, a private equity investment firm that specializes in acquisitions in aerospace, marine and engineering industries. From 1993 to 1996, he served as Chairman of the Board of Sperry Marine Inc., which was acquired by J.F. Lehman & Company in 1993. Previously, he has served as Managing Director, Investment Banking Division of PaineWebber Inc. and as Secretary of the Navy. Mr. Lehman is also a director of OAO Technology Solutions Inc. and Sedgwick Group PLC.

    GEORGE MCFADDEN has been a director since 1996. Since 1978, Mr. McFadden has been a General Partner of McFadden Brothers, a merchant banker. Mr. McFadden is also a director of Triangle Pharmaceuticals, Inc.

    RUEL C. MERCURE, JR. has been a director since 1996. Mr. Mercure has been Chairman and Chief Executive Officer of CDM Optics, Inc. ("CDM") since 1997. CDM specializes in combined optical/digital imaging systems. Recently developed optical lens design techniques and modern signal processing are combined at CDM to produce proprietary optical/digital imaging systems. Mr. Mercure has also been Chairman of WITI Corporation since 1991, which engages in strategic business opportunities utilizing technologies and know-how developed within the atmospheric sciences community.

    JAN NICHOLSON has been a director since 1994. Since February 1998, Ms. Nicholson has been Managing Director of MBIA Insurance Corporation, a company engaged in guaranteeing asset-based securities and municipal bonds. From 1994 to 1998, she was Managing Director of Capital Markets Assurance Corporation, a company engaged in guaranteeing asset-based securities and municipal bonds, and from 1990 to 1994, she was Vice President and Manager of Northeast Department for Citicorp Real Estate. Ms. Nicholson is also a director of Rubbermaid Incorporated.

    WILLIAM P. STIRITZ has been a director since 1983. Since March 1998, Mr. Stiritz has been the Chairman, Chief Executive Officer and President of Agribrands International, Inc., an international supplier of compound animal feed. Since October 1997, he has been Chairman of Ralston Purina Company. Ralston Purina is the leading producer of pet foods and batteries. From 1982 to 1997, he was Chairman, President and Chief Executive Officer of Ralston Purina Company. Mr. Stiritz is also a director of Agribrands International, Inc., Ralston Purina Company, Angelica Corp., Ralcorp Holdings, Inc., Reinsurance Group of America, Inc., May Department Stores Co. and Vail Resorts Inc.

                             EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by the Company to the Company's Chief Executive Officer and each of the four most highly compensated executive officers of the Company (the "Named Executives") during the years ended December 31, 1997, 1996 and 1995.

                                                                                  LONG TERM
                                                                            COMPENSATION PAYOUTS
                                                                           -----------------------
                                                                             AWARDS
                                                    ANNUAL COMPENSATION    -----------   PAYOUTS
                                                          PAYOUTS          SECURITIES   ----------
                                                   ----------------------  UNDERLYING    LTIP(B)         OTHER
NAME AND PRINCIPAL POSITION               YEAR       SALARY     BONUS(A)   OPTIONS(#)     PAYOUT    COMPENSATION(C)
--------------------------------------  ---------  ----------  ----------  -----------  ----------  ----------------
George A. Sissel .....................       1997  $  552,115  $  796,854      35,000   $  221,032     $  110,114
  Chairman and Chief Executive Officer       1996     550,000     151,948     100,000       --            114,323
                                             1995     440,496     391,409      25,000       --            104,809

R. David Hoover ......................       1997     288,986     421,421      10,000       93,433        103,403
  Vice Chairman and Chief Financial          1996     257,876      73,108      40,000       --            107,217
  Officer                                    1995     207,749     189,761       8,000       --             57,093

George A. Matsik .....................       1997     286,519     382,244      10,000       58,143         23,567
  President; Chief Operating Officer,        1996      --          --          --           --             --
  Packaging Division                         1995      --          --          --           --             --

Raymond J. Seabrook ..................       1997     191,687     216,165       5,000       33,889         28,274
  Senior Vice President, Finance             1996     178,125      38,063      15,000       --             26,409
                                             1995     156,000     101,060       3,000       --             24,057

David A. Westerlund ..................       1997     178,702     195,356       5,000       29,060         10,172
  Senior Vice President,                     1996     147,237      25,612      12,000       --              8,502
  Administration                             1995     129,600      73,245       3,000       --              6,748

------------------------

(a) Included in the Bonus Amount is Restricted Stock awarded pursuant to the supplement to the Annual Incentive Compensation Plan for 1997: Mr. Sissel, $71,500; Mr. Hoover, $37,272; Mr. Matsik, $35,105; Mr. Seabrook, $19,067;
    and Mr. Westerlund, $17,489.

(b) One-half of the award was in Restricted Stock.

(c) Amounts related to above-market interest on deferred compensation account, Company contributions to Employee Stock Ownership Plan, Company contribution to Employee Stock Purchase Plan, Supplemental Long-Term Disability premium and compensation attributable to the split-dollar life insurance program.

                           OWNERSHIP OF CAPITAL STOCK

    The following table sets forth certain information regarding beneficial ownership of the Company's common stock as of September 30, 1998, by (i) each person known by the Company to beneficially own five percent or more of any class of the Company's capital stock; (ii) each director of the Company; (iii) each executive officer of the Company that is a Named Executive; and (iv) all directors and executive officers of the Company as a group. All information with respect to beneficial ownership has been furnished to the Company by the respective shareholders of the Company.

                                                                              NUMBER OF SHARES OF
                                                                                 COMMON STOCK
BENEFICIAL OWNER                                                              BENEFICIALLY OWNED   PERCENT OF CLASS
----------------------------------------------------------------------------  -------------------  -----------------
Sasco Capital, Inc.(1)......................................................            2,234,000            7.2%
USAA Management Company (1).................................................            1,543,000            5.0%
Frank A. Bracken(2).........................................................              364,915            1.2%
Howard M. Dean(3)...........................................................                8,121          *
John T. Hackett.............................................................                4,408          *
R. David Hoover(4)..........................................................               89,953          *
John F. Lehman..............................................................                8,532          *
George A. Matsik(5).........................................................               25,043          *
George McFadden(6)..........................................................              929,812            3.0%
Ruel C. Mercure, Jr.........................................................               11,911          *
Jan Nicholson...............................................................               15,065          *
Douglas E. Poling(7)........................................................                6,989          *
Raymond J. Seabrook(8)......................................................               29,673          *
George A. Sissel(9).........................................................              163,998          *
William P. Stiritz..........................................................              407,864            1.3%
David A. Westerlund(10).....................................................               33,326          *
All directors and executive officers as a group (16 persons)................            2,193,179            7.1%

--------------------------

  * Represents less than 1% of such Common Stock.

 (1) Beneficial ownership as of September 27, 1998. The address for Sasco Capital, Inc. is: 10 Sasco Hill Road, Fairfield, CO 06430. The address for USAA Investment Company is: 10750 Robert F. McDermott Freeway, San Antonio, TX 73288-0228.

 (2) Includes 82,433 shares held in trust for the estate of another family member for which Mr. Bracken, as co-trustee, has sole voting and shared investment power, and 6,220 shares owned by his wife, as to which he disclaims beneficial ownership.

 (3) Includes 250 shares owned by Mr. Dean's wife, as to which he disclaims beneficial ownership.

 (4) Includes 1,327 shares held by Mr. Hoover's wife and 4,106 shares held in trust for Mr. Hoover's wife, all as to which he disclaims beneficial ownership, and 45,172 shares which he may acquire during the 60 days following September 30 upon the exercise of stock options.

 (5) Includes 20,252 shares which Mr. Matsik may acquire during the 60 days following September 30 upon the exercise of stock options.

 (6) Includes 890,900 shares held in family trusts for which Mr. McFadden, as co-trustee, has shared voting and investment power, and 37,000 shares owned by his wife, as to which he disclaims beneficial ownership.

 (7) Includes 3,171 shares which Mr. Poling may acquire during the 60 days following September 30 upon the exercise of stock options.

 (8) Includes 8,635 shares which Mr. Seabrook may acquire during the 60 days following September 30 upon the exercise of stock options.

 (9) Includes 10,000 shares owned by Mr. Sissel's wife, as to which he disclaims beneficial ownership, and 84,339 shares which he may acquire during the 60 days following September 30 upon the exercise of stock options.

(10) Includes 17,082 shares which Mr. Westerlund may acquire during the 60 days following September 30 upon the exercise of stock options.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    The capitalized terms used but not defined in this summary are defined in the credit agreements described below.

THE SENIOR CREDIT FACILITY

    On August 10, 1998, the Company entered into a Short-Term Credit Agreement with The First National Bank of Chicago ("FNBC"), as administrative agent, Bank of America National Trust and Savings Association, as syndication agent, Lehman Commercial Paper Inc., as documentation agent and certain other lenders. Also on August 10, 1998, The Company entered into a Long-Term Credit Agreement with FNBC, as administrative agent, Bank of America National Trust and Savings Association, as syndication agent, Lehman Commercial Paper Inc., as documentation agent and certain other lenders dated August 10, 1998. Under the credit agreements, the lenders provided a $1,200.0 million Senior Credit Facility, including term and revolving portions, of which $808.2 million was utilized in the Acquisition.

    The Senior Credit Facility is comprised of three separate facilities. The first two facilities are separate term loans. The third facility is a revolving credit facility with a letter of credit sub-facility ("Facility D"). The Company used the term loans to finance the Acquisition and to repay existing debt. The first term loan provides the Company with up to $350.0 million and matures in August 2004. The second term-loan provides the Company with up to $200.0 million and matures in March 2006. Facility D provides the Company with up to $650.0 million, of which $150.0 million is available under a 364-day facility. The remainder is comprised of letters of credit with an expiration date of up to one year and revolving loans which mature in August of 2004. All amounts outstanding under Facility D are due in August of 2004, other than amounts drawn under the 364-day facility. The Company used Facility D to fund the Acquisition, pay fees and expenses relating to the Acquisition, to repay existing debt and to provide funds for the working capital needs of the Company and its subsidiaries.

    Principal payments on the first term loan are payable in arrears in consecutive, quarterly installments beginning in March of 1999, totalling $20.0 million in 1999 and increasing to $95.0 million in 2004. Scheduled principal payments on the second term loan are payable in arrears in consecutive quarterly installments, commencing March 31, 1999, aggregating to an annual amount equal to 1.0% of the term loan commitment and the remaining outstanding principal balance of the second term loan is to be repaid in its entirety on the maturity date.

    The term loans and Facility D bear interest at the Company's option of either (a) the larger of (1) the corporate base rate of interest announced by FNBC from time to time and (2) the federal funds rate plus 0.5% per annum, plus, in each case, a percentage (the "Applicable Margin") that is subject to adjustment based upon the ratio of the Company's total debt to EBITDA or (b) the Eurodollar Rate plus the Applicable Margin.

    All amounts outstanding under the Senior Credit Facility are secured by (1) a pledge of 100% of the stock of the Company's direct and indirect majority-owned domestic subsidiaries and (2) a pledge of 65% of the stock of the Company's material foreign subsidiaries.

    The Company is required to make a mandatory prepayment of the loans in an amount equal to 65% of the Excess Cash Flow, if positive, beginning with the fiscal year ending December 31, 1999. Such percentage will be reduced to 50% or 0% based on reductions of the Leverage Ratio. In addition, the Company is required to make a mandatory prepayment of the Loans in an amount equal to 100% of all net proceeds from (1) the sale of any assets of the Company or its subsidiaries, (2) the sale or issuance of certain debt by the Company or its subsidiaries and (3) the sale of certain stock of the Company or its subsidiaries. The Company is required to make a mandatory prepayment of the outstandings under Facility D at any time that such outstandings exceed the commitment for Facility D. The Company may voluntarily reduce the commitment under Facility D in whole, or in part, ratably among the lenders on one business day's notice, without penalty or premium.

    The Company must pay certain commitment fees based upon the average daily unused portion of Facility D, certain fees assessed in the issuance of the letters of credit and other fees relating to the Senior Credit Facility.

    Under the Senior Credit Facility, the Company must comply with certain covenants including limitations on:

    - additional liens and encumbrances;

    - dividends;

    - guarantees;

    - sale and leaseback transactions;

    - asset sales;

    - consolidations and mergers;

    - investments and acquisitions;

    - loans and advances;

    - indebtedness;

    - off balance sheet liabilities;

    - transactions with affiliates;

    - changes in lines of business;

    - hedging of interest rates; and

    - prepayment of other debt.

    The Senior Credit Facility requires the Company to meet certain financial tests pertaining to net worth, leverage and fixed charges. The Senior Credit Facility contains customary events of default, including cross-default to other debt that exceeds certain maximum specified levels and certain change of control events.

THE CANADIAN CREDIT FACILITY

    Currently, one of the Company's subsidiaries Ball Packaging Products Canada, Inc. ("Ball Canada"), is borrowing under a credit facility, referred to as the "Canadian Credit Facility," established in favor of Ball Canada and/or the Company, as the borrowers, by The Royal Bank of Canada ("Royal Bank") in the maximum principal amount of Cdn. $50 million, or the equivalent in U.S. dollars, under a letter agreement dated May 21, 1998, as the same has been extended. The Company is the guarantor for all amounts borrowed by Ball Canada. Borrowings may be made in any of the following methods: (a) Royal Bank Prime Rate Advance loan in Canadian dollars; (b) Royal Bank U.S. Base Rate loan in U.S. dollars; (c) Bankers' Acceptances in Canadian Dollars; and (d) LIBOR-based loan in U.S. dollars.

    Ball Canada, as borrower, and the Company, as guarantor, are expected to enter into a credit agreement, referred to as the "Canadian Revolving Credit Facility," with Royal Bank dated as of August 10, 1998. This new facility would replace the existing Canadian Credit Facility. Under the Canadian Revolving Credit Facility, Royal Bank will furnish a 364-day revolving credit facility in the amount of US$50 million, or the equivalent in Canadian dollars.

    Borrowings under the Canadian Revolving Credit Facility can be made, at the option of Ball Canada, through one of the following four vehicles:

    (1) Eurodollar based loans in U.S. Dollars ("Eurodollar Loans") for 1, 2, 3 or 6 months;

    (2) Bankers' Acceptances ("Bankers' Acceptances") in Canadian Dollars for 1, 2, 3 or 6 months;

    (3) Prime Rate Loans in Canadian Dollars ("Prime Loans"); or

    (4) U.S. Base Rate Loans in U.S. Dollars ("USBR Loans").

    Ball Canada will have to pay a commitment fee to be assessed as a percentage of the daily average unused portion of the Canadian Revolving Credit Facility, payable quarterly in arrears from the closing date until the termination of the Canadian Revolving Credit Facility.

    Ball Canada will have the option, upon three business days' notice, to prepay without penalty all or a portion of the borrowings. However, the Eurodollar Loans prepaid at any time other than the last day of an interest period shall be subject to reimbursement of the break-funding costs of the banks in the syndicate.

    The Company will have to unconditionally and irrevocably guarantee the principal, interests, fees and all other amounts payable when due under the Canadian Revolving Credit Facility. The Company's guarantee will be supported by appropriate legal opinions, including that the guarantee ranks equal in right of payment to all senior unsecured indebtedness of the Company. There will be no subrogation. In addition, the Company will have to agree:

    (1) to fully subordinate all inter-company loans that Ball Canada owes the Company to each bank in the syndicate;

    (2) to maintain ownership, directly or indirectly, of 100% of the common stock of Ball Canada and that it will not sell or transfer any interest in Ball Canada without the prior written consent of all of the banks in the syndicate; and

    (3) not to pledge its interest in Ball Canada, except as provided for in the Senior Credit Facility on its respective closing date.

    The Canadian Revolving Credit Facility will include certain representations, warranties, covenants and events of default similar to those included in the Senior Credit Facility, supplemented and modified as appropriate to reflect the structure of this Canadian Revolving Credit Facility with Ball Canada as borrower and the Company as guarantor and amended to conform to Canadian law and market convention.

THE ESOP NOTES

    In connection with entering into the Senior Credit Facility, the Company entered into amendments with lenders under its existing 8.46% Guaranteed ESOP Notes, Series A due June 15, 1999 and the 8.83% Guaranteed ESOP Notes, Series B due December 15, 2001 of the Ball Corporation Salary Conversion and Employee Stock Ownership Plan Trust and the related guarantees by the Company. The amendments provide for pledges of stock of certain of the Company's subsidiaries and guarantees in favor of the lenders under the ESOP Notes comparable to those under the Senior Credit Facility, subject to an intercreditor agreement. As of September 27, 1998, approximately $33.3 million was outstanding under the ESOP Notes.

                       DESCRIPTION OF THE EXCHANGE NOTES

    The Outstanding Senior Notes were, and the Senior Exchange Notes will be, issued under a Senior Note Indenture, dated August 10, 1998, among the Company, certain subsidiary guarantors and The Bank of New York, as Senior Note Trustee. The Outstanding Senior Subordinated Notes were, and the Senior Subordinated Exchange Notes will be, issued under a Senior Subordinated Note Indenture, dated August 10, 1998 among the Company, certain subsidiary guarantors and The Bank of New York, as Senior Subordinated Note Trustee. The terms of the Exchange Notes are the same as the terms of the Outstanding Notes, except that (1) the Company registered the Exchange Notes under the Securities Act of 1933, as amended, and their transfer is not restricted like the Outstanding Notes and (2) holders of the Exchange Notes are not entitled to certain rights under the Registration Rights Agreements.

    The Outstanding Senior Notes are, and the Senior Exchange Notes will be, senior obligations of the Company, and rank equal in right of payment with all existing and future unsubordinated Indebtedness and rank senior in right of payment to all existing and future subordinated Indebtedness of the Company. The Outstanding Senior Subordinated Notes are, and the Senior Subordinated Exchange Notes will be, general unsecured obligations of the Company and subordinated in right of payment to all current and future Senior Debt, and rank equal in right of payment with all other senior subordinated Indebtedness of the Company issued in the future and senior in the right of payment to all subordinated Indebtedness of the Company issued in the future. As of September 27, 1998, approximately $1,032.7 million of Senior Debt was outstanding and secured by a first priority lien on the stock of certain Company Subsidiaries. The Company has additional liabilities through its Restricted Subsidiaries totalling approximately $804.7 million. The Indentures permit the incurrence of additional Senior Debt in the future. As of the date of the Indentures, all of the Company's Subsidiaries, except for the FTB Group, Ball Capital Corp. and the Excluded Subsidiaries are Restricted Subsidiaries. Under certain circumstances, the Company can designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries are not subject to any of the restrictive covenants set forth in the Indentures.

    BECAUSE THIS SECTION OF THE PROSPECTUS MERELY SUMMARIZES THE TERMS OF THE EXCHANGE NOTES, YOU SHOULD READ THE INDENTURES AND THE RELEVANT PORTIONS OF THE TRUST INDENTURE ACT OF 1939 FOR MORE COMPLETE INFORMATION REGARDING THE TERMS OF THE EXCHANGE NOTES. COPIES OF THE SENIOR NOTE INDENTURE, SENIOR SUBORDINATED
NOTE INDENTURE AND REGISTRATION RIGHTS AGREEMENTS CAN BE OBTAINED BY FOLLOWING THE INSTRUCTIONS CONTAINED IN THIS PROSPECTUS UNDER THE HEADINGS "WHERE YOU CAN FIND MORE INFORMATION" AND "INFORMATION INCORPORATED BY REFERENCE." THE DEFINITIONS OF CERTAIN TERMS USED IN THE FOLLOWING SUMMARY ARE SET FORTH BELOW UNDER "CERTAIN DEFINITIONS." FOR PURPOSES OF THIS SUMMARY, THE TERM "COMPANY" REFERS ONLY TO BALL CORPORATION AND NOT TO ANY OF ITS RESTRICTED SUBSIDIARIES. FOR THE PURPOSES OF THE REMAINDER OF THIS SECTION ENTITLED "DESCRIPTION OF THE EXCHANGE NOTES," THE TERMS THE "NOTES," THE "SENIOR NOTES" AND THE "SENIOR SUBORDINATED NOTES" REFER TO THE EXCHANGE NOTES, THE SENIOR EXCHANGE NOTES AND THE SENIOR SUBORDINATED EXCHANGE NOTES, RESPECTIVELY.

PRINCIPAL, MATURITY AND INTEREST

    The Company will issue up to $300.0 million total principal amount of Senior Notes which will mature on August 1, 2006. Interest on the Senior Notes will accrue at the rate of 7 3/4% per annum. The Company will pay interest semi-annually in arrears on February 1 and August 1, commencing on February 1, 1999, to Holders of record on the immediately preceding January 15 and July 15. The Company will issue up to $250.0 million total principal amount of Senior Subordinated Notes which will mature on August 1, 2008. Interest on the Senior Subordinated Notes will accrue at the rate of 8 1/4% per annum. The Company will pay interest semi-annually in arrears on February 1 and August 1, commencing on February 1, 1999, to Holders of record on the immediately preceding January 15 and July 15.

    Interest on the Notes accrues from the most recent date on which interest has been paid or, if no interest has been paid, from the date the Company originally issued the Notes. Interest as calculated based upon a 360-day year comprised of twelve 30-day months. The Company shall pay principal, premium, interest and liquidated damages on the Notes at the New York City office of the Company or by mailing a check to the Holders of the Notes. However, the Company shall pay a Holder by wire transfer of immediately available funds if the Holder gives wire transfer instructions to the Trustee. Until otherwise designated by the Company The Bank of New York's office in New York is the Company's office in New York. The Company will issue Notes in denominations of $1,000 and integral multiples thereof.

SUBORDINATION

    The payment of principal of, premium, interest and liquidated damages on the Senior Subordinated Notes is subordinated in right of payment to the payment of all Senior Debt, whether outstanding on August 10, 1998 or incurred after that date.

    Upon any distribution to creditors in the event of: (1) a liquidation or dissolution of the Company or a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company, or (2) an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the Company shall pay Holders of Senior Debt before the Company pays Holders of Senior Subordinated Notes. However Holders of Senior Subordinated Notes may receive and retain (1) Permitted Junior Securities and
(2) payments made from the trust described under "--Legal Defeasance and Covenant Defeasance."

    The Company also may not make any payment on the Notes if the Company defaults on the Designated Senior Debt. The Company shall resume paying on the Notes (a) in the case of a payment default, when the Company cures or waives the default and (b) in case of a nonpayment default, the earlier of (1) when the Company cures or waives the default or (2) 179 days after the Trustee receives notice of the default (provided that Maturity of the Senior Debt has not been accelerated).

    The Senior Subordinated Note Indenture requires the Company to promptly notify holders of Senior Debt if payment of the Senior Subordinated Notes is accelerated because of an Event of Default.

    Because payment on the Senior Subordinated Notes is subordinated to payment on the Senior Debt, Holders of Senior Subordinated Notes may recover less than holders of Senior Debt. On a pro forma basis, the Company's principal amount of Senior Debt outstanding at September 27, 1998 is approximately $1,032.7 million. The Indentures limit the amount of additional debt that the Company and its subsidiaries can incur. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

SUBSIDIARY GUARANTEES

    The Company's payment obligations under the Notes will be fully and unconditionally, jointly and severally guaranteed by certain wholly-owned domestic subsidiaries of the Company. The Subsidiary Guarantees of the Senior Notes will be on a senior basis, equal in right of payment with all existing and future unsubordinated Indebtedness of the Guarantors and senior in right of payment to all existing and future subordinated Indebtedness of the Guarantors. The Subsidiary Guarantees of the Senior Subordinated Notes will be subordinated to any other Guarantees of the Company's Senior Debt by the Subsidiary Guaranters. The Subsidiary Guarantees are limited so as not to constitute a fraudulent conveyance under applicable law. See, however, "Risk Factors--Fraudulent Conveyance" for further information.

    The Indentures provide that no Guarantor may consolidate with or merge with or into another entity unless

    (1) the Person formed by or surviving any such consolidation or merger assumes all the obligations of the Guarantor in a supplemental indenture approved by the Trustee;

    (2) after the transaction, no Default or Event of Default exists; and

    (3) except in the case of a merger of a Guarantor with or into the Company or a Restricted Subsidiary that is a Guarantor, the Company is permitted, under the Company's pro forma Fixed Charge Coverage Ratio after the transaction to incur at least $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test. The Fixed Charge Coverage Ratio test is explained in this section of the Prospectus under the heading "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

    Under the Indentures, if any Guarantor sells or disposes of all of its assets or its capital stock, then the Guarantor or the corporation acquiring the property will be released and relieved of any obligations under its Subsidiary Guarantee. However, the Net Proceeds of a sale or other disposition must be applied in accordance with the Indentures. See "--Repurchase at Option of Holders--Asset Sales" for more information.

OPTIONAL REDEMPTION

SENIOR NOTES

    The Company may redeem all of the Senior Notes at any time at a redemption price equal to the sum of (a) an amount equal to 100% of the principal amount of the Notes and (b) the Senior Make-Whole Premium, together with accrued and unpaid interest and liquidated damages to the redemption date.

SENIOR SUBORDINATED NOTES

    The Company may redeem the Senior Subordinated Notes at any time after August 1, 2003, in whole or in part, upon between 30 and 60 days' notice at the redemption prices set forth below plus accrued and unpaid interest and liquidated damages to the redemption date. The redemption prices, expressed below as a percentage of principal amount, are based upon redemption occuring during the twelve-month period beginning on August 1 of the years indicated below:

                                                                                   PERCENTAGE OF
YEAR                                                                              PRINCIPAL AMOUNT
--------------------------------------------------------------------------------  ----------------
2003............................................................................        104.125%
2004............................................................................        102.750%
2005............................................................................        101.375%
2006 and thereafter.............................................................        100.000%

    During the first 36 months after August 5, 1998, the Company may redeem up to 35% of the total principal amount of the Senior Subordinated Notes issued under the Senior Subordinated Note Indenture at a redemption price of 108.25% of the principal amount of the Senior Subordinated Notes, plus accrued and unpaid interest and liquidated damages to the redemption date, with the net cash proceeds of any Public Equity Offering. However at least 65% of the aggregate principal amount of the Senior Subordinated Notes issued must remain outstanding immediately after each redemption. In addition, each redemption shall occur within 90 days of closing the Public Equity Offering.

SELECTION

    If the Company redeems less than all of the Senior Subordinated Notes, the Trustee will select the Senior Subordinated Notes for redemption. The selection must comply with the requirements of the principal national securities exchange on which the Senior Subordinated Notes are listed. If the Senior Subordinated Notes are not listed on a national securities exchange, the Company must redeem the notes on a pro rata basis, by lot or by the method the Trustee deems fair and appropriate. However, the Company will not redeem notes in denominations of $1,000 or less in part.

NOTICE

    Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Senior Subordinated Note is to be redeemed in part only, the notice of redemption that relates to such Senior Subordinated Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Subordinated Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Subordinated Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

    Except as set forth below under "Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "CHANGE OF CONTROL OFFER") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and liquidated damages thereon, if any, to the date of purchase (the "CHANGE OF CONTROL PAYMENT"). Within fifteen days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "CHANGE OF CONTROL PAYMENT DATE"), pursuant to the procedures required by the Indentures and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

    On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. Each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Senior Subordinated Note Indenture provides that, prior to complying with the provisions of this covenant, but in any event within 60 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Senior Subordinated Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The Change of Control provisions described above will be applicable whether or not any other provisions of the Indentures are applicable. Except as described above with respect to a Change of Control, the Indentures do not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

    The Credit Agreements currently prohibit the Company from purchasing any Notes and also provide that certain Change of Control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indentures which would, in turn, constitute a default under the Credit Agreements. In such circumstances, the subordination provisions in the Senior Subordinated Note Indenture would likely restrict payments to the Holders of Senior Subordinated Notes.

    The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indentures applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

    ASSET SALES

    The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless

    (1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee with respect to any Asset Sale determined to have a fair market value greater than $25.0 million), of the assets or Equity Interests issued or sold or otherwise disposed of and

    (2) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; PROVIDED that the following amounts shall be deemed to be cash:

       (w) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary of the Company (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability,

       (x) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days after the consummation of such Asset Sale (to the extent of the cash received),

       (y) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale; PROVIDED that the aggregate fair market value (as determined above) of such Designated Noncash Consideration, taken together with the fair market value at the time of receipt of all other Designated Noncash Consideration received pursuant to this clause (y) less the amount of Net Proceeds previously realized in cash from prior Designated Noncash Consideration is less than 5% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value) and

       (z) Additional Assets received in an exchange-of-assets transaction.

    The Senior Note Indenture provides that within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (a) to repay Indebtedness under any Credit Facility (and to correspondingly permanently reduce the commitments with respect thereto in the case of revolving borrowings), (b) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets, in each case, in Permitted Businesses or (c) to an Investment in Additional Assets. The Company will have complied with clause (c) if, within 365 days of such Asset Sale, the Company shall have entered into a definitive agreement covering such Investment which is thereafter completed within 365 days after the first anniversary of such Asset Sale. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Indebtedness under any Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indentures. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph shall be deemed to constitute "EXCESS PROCEEDS." When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company shall be required to make an offer to all Holders of Senior Notes and all holders of other Indebtedness that ranks equal to the Senior Notes containing provisions similar to those set forth in the Senior Note Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (a "Senior Asset Sale Offer") to purchase the maximum principal amount of Senior Notes and such other Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and liquidated damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Senior Note Indenture and such other Indebtedness. To the extent that any Excess Proceeds remain after consummation of a Senior Asset Sale Offer, the Company may use any remaining Excess Proceeds for any purpose not otherwise prohibited by the Senior
Note Indenture. If the aggregate principal amount of Senior Notes and such other Indebtedness tendered into such Senior Asset Sale Offer surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Senior Note Trustee shall select the Senior Notes and such other Indebtedness to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

    The Senior Subordinated Note Indenture provides that within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (a) to repay Senior Debt of the Company or any Restricted Subsidiary, including, without limitation, Indebtedness under the Senior Notes and any Credit Facility (and to correspondingly permanently reduce the commitments with respect thereto in the case of revolving borrowings), (b) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets, in each case, in Permitted Businesses or (c) to an Investment in Additional Assets. The Company will have complied with clause (c) if, within 365 days of such Asset Sale, the Company shall have entered into a definitive agreement covering such Investment which is thereafter completed within 365 days after the first anniversary of such Asset Sale. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Indebtedness under any Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indentures. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph shall be deemed to constitute "EXCESS PROCEEDS." When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company shall be required to make an offer to all Holders of Senior Subordinated Notes and all holders of other Indebtedness that is not Senior Debt that ranks equal to the Senior Subordinated Notes containing provisions similar to those set forth in the Senior Subordinated Note Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (a "Senior Subordinated Asset Sale Offer") to purchase the maximum principal amount of Senior Subordinated Notes and such other Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and liquidated damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Senior Subordinated Note Indenture and such other Indebtedness. To the extent that any Excess Proceeds remain after consummation of a Senior Subordinated Asset Sale Offer, the Company may use any remaining Excess Proceeds for any purpose not otherwise prohibited by the Senior Subordinated Note Indenture. If the aggregate principal amount of Senior Subordinated Notes and such other Indebtedness tendered into such Senior Subordinated Asset Sale Offer surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Senior Subordinated Note Trustee shall select the Senior Subordinated Notes and such other Indebtedness to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

    The Indentures provide that the covenants set forth herein will be applicable to the Company, except that during any period of time that (1) the ratings assigned to the Senior Notes or the Senior Subordinated Notes, treated separately, by both Standard & Poor's Ratings Group ("S&P") and Moody's Investors Service, Inc. ("Moody's" and, together with S&P, the "Rating Agencies") are equal to or higher than BBB- and Baa3, or the equivalents thereof, respectively (the "Investment Grade Ratings"), except subsequent to a Change of Control of the Company, and (2) no Default or Event of Default shall have occurred and be continuing, the Company and its Subsidiaries will not be subject to the provisions of the Senior Note Indenture and/or the Senior Subordinated Note Indenture, as the case may be, described under "--Asset Sales," "--Restricted Payments," "--Incurrence of Indebtedness and Issuance of Preferred Stock," "--Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries," "Transactions with Affiliates" and "Sale and Leaseback Transactions" (collectively, the "Suspended Covenants"). In the event that the Company is not subject to the Suspended Covenants for any period of time as a result of the preceding sentence (a "Suspension Period") and, subsequently, one or both Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Senior Notes or the Senior Subordinated Notes, as the case may be, below the required Investment Grade Ratings, then, from and after the date of such withdrawal or downgrade, the Company and its Subsidiaries will again be subject to the Suspended Covenants and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal or downgrade will be calculated in accordance with the terms of the "Restricted Payments" covenant as if such covenant had been in effect during the entire period of time from the Issue Date. Notwithstanding any other provision of the Senior Note Indenture or the Senior Subordinated Note Indenture, the continued existence, after the date of such withdrawal or downgrade, of facts and circumstances that were incurred or otherwise came into being during a Suspension Period shall not constitute a breach of any covenant set forth in the Senior Note Indenture or the Senior Subordinated Note Indenture or a Default or Event of Default thereunder.

    RESTRICTED PAYMENTS

    The Indentures provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (1) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company); (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company; (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any subordinated Indebtedness, except a payment of interest or principal at Stated Maturity; or (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "RESTRICTED PAYMENTS"), unless, at the time of and after giving effect to such Restricted Payment:

        (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

        (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

        (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company or any of its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5) or (10) of the next succeeding paragraph), is less than the sum, without duplication, of (1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter immediately following the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (2) 100% of the aggregate Net Cash Proceeds or the fair market value of property other than cash received by the Company as a contribution to its common equity capital or from the issue or sale since the Issue Date of Equity Interests of the Company (other than Disqualified Stock), or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (3) to the extent not already included in Consolidated Net Income of the Company for such period and without duplication, any Restricted Investment that was made by the Company or any of its Restricted Subsidiaries after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, or any Unrestricted Subsidiary which is designated as an Unrestricted Subsidiary subsequent to the Issue Date is sold for cash or otherwise liquidated or repaid for cash, 100% of the cash return of capital with respect to such Restricted Investment or Unrestricted Subsidiary (less the cost of disposition, if any) and 50% of the excess of the fair market value of the Company's Investment in such Unrestricted Subsidiary as of the date of such redesignation over the amount of the Restricted Investment that reduced this clause (c); PROVIDED FURTHER, that any amounts that increase this clause (c) shall not duplicatively increase amounts available as Permitted Investments.

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        The foregoing provisions shall not prohibit:

            (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indentures;

            (2) the redemption, repurchase, retirement, defeasance or other acquisition of any Indebtedness which is subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause
       (c) (2) of the preceding paragraph;

            (3) the defeasance, redemption, repurchase or other acquisition of Indebtedness which is subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

            (4) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its common Equity Interests so long as the Company or such Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

            (5) the payment of dividends on the Company's Common Stock and Series B ESOP Convertible Preferred Stock of up to a combined amount of $25.0 million per annum; PROVIDED that any amount not utilized by the Company to pay dividends in any calendar year will not be carried forward to any subsequent year;

            (6) (a) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company that are held by any member of the Company's (or any of its Restricted Subsidiaries) management pursuant to any management equity subscription agreement or stock option agreement or (b) the repurchase of Equity Interests of the Company or any Restricted Subsidiary of the Company held by employee benefits plans (whether directly or for employees, directors or former directors) pursuant to the terms of agreements (other than management equity subscription agreements or stock option agreements) approved by the Company's Board of Directors; PROVIDED that, in the case of foregoing clause (a), the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $10.0 million in the aggregate since the Issue Date and, in the case of foregoing clause
       (b), the aggregate purchase price paid for all such repurchased Equity Interests shall not exceed $15.0 million in any twelve-month period;

            (7) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

            (8) with respect to the Senior Note Indenture, the repurchase, redemption or other acquisition or retirement for value of the Senior Subordinated Notes pursuant to the provisions described under the caption "Description of the Notes--Optional Redemption;" PROVIDED, that the amount of any Equity Offering used to effect such a repurchase, redemption or other acquisition or retirement for value shall be excluded from the calculation made pursuant to clause (c)(2) of the preceding paragraph;

            (9) with respect to the Senior Note Indenture, the repurchase, redemption or other acquisition or retirement for value of the Senior Subordinated Notes pursuant to the provisions described under the caption "Description of the Notes--Repurchase at the Option of Holders-- Change of Control" and "Description of the Notes--Repurchase at the Option of Holders-- Asset Sales;" PROVIDED, that, as of the date of such repurchase, redemption or other acquisition or retirement for value, no Default or Event of Default shall have occurred and be continuing or, with the passage of time, would occur as a consequence thereof; and

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
           (10) other Restricted Payments in an aggregate amount since the Issue Date not to exceed $50.0 million under this clause (10);

PROVIDED that, with respect to clauses (2), (3), (5), (6), (8), (9) and (10) above, no Default or Event of Default shall have occurred and be continuing immediately after such transaction or as a consequence thereof.

    As of the date of the Indentures, all of the Company's Subsidiaries other than the FTB Group, Ball Capital Corp. and the Excluded Subsidiaries were Restricted Subsidiaries. The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will be permitted only if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

    If, at any time, any Unrestricted Subsidiary fails to meet the requirements in the definition of "Unrestricted Subsidiary" as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall be permitted only if (1) such Indebtedness is permitted under the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period,
(2) if such Subsidiary is a Domestic Subsidiary, such Subsidiary shall have executed and delivered a supplemental indenture pursuant to which it will become a Guarantor under the Indentures, and (3) no Default or Event of Default would be in existence following such designation.

    The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary of the Company, pursuant to the Restricted Payment. The fair market value of any noncash Restricted Payment or any adjustment made pursuant to paragraph (c) of this covenant shall be determined by the Board of Directors of the Company whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an investment banking firm (or, if an investment banking firm is generally not qualified to give such an opinion or appraisal, by an appraisal firm) of national standing if such fair market value exceeds $25.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "--Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indentures.

    If any Restricted Investment is sold or otherwise liquidated or repaid or any dividend or payment is received by the Company or a Restricted Subsidiary and such amounts may be credited to clause (c) above, then such amounts will be credited only to the extent of amounts not otherwise included in Consolidated Net Income and that do not otherwise increase the amount available as a Permitted Investment.

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
    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    The Indentures provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "INCUR") any Indebtedness (including Acquired Debt) and that the Company shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; PROVIDED, HOWEVER, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and any of the Company's Restricted Subsidiaries may incur Indebtedness if the Company's Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.00 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

    The provisions of the first paragraph of this covenant shall not apply to the incurrence of any of the following items of Indebtedness (collectively, "PERMITTED DEBT"):

        (1) the incurrence by the Company or its Restricted Subsidiaries of term Indebtedness under the Credit Facility, letters of credit (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) and related Guarantees under the Credit Facility; PROVIDED that the aggregate principal amount of all term Indebtedness and letters of credit of the Company and its Restricted Subsidiaries (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) outstanding under the Credit Facility after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (1) does not exceed an amount equal to $550.0 million;

        (2) the incurrence by the Company or its Restricted Subsidiaries of revolving credit Indebtedness under the Credit Facility, letters of credit (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) and related Guarantees under the Credit Facility; PROVIDED that the aggregate principal amount of all revolving Indebtedness and letters of credit of the Company and its Restricted Subsidiaries (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) outstanding under the Credit Facility after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (2), does not exceed $700.0 million less the aggregate amount of Asset Sale proceeds applied by the Company and its Restricted Subsidiaries to reduce permanently the availability of revolving credit Indebtedness under the Credit Agreements pursuant to the provisions described under the caption "--Repurchase at the Option of Holders--Asset Sales";

        (3) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

        (4) the incurrence by the Company and the Guarantors of Indebtedness represented by the Senior Notes, the Senior Subordinated Notes, the Senior Subsidiary Guarantees and the Subordinated Subsidiary Guarantees limited in aggregate principal amount, without duplication, to amounts outstanding under the Senior Note Indenture and the Senior Subordinated Note Indenture as of their respective dates;

        (5) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each

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
    case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace Indebtedness incurred pursuant to this clause (5), not to exceed 5% of Total Assets;

        (6) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness;

        (7) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; PROVIDED, HOWEVER, that (1) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and the Indentures, (2) if a Restricted Subsidiary of the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of such Restricted Subsidiary's Subsidiary Guarantee and (3)(A) any subsequent event or issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

        (8) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred in the normal course of business for the purpose of fixing or hedging currency, commodity or interest rate risk (including with respect to any Indebtedness that is permitted by the terms of the Indentures to be outstanding in connection with the conduct of their respective businesses and not for speculative purposes);

        (9) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in the ordinary course of business solely in respect of performance, surety and similar bonds, completion or performance guarantees or standby letters of credit issued for the purpose of supporting workers' compensation liabilities of the Company or any of its Restricted Subsidiaries, to the extent that such incurrence does not result in the incurrence of any obligation for the payment of borrowed money to others;

       (10) the incurrence of Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary;

       (11) the incurrence by a Restricted Subsidiary of the Company of Indebtedness in connection with, and in contemplation of, the concurrent disposition of such Restricted Subsidiary to the stockholders of the Company; PROVIDED that such disposition occurs concurrently with such incurrence and, following such disposition, neither the Company nor any of its Restricted Subsidiaries has any liability with respect to such Indebtedness;

       (12) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is Non-Recourse Debt with respect to the Company and its other Restricted Subsidiaries (except for Standard Securitization Undertakings and Limited Originator Recourse);

       (13) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

       (14) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding,

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
    including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause
    (14), not to exceed $75.0 million.

    For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above as of the date of incurrence thereof or is entitled to be incurred pursuant to the first paragraph of this covenant as of the date of incurrence thereof, the Company shall, in its sole discretion, classify or reclassify such item of Indebtedness as of the date of incurrence thereof in any manner that complies with this covenant and such item of Indebtedness shall be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

    LIENS

    The Indentures provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness, Attributable Debt, or trade payables (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indentures and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

    The Indentures provide that the Company will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company or the Company to (1)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (i) on its Capital Stock or (ii) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (2) make loans or advances to the Company or any of its Restricted Subsidiaries or (3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the Issue Date, (b) the Credit Facility as in effect as of the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, PROVIDED that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Credit Facility as in effect on the Issue Date, (c) the Senior Note Indenture, the Senior Subordinated Note Indenture, the Senior Notes and the Senior Subordinated Notes, (d) applicable law or any applicable rule, regulation or order, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, PROVIDED that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indentures to be incurred, (f) by reason of customary non-assignment provisions in leases or other contracts entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so acquired, (h) Indebtedness of Guarantors, PROVIDED that such Indebtedness was permitted to be incurred pursuant to the Indentures, (i) Permitted Refinancing Indebtedness, PROVIDED that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the

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Indebtedness being refinanced, (j) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limits the right of the debtor to dispose of assets securing such Indebtedness, (k) provisions with respect to the disposition or distribution of assets or property in joint venture or similar agreements entered into in the ordinary course of business or (l) any Purchase Money Note, or other Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; PROVIDED that such restrictions apply only to such Securitization Entity.

    MERGER, CONSOLIDATION, OR SALE OF ASSETS

    The Indentures provide that the Company will not, directly or indirectly, consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (1) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Registration Rights Agreement, the Notes and the Indentures pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (3) immediately before and after such transaction no Default or Event of Default shall have occurred; and (4) except in the case of a merger of the Company with or into a Subsidiary, the Company or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, immediately after such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (A) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" or (B) the Fixed Charge Coverage Ratio for the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made would, immediately after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, not be less than such Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction. The Indentures will also provide that the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. The provisions of this covenant will not be applicable to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and its Restricted Subsidiaries.

    TRANSACTIONS WITH AFFILIATES

    The Indentures provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of any such Person (each of the foregoing, an "AFFILIATE TRANSACTION"), unless (1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (2) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of its Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved

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
by a majority of the disinterested members of its Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an investment banking firm (or, if an investment banking firm is generally not qualified to give such an opinion, by an appraisal firm) of national standing; PROVIDED that none of the following shall be deemed to be Affiliate Transactions: (1) any employment, severance or termination agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, as the case may be, (2) transactions between or among the Company and/or its Restricted Subsidiaries that are Guarantors, (3) transactions between or among the Company or its Restricted Subsidiaries that are Guarantors with its Restricted Subsidiaries that are not Guarantors, FTB Group and Permitted Joint Ventures on terms that are no less favorable to the Company and/or such Subsidiary than those that would have been obtained in a comparable transaction by the Company and/or such Subsidiary with an unrelated Person, (4) any sale or other issuance of Equity Interests (other than Disqualified Stock) of the Company, (5) Restricted Payments that are permitted by and Investments that are not prohibited by the covenant described above under the caption "--Restricted Payments," (6) fees and compensation paid to members of the Board of Directors of the Company and of its Restricted Subsidiaries in their capacity as such, to the extent such fees and compensation are reasonable and customary, (7) advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business and consistent with past practices, (8) fees and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of the Company or any of its Restricted Subsidiaries, as determined by the Board of Directors of the Company or of any such Restricted Subsidiary, to the extent such fees and compensation are reasonable and customary, shall not be deemed to be Affiliate Transactions and (9) transactions effected as part of a Qualified Securitization Transaction.

    SALE AND LEASEBACK TRANSACTIONS

    The Indentures provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; PROVIDED that the Company may enter into a sale and leaseback transaction if (1) the Company could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" and (2) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (3) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "Repurchase at the Option of the Holders--Asset Sales."

    ADDITIONAL SUBSIDIARY GUARANTEES

    The Senior Note Indenture provides that, in the event that the Company or any of its Domestic Subsidiaries (1) acquires or creates any Domestic Subsidiary after the Issue Date that is not a Guarantor or (2) causes or permits any Foreign Subsidiary that is not a Guarantor to, directly or indirectly, guarantee the payment of any Indebtedness of the Company or any Restricted Subsidiary ("Other Indebtedness") then, in each case the Company shall cause such Subsidiary to simultaneously execute and deliver a supplemental indenture pursuant to which it will become a Guarantor under the Senior Note Indenture; PROVIDED, HOWEVER, that if such Other Indebtedness is (1) Indebtedness that is ranked equal in right of payment with the Senior Notes or such Subsidiary's Guarantee of the Senior Notes, as the case may be, such Subsidiary's Guarantee of the Senior Notes shall be equal in right of payment with such Subsidiary's guarantee of the Other Indebtedness; or (2) subordinated Indebtedness, such Subsidiary's Guarantee of the Senior Notes shall be senior in right of payment to the guarantee of Other Indebtedness (which guarantee of such

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subordinated Indebtedness shall provide that the guarantee is subordinated to such Subsidiary's Guarantee of the Senior Notes to the same extent and in the same manner as the Other Indebtedness is subordinated to the Senior Notes or such Subsidiary's Guarantee of the Senior Notes, as the case may be).

    The Senior Subordinated Note Indenture provides that, in the event that the Company or any of its Domestic Subsidiaries (1) acquires or creates any Domestic Subsidiary after the Issue Date that is not a Guarantor or (2) causes or permits any Foreign Subsidiary that is not a Guarantor to, directly or indirectly, guarantee the payment of any Other Indebtedness then, in each case the Company shall cause such Subsidiary to simultaneously execute and deliver a supplemental indenture pursuant to which it will become a Guarantor under the Senior Subordinated Note Indenture; PROVIDED, HOWEVER, that if such Other Indebtedness is (1) Indebtedness that is ranked equal in right of payment with the Senior Subordinated Notes or such Subsidiary's Guarantee of the Senior Subordinated Notes, as the case may be, such Subsidiary's Guarantee of the Senior Subordinated Notes shall be PARI PASSU in right of payment with such Subsidiary's guarantee of the Other Indebtedness; or (2) Senior Debt, such Subsidiary's Guarantee of the Senior Subordinated Notes shall be subordinated in right of payment to the guarantee of Other Indebtedness (which guarantee of such Senior Debt shall provide that the guarantee is senior to such Subsidiary's Guarantee of the Senior Subordinated Notes to the same extent and in the same manner as the Other Indebtedness is senior to the Senior Subordinated Notes or such Subsidiary's Guarantee of the Senior Subordinated Notes, as the case may
be).

    ANTI-LAYERING

    The Senior Subordinated Note Indenture provides that, notwithstanding any other provision thereof, (1) the Company will not incur, create, issue, assume, guarantee or otherwise become liable directly or indirectly for any Indebtedness (including Acquired Debt) that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Senior Subordinated Notes and (2) no Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness (including Acquired
Debt) that is subordinate or junior in right of payment to any Senior Debt of a Guarantor and senior in any respect in right of payment to any Subordinated Subsidiary Guarantees.

    PAYMENTS FOR CONSENT

    The Indentures provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Senior Notes or Senior Subordinated Notes, as applicable, for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Senior Note Indenture or Senior Notes, or the Senior Subordinated Note Indenture or the Senior Subordinated Notes, as the case may be, unless such consideration is offered to be paid or is paid to all Holders of the Senior Notes or Senior Subordinated Notes, as applicable, that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

    REPORTS

    The Indentures provide that whether or not the Company is required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to each of the Holders of Notes (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such financial information, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and any consolidated Restricted Subsidiaries and, with respect to the annual information only, reports thereon by the Company's independent public accountants (which shall be firm(s) of established national reputation) and (2) all information that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports. All such information and reports shall be filed with the SEC (unless the SEC will not

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accept such a filing) on or prior to the dates on which such filings would have been required to be made had the Company been subject to the rules and regulations of the SEC. In addition, whether or not required by the rules and regulations of the SEC, the Company shall file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. For so long as any Notes remain outstanding, the Company and the Guarantors shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

    The Indentures provide that each of the following constitutes an Event of
Default: (1) default for 30 days in the payment when due of interest on, or liquidated damages with respect to, the Notes (whether or not prohibited by the subordination provisions of the Indentures); (2) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indentures); (3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the caption "--Merger, Consolidation or Sale of Assets"; (4) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to comply with the provisions described under the captions "Repurchase at the Option of Holders--Asset Sales," "--Restricted Payments," "--Incurrence of Indebtedness and Issuance of Preferred Stock," or "Repurchase at the Option of Holders--Change of Control"; (5) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to comply with any of its other agreements in the Indentures or the Notes; (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (other than a Securitization Entity) (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries (other than a Securitization Entity)) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "PAYMENT DEFAULT") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates without duplication $20.0 million or more; (7) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million (excluding amounts covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days; (8) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries and (9) except as permitted by the Indentures, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee.

    If any Event of Default occurs and is continuing, the Trustees or the Holders of at least 25% in principal amount of the then outstanding Senior Notes or Senior Subordinated Notes, as the case may be, may declare all the Senior Notes or Senior Subordinated Notes, as the case may be, to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Restricted Subsidiary, all Outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indentures or the Notes except as provided in the Indentures. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Notes or Senior Subordinated Notes, as the case may be, may direct the applicable Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default

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or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indentures, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to August 1, 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Senior Subordinated Notes prior to August 1, 2003, then the premium specified in the Senior Subordinated Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Senior Subordinated Notes.

    The Holders of a majority in aggregate principal amount of the Senior Notes then outstanding by notice to the Senior Note Trustee may on behalf of the Holders of all of the Senior Notes waive any existing Default or Event of Default and its consequences under the Senior Note Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Senior Notes. The Holders of a majority in aggregate principal amount of the Senior Subordinated Notes then outstanding by notice to the Senior Subordinated Note Trustee may on behalf of the Holders of all of the Senior Subordinated Notes waive any existing Default or Event of Default and its consequences under the Senior Subordinated Note Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Senior Subordinated Notes.

    The Company is required to deliver to each Trustee annually a statement regarding compliance with the respective Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the expressed view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the Outstanding Notes ("LEGAL DEFEASANCE") except for (1) the rights of Holders of Outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and liquidated damages on such Notes when such payments are due from the trust referred to below, (2) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (3) the rights, powers, trusts, duties and immunities of the Trustees, and the Company's obligations in connection therewith and (4) the Legal Defeasance provisions of the Indentures. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indentures ("COVENANT DEFEASANCE") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

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    In order to exercise either Legal Defeasance or Covenant Defeasance, (1) the
Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Notes or Senior Subordinated Notes, cash in U.S. dollars, noncallable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and liquidated damages on the Outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the Outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the Outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indentures) to which the company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;
(6) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (7) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes to the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (8) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange Notes in accordance with the Indentures. The Registrars and the Trustees may require a Holder to furnish, among other things, appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indentures. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

    The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Senior Note Indenture or the Senior Notes, or the Senior Subordinated Note Indenture or the Senior Subordinated Notes, as the case may be, may be amended or supplemented with the consent of the Holders of at least a majority in principal

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amount of the Senior Notes or Senior Subordinated Notes, as applicable, then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Senior Notes or the Senior Subordinated Notes), and any existing default or compliance with any provision of the Senior Note Indenture or the Senior Notes, or the Senior Subordinated Note Indenture or the Senior Subordinated Notes, as the case may be, or may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Notes or Senior Subordinated Notes, as applicable (including consents obtained in connection with a tender offer or exchange offer for Senior Notes or Senior Subordinated Notes).

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (3) reduce the rate of or change the time for payment of interest on any Note, (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (5) make any Note payable in money other than that stated in the Notes, (6) make any change in the provisions of the Indentures relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders") or (8) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article 10 of the Senior Subordinated Note Indenture (which relate to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of the Senior Subordinated Notes then outstanding if such amendment would adversely affect the rights of Holders of Senior Subordinated Notes.

    Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustees may amend or supplement the Indentures or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indentures of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indentures under the Trust Indenture Act.

CONCERNING THE TRUSTEE

    The Indentures contain certain limitations on the rights of the Trustees, should either of them become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustees will be permitted to engage in other transactions; HOWEVER, if any Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The Holders of a majority in principal amount of the then Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indentures provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indentures at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

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ADDITIONAL INFORMATION

    Anyone who receives this Prospectus may obtain a copy of the Indentures and Registration Rights Agreement without charge by writing to Ball Corporation, 10 Longs Peak Drive, P.O. Box 5000, Broomfield, CO 80038-5000 Attention: Treasurer. In addition, the Company filed these documents as exhibits to its Form 8-K dated August 10, 1998 filed with the SEC on August 25, 1998. See the section in this Prospectus entitled "Where You Can Find More Information" for information regarding how to obtain documents from the SEC.

BOOK-ENTRY, DELIVERY AND FORM

    The Outstanding Notes are, and the Exchange Notes will be, issued in the form of one Senior Global Note (the "SENIOR GLOBAL NOTE") and one Senior Subordinated Global Note (the "SENIOR SUBORDINATED GLOBAL NOTE," and, together with the Senior Global Note, the "GLOBAL NOTES"). The Global Notes will be deposited on the date of the acceptance for exchange of the Outstanding Notes and the issuance of the Exchange Notes (the "CLOSING DATE") with, or on behalf of, The Depository Trust Company (the "DEPOSITARY") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "GLOBAL NOTES HOLDER").

    Notes that are issued as described below under "Certificated Securities" will be issued in the form of registered definitive certificates (the "CERTIFICATED SECURITIES"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless the Global Notes have previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Notes representing the principal amount of Notes being transferred.

    The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "PARTICIPANTS" or the "DEPOSITARY'S PARTICIPANTS") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "INDIRECT PARTICIPANTS" or the "DEPOSITARY'S INDIRECT PARTICIPANTS") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only thorough the Depositary's Participants or the Depositary's Indirect Participants.

    The Company expects that pursuant to procedures established by the Depositary (1) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes and (2) ownership of the Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Notes will be limited to such extent. For certain other restrictions on the transferability of the Notes see "Notice to Investors."

    So long as the Global Notes Holder is the registered owner of any Notes, the Global Notes Holder will be considered the sole Holder under the Indentures of any Notes evidenced by the Global Notes. Beneficial owners of Notes evidenced by the Global Notes will not be considered the owners or Holders thereof under the Indentures for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustees thereunder. Neither the Company nor the Trustees will have any

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responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

    Payments in respect of the principal of, premium, if any, interest and liquidated damages, if any, on any Notes registered in the name of the Global Notes Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Notes Holder in its capacity as the registered Holder under the Indentures. Under the terms of the Indentures, the Company and the Trustee may treat the persons in whose names Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFICATED SECURITIES

    Subject to certain conditions, any person having a beneficial interest in the Global Notes may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such certificated Notes would be subject to the legend requirements described herein under "Notice to Investors." In addition, if (1) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indentures, then, upon surrender by the Global Notes Holder of a Global Note, Notes in such form will be issued to each person that the Global Notes Holder and the Depositary identify as being the beneficial owner of the related Notes.

    Neither the Company nor the Trustee will be liable for any delay by the Global Notes Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Notes Holder or the Depositary for all purposes.

SAME DAY SETTLEMENT AND PAYMENT

    The Indentures will require that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and liquidated damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Notes Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, interest and liquidated damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Company presently expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

    The Company, the Guarantors and Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BancAmerica Robertson Stephens and First Chicago Capital Markets, Inc., as initial purchasers in the offering of the Outstanding Notes, entered into a Senior Registration Rights Agreement

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and a Senior Subordinated Registration Rights Agreement (together, the
"Registration Rights Agreements") dated as of August 10, 1998. Pursuant to the Registration Rights Agreements, the Company agreed to file with the SEC a registration statement with respect to the Exchange Notes, of which this Prospectus forms a part (the "Exchange Offer Registration Statement"). If (1) the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy or (2) any Holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer that (A) it is prohibited by law or SEC policy from participating in the Exchange Offer or (B) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or
(C) that it is a broker-dealer and owns Outstanding Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the SEC a Shelf Registration Statement to cover resales of the Outstanding Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. For purposes of the foregoing, "TRANSFER RESTRICTED SECURITIES" means each Outstanding Note until (1) the date on which such Outstanding Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (2) following the exchange by a broker-dealer in the Exchange Offer of an Outstanding Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (3) the date on which such Outstanding Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (4) the date on which such Outstanding
Note is distributed to the public pursuant to Rule 144 under the Act.

    The Registration Rights Agreements provide that (1) the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 90 days after August 10, 1998, (2) the Company will use its reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 150 days after August 10, 1998, (3) unless the Exchange Offer would not be permitted by applicable law or SEC policy, the Company will commence the Exchange Offer and use its reasonable best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the SEC, Exchange Notes in exchange for all Outstanding Notes tendered prior thereto in the Exchange Offer and (4) if obligated to file the Shelf Registration Statement, the Company will use its reasonable best efforts to file the Shelf Registration Statement with the SEC on or prior to 60 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the SEC on or prior to 75 days after such obligation arises. If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreements on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the "EFFECTIVENESS TARGET DATE"), or (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "REGISTRATION DEFAULT"), then the Company will pay liquidated damages to each Holder of Outstanding Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Outstanding Notes held by such Holder. The amount of the liquidated damages will increase by an additional $.05 per week per $1,000 principal amount of Outstanding Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $.50 per week per $1,000 principal amount of Outstanding Notes. Any amounts payable as a result of a Registration Default are referred to herein as "liquidated damages." All accrued liquidated damages will be paid by the Company on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal

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funds check and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

    Holders of Outstanding Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreements) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreements in order to have their Outstanding Notes included in the Shelf Registration Statement and benefit from the provisions regarding liquidated damages set forth above. Holders of Outstanding Notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under circumstances upon receipt of written notice to that effect from the Company.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indentures. Reference is made to the Indentures for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED DEBT" means, with respect to any specified Person, (1) Indebtedness of any other Person (a) existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person or is otherwise acquired by such specified Person or (b) assumed in connection with the purchase of all or substantially all the assets of such other Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, acquiring or becoming a Restricted Subsidiary of such specified Person, and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "ACQUISITION" means the acquisition by the Company and Ball Metal Beverage Container Corp. of substantially all of the assets of the North American beverage can business of Reynolds Metals Company.

    "ADDITIONAL ASSETS" means (1) any property or assets (other than Capital Stock, Indebtedness or rights to receive payments over a period greater than 180 days) that is usable by the Company or a Restricted Subsidiary in a Permitted Business or (2) the Capital Stock of a Person that is at the time, or becomes, a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

    "ASSET SALE" means (1) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than in the ordinary course of business consistent with past practices (PROVIDED that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the covenants described above under the captions "Repurchase at the Option of Holders-- Change of Control" and "--Merger, Consolidation, or Sale of Assets" and not by the provisions of the covenant described above under the caption "--Asset Sales"), and (2) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of either clause
(1) or (2), whether in a single transaction or a series of related transactions
(a) that have a fair market value in excess of $5.0 million or (b) for Net Proceeds in excess of $5.0 million.

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
Notwithstanding the foregoing: (1) a transfer of assets by the Company to a Restricted Subsidiary of the Company or by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company, (2) an issuance or sale of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company that is a Guarantor, (3) a Restricted Payment that is permitted by and Investments that are not prohibited by the covenant described above under the caption "--Restricted Payments" but excluding any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under the caption "Asset Sales,"
(4) sales of receivables of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Entity for the fair market value thereof, including consideration in the amount specified in the proviso to the definition of Qualified Securitization Transaction and (5) the sale or disposition of Cash Equivalents or obsolete equipment, will not be deemed to be Asset Sales.

    "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means (1) in the case of a corporation, corporate stock, (2) in the case of an association or business entity, all shares, interests, participation, rights or other equivalents (however designated) of corporate stock, (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CASH EQUIVALENTS" means (1) United States dollars, (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (3) certificates of deposit and eurodollar time deposits with maturities of not more than one year from the date of acquisition, bankers' acceptances with maturities of not more than one year from the date of acquisition and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better, (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above and (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or one of the two highest ratings from Standard & Poor's with maturities of not more than six months from the date of acquisition.

    "CHANGE OF CONTROL" means the occurrence of any of the following: (1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act; (2) the adoption of a plan relating to the liquidation or dissolution of the Company; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) becomes the "beneficial owners" (as such term is defined in Rule 13d-3 and Rule l3d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the total of the Voting Stock of the Company (measured by voting power rather than number of shares);

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
(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or (5) the Company consolidates with, or merges with or into, any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

    "CONSOLIDATED CASH FLOW" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (1) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings and receivables financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other noncash expenses (excluding any such noncash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other noncash expenses were deducted in computing such Consolidated Net Income, minus (5) non-cash items increasing such Consolidated Net Income for such period (other than items that were accrued in the ordinary course of business), in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent (and in same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries (for such period, on a consolidated basis, determined in accordance with GAAP); PROVIDED that (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary,
(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (3) the Net Income of any Person acquired in a pooling of interests

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
transaction for any period prior to the date of such acquisition shall be excluded, and (4) the cumulative effect of a change in accounting principles shall be excluded.

    "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of such Board of Directors on the Issue Date or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

    "CREDIT AGREEMENTS" means (1) the Long-Term Credit Agreement dated as of August 10, 1998 among the Company, the financial institutions from time to time a party thereto as lenders, The First National Bank of Chicago, in its capacity as Administrative Agent, Bank of America National Trust and Savings Association, in its capacity as Syndication Agent, and Lehman Commercial Paper Inc., in its capacity as Documentation Agent (as the same may from time to time be amended, modified, supplemented and/or restated, the "Long-Term Credit Agreement"), (2) the Short-Term Credit Agreement dated as of August 10, 1998 among the Company, the financial institutions from time to time a party thereto as lenders, The First National Bank of Chicago, in its capacity as Administrative Agent, Bank of America National Trust and Savings Association, in its capacity as Syndication Agent, and Lehman Commercial Paper Inc., in its capacity as Documentation Agent (as the same may from time to time be amended, modified, supplemented and/or restated, the "Short-Term Credit Agreement"), and (3) the Canadian Revolving Credit Agreement dated as of August 10, 1998 among the Company, Ball Packaging Products Canada, Inc., and the Royal Bank of Canada.

    "CREDIT FACILITIES" means, with respect to the Company, one or more debt facilities (including, without limitation, the Credit Agreements) or commercial paper facility with banks or other institutional lenders providing for revolving credit loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice (or both) would be an Event of Default.

    "DESIGNATED NONCASH CONSIDERATION" means the fair market value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an officers' certificate, setting forth the basis of such valuation, executed by the principal executive officer and the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a sale of such Designated Noncash Consideration.

    "DESIGNATED SENIOR DEBT" means (1) any Indebtedness outstanding under the Credit Agreements and (2) any other Senior Debt permitted hereunder the principal amount of which is $25.0 million or more and that has been designated by the Company as "Designated Senior Debt."

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature, except to the extent that such Capital Stock is solely redeemable with, or solely exchangeable for, any Capital Stock of such Person that is not Disqualified Stock.

    "DOMESTIC SUBSIDIARY" means a Subsidiary that is (1) formed under the laws of the United States of America or a state or territory thereof or (2) as of the date of determination, treated as a domestic entity or a partnership or a division of a domestic entity for United States federal income tax purposes.

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    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EXCLUDED SUBSIDIARY" means each of the following Subsidiaries of the
Company: Analytic Decisions, Incorporated, a Virginia corporation; Ball Corporation, a Nevada corporation; Ball-Canada Holdings Inc., a Canadian corporation; Ball Glass Containers, Inc., a Delaware corporation; Ball International Sales Corporation, a Delaware corporation; Ball Metal Container Corporation, an Indiana corporation; Ball Technology Licensing Corporation, an Indiana corporation; Heekin Can, Inc., a Colorado corporation; Metropack Containers Corporation, an Indiana corporation; Muncie & Western Railroad Company, an Indiana corporation; Ball Pan Asia Ltd., a corporation organized under the laws of Mauritius, and Ball Brazil Holdings Limited, a Company Limited by Shares organized under the laws of the Cayman Islands; PROVIDED, that each such Subsidiary shall be an Excluded Subsidiary only if and only for so long as
(1) each such Subsidiary is in existence solely for the purposes of being a "name-holding" entity, (2) each such Subsidiary engages in no business, (3) each such Subsidiary has no liabilities (including any guarantee of Indebtedness of any other Person), and (4) the aggregate of the assets (including capitalization) of all such Subsidiaries shall not exceed $5,000,000.00.

    "EXISTING INDEBTEDNESS" means Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date.

    "FIXED CHARGES" means, with respect to any Person for any period, the sum, without duplication, of (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, to the extent properly characterized as interest expense in accordance with GAAP, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings and net payments (if any) pursuant to Hedging Obligations), (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (4) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock).

    "FIXED CHARGE COVERAGE RATIO" means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings under any Credit Facility) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "CALCULATION DATE"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (1) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) the proviso set forth in the definition of Consolidated Net Income, (2) the Consolidated

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Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

    "FOREIGN SUBSIDIARIES" means Subsidiaries of the Company that are not Domestic Subsidiaries.

    "FTB" means FTB Packaging Limited, a Hong Kong corporation.

    "FTB GROUP" means FTB and each of its Subsidiaries, including, without limitation, MCP and each of its Subsidiaries and joint ventures.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the statements and pronouncements of the Financial Accounting Standards Board and such other statements by such other entities as have been approved by a significant segment of the accounting profession, which are applicable at the Issue Date.

    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "GUARANTORS" means each Domestic Subsidiary of the Company as of the Issue Date (other than Ball Capital Corp. and the Excluded Subsidiaries) and each other Subsidiary that becomes a party to a Subsidiary Guarantee pursuant to the Indentures.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the net payment Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements in the ordinary course of business and pursuant to past practices designed to protect such Person against fluctuations in commodity prices, interest rates or currency exchange rates.

    "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person or any liability, whether or not contingent and whether or not it appears on the balance sheet, of such other Person. The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other Obligations), advances of assets or capital contributions (excluding commission, travel and entertainment, moving, and similar advances to officers and employees made in the ordinary course of business,

                                      107
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prepaid expenses and accounts receivable), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any of its Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a direct or indirect Restricted Subsidiary of the Company, the Company or such Restricted Subsidiary, as the case may be, shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Restricted Payments."

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "LIMITED ORIGINATOR RECOURSE" means a reimbursement obligation to the Company or a Restricted Subsidiary in connection with a drawing on a letter of credit, revolving loan commitment, cash collateral account or other such credit enhancement issued to support Indebtedness of a Securitization Entity under a facility for the financing of trade receivables; PROVIDED that the available amount of any such form of credit enhancement at any time shall not exceed 10.0% of the principal amount of such Indebtedness at such time.

    "MCP" means M.C. Packaging (Hong Kong) Limited, a Hong Kong corporation.

    "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (1) any gain or loss together with any related provision for taxes on such gain or loss, realized in connection with the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, (2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss, and (3) any one-time noncash charges (including legal, accounting and debt issuance costs) resulting from the Transactions.

    "NET PROCEEDS" means the aggregate cash proceeds or Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of all costs relating to such Asset Sale (including, without limitation, legal, accounting, investment banking and brokers fees, and sales and underwriting commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax-sharing arrangements) and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

    "NON-RECOURSE DEBT" means Indebtedness (1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Notes being offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and
(iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

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    "OBLIGATIONS" means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or its Restricted Subsidiaries whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages (including liquidated damages), guarantees and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereof.

    "PERMITTED BUSINESS" means the lines of business conducted by the Company and its Restricted Subsidiaries on the date hereof and businesses substantially similar, related or incidental thereto or reasonable extensions thereof.

    "PERMITTED INVESTMENTS" means (a) any Investment in the Company or in a Restricted Subsidiary of the Company; (b) any Investment in Cash Equivalents;
(c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person engaged in a Permitted Business, if as a result of such Investment (1) such Person becomes a Restricted Subsidiary of the Company and a Guarantor or
(2) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is a Guarantor; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales"; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;
(f) other Investments by the Company or any of its Restricted Subsidiaries in any Person having an aggregate fair market value (measured as of the date made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (f) that are at the time outstanding, not to exceed $50.0 million; (g) Investments arising in connection with Hedging Obligations that are incurred in the ordinary course of business consistent with past practices, for the purpose of fixing or hedging currency, commodity or interest rate risk (including with respect to any floating rate Indebtedness that is permitted by the terms of the Indentures to be outstanding) in connection with the conduct of the business of the Company and its Restricted Subsidiaries which are Guarantors; (h) any Investment by the Company or a Subsidiary of the Company in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; PROVIDED that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest; (i) any Investment existing on the Issue Date and any amendment, modification, restatement, supplement, extension, renewal, refunding, replacement, refinancing, in whole or in part, thereof; (j) any Investment in FTB Group, the proceeds of which are used to permanently repay Indebtedness of FTB Group in an amount up to the amount that was outstanding on the Issue Date plus any interest, prepayment penalty and reasonable costs associated with such repayment; and (k) Investments in Permitted Joint Ventures of up to $25 million outstanding at any time.

    "PERMITTED JOINT VENTURE" means an entity characterized as a joint venture (however structured) engaged in a Permitted Business and in which the Company or a Restricted Subsidiary (a) owns at least 40% of the ownership interest or (b) has a right to receive at least 40% of the profits or distributions; provided that such joint venture is not a Subsidiary.

    "PERMITTED JUNIOR SECURITIES" means Equity Interests in the Company or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt pursuant to the Indentures.

    "PERMITTED LIENS" means (1) Liens on assets (including, without limitation, the capital stock of a Subsidiary) of the Company or any of the Guarantors to secure Indebtedness under the Credit Facilities that were permitted by the terms of the Indentures to be incurred; (2) Liens on the assets of the Company or any of the Guarantors to secure Hedging Obligations to any Person that is a holder of Senior Debt (or

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
an Affiliate thereof) that constitute Indebtedness under any Credit Facility, which Hedging Obligations relate to Indebtedness permitted by the Indentures to be incurred; (3) Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with the Company or any Restricted Subsidiary of the Company; PROVIDED that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person acquired by, merged into or consolidated with the Company; (4) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, PROVIDED that such Liens were in existence prior to the contemplation of such acquisition and only extend to the property so acquired; (5) Liens existing on the Issue Date; (6) Liens to secure any Permitted Refinancing Indebtedness incurred to refinance any Indebtedness secured by any Lien referred to in the foregoing clauses (1) through (5), as the case may be, at the time the original Lien became a Permitted Lien; (7) Liens in favor of the Company or any Restricted Subsidiary that is a Guarantor; (8) Liens to secure Indebtedness permitted by clause (14) of the second paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; (9) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $25.0 million in the aggregate at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary; (10) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of bids, trade contracts, government contracts, leases or licenses or other obligations of a like nature incurred in the ordinary course of business (including, without limitation, landlord Liens on leased properties); (11) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; PROVIDED that any reserve or other appropriate provision as shall be required to conform with GAAP shall have been made therefor; (12) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (5) of the second paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness; (13) carriers', warehousemen's, mechanics', landlords' materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations not overdue for a period in excess of 60 days or which are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted; PROVIDED that any reserve or other appropriate provision as shall be required to conform with GAAP shall have been made therefor; (14) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in any case materially detract from the value of the property subject thereto or do not interfere with or adversely affect in any material respect the ordinary conduct of the business of the Company and its Restricted Subsidiaries taken as a whole; (15) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and other similar Liens arising in the ordinary course of business; (16) leases or subleases granted to third Persons not interfering with the ordinary course of business of the Company or any of its Restricted Subsidiaries; (17) Liens (other than any Lien imposed by ERISA or any rule or regulation promulgated thereunder) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security; (18) deposits made in the ordinary course of business to secure liability to insurance carriers; (19) Liens for purchase money obligations (including refinancings thereof permitted under the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"), PROVIDED that (A) the Indebtedness secured by any such Lien is permitted under the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" and (B) any such Lien encumbers only the asset so purchased; (20) any attachment or judgment Lien not constituting an Event of Default under clause (i) of the first paragraph of the section described above under the caption "Events of Default and Remedies"; (21) any interest or title

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of a lessor or sublessor under any operating lease; (22) Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction; and (23) Liens under licensing agreements for use of Intellectual Property entered into in the ordinary course of business.

    "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); PROVIDED that: (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued and unpaid interest and premium, if any, on, any Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (4) such Indebtedness is incurred either by the Company or a Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "PERSON" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "PUBLIC EQUITY OFFERING" means any underwritten primary public offering of the Common Stock or other Voting Stock of the Company (other than Disqualified Stock) pursuant to an effective registration statement (other than a registration statement on Form S-4, Form S-8, or any successor or similar form) under the Securities Act.

    "PURCHASE MONEY NOTE" means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from the Company or any Restricted Subsidiary of the Company in connection with a Qualified Securitization Transaction, which note shall be repaid from cash available to the Securitization Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

    "QUALIFIED SECURITIZATION TRANSACTION" means any transaction or series of transactions pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (b) any other Person (in case of a transfer by a Securitization Entity), or may grant a security interest in, any receivables (whether now existing or arising or acquired in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such receivables, all contracts and contract rights and all Guarantees or other obligations in respect of such receivables, proceeds of such receivables and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables (collectively, "transferred assets"); PROVIDED that, in the case of any such transfer by the Company or any of its Restricted Subsidiaries, the transferor receives cash or Purchase Money Notes in an amount which (when aggregated with the cash and Purchase Money Notes received by the Company and its Restricted Subsidiaries upon all other such transfers of transferred assets during the ninety days preceding such transfer) is at least equal to 75% of the aggregate face amount of all receivables so transferred during such day and the ninety preceding days.

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary; provided that, on the Issue Date, all Subsidiaries of the Company other than FTB Group, Ball Capital Corp. and the Excluded Subsidiaries shall be Restricted Subsidiaries of the Company.

    "SEC" means the Securities and Exchange Commission.

    "SECURITIZATION ENTITY" means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Restricted Subsidiary of the Company makes an Investment and to which the Company or any Restricted Subsidiary of the Company transfers receivables and related assets) that engages in no activities other than in connection with the financing of receivables and that is designated by the Board of the Directors of the Company (as provided below) as a Securitization Entity (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (1) is guaranteed by the Company or any Restricted Subsidiary of the Company other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, (2) is recourse to or obligates the Company or any Restricted Subsidiary of the Company (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse or (3) subjects any property or asset of the Company or any Restricted Subsidiary of the Company (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, (b) with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity and (c) to which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustees by filing with the Trustees a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

    "SENIOR DEBT" means (1) all Indebtedness outstanding under the Credit Facility permitted under clauses (1) and (2) of the second paragraph of the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," (2) any other Indebtedness permitted to be incurred by the Company under the terms of the Indentures, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes and (3) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (w) any liability for federal, state, local or other taxes owed or owing by the Company,
(x) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the Indentures.

    "SENIOR MAKE-WHOLE PREMIUM" means, in connection with any optional redemption of any Senior Note, the excess, if any, of (1) the aggregate present value as of the date of such redemption of each dollar of principal of such Senior Note being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of such dollar if such redemption had not been made, determined by discounting, on a semiannual basis, such principal and interest at a rate equal to the sum of the Treasury Yield (determined on the business day immediately preceding the date of such redemption) plus 0.50% per annum, from the respective dates on which such principal and interest

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
would have been payable if such redemption had not been made, over (2) the aggregate principal amount of such Senior Note being redeemed.

    "STANDARD SECURITIZATION UNDERTAKINGS" means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company that are reasonably customary in receivables securitization transactions.

    "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the Credit Agreements or other original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

    "SUBSIDIARY" means, with respect to any Person, (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person and (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or an entity described in clause (1) and related to such Person or (b) the only general partners of which are such Person or of one or more entities described in clause (1) and related to such Person (or any combination thereof).

    "SUBSIDIARY GUARANTEE" means the Guarantee of the Notes by each of the Guarantors pursuant to Article 10 of the Senior Note Indenture and Article 11 of the Senior Subordinated Note Indenture and in the form of Guarantee endorsed on the form of Note attached as Exhibit A to the Indentures and any additional Guarantee of the Notes to be executed by any Restricted Subsidiary of the Company pursuant to the covenant described above under the caption "--Additional Subsidiary Guarantees."

    "TOTAL ASSETS" means the total assets of the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recently available consolidated balance sheet of the Company and its Restricted Subsidiaries.

    "TRANSACTIONS" means the entering into the Credit Agreements, the issuance of the Notes and the Acquisition.

    "TREASURY YIELD" means, in connection with the calculation of any Senior Make-Whole Premium on any Senior Note, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release
H.15 (519) that has become publicly available at least two business days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar data)) equal to the then remaining maturity of such Senior Note; PROVIDED that if no United States Treasury security is available with such a constant maturity and for which a closing yield is given, the Treasury Yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the closing yields of United States Treasury securities for which such yields are given, except that if the remaining maturity of such Senior Note is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

    "UNRESTRICTED SUBSIDIARY" means each of FTB Group, Ball Capital Corp. and the Excluded Subsidiaries. In addition, "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such
Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any

                                      113
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of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's net worth; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; PROVIDED, HOWEVER, that the Company and its Restricted Subsidiaries may guarantee the performance of Unrestricted Subsidiaries in the ordinary course of business except for guarantees of Obligations in respect of borrowed money. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants-- Restricted Payments."

    "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (2) the then outstanding principal amount of such Indebtedness.

    "WHOLLY OWNED SUBSIDIARY" means a Restricted Subsidiary, 100% of the outstanding Capital Stock and other Equity Interests of which is directly or indirectly owned by the Company.

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                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a general discussion of certain United States federal income tax consequences associated with the exchange of the Outstanding Notes for the Exchange Notes pursuant to the Exchange Offer and the ownership and disposition of the Exchange Notes. This summary applies only to a beneficial owner of an Exchange Note who acquired an Outstanding Note at the initial offering from Lehman Brothers, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BancAmerica Robertson Stephens or First Chicago Capital Markets, Inc. for the original offering price thereof and who acquires the Exchange Note pursuant to the Exchange Offer. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address the tax consequences to subsequent purchasers of the Exchange Notes and is limited to investors who hold the Exchange Notes as capital assets. Furthermore, this discussion does not address all aspects of United States federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under United States federal income tax law (including, without limitation, certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who have acquired the Exchange Notes as part of a straddle, hedge, conversion transaction or other integrated investment).

    EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL ESTATE OR GIFT TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

UNITED STATES TAXATION OF UNITED STATES HOLDERS

    As used herein, (A) the term "United States Holder" means a beneficial owner of a Note that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source and (iv) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust and (B) the term "Non-U.S. Holder" means a beneficial owner of a Note that is not a United States Holder.

    EXCHANGE OFFER

    The exchange of an Outstanding Note for an Exchange Note pursuant to the Exchange Offer will not constitute a "significant modification" of the Outstanding Note for United States federal income tax purposes and, accordingly, the Exchange Note received will be treated as a continuation of the Outstanding
Note in the hand of such holder. As a result, there will be no United States federal income tax consequences to a United States Holder who exchanges an Outstanding Note for an Exchange Note pursuant to the Exchange Offer, and any such holder will have the same adjusted tax basis and holding period in the Exchange Note as it had in the Outstanding Note immediately before the exchange.

    PAYMENTS OF INTEREST

    Stated interest payable on an Exchange Note generally will be included in the gross income of a United States Holder as ordinary interest income at the time accrued or received, in accordance with such United States Holder's method of accounting for United States federal income tax purposes.

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
    DISPOSITION OF THE EXCHANGE NOTES

    Upon the sale, exchange, retirement at maturity or other taxable disposition (collectively, a "disposition") of an Exchange Note, a United States Holder generally will recognize capital gain or loss equal to the difference between the amount realized by such holder (except to the extent such amount is attributable to accrued interest, which will be treated as ordinary interest income) and such holder's adjusted tax basis in the Exchange Note. Such capital gain or loss will be long-term capital gain or loss if such United States Holder's holding period for the Exchange Note exceeds one year at the time of the disposition. Recently enacted United States tax legislation reduced the maximum federal income tax rate applicable to long-term capital gains in certain instances. Prospective investors should consult their tax advisors regarding the possible effect on such investors of such legislation.

UNITED STATES TAXATION OF NON-U.S. HOLDERS

    PAYMENTS OF INTEREST

    In general, payments of interest received by a Non-U.S. Holder will not be subject to United States federal withholding tax, provided that (i)(a) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote,
(b) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership and (c) the beneficial owner of the Exchange Note, under penalties or perjury, provides the Company or its agent with the beneficial owner's name and address and certifies that it is not a United States Holder in compliance with applicable requirements, (ii) the interest received on the Exchange Note is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the Unites States and the Non-U.S. Holder complies with certain reporting requirements or (iii) the Non-U.S. Holder is entitled to the benefits of an income tax treaty under which the interest is exempt from United States withholding tax and the Non-U.S. Holder complies with certain reporting requirements. Payments of interest not exempt from the United States federal withholding tax as described above will be subject to such withholding tax at the rate of 30% (subject to reduction under an applicable income tax treaty).

    DISPOSITION OF THE EXCHANGE NOTES

    A Non-U.S. Holder generally will not be subject to United States federal income tax (and generally no tax will be withheld) with respect to gain realized on the disposition of an Exchange Note, unless (i) the gain is effectively connected with a United States trade or business conducted by the Non-U.S. Holder, (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days during the taxable year of the disposition and certain other requirements are satisfied or (iii) the Non-U.S. Holder is subject to certain provisions of United States federal income tax law applicable to certain expatriates. In addition, an exchange of an Outstanding Note for an Exchange Note pursuant to the Exchange Offer will not constitute a taxable exchange of the Outstanding Note for Non-U.S. Holders. See "United States Taxation of United States Holders--Exchange Offer."

    EFFECTIVELY CONNECTED INCOME

    If interest and other payments received by a Non-U.S. Holder with respect to the Exchange Notes (including proceeds from the disposition of the Exchange Notes) are effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or the Non-U.S. Holders is otherwise subject to United States federal income taxation on a net basis with respect to such Holder's ownership of the Exchange Notes), such Non-U.S. Holder will generally be subject other rules described above under "United States Taxation of United States Holders" (subject to any modification provided under an applicable income tax treaty). Such Non-U.S. Holder may also be subject to the "branch profits tax" if such Holder is a corporation.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Certain non-corporate United States Holders may be subject to backup withholding at a rate of 31% on payments of principal, premium and interest on, and the proceeds of the disposition of, the Exchange Notes. In general, backup withholding will be imposed only if the United States Holder (i) fails to furnish its taxpayer identification number ("TIN"), which, for an individual, would be his or her Social Security number, (ii) furnishes an incorrect TIN,
(iii) is notified by the IRS that it has failed to report payments of interest or dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has been notified by the IRS that it is subject to backup withholding tax for failure to report interest or dividend payments. In addition, such payments of principal and interest to United States Holders will generally be subject to information reporting. United States Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

    Backup withholding and information reporting generally will not apply to interest payments made to a Non-U.S. Holder of an Exchange Note who provides the certification described under "United States Taxation of Non-U.S. Holders--Payments of Interest" or otherwise establishes an exemption from backup withholding. Payments of the proceeds of a disposition of the Exchange Notes by or through a United States office of a broker generally will be subject to backup withholding at a rate of 31% and information reporting unless the Non-U.S. Holder certifies it is a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. Payments of the proceeds of a disposition of the Exchange Notes by or through a foreign office of a United States broker, a controlled foreign corporation for United States federal income tax purposes or a foreign broker with certain relationships to the United States generally will be subject to information reporting, but not backup withholding.

    The amount of any backup withholding imposed on a payment to a Holder of an Exchange Note will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the IRS.

RECENTLY ISSUED TREASURY REGULATIONS

    The U.S. Treasury Department recently issued final Treasury regulations governing information reporting and the certification procedures regarding withholding and backup withholding on certain amounts paid to Non-U.S. Holders. The new Treasury regulations are generally effective for payments made after December 31, 1999. In addition, the new Treasury regulations would alter the procedures for claiming the benefits of an income tax treaty and may change the certification procedures relating to the receipt by intermediaries of payments on behalf of a beneficial owner of an Exchange Note. Prospective investors should consult their tax advisors concerning the effect, if any, of such new Treasury regulations on an investment in the Exchange Notes.

                              PLAN OF DISTRIBUTION

    Based on interpretations by the SEC set forth in no-action letters issued to third parties in similar transactions, the Company believes that the Exchange Notes issued in the Exchange Offer in exchange for the Outstanding Notes may be offered for resale, resold and otherwise transferred by holders without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Exchange Notes are acquired in the ordinary course of such holders' business and the holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of Exchange Notes. This position does not apply to any holder that is (1) an "affiliate" of the Company within the meaning of Rule 406 under the Securities Act, (2) a broker-dealer who acquired Notes directly from the Company or (3) broker-dealers who acquired Notes as a result of market-making or other trading activities. Any broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer are subject to a prospectus delivery requirement with respect to resales of the Exchange Notes. To date, the SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of the Outstanding Notes to the initial purchasers) with this Prospectus.

    Each broker-dealer receiving Exchange Notes for its own account in the Exchange Offer must acknowledge that it will deliver a Prospectus in any resale of the Exchange Notes. Participating Broker-Dealers may use this Prospectus in reselling Exchange Notes, if the Outstanding Notes were acquired for their own accounts as a result of market-making activities or other trading activities. The Company has agreed that a Participating Broker-Dealer may use this Prospectus in reselling Exchange Notes for a period ending 180 days after the Expiration Date or, if earlier, when a Participating Broker-Dealer has disposed of all Exchange Notes. A Participating Broker-Dealer intending to use this Prospectus in the resale of Exchange Notes must notify the Company on or before the Expiration Date, that it is a Participating Broker-Dealer. This notice may be given in the space provided for in the Letter of Transmittal or may be delivered to the Exchange Agent. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, and any amendment or supplement to this Prospectus, available to any broker-dealer that requests these documents in the Letter of Transmittal. See "The Exchange Offer--Resales of Exchange Notes" for more information.

    The Company will not receive any cash proceeds from the Exchange Notes. Broker-dealers acquiring Exchange Notes for their own accounts may sell the notes in one or more transactions in the over-the-counter market, in negotiated transactions, through writing options on the Exchange Notes or a combination of such methods. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of Exchange Notes.

    Any broker-dealer reselling Exchange Notes that it received in the Exchange Offer and any broker or dealer that participates in a distribution of Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of Exchange Notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a Prospectus, a broker-dealer will not admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS

    Donald C. Lewis, Vice President and General Counsel of the Company and Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois will pass upon the validity of the new Exchange Notes.

                                    EXPERTS

    The audited consolidated financial statements of Ball as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

    The combined financial statements of Reynolds as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and registration statement on Form S-4 (the "Registration Statement") have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    Ball Corporation has filed the Registration Statement regarding the Exchange Notes with the Securities and Exchange Commission ("SEC"). This Prospectus does not contain all of the information included in the Registration Statement. Any statement made in this Prospectus concerning the contents of any other document is not necessarily complete. If we have filed any other document as an exhibit to the Registration Statement, you should read the exhibit for a more complete understanding of the document or matter. Each statement regarding any other document does not necessarily contain all of the information important to you.

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC's public reference rooms at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, New York, New York 10048. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at HTTP:// WWW.SEC.GOV. In addition, reports, proxy statements and other information about the Company (symbol: BLL) can be reviewed and copied at the offices of the New York Stock Exchange, on which our common stock is listed. The Indentures require us to file reports and other information required to be filed under the Exchange Act with the SEC and provide such information to you, upon request, regardless of whether the Company is subject to the reporting requirements of the Exchange Act.

                     INFORMATION INCORPORATED BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we file with them, meaning that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information filed later with the SEC will update and supersede the information then on file. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the Exchange Offer is completed.

    1. Ball's Annual Report on Form 10-K for the year ended December 31, 1997 filed on March 31, 1998, as amended by an Annual Report on Form 10-K/A, filed on April 9, 1998;

    2. Ball's Quarterly Reports on Form 10-Q filed with the SEC on May 13, 1998, August 12, 1998 and November 5, 1998; and

    3. Ball's Current Reports on Form 8-K filed with the SEC on February 12, 1998, April 27, 1998, June 12, 1998, July 19, 1998 and August 25, 1998,
       as amended by Form 8-K/A, filed on October 23, 1998.

    On the request of any person to whom a copy of this Prospectus is delivered, we will provide, without charge, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference). Written requests for such copies should be directed to Ball Corporate Headquarters, 10 Longs Peak Drive, P.O. Box 5000, Broomfield, Colorado 80038-5000, telephone number (303) 469-3131 Attention: Treasurer.

    You should rely only on the information incorporated by reference or provided in this Prospectus or any prospectus supplement. Ball Corporation has not authorized anyone to provide you with different or additional information. We are not making an offer to sell any notes in any state or country where the Exchange Offer is not permitted. You should not assume that the information in this Prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this document.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
CONSOLIDATED FINANCIAL STATEMENTS OF BALL CORPORATION AND SUBSIDIARIES

Report of Independent Accountants..........................................................................        F-2

Consolidated Financial Statements as of December 31, 1997 and 1996 and for the three years in the period ended December 31, 1997:

  Consolidated Statement of Income (Loss)..................................................................        F-3

  Consolidated Balance Sheet...............................................................................        F-4

  Consolidated Statement of Cash Flows.....................................................................        F-5

  Consolidated Statement of Changes in Shareholders' Equity................................................        F-6

  Notes to Consolidated Financial Statements...............................................................        F-7

Unaudited Condensed Consolidated Financial Statements as of September 27, 1998 and
  December 31, 1997 and for the nine-month periods ended September 27, 1998 and September 28, 1997:

  Unaudited Condensed Consolidated Statement of Income.....................................................       F-41

  Unaudited Condensed Consolidated Balance Sheet...........................................................       F-42

  Unaudited Condensed Consolidated Statement of Cash Flows.................................................       F-43

  Notes to Unaudited Condensed Consolidated Financial Statements...........................................       F-44

COMBINED FINANCIAL STATEMENTS OF NORTH AMERICAN CAN OPERATIONS
  (A COMPONENT OF REYNOLDS METALS COMPANY)

Report of Independent Auditors.............................................................................       F-55

Combined Financial Statements as of December 31, 1997 and 1996 and for the three years in the period ended December 31, 1997:

  Combined Balance Sheet...................................................................................       F-56

  Combined Statement of Income.............................................................................       F-57

  Combined Statement of Cash Flows.........................................................................       F-58

  Notes to Combined Financial Statements...................................................................       F-59

Unaudited Combined Financial Statements as of June 30, 1998 and December 31, 1997 and
  for the six-month periods ended June 30, 1998 and 1997:

  Combined Balance Sheet...................................................................................       F-66

  Combined Statement of Income.............................................................................       F-67

  Combined Statement of Cash Flows.........................................................................       F-68

  Notes to Combined Financial Statements...................................................................       F-69

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders

Ball Corporation

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income (loss), of cash flows and of changes in shareholders' equity present fairly, in all material respects, the financial position of Ball Corporation and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Indianapolis, Indiana

January 28, 1998, except as to the note, "Subsequent Events, Relocation" which is as of February 4, 1998

CONSOLIDATED STATEMENT OF INCOME (LOSS)

Ball Corporation and Subsidiaries

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                 -------------------------------
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)                                     1997       1996       1995
                                                                                 ---------  ---------  ---------
Net sales......................................................................  $ 2,388.5  $ 2,184.4  $ 2,045.8
                                                                                 ---------  ---------  ---------
Costs and expenses
  Cost of sales................................................................    2,121.2    2,007.3    1,836.6
  General and administrative expenses..........................................      119.2       77.2       83.3
  Selling and product development expenses.....................................       17.7       16.0       16.2
  Dispositions and other.......................................................       (9.0)      21.0        7.1
  Interest expense.............................................................       53.5       33.3       25.7
                                                                                 ---------  ---------  ---------
                                                                                   2,302.6    2,154.8    1,968.9
                                                                                 ---------  ---------  ---------

Income from continuing operations before taxes on income.......................       85.9       29.6       76.9
Provision for income tax expense...............................................      (32.0)      (7.2)     (26.4)
Minority interests.............................................................        5.1        0.2       (1.6)
Equity in (losses) earnings of affiliates:
  EarthWatch...................................................................     --          (12.3)      (1.3)
  All other....................................................................       (0.7)       2.8        4.3
                                                                                 ---------  ---------  ---------
Net income (loss) from:
  Continuing operations........................................................       58.3       13.1       51.9
  Discontinued operations......................................................     --           11.1      (70.5)
                                                                                 ---------  ---------  ---------
Net income (loss)..............................................................       58.3       24.2      (18.6)
  Preferred dividends, net of tax benefit......................................       (2.8)      (2.9)      (3.1)
                                                                                 ---------  ---------  ---------
Net earnings (loss) attributable to common shareholders........................  $    55.5  $    21.3  $   (21.7)
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------
Net earnings (loss) per share of common stock:
  Continuing operations........................................................  $    1.84  $    0.34  $    1.63
  Discontinued operations......................................................     --           0.36      (2.35)
                                                                                 ---------  ---------  ---------
                                                                                 $    1.84  $    0.70  $   (0.72)
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------
Diluted earnings (loss) per share:
  Continuing operations........................................................  $    1.74  $    0.34  $    1.54
  Discontinued operations......................................................     --           0.34      (2.18)
                                                                                 ---------  ---------  ---------
                                                                                 $    1.74  $    0.68  $   (0.64)
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

   The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED BALANCE SHEET

Ball Corporation and Subsidiaries

                                                                                                 DECEMBER 31,
                                                                                             --------------------
(DOLLARS IN MILLIONS)                                                                          1997       1996
                                                                                             ---------  ---------
ASSETS
Current assets
  Cash and temporary investments...........................................................  $    25.5  $   169.2
  Accounts receivable, net.................................................................      301.4      245.9
  Inventories, net.........................................................................      413.3      302.0
  Deferred income tax benefits and prepaid expenses........................................       57.9       49.5
                                                                                             ---------  ---------
    Total current assets...................................................................      798.1      766.6
                                                                                             ---------  ---------
Property, plant and equipment, at cost
  Land.....................................................................................       42.5       24.2
  Buildings................................................................................      330.5      264.8
  Machinery and equipment..................................................................    1,183.1      980.5
                                                                                             ---------  ---------
                                                                                               1,556.1    1,269.5
  Accumulated depreciation.................................................................     (636.6)    (570.5)
                                                                                             ---------  ---------
                                                                                                 919.5      699.0
                                                                                             ---------  ---------
Other assets...............................................................................      372.5      235.2
                                                                                             ---------  ---------
                                                                                             $ 2,090.1  $ 1,700.8
                                                                                             ---------  ---------
                                                                                             ---------  ---------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Short-term debt and current portion of long-term debt....................................  $   407.0  $   175.2
  Accounts payable.........................................................................      258.6      214.3
  Salaries, wages and accrued employee benefits............................................       78.3       64.2
  Other current liabilities................................................................       93.9       57.3
                                                                                             ---------  ---------
    Total current liabilities..............................................................      837.8      511.0
                                                                                             ---------  ---------
Noncurrent liabilities
  Long-term debt...........................................................................      366.1      407.7
  Deferred income taxes....................................................................       60.5       34.7
  Employee benefit obligations and other...................................................      139.8      136.0
                                                                                             ---------  ---------
    Total noncurrent liabilities...........................................................      566.4      578.4
                                                                                             ---------  ---------
Contingencies
Minority interests.........................................................................       51.7        7.0
                                                                                             ---------  ---------
Shareholders' equity
  Series B ESOP convertible preferred stock................................................       59.9       61.7
  Unearned compensation -- ESOP............................................................      (37.0)     (44.0)
                                                                                             ---------  ---------
    Preferred shareholder's equity.........................................................       22.9       17.7
                                                                                             ---------  ---------
  Common stock (33,759,234 shares issued -- 1997; 32,976,708 shares issued -- 1996)........      336.9      315.2
  Retained earnings........................................................................      402.3      365.2
  Accumulated other comprehensive loss.....................................................      (22.8)     (20.7)
  Treasury stock, at cost (3,539,574 shares -- 1997; 2,458,483 shares -- 1996).............     (105.1)     (73.0)
                                                                                             ---------  ---------
    Common shareholders' equity............................................................      611.3      586.7
                                                                                             ---------  ---------
      Total shareholders' equity...........................................................      634.2      604.4
                                                                                             ---------  ---------
                                                                                             $ 2,090.1  $ 1,700.8
                                                                                             ---------  ---------
                                                                                             ---------  ---------

   The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
Ball Corporation and Subsidiaries

                                                                                           YEAR ENDED DECEMBER 31,
                                                                                       -------------------------------
(DOLLARS IN MILLIONS)                                                                    1997       1996       1995
                                                                                       ---------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income from continuing operations..............................................  $    58.3  $    13.1  $    51.9
  Reconciliation of net income from continuing operations to net cash provided by operating activities:
    Depreciation and amortization....................................................      117.5       93.5       78.7
    Dispositions and other...........................................................       (9.0)      21.0        7.1
    Deferred taxes on income.........................................................       17.1       12.4        6.7
    Other............................................................................        2.2        1.6       (1.6)
  Working capital changes, excluding effects of acquisitions and dispositions:
    Accounts receivable..............................................................      (15.5)     (62.4)     (27.1)
    Inventories......................................................................      (33.4)       3.2      (69.8)
    Other current assets.............................................................       (7.5)      15.5      (32.6)
    Accounts payable.................................................................       (2.1)      19.0       22.8
    Other current liabilities........................................................       15.9      (32.6)      (3.2)
                                                                                       ---------  ---------  ---------
      Net cash provided by operating activities......................................      143.5       84.3       32.9
                                                                                       ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Additions to property, plant and equipment.........................................      (97.7)    (196.1)    (178.9)
  Acquisitions, net of cash acquired.................................................     (202.7)    --         --
  Investments in and advances to affiliates, net.....................................      (11.2)     (27.7)     (55.2)
  Company-owned life insurance, net..................................................       15.6      (10.3)      88.4
  Net cash flows from:
    Discontinued operations..........................................................     --          188.1      116.7
    Proceeds from sale of other businesses, net......................................       31.1       41.3       14.5
  Other..............................................................................       14.0      (13.7)      17.8
                                                                                       ---------  ---------  ---------
      Net cash (used in) provided by investing activities............................     (250.9)     (18.4)       3.3
                                                                                       ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Increase in long-term borrowings...................................................        2.4      167.6       22.2
  Principal payments of long-term debt...............................................      (76.9)     (66.6)     (79.9)
  Net change in short-term borrowings................................................       72.0       12.9       40.0
  Common and preferred dividends.....................................................      (22.9)     (22.8)     (23.0)
  Proceeds from issuance of common stock under various
    employee and shareholder plans...................................................       21.7       21.4       32.5
  Acquisitions of treasury stock.....................................................      (32.1)     (10.3)     (27.6)
  Other..............................................................................       (0.5)      (4.0)      (5.7)
                                                                                       ---------  ---------  ---------
      Net cash (used in) provided by financing activities............................      (36.3)      98.2      (41.5)
                                                                                       ---------  ---------  ---------
NET (DECREASE) INCREASE IN CASH......................................................     (143.7)     164.1       (5.3)
Cash and temporary investments at beginning of year..................................      169.2        5.1       10.4
                                                                                       ---------  ---------  ---------
CASH AND TEMPORARY INVESTMENTS AT END OF YEAR........................................  $    25.5  $   169.2  $     5.1
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

   The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
Ball Corporation and Subsidiaries

                                                               NUMBER OF SHARES              YEAR ENDED DECEMBER 31,
                                                                (IN THOUSANDS)                (DOLLARS IN MILLIONS)
                                                          1997       1996       1995       1997       1996       1995
                                                        ---------  ---------  ---------  ---------  ---------  ---------
SERIES B ESOP CONVERTIBLE
  PREFERRED STOCK
  Balance, beginning of year..........................      1,681      1,787      1,828  $    61.7  $    65.6  $    67.2
  Shares retired......................................        (46)      (106)       (41)      (1.8)      (3.9)      (1.6)
                                                        ---------  ---------  ---------  ---------  ---------  ---------
  Balance, end of year................................      1,635      1,681      1,787  $    59.9  $    61.7  $    65.6
                                                        ---------  ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------  ---------
UNEARNED COMPENSATION -- ESOP
  Balance, beginning of year..........................                                   $   (44.0) $   (50.4) $   (55.3)
  Amortization........................................                                         7.0        6.4        4.9
                                                                                         ---------  ---------  ---------
  Balance, end of year................................                                   $   (37.0) $   (44.0) $   (50.4)
                                                                                         ---------  ---------  ---------
                                                                                         ---------  ---------  ---------
COMMON STOCK
  Balance, beginning of year..........................     32,977     32,173     31,034  $   315.2  $   293.8  $   261.3
  Shares issued for stock options and other employee
    and shareholder stock plans less shares
    exchanged.........................................        782        804      1,139       21.7       21.4       32.5
                                                        ---------  ---------  ---------  ---------  ---------  ---------
  Balance, end of year................................     33,759     32,977     32,173  $   336.9  $   315.2  $   293.8
                                                        ---------  ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------  ---------
RETAINED EARNINGS
  Balance, beginning of year..........................                                   $   365.2  $   362.0  $   401.7
  Net income (loss) for the year......................                                        58.3       24.2      (18.6)
  Common dividends....................................                                       (18.4)     (18.1)     (18.0)
  Preferred dividends, net of tax benefit.............                                        (2.8)      (2.9)      (3.1)
                                                                                         ---------  ---------  ---------
  Balance, end of year................................                                   $   402.3  $   365.2  $   362.0
                                                                                         ---------  ---------  ---------
                                                                                         ---------  ---------  ---------
TREASURY STOCK
  Balance, beginning of year..........................     (2,458)    (2,058)    (1,167) $   (73.0) $   (62.7) $   (35.1)
  Shares reacquired...................................     (1,082)      (400)      (891)     (32.1)     (10.3)     (27.6)
                                                        ---------  ---------  ---------  ---------  ---------  ---------
  Balance, end of year................................     (3,540)    (2,458)    (2,058) $  (105.1) $   (73.0) $   (62.7)
                                                        ---------  ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------  ---------

                                   AS OF AND FOR THE YEAR ENDED          AS OF AND FOR THE YEAR ENDED      AS OF AND FOR THE
                                                                                                              YEAR ENDED
                                        DECEMBER 31, 1997                     DECEMBER 31, 1996            DECEMBER 31, 1995
                               ------------------------------------  ------------------------------------  -----------------
                                                  ACCUMULATED OTHER                     ACCUMULATED OTHER
                                 COMPREHENSIVE      COMPREHENSIVE      COMPREHENSIVE      COMPREHENSIVE      COMPREHENSIVE
                                    INCOME              LOSS              INCOME              LOSS               LOSS
                               -----------------  -----------------  -----------------  -----------------  -----------------
COMPREHENSIVE INCOME
  Balance, beginning of
    year.....................                         $   (20.7)                            $   (25.6)
  Net income (loss) for the
    year.....................      $    58.3                             $    24.2                             $   (18.6)
                                       -----                                 -----                                ------
  Foreign currency
    translation adjustment,
    net of reclassification
    adjustments of $2.1, $0,
    and ($1.0),
    respectively.............           (2.6)                                 (0.5)                                 (1.4)
  Minimum pension liability
    adjustment...............            0.5                                   5.4                                  (1.1)
                                       -----                                 -----                                ------
  Other comprehensive income
    (loss)...................           (2.1)              (2.1)               4.9                4.9               (2.5)
                                       -----                                 -----                                ------
  Comprehensive income
    (loss)...................      $    56.2                             $    29.1                             $   (21.1)
                                       -----             ------              -----             ------             ------
                                       -----                                 -----                                ------
  Balance, end of year.......                         $   (22.8)                            $   (20.7)
                                                         ------                                ------
                                                         ------                                ------


                               ACCUMULATED OTHER
                                 COMPREHENSIVE
                                     LOSS
                               -----------------
COMPREHENSIVE INCOME
  Balance, beginning of
    year.....................      $   (23.1)
  Net income (loss) for the
    year.....................

  Foreign currency
    translation adjustment,
    net of reclassification
    adjustments of $2.1, $0,
    and ($1.0),
    respectively.............
  Minimum pension liability
    adjustment...............

  Other comprehensive income
    (loss)...................           (2.5)

  Comprehensive income
    (loss)...................
                                      ------

  Balance, end of year.......      $   (25.6)
                                      ------
                                      ------

   The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Ball Corporation and Subsidiaries

SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of Ball Corporation and majority-owned subsidiaries (collectively, Ball or the Company). Investments in 20 percent through 50 percent owned affiliated companies, and majority-owned affiliates where control is temporary, are included under the equity method where Ball exercises significant influence over operating and financial affairs. Otherwise, investments are included at cost. Differences between the carrying amounts of equity investments and the Company's interest in underlying net assets are amortized over periods benefited. Significant intercompany transactions are eliminated. The results of subsidiaries and equity affiliates in Asia and South America are reflected in the consolidated financial statements on a one month lag. There were no significant events which occurred subsequent to November 30, 1997, which were required to be reflected in the accompanying financial statements. Certain amounts for 1996 and 1995 have been reclassified to conform to the 1997 presentation.

    In October 1996, the Company sold its 42 percent interest in Ball-Foster Glass Container Co., L.L.C. (Ball-Foster), a company formed in 1995, to Compagnie de Saint-Gobain (Saint-Gobain). With this sale, Ball no longer participates in the manufacture or sale of glass containers. Accordingly, the accompanying consolidated financial statements and notes segregate the financial effects of the glass business as discontinued operations. See the note, "Discontinued Operations," for more information regarding this transaction. Amounts included in the notes to consolidated financial statements pertain to continuing operations, except where otherwise noted.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Future events could affect these estimates.

FOREIGN CURRENCY TRANSLATION

    Foreign currency financial statements of foreign operations, where the local currency is the functional currency, are translated using period-end exchange rates for assets and liabilities and average exchange rates during each period for results of operations and cash flows.

REVENUE RECOGNITION

    Sales and earnings are recognized primarily upon shipment of products, except in the case of long-term contracts within the aerospace and technologies segment for which revenue is recognized under the percentage-of-completion method. Certain of these contracts provide for fixed and incentive fees, which are recorded as they are earned or when incentive amounts become determinable. Provision for estimated contract losses, if any, is made in the period that such losses are determined.

TEMPORARY INVESTMENTS

    Temporary investments are considered cash equivalents if original maturities are three months or less.

FINANCIAL INSTRUMENTS

    Accrual accounting is applied for financial instruments classified as hedges. Costs of hedging instruments are deferred as a cost adjustment, or deferred and amortized as a yield adjustment, over the term of the hedging agreement. Gains and losses on early terminations of derivative financial instruments related to debt are deferred and amortized as yield adjustments. Deferred gains and losses related to exchange rate forwards are recognized as cost adjustments of the related purchase or sale transaction. If a financial instrument no longer qualifies as an effective hedge, the instrument is recorded at fair market value.

INVENTORIES

    Inventories are stated at the lower of cost or market. The cost for certain U.S. metal beverage container inventories and substantially all inventories within the U.S. metal food container business is determined using the last-in, first-out (LIFO) method of accounting. The cost for remaining inventories is determined using the first-in, first-out (FIFO) method.

DEPRECIATION AND AMORTIZATION

    Depreciation is provided on the straight-line method in amounts sufficient to amortize the cost of the properties over their estimated useful lives (buildings -- 15 to 40 years; machinery and equipment -- 5 to 10 years). Goodwill is amortized over the periods benefited, 40 years. The Company evaluates long-lived assets, including goodwill and other intangibles, based on fair values or undiscounted cash flows whenever significant events or changes in circumstances occur which indicate the carrying amount may not be recoverable.

TAXES ON INCOME

    Deferred income taxes reflect the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each balance sheet date, based upon enacted income tax laws and tax rates. Income tax expense or benefit is provided based on earnings reported in the financial statements. The provision for income tax expense or benefit differs from the amounts of income taxes currently payable because certain items of income and expense included in the consolidated financial statements are recognized in different time periods by taxing authorities.

EMPLOYEE STOCK OWNERSHIP PLAN

    Ball records the cost of its Employee Stock Ownership Plan (ESOP) using the shares allocated transitional method under which the annual pretax cost of the ESOP, including preferred dividends, approximates program funding. Compensation and interest components of ESOP cost are included in net income; preferred dividends, net of related tax benefits, are shown as a reduction from net income. Unearned compensation -- ESOP recorded within the accompanying balance sheet is reduced as the principal of the guaranteed ESOP notes is amortized.

EARNINGS PER SHARE

    The Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share," effective December 31, 1997. Under SFAS No. 128, Ball is required to present both earnings per common share and diluted earnings per share amounts. Earnings per common share are computed by dividing the net earnings (loss) attributable to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if the Series B ESOP Convertible Preferred Stock (ESOP Preferred) was converted into additional outstanding common shares and outstanding dilutive stock options were exercised. In the diluted computation, net earnings (loss) attributable to common shareholders are adjusted for additional ESOP contributions which would be required if the ESOP Preferred was converted to common shares and excludes the tax benefit of deductible common dividends upon the assumed conversion of the ESOP Preferred. Adoption of the new standard, which requires restatement of previously disclosed amounts, had no effect on previously disclosed earnings per common share amounts and had an insignificant effect on previously disclosed diluted earnings per share amounts.

    In 1995, the assumed conversion of the ESOP Preferred and exercise of stock options resulted in a dilutive effect on continuing operations. Accordingly, the diluted weighted average share amounts are required to be used for discontinued operations, resulting in a lower total diluted loss per share than the total loss per common share.

COMPREHENSIVE INCOME

    The Company has adopted SFAS No. 130, "Reporting Comprehensive Income," in the accompanying financial statements. In accordance with SFAS No. 130, the Company is required to report the changes in shareholders' equity from all sources during the period other than those resulting from investments by shareholders (such as issuance or repurchase of common shares and dividends). Although adoption of this standard has not resulted in any change in the historic basis of the determination of earnings or shareholders' equity, the comprehensive income (loss) components recorded under generally accepted accounting principles and previously included under the category "retained earnings" are displayed as "accumulated other comprehensive loss" within the consolidated balance sheet and the components of other comprehensive income
(loss) are displayed in the statement of shareholders' equity. The presentation required by SFAS No. 130 has been provided for all periods covered by these financial statements. Refer to the note "Shareholder's Equity" for information regarding SFAS No. 130.

NEW ACCOUNTING PRONOUNCEMENT

    SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," was issued in June 1997 and will be effective for the Company in 1998. SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company is evaluating this standard to determine the impact, if any, on its segment reporting.

BUSINESS SEGMENT INFORMATION

    The Company has two business segments: packaging, and aerospace and technologies.

PACKAGING

    The packaging segment includes the businesses that manufacture metal and PET (polyethylene terephthalate) containers, primarily for use in beverage and food packaging. The Company's packaging operations are located in and serve North America (the U.S. and Canada) and Asia (primarily China). Packaging operations in Asia have increased as a result of the early 1997 acquisition of a controlling interest in M.C. Packaging (Hong Kong) Limited (M.C. Packaging). The results of that business are included within the packaging segment since its acquisition date. Ball also has investments in packaging companies in Brazil and Thailand which are accounted for under the equity method, and, accordingly, those results are not included in segment earnings or assets. See the notes, "Acquisitions" and "Dispositions and Other," for additional information regarding these and other transactions affecting segment results.

AEROSPACE AND TECHNOLOGIES

    The aerospace and technologies segment includes: the aerospace systems division, comprised of civil space systems, technology operations, defense systems, commercial space operations and systems engineering; and the telecommunication products division, comprised of advanced antenna and video systems and communication and video products. See the note, "Dispositions and Other," for information regarding transactions affecting segment results.

MAJOR CUSTOMERS

    Packaging segment sales to PepsiCo, Inc., and affiliates represented approximately 12 percent of consolidated net sales in 1997 and 1996, and less than 10 percent of consolidated net sales in 1995. Sales to Anheuser-Busch Companies, Inc., represented approximately 9 percent of consolidated net sales in 1997 and approximately 11 percent and 14 percent of consolidated net sales in 1996 and 1995, respectively. Sales to all bottlers of Pepsi-Cola and Coca-Cola branded beverages comprised approximately 36 percent of consolidated net sales in both 1997 and 1996 and 32 percent of consolidated net sales in 1995. Sales to various U.S. government agencies by the aerospace and technologies segment, either as a prime contractor or as a subcontractor, represented approximately 14 percent, 15 percent and 13 percent of consolidated net sales in 1997, 1996 and 1995, respectively.

SUMMARY OF BUSINESS BY SEGMENT
(DOLLARS IN MILLIONS)                                                              1997       1996       1995
                                                                                 ---------  ---------  ---------
NET SALES
Packaging......................................................................  $ 1,989.8  $ 1,822.1  $ 1,730.0
Aerospace and technologies.....................................................      398.7      362.3      315.8
                                                                                 ---------  ---------  ---------
  Consolidated net sales.......................................................  $ 2,388.5  $ 2,184.4  $ 2,045.8
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------
INCOME
Packaging......................................................................  $   108.3  $    57.6  $    95.6
Dispositions and other (1).....................................................       (3.0)     (21.0)     (10.9)
                                                                                 ---------  ---------  ---------
    Total packaging............................................................      105.3       36.6       84.7
                                                                                 ---------  ---------  ---------
Aerospace and technologies.....................................................       34.0       31.4       27.3
Dispositions and other (1).....................................................     --         --            3.8
                                                                                 ---------  ---------  ---------
    Total aerospace and technologies...........................................       34.0       31.4       31.1
                                                                                 ---------  ---------  ---------
Consolidated operating earnings................................................      139.3       68.0      115.8
Corporate undistributed expenses, net..........................................      (11.9)      (5.1)     (13.2)
Dispositions and other (1).....................................................       12.0     --         --
                                                                                 ---------  ---------  ---------
    Total corporate............................................................        0.1       (5.1)     (13.2)
                                                                                 ---------  ---------  ---------
Interest expense...............................................................      (53.5)     (33.3)     (25.7)
                                                                                 ---------  ---------  ---------
  Consolidated income from continuing operations before taxes on income........  $    85.9  $    29.6  $    76.9
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------
ASSETS EMPLOYED IN OPERATIONS
Packaging......................................................................  $ 1,729.2  $ 1,198.7  $ 1,081.0
Aerospace and technologies.....................................................      140.6      131.6      125.0
                                                                                 ---------  ---------  ---------
    Assets employed in operations..............................................    1,869.8    1,330.3    1,206.0
Discontinued operations........................................................     --         --          200.8
Investments in affiliates (2)..................................................       74.5       80.9       84.5
Corporate (3)..................................................................      145.8      289.6      122.7
                                                                                 ---------  ---------  ---------
    Total assets...............................................................  $ 2,090.1  $ 1,700.8  $ 1,614.0
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------
PROPERTY, PLANT AND EQUIPMENT ADDITIONS
Packaging......................................................................  $    75.7  $   179.7  $   163.3
Aerospace and technologies.....................................................       18.6       15.1       13.9
Corporate......................................................................        3.4        1.3        1.7
                                                                                 ---------  ---------  ---------
    Total additions............................................................  $    97.7  $   196.1  $   178.9
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------
DEPRECIATION AND AMORTIZATION
Packaging......................................................................  $   101.4  $    78.9  $    65.5
Aerospace and technologies.....................................................       14.3       12.5       10.9
Corporate......................................................................        1.8        2.1        2.3
                                                                                 ---------  ---------  ---------
    Total depreciation and amortization........................................  $   117.5  $    93.5  $    78.7
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

------------------------

(1) Refer to the note, "Dispositions and Other."

(2) Refer to the note, "Other Assets."

(3) Corporate assets include cash and temporary investments, current deferred and prepaid income taxes, amounts related to employee benefit plans and corporate facilities and equipment.

    Financial data segmented by geographic area is provided below.

SUMMARY OF BUSINESS BY GEOGRAPHIC AREA

(DOLLARS IN MILLIONS)                                     U.S.      CANADA      ASIA     ELIMINATIONS   CONSOLIDATED
                                                        ---------  ---------  ---------  -------------  ------------
1997
Net sales
  Sales to unaffiliated customers.....................  $ 1,889.0  $   267.7  $   231.8    $  --         $  2,388.5
  Inter-area sales to affiliates......................     --            0.9     --             (0.9)        --
                                                        ---------  ---------  ---------        -----    ------------
                                                          1,889.0      268.6      231.8         (0.9)       2,388.5
                                                        ---------  ---------  ---------        -----    ------------
                                                        ---------  ---------  ---------        -----    ------------
Consolidated operating earnings(1)....................      122.4       11.1        6.2         (0.4)         139.3
                                                        ---------  ---------  ---------        -----    ------------
                                                        ---------  ---------  ---------        -----    ------------
Assets employed in operations.........................  $ 1,049.8  $   209.8  $   618.8    $    (8.6)    $  1,869.8
                                                        ---------  ---------  ---------        -----    ------------
                                                        ---------  ---------  ---------        -----    ------------
1996
Net sales
  Sales to unaffiliated customers.....................  $ 1,826.3  $   291.2  $    66.9    $  --         $  2,184.4
  Inter-area sales to affiliates......................     --            0.5     --             (0.5)        --
                                                        ---------  ---------  ---------        -----    ------------
                                                          1,826.3      291.7       66.9         (0.5)       2,184.4
                                                        ---------  ---------  ---------        -----    ------------
                                                        ---------  ---------  ---------        -----    ------------
Consolidated operating earnings(1)....................       62.0        4.4        3.0         (1.4)          68.0
                                                        ---------  ---------  ---------        -----    ------------
                                                        ---------  ---------  ---------        -----    ------------
Assets employed in operations.........................  $   976.5  $   217.9  $   138.4    $    (2.5)    $  1,330.3
                                                        ---------  ---------  ---------        -----    ------------
                                                        ---------  ---------  ---------        -----    ------------
1995
Net sales
  Sales to unaffiliated customers.....................  $ 1,685.7  $   304.0  $    56.1    $  --         $  2,045.8
  Inter-area sales to affiliates......................     --            0.3     --             (0.3)        --
                                                        ---------  ---------  ---------        -----    ------------
                                                          1,685.7      304.3       56.1         (0.3)       2,045.8
                                                        ---------  ---------  ---------        -----    ------------
                                                        ---------  ---------  ---------        -----    ------------
Consolidated operating earnings(1)....................       92.1       19.1        4.7         (0.1)         115.8
                                                        ---------  ---------  ---------        -----    ------------
                                                        ---------  ---------  ---------        -----    ------------
Assets employed in operations.........................  $   951.1  $   198.2  $    60.4    $    (3.7)    $  1,206.0
                                                        ---------  ---------  ---------        -----    ------------
                                                        ---------  ---------  ---------        -----    ------------

------------------------

(1) Refer to the note, "Dispositions and Other."

ACQUISITIONS

M.C. PACKAGING (HONG KONG) LIMITED

    In early 1997, Ball, through its majority-owned subsidiary, FTB Packaging Limited (FTB Packaging), acquired approximately 75 percent of M.C. Packaging (Hong Kong) Limited (M.C. Packaging), previously held by Lam Soon (Hong Kong) Limited and the general public for a total purchase price of approximately $179 million. M.C. Packaging produces two-piece aluminum beverage containers, three-piece steel beverage and food containers, aerosol cans, plastic packaging, metal crowns and printed and coated metal.

    The acquisition has been accounted for as a purchase, with M.C. Packaging's results included in the Company's consolidated financial statements effective with the acquisition. The preliminary purchase price allocation included provisions for costs incurred in 1997, or expected to be incurred, for severance, relocation and other restructuring activities of approximately $7.3 million. In 1997, approximately $1.9 million was charged against these reserves, primarily related to employee termination costs. To the extent that the actual costs to complete these activities are different from the estimated amounts provided, the change will be reflected as an adjustment to goodwill. The excess of the purchase price over the net book value of assets acquired and liabilities assumed has been preliminarily assigned to long-term assets, including goodwill of $122.3 million, and is being amortized to expense over the periods benefited.

Following is a summary of the net assets acquired:

(DOLLARS IN MILLIONS)
Total assets, including cash of $18.8 million........................................  $   487.3
Less liabilities assumed:
  Current liabilities (other than debt)..............................................       63.3
  Total debt.........................................................................      198.0
  Other long-term liabilities and minority interests.................................       47.2
                                                                                       ---------
Net assets acquired..................................................................  $   178.8
                                                                                       ---------
                                                                                       ---------

    The following table illustrates the effects of the acquisition on a pro forma basis for the year ended 1996 as though it had occurred at January 1, 1996.

(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)                                        1996(2)
                                                                                     ---------
Net sales..........................................................................  $ 2,366.4
Net income.........................................................................        1.1
Net loss attributable to common shareholders.......................................       (1.8)
Loss per common share(1)...........................................................      (0.06)

------------------------

(1) The effect of assuming conversion of the ESOP Preferred shares would be anti-dilutive. Accordingly, the diluted loss per share is the same as the loss per common share.

(2) All amounts reflect continuing operations only.

    The unaudited pro forma financial information is provided for informational purposes only and does not purport to be indicative of the future results or what the results of operations would have been had the acquisition been effected on January 1, 1996. In addition to increased interest expense related to incremental borrowings used to finance the acquisition and the amortization of goodwill, pro forma results include charges of $6.2 million after taxes and minority interests, or 20 cents per share, in connection with preacquisition inventory, accounts receivable and other items which management believes to be at abnormally high levels not anticipated in the future.

PET CONTAINER ASSETS

    In the third quarter of 1997, the Company acquired certain PET container assets for a purchase price of approximately $42.7 million from Brunswick Container Corporation (Brunswick), including goodwill and other intangible assets of approximately $28.3 million. In connection with the acquisition, the Company began operating a new plant in Delran, New Jersey, to supply a large East Coast bottler of soft drinks and other customers, and closed small manufacturing facilities in Pennsylvania and Virginia. See the note, "Dispositions and Other," for additional information regarding these plant closures.

DISPOSITIONS AND OTHER

    The following table summarizes the gains and losses in connection with dispositions and other charges included in the consolidated statement of income
(loss) during the three years ended December 31, 1997.

                                                                              EARNINGS (LOSS)
                                                      PRETAX      AFTER TAX         PER
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)      GAIN (LOSS)  GAIN (LOSS)   COMMON SHARE
                                                    -----------  -----------  ---------------
1997 ITEMS
Sale of investment in Datum.......................   $    11.7    $     7.1      $    0.23
Plant closing.....................................        (3.0)        (1.8)         (0.06)
Disposition and write-down of equity
 investments......................................         0.3         (0.3)         (0.01)
                                                    -----------  -----------        ------
                                                     $     9.0    $     5.0      $    0.16
                                                    -----------  -----------        ------
                                                    -----------  -----------        ------
1996 ITEMS
Sale of U.S. aerosol business.....................   $    (3.3)   $    (4.4)     $   (0.14)
Plant closings and other..........................       (17.7)       (11.0)         (0.37)
Write-down of investment in EarthWatch(1).........      --             (9.3)         (0.31)
                                                    -----------  -----------        ------
                                                     $   (21.0)   $   (24.7)     $   (0.82)
                                                    -----------  -----------        ------
                                                    -----------  -----------        ------
1995 ITEMS
Gain on sale of Efratom business..................   $    11.8    $     7.7      $    0.25
Disposition of imaging business...................        (8.0)        (4.9)         (0.16)
Plant closings and other..........................       (10.9)        (6.6)         (0.22)
                                                    -----------  -----------        ------
                                                     $    (7.1)   $    (3.8)     $   (0.13)
                                                    -----------  -----------        ------
                                                    -----------  -----------        ------

------------------------

(1) Reflected in "equity in (losses) earnings of affiliates" in the accompanying consolidated statement of income (loss).

1997 ITEMS

    In the first half of 1997, the Company sold its interest in the common stock of Datum Inc. (Datum), for approximately $26.2 million, recording a pretax gain of $11.7 million. Ball acquired its interest in Datum in connection with the 1995 disposition of its Efratom time and frequency measurement devices business (see 1995 items). The Company owned approximately 32 percent of Datum. Ball's share of Datum's earnings under the equity method of accounting were $0.5 million and $0.3 million in 1997 and 1995, respectively, and a loss of $0.2 million in 1996.

    In the second quarter of 1997, the Company recorded a pretax charge of $3.0 million to close a small PET container manufacturing plant in connection with the acquisition of certain PET container manufacturing assets. Operations ceased during that quarter. A second plant, acquired from Brunswick, was closed in early 1998.

    In the fourth quarter of 1997, Ball disposed of or wrote down to estimated net realizable value certain equity investments, resulting in a net pretax gain of $0.3 million. The Company's equity in the net earnings of these affiliates was not significant in 1997, 1996 and 1995.

1996 ITEMS

    In the fourth quarter of 1996, Ball sold its U.S. aerosol container manufacturing business, with net assets of approximately $47.5 million, including $6.0 million of goodwill, for $44.3 million, comprised of cash and a $3.0 million note, recording a pretax loss of $3.3 million.

    In late 1996, the Company closed a metal food container manufacturing facility and discontinued the manufacture of metal beverage containers at another facility. Ball recorded a pretax charge of $14.9 million consisting of $9.4 million to write down assets to net realizable value and $5.5 million for employee termination costs, benefits and other direct costs. In addition, in the first quarter of 1996, Ball recorded a charge of $2.8 million for employee termination costs, primarily related to the metal packaging business. Curtailment activities were substantially completed during 1997.

    In 1994, the Company formed EarthWatch, Incorporated (EarthWatch), and in 1995 acquired WorldView, Inc., to commercialize certain proprietary technologies by serving the market for satellite-based remote sensing images of the Earth. Through December 31, 1995, the Company invested approximately $21 million in EarthWatch. As of December 31, 1996, EarthWatch had experienced extended product development and deployment delays and expected to incur significant product development losses into the future, exceeding Ball's investment. Although Ball was a 49 percent equity owner of EarthWatch at year end 1996, and had contracted to design satellites for that company, the remaining carrying value of the investment was written to zero. Accordingly, Ball recorded a pretax charge of $15.0 million ($9.3 million after tax or 31 cents per share), in the fourth quarter of 1996 which is reflected as a part of equity in losses of affiliates. EarthWatch continued to incur losses throughout 1997. Ball has no commitments to provide further equity or debt financing to EarthWatch beyond its investment to date. Subject to certain conditions, Ball has agreed to produce satellites for Earth Watch. At year end 1997, Ball owned approximately 48 percent of the voting stock in EarthWatch.

1995 ITEMS

    During 1994, the Company concluded a study which explored strategic alternatives for the aerospace and technologies business. A decision was made to retain the core aerospace and technologies business, but to sell its Efratom business. Efratom was sold in March 1995 to Datum for cash of $15.0 million and approximately 1.3 million shares, or approximately 32 percent, of Datum common stock with a market value at the date of the sale of $14.0 million. Ball recorded a pretax gain of $11.8 million in connection with this sale.

    In late 1995, the metal packaging business recorded a pretax charge of $10.9 million as a result of the curtailment of certain manufacturing capacity and write-down of certain unproductive manufacturing equipment to net realizable value. The charge included $7.5 million for asset write-downs to net realizable value and $3.4 million for employment termination costs, benefits and other direct costs. Curtailment activities were substantially completed during 1996.

    In addition, a charge of $8.0 million was recorded in 1995 for costs associated with the 1993 decision to exit the visual image generating systems business. All significant business activities associated with the exit were completed in early 1997.

SUBSEQUENT EVENTS

RELOCATION

    On February 4, 1998, Ball announced that it would relocate its corporate headquarters to an existing company-owned building in Broomfield, Colorado. In connection with the relocation, the Company expects to record in 1998 a charge estimated to be approximately $20 million pretax, primarily for employee related costs and the write-down of certain assets to net realizable values. This move is expected to be largely completed by the end of 1998.

ACQUISITION OF REYNOLDS' NORTH AMERICAN BEVERAGE CAN BUSINESS (UNAUDITED)

    On August 10, 1998, Ball and its Ball Metal Beverage Container Corp. subsidiary acquired essentially all of Reynolds Metals Company's North American aluminum beverage can manufacturing business, consisting largely of 14 can plants and 2 end plants in 12 states and Puerto Rico, for $745.4 million, subject to certain adjustments.

    In conjunction with the Acquisition, Ball refinanced $521.9 million of existing indebtedness under a new senior bank credit facility. To finance the Acquisition, Ball issued $300.0 million of Outstanding Senior Notes due 2006 and $250.0 million of Outstanding Senior Subordinated Notes due 2008 with the balance of the purchase price funded from additional borrowings under the new senior bank credit facility.

DISCONTINUED OPERATIONS

    In September 1995, the Company sold substantially all of the assets of Ball Glass Container Corporation (Ball Glass), a wholly owned subsidiary of Ball, to Ball-Foster for approximately $323 million in cash. Concurrent with this transaction, the Company acquired a 42 percent interest in Ball-Foster for $180.6 million. The remaining 58 percent interest was acquired for $249.4 million by Saint-Gobain. Ball-Foster also acquired substantially all of the assets of Foster-Forbes, a unit of American National Can Company.

    In October 1996, the Company sold its interest in Ball-Foster to Saint-Gobain for $190 million in cash and received an additional $15 million in cash in final settlement of the 1995 transaction. With the October 1996 sale, Ball no longer participates in the glass business.

    The following table provides summary income statement data related to the discontinued glass business:

                                                                          YEAR ENDED
                                                                         DECEMBER 31,
                                                                     --------------------
(DOLLARS IN MILLIONS)                                                  1996       1995
                                                                     ---------  ---------
Net sales..........................................................  $  --      $   545.9
                                                                     ---------  ---------
Earnings attributable to previously consolidated Ball Glass
 operations before interest and taxes on income, excluding loss on
 sale..............................................................  $  --      $    30.5
Pretax gain (loss) on sale of Ball-Foster/Ball Glass...............       24.1     (111.1)
Ball's share of Ball-Foster's net loss.............................       (7.6)      (2.3)
Adjustment of provisions to currently estimated requirements.......       11.0     --
Allocated interest expense.........................................       (5.5)     (12.1)
Provision for income tax (expense) benefit.........................      (10.9)      27.5
Minority interest..................................................     --           (3.0)
                                                                     ---------  ---------
Net income (loss) attributable to the glass business...............  $    11.1  $   (70.5)
                                                                     ---------  ---------
                                                                     ---------  ---------

    Interest expense allocated to the glass business was based on the average net assets of the glass business and Ball's weighted average interest rate for general borrowings. Debt specifically identified with the Company's other operations was excluded in determining the weighted average interest rate. The net loss attributable to discontinued operations in 1995 included general and administrative expenses directly related to the glass business of approximately $5.7 million.

ACCOUNTS RECEIVABLE

    Accounts receivable are net of an allowance for doubtful accounts of $12.2 million and $5.1 million at December 31, 1997 and 1996, respectively.

SALE OF TRADE ACCOUNTS RECEIVABLE

    In December 1997, Ball Capital Corp., a wholly owned subsidiary of Ball, entered into a receivables sale agreement which provides for the ongoing, revolving sale of up to $75.0 million of a designated pool of trade accounts receivable of Ball's domestic packaging businesses. The current agreement expires in December 1998. Net funds received under this agreement and a similar agreement in the prior year totaled $65.9 million and $66.5 million at December 31, 1997 and 1996, respectively. Fees incurred in connection with the sale of accounts receivable in 1997, 1996 and 1995, and which are included in general and administrative expenses, totaled $4.0 million, $3.7 million and $4.3 million, respectively.

ACCOUNTS RECEIVABLE IN CONNECTION WITH LONG-TERM CONTRACTS

    Net accounts receivable under long-term contracts, due primarily from agencies of the U.S. government, were $63.7 million and $60.4 million at December 31, 1997 and 1996, respectively, and include unbilled amounts representing revenue earned but not yet billable of $28.0 million and $15.4 million, respectively. Approximately $9.3 million of unbilled receivables at December 31, 1997, is expected to be collected after one year.

INVENTORIES

    Inventories at December 31 consisted of the following:

(DOLLARS IN MILLIONS)                                                          1997       1996
                                                                             ---------  ---------
Raw materials and supplies.................................................  $   184.9  $    95.7
Work in process and finished goods.........................................      228.4      206.3
                                                                             ---------  ---------
                                                                             $   413.3  $   302.0
                                                                             ---------  ---------
                                                                             ---------  ---------

    Approximately 67 percent of total U.S. product inventories at December 31, 1997 and 1996, were valued using LIFO accounting. Inventories at December 31, 1997 and 1996, would have been $9.9 million and $10.1 million higher, respectively, than the reported amounts if the FIFO method, which approximates replacement cost, had been used for all inventories.

OTHER ASSETS

    The composition of other assets at December 31 was as follows:

(DOLLARS IN MILLIONS)                                                          1997       1996
                                                                             ---------  ---------
Investments in affiliates
  Packaging affiliates.....................................................  $    74.5  $    66.8
  Datum Inc................................................................     --           14.1
                                                                             ---------  ---------
    Total investments in affiliates........................................       74.5       80.9
Goodwill, net(1)...........................................................      194.8       59.5
Net cash surrender value of company-owned life insurance                          24.6       32.5
Other......................................................................       78.6       62.3
                                                                             ---------  ---------
                                                                             $   372.5  $   235.2
                                                                             ---------  ---------
                                                                             ---------  ---------

------------------------

(1) Net of accumulated amortization of $20.6 million and $16.3 million at December 31, 1997 and 1996, respectively.

COMPANY-OWNED LIFE INSURANCE

    The Company has purchased insurance on the lives of certain employees. Premiums were approximately $6 million in each of 1997 and 1996 and $20 million in 1995. Amounts in the consolidated statement of cash flows represent net cash flows from this program, including policy loans of approximately $10 million in each of 1997 and 1996 and $113 million in 1995, and partial withdrawals of approximately $22 million in 1997. Legislation enacted in 1996 limits the amount of interest on policy loans which can be deducted for federal income tax purposes. The limits affect insurance programs initiated after June 1986, and phase-in over a three-year period. As a result of the new legislation, the Company was unable to deduct certain amounts of its policy loan interest in 1996, resulting in higher income tax expense of approximately $1.5 million (five cents per share). As a result of actions taken by Ball in 1996, the new legislation did not have a significant impact on 1997 results.

DEBT AND INTEREST COSTS

    Short-term debt at December 31 consisted of the following:

                                                         1997                      1996
                                               ------------------------  ------------------------
                                                             WEIGHTED                  WEIGHTED
                                                              AVERAGE                   AVERAGE
(DOLLARS IN MILLIONS)                          OUTSTANDING    RATE(1)    OUTSTANDING    RATE(1)
                                               -----------  -----------  -----------  -----------
U.S. bank facilities.........................   $    85.5         5.8%    $  --             5.5%
Canadian dollar commercial paper.............        40.9         3.4%         57.6         4.5%
Asian bank facilities(2).....................       181.9         7.0%         58.7         7.2%
                                               -----------               -----------
                                                $   308.3                 $   116.3
                                               -----------               -----------
                                               -----------               -----------

------------------------

(1) Represents the weighted average interest rate on short-term borrowings for the year.

(2) Facilities for FTB Packaging and affiliates in U.S. ($130.2 million at year end 1997) and Asian currencies. Borrowings are without recourse to Ball Corporation.

    Long-term debt at December 31 consisted of the following:

(DOLLARS IN MILLIONS)                                                          1997       1996
                                                                             ---------  ---------
Notes Payable
  Private placements:
    6.29% to 6.82% serial installment notes (6.71% weighted average) due
      through 2008.........................................................  $   147.1  $   150.0
    8.09% to 8.75% serial installment notes (8.54% weighted average) due
      through 2012.........................................................       90.6      101.4
    8.20% to 8.57% serial notes (8.36% weighted average) due 1999 through
      2000.................................................................       60.0       60.0
    10.00% serial note due 1998............................................       20.0       35.0
    9.66% serial note due 1998(1)..........................................     --           20.0
    Floating rate notes (6.56% to 7.63% at year end 1997) due through
      2002(2)..............................................................       75.1       18.0
Industrial Development Revenue Bonds
  Floating rates (2.5% to 4.3% at year end 1997) due through 2011..........       31.5       32.2
Other......................................................................        3.5        6.0
ESOP Debt Guarantee........................................................
  8.38% installment notes due through 1999                                        11.9       18.9
  8.75% installment note due 1999 through 2001.............................       25.1       25.1
                                                                             ---------  ---------
                                                                                 464.8      466.6
Less:
  Current portion of long-term debt........................................       98.7       58.9
                                                                             ---------  ---------
                                                                             $   366.1  $   407.7
                                                                             ---------  ---------
                                                                             ---------  ---------

------------------------

(1) This note was prepaid without penalty in 1997.

(2) U.S. dollar-denominated notes issued by FTB Packaging and affiliates.

    In the United States, Ball had committed revolving credit agreements at December 31, 1997, totaling $280 million consisting of a five-year facility expiring July 2002 for $150 million and 364-day facilities for $130 million. The revolving credit agreements provide for various borrowing rates, including borrowing rates based on the London Interbank Offered Rate (LIBOR). The Canadian dollar commercial paper facility provides for committed short-term funds of approximately $84 million. The Company also has short-term uncommitted credit facilities in the United States of approximately $326 million, and, in Asia, FTB Packaging, including M.C. Packaging, had short-term uncommitted credit facilities of approximately $250 million at December 31, 1997. Ball pays a facility fee on the committed facilities.

    In January 1996, the Company issued long-term, senior, unsecured notes to several insurance companies for $150 million with a weighted average interest rate of 6.71 percent and maturities from 1997 through 2008. Fixed-term debt in China at year end 1997 included approximately $57.2 million of floating rate notes issued by M.C. Packaging and its consolidated affiliates, and a floating rate note issued by FTB Packaging's Beijing affiliate. Maturities of all fixed long-term debt obligations outstanding at December 31, 1997, are $62.8 million, $59.2 million, $35.2 million and $19.5 million for the years ending December 31, 1999 through 2002, respectively.

    FTB Packaging issues letters of credit in the ordinary course of business in connection with supplier arrangements and provides guarantees to secure bank financing for its affiliates. At year end, FTB Packaging, including M.C. Packaging, had outstanding letters of credit and guarantees of unconsolidated affiliate debt of approximately $14.1 million. Ball also issues letters of credit in the ordinary course of business to secure liabilities recorded in connection with the Company's deferred compensation program, industrial development revenue bonds and insurance arrangements, of which $72.5 million was outstanding at December 31, 1997. Ball Corporation also has provided a completion guarantee representing 50 percent of the $54 million of debt issued by the Company's Brazilian joint venture to fund the construction of the facilities. ESOP debt represents borrowings by the trust for the Ball-sponsored ESOP; the borrowings have been irrevocably guaranteed by the Company.

    The U.S. note agreements, bank credit agreement, ESOP debt guarantee and industrial development revenue bond agreements contain certain restrictions relating to dividends, investments, guarantees and other borrowings. Under the most restrictive covenant, approximately $166 million was available for payment of dividends and purchases of treasury stock at December 31, 1997.

    The Company was not in default of any loan agreement at December 31, 1997, and has met all payment obligations. M.C. Packaging was, however, in noncompliance with certain financial ratio provisions, including interest coverage and current ratio, under a fixed term loan agreement of which $37.5 million was outstanding at year end. The lender granted M.C. Packaging an unspecified period to present a revised, comprehensive financing structure for its business. Management believes that M.C. Packaging has made significant progress towards concluding an alternative, longer term financing arrangement satisfactory to all parties and that, although such an arrangement has substantially been concluded, a definitive agreement has not yet been executed. Management also believes that existing credit resources will be adequate to meet foreseeable financing requirements. Ball Corporation does not guarantee any debt obligations of M.C. Packaging.

    A summary of total interest cost paid and accrued follows:

(DOLLARS IN MILLIONS)                                                    1997       1996       1995
                                                                       ---------  ---------  ---------
Interest costs.......................................................  $    57.9  $    39.9  $    29.2
Amounts capitalized..................................................       (4.4)      (6.6)      (3.5)
                                                                       ---------  ---------  ---------
  Interest expense...................................................       53.5       33.3       25.7
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------
Interest paid during year(1).........................................  $    53.9  $    37.3  $    42.6
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------

------------------------

(1) Includes $5.5 million and $12.1 million for 1996 and 1995, respectively, allocated to discontinued operations.

SUBSIDIARY GUARANTEES OF DEBT

    The Outstanding Senior Notes and Outstanding Senior Subordinated Notes issued in conjunction with the Acquisition of Reynolds Metals Company's ("RMC's") North American aluminum beverage can manufacturing business (as more fully described in the note "Subsequent Events, Acquisition of Reynolds'

North American Beverage Can Business (unaudited)") are, and the Senior Exchange Notes and Senior Subordinated Exchange Notes issued in this Exchange Offer will be, guaranteed by certain of the Company's domestic, wholly owned subsidiaries (the "Guarantor Subsidiaries") on a full, unconditional, and joint and several basis. The following is summarized condensed consolidating financial information for the Company, segregating Guarantor Subsidiaries and Non-Guarantor Subsidiaries, as of December 31, 1997 and 1996 and for the three years ended December 31, 1997. Separate financial statements for the Subsidiary Guarantors and the Non-Guarantor Subsidiaries are not presented because management has determined that such financial statements would not be material to investors.

    The assets and liabilities of the aerospace and packaging divisions of Ball Corporation were contributed to newly formed subsidiaries in August 1995 and February 1996, respectively. These operations have been presented below in the Guarantor Subsidiaries column for all periods. Effective February 1996, Ball Corporation entered into technology, trademark and tradename licensing agreements with certain Guarantor Subsidiaries whereby Ball Corporation charges these Guarantor Subsidiaries fees for the use of Ball Corporation technology, trademark and tradename assets. In addition, effective February 1996, certain Guarantor Subsidiaries assumed debt obligations of Ball Corporation. The effects of these transactions have not been reflected in the applicable Ball Corporation or Guarantor Subsidiaries columns prior to February 1996. The assets and liabilities of RMC's North American aluminum beverage can manufacturing business were acquired by a Guarantor Subsidiary and are not included in the Guarantor Subsidiaries column for any period presented.

                                                                 CONSOLIDATED BALANCE SHEET
                                            --------------------------------------------------------------------
                                                                     DECEMBER 31, 1997
                                            --------------------------------------------------------------------
                                               BALL       GUARANTOR    NON-GUARANTOR   ELIMINATING  CONSOLIDATED
                                            CORPORATION  SUBSIDIARIES  SUBSIDIARIES    ADJUSTMENTS     TOTAL
                                            -----------  -----------  ---------------  -----------  ------------
ASSETS
Current assets
  Cash and temporary investments..........   $     4.2    $     0.5      $    20.8      $      --    $     25.5
  Accounts receivable, net................         2.8        191.5          107.1             --         301.4
  Inventories, net
    Raw materials and supplies............          --        113.5           71.4             --         184.9
    Work in process and finished goods....          --        161.1           67.3             --         228.4
  Deferred income tax benefits and prepaid
    expenses..............................       (22.0)        62.9           17.0             --          57.9
                                            -----------  -----------        ------     -----------  ------------
    Total current assets..................       (15.0)       529.5          283.6             --         798.1
                                            -----------  -----------        ------     -----------  ------------
Property, plant and equipment, at cost....        36.6      1,049.6          469.9             --       1,556.1
Accumulated depreciation..................       (21.7)      (525.3)         (89.6)            --        (636.6)
                                            -----------  -----------        ------     -----------  ------------
                                                  14.9        524.3          380.3             --         919.5
                                            -----------  -----------        ------     -----------  ------------
Investment in subsidiaries................     1,094.0           --             --       (1,094.0)           --
Investment in affiliates..................         5.1           --           69.4             --          74.5
Goodwill, net.............................          --         50.0          144.8             --         194.8
Other assets..............................        53.4         34.4           15.4             --         103.2
                                            -----------  -----------        ------     -----------  ------------
                                             $ 1,152.4    $ 1,138.2      $   893.5      $(1,094.0)   $  2,090.1
                                            -----------  -----------        ------     -----------  ------------
                                            -----------  -----------        ------     -----------  ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Short-term debt and current portion of
    long-term debt........................   $    93.4    $    39.1      $   274.5      $      --    $    407.0
  Accounts payable........................         7.1        179.4           72.1             --         258.6
  Salaries, wages and accrued employee
    benefits..............................        16.1         55.2            7.0             --          78.3
  Other current liabilities...............       (39.2)        85.4           47.7             --          93.9
                                            -----------  -----------        ------     -----------  ------------
    Total current liabilities.............        77.4        359.1          401.3             --         837.8
                                            -----------  -----------        ------     -----------  ------------
Noncurrent liabilities
  Long-term debt..........................        46.5        294.1           25.5             --         366.1
  Intercompany borrowings.................       302.7       (364.2)          61.5             --            --
  Deferred income taxes...................         7.3         10.4           42.8             --          60.5
  Employee benefit obligations and other..        84.3         42.0           13.5             --         139.8
                                            -----------  -----------        ------     -----------  ------------
    Total noncurrent liabilities..........       440.8        (17.7)         143.3             --         566.4
                                            -----------  -----------        ------     -----------  ------------
Contingencies.............................          --           --             --             --            --
Minority interests........................          --           --           51.7             --          51.7
                                            -----------  -----------        ------     -----------  ------------
Shareholders' equity
  Series B ESOP convertible preferred
    stock.................................        59.9           --             --             --          59.9
  Convertible preferred stock.............          --           --           94.3          (94.3)           --
  Unearned compensation -- ESOP...........       (37.0)          --             --             --         (37.0)
                                            -----------  -----------        ------     -----------  ------------
    Preferred shareholders' equity........        22.9           --           94.3          (94.3)         22.9
                                            -----------  -----------        ------     -----------  ------------
  Common stock (33,759,234 shares
    issued)...............................       336.9        756.1          188.0         (944.1)        336.9
  Retained earnings.......................       402.3         41.4           33.3          (74.7)        402.3
  Accumulated other comprehensive loss....       (22.8)        (0.7)         (18.4)          19.1         (22.8)
  Treasury stock, at cost (3,539,574
    shares)...............................      (105.1)          --             --             --        (105.1)
                                            -----------  -----------        ------     -----------  ------------
    Common shareholders' equity...........       611.3        796.8          202.9         (999.7)        611.3
                                            -----------  -----------        ------     -----------  ------------
      Total shareholders' equity..........       634.2        796.8          297.2       (1,094.0)        634.2
                                            -----------  -----------        ------     -----------  ------------
                                             $ 1,152.4    $ 1,138.2      $   893.5      $(1,094.0)   $  2,090.1
                                            -----------  -----------        ------     -----------  ------------
                                            -----------  -----------        ------     -----------  ------------

                                                                 CONSOLIDATED BALANCE SHEET
                                            --------------------------------------------------------------------
                                                                     DECEMBER 31, 1996
                                            --------------------------------------------------------------------
                                               BALL       GUARANTOR    NON-GUARANTOR   ELIMINATING  CONSOLIDATED
                                            CORPORATION  SUBSIDIARIES  SUBSIDIARIES    ADJUSTMENTS     TOTAL
                                            -----------  -----------  ---------------  -----------  ------------
ASSETS
Current assets
  Cash and temporary investments..........   $   159.6    $     0.5      $     9.1      $      --    $    169.2
  Accounts receivable, net................         5.7        194.2           46.0             --         245.9
  Inventories, net
    Raw materials and supplies............          --         66.1           29.6                         95.7
    Work in process and finished goods....          --        150.3           56.0                        206.3
  Deferred income tax benefits and prepaid
    expenses..............................        (8.4)        51.7            6.2             --          49.5
                                            -----------  -----------        ------     -----------  ------------
    Total current assets..................       156.9        462.8          146.9             --         766.6
                                            -----------  -----------        ------     -----------  ------------
Property, plant and equipment, at cost....        37.1      1,018.1          214.3             --       1,269.5
Accumulated depreciation..................       (23.4)      (481.7)         (65.4)            --        (570.5)
                                            -----------  -----------        ------     -----------  ------------
                                                  13.7        536.4          148.9             --         699.0
                                            -----------  -----------        ------     -----------  ------------
Investment in subsidiaries................       841.6           --             --         (841.6)           --
Investment in affiliates..................         4.3         14.1           62.5             --          80.9
Goodwill, net.............................          --         32.7           26.8             --          59.5
Other assets..............................        57.3         23.2           14.3             --          94.8
                                            -----------  -----------        ------     -----------  ------------
                                             $ 1,073.8    $ 1,069.2      $   399.4      $  (841.6)   $  1,700.8
                                            -----------  -----------        ------     -----------  ------------
                                            -----------  -----------        ------     -----------  ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Short-term debt and current portion of
    long-term debt........................   $     7.7    $    50.1      $   117.4      $      --    $    175.2
  Accounts payable........................         8.1        170.5           35.7             --         214.3
  Salaries, wages and accrued employee
    benefits..............................        13.8         45.8            4.6             --          64.2
  Other current liabilities...............       (12.3)        57.0           12.6             --          57.3
                                            -----------  -----------        ------     -----------  ------------
    Total current liabilities.............        17.3        323.4          170.3             --         511.0
                                            -----------  -----------        ------     -----------  ------------
Noncurrent liabilities
  Long-term debt..........................        54.4        333.2           20.1             --         407.7
  Intercompany borrowings.................       310.5       (352.4)          41.9             --            --
  Deferred income taxes...................         6.2         (6.6)          35.1             --          34.7
  Employee benefit obligations and
    other.................................        81.0         41.1           13.9             --         136.0
                                            -----------  -----------        ------     -----------  ------------
    Total noncurrent liabilities..........       452.1         15.3          111.0             --         578.4
                                            -----------  -----------        ------     -----------  ------------
Contingencies.............................          --           --             --             --            --
Minority interests........................          --           --            7.0             --           7.0
                                            -----------  -----------        ------     -----------  ------------
Shareholders' equity
  Series B ESOP convertible preferred
    stock.................................        61.7           --             --             --          61.7
  Convertible preferred stock.............          --           --             --             --            --
  Unearned compensation -- ESOP...........       (44.0)          --             --             --         (44.0)
                                            -----------  -----------        ------     -----------  ------------
    Preferred shareholder's equity........        17.7           --             --             --          17.7
                                            -----------  -----------        ------     -----------  ------------
Common stock (32,976,708 shares issued)...       315.2        754.3           92.2         (846.5)        315.2
Retained earnings.........................       365.2        (23.8)          35.7          (11.9)        365.2
Accumulated other comprehensive loss......       (20.7)          --          (16.8)          16.8         (20.7)
Treasury stock, at cost ( 2,458,483
  shares).................................       (73.0)          --             --             --         (73.0)
                                            -----------  -----------        ------     -----------  ------------
    Common shareholders' equity...........       586.7        730.5          111.1         (841.6)        586.7
                                            -----------  -----------        ------     -----------  ------------
      Total shareholders' equity..........       604.4        730.5          111.1         (841.6)        604.4
                                            -----------  -----------        ------     -----------  ------------
                                             $ 1,073.8    $ 1,069.2      $   399.4      $  (841.6)   $  1,700.8
                                            -----------  -----------        ------     -----------  ------------
                                            -----------  -----------        ------     -----------  ------------

                                                               CONSOLIDATED STATEMENT OF INCOME
                                            ----------------------------------------------------------------------
                                                             FOR THE YEAR ENDED DECEMBER 31, 1997
                                            ----------------------------------------------------------------------
                                                BALL        GUARANTOR    NON-GUARANTOR   ELIMINATING  CONSOLIDATED
                                             CORPORATION   SUBSIDIARIES  SUBSIDIARIES    ADJUSTMENTS     TOTAL
                                            -------------  -----------  ---------------  -----------  ------------
Net sales.................................    $      --     $ 2,156.7      $   503.2      $  (271.4)   $  2,388.5
                                                 ------    -----------        ------     -----------  ------------
Costs and expenses
  Cost of sales...........................           --       1,947.0          445.6         (271.4)      2,121.2
  General and administrative expenses.....          1.4          89.3           28.5             --         119.2
  Selling and product development
    expenses..............................           --          14.0            3.7             --          17.7
  Dispositions and other..................          4.1         (13.1)            --             --          (9.0)
  Interest expense........................         32.7          (1.5)          22.3             --          53.5
  Equity in earnings of subsidiaries......        (62.8)           --             --           62.8            --
  Corporate allocations...................        (25.6)         25.6             --             --            --
                                                 ------    -----------        ------     -----------  ------------
                                                  (50.2)      2,061.3          500.1         (208.6)      2,302.6
                                                 ------    -----------        ------     -----------  ------------
Income from continuing operations before
  taxes on income.........................         50.2          95.4            3.1          (62.8)         85.9
Provision for income tax expense..........          7.9         (31.5)          (8.4)            --         (32.0)
Minority interests........................           --            --            5.1             --           5.1
Equity in (losses) earnings of affiliates:
  EarthWatch..............................           --            --             --             --            --
  All other...............................          0.2           1.3           (2.2)            --          (0.7)
                                                 ------    -----------        ------     -----------  ------------
Net income (loss) from:
  Continuing operations...................         58.3          65.2           (2.4)         (62.8)         58.3
  Discontinued operations.................           --            --             --             --            --
                                                 ------    -----------        ------     -----------  ------------
Net income (loss).........................         58.3          65.2           (2.4)         (62.8)         58.3
  Preferred dividends, net of tax
    benefit...............................         (2.8)           --             --             --          (2.8)
                                                 ------    -----------        ------     -----------  ------------
Net earnings (loss) attributable to common
  shareholders............................    $    55.5     $    65.2      $    (2.4)     $   (62.8)   $     55.5
                                                 ------    -----------        ------     -----------  ------------
                                                 ------    -----------        ------     -----------  ------------

                                                               CONSOLIDATED STATEMENT OF INCOME
                                            ----------------------------------------------------------------------
                                                             FOR THE YEAR ENDED DECEMBER 31, 1996
                                            ----------------------------------------------------------------------
                                                BALL        GUARANTOR    NON-GUARANTOR   ELIMINATING  CONSOLIDATED
                                             CORPORATION   SUBSIDIARIES  SUBSIDIARIES    ADJUSTMENTS     TOTAL
                                            -------------  -----------  ---------------  -----------  ------------
Net sales.................................    $      --     $ 2,117.4      $   365.9      $  (298.9)   $  2,184.4
                                                 ------    -----------        ------     -----------  ------------
Costs and expenses
  Cost of sales...........................           --       1,973.9          332.3         (298.9)      2,007.3
  General and administrative expenses.....         (6.8)         74.5            9.5             --          77.2
  Selling and product development
    expenses..............................           --          14.5            1.5             --          16.0
  Dispositions and other..................          0.1          13.3            7.6             --          21.0
  Interest expense........................         24.4           1.5            7.4             --          33.3
  Equity in earnings of subsidiaries......         (5.9)           --             --            5.9            --
  Corporate allocations...................        (21.9)         21.9             --             --            --
                                                 ------    -----------        ------     -----------  ------------
                                                  (10.1)      2,099.6          358.3         (293.0)      2,154.8
                                                 ------    -----------        ------     -----------  ------------
Income from continuing operations before
  taxes on income.........................         10.1          17.8            7.6           (5.9)         29.6
Provision for income tax expense..........          3.0          (5.4)          (4.8)            --          (7.2)
Minority interests........................           --            --            0.2             --           0.2
Equity in (losses) earnings of affiliates:
  EarthWatch..............................           --         (12.3)            --             --         (12.3)
  All other...............................           --           0.5            2.3             --           2.8
                                                 ------    -----------        ------     -----------  ------------
Net income (loss) from:
  Continuing operations...................         13.1           0.6            5.3           (5.9)         13.1
  Discontinued operations.................         11.1          12.2             --          (12.2)         11.1
                                                 ------    -----------        ------     -----------  ------------
Net income (loss).........................         24.2          12.8            5.3          (18.1)         24.2
  Preferred dividends, net of tax
    benefit...............................         (2.9)           --             --             --          (2.9)
                                                 ------    -----------        ------     -----------  ------------
Net earnings (loss) attributable to common
  shareholders............................    $    21.3     $    12.8      $     5.3      $   (18.1)   $     21.3
                                                 ------    -----------        ------     -----------  ------------
                                                 ------    -----------        ------     -----------  ------------

                                                               CONSOLIDATED STATEMENT OF INCOME
                                           ------------------------------------------------------------------------
                                                             FOR THE YEAR ENDED DECEMBER 31, 1995
                                           ------------------------------------------------------------------------
                                               BALL        GUARANTOR    NON-GUARANTOR    ELIMINATING   CONSOLIDATED
                                            CORPORATION   SUBSIDIARIES  SUBSIDIARIES     ADJUSTMENTS      TOTAL
                                           -------------  -----------  ---------------  -------------  ------------
Net sales................................    $  --         $ 1,990.0      $   353.7       $  (297.9)    $  2,045.8
                                                ------    -----------        ------     -------------  ------------
Costs and expenses
  Cost of sales..........................       --           1,817.0          317.5          (297.9)       1,836.6
  General and administrative expenses....          2.8          74.5            6.0          --               83.3
  Selling and product development
    expenses.............................       --              14.9            1.3          --               16.2
  Dispositions and other.................       --               3.3            3.8          --                7.1
  Interest expense.......................         13.9           4.0            7.8          --               25.7
  Equity in earnings of subsidiaries.....        (65.5)       --             --                65.5         --
  Corporate allocations..................       --            --             --              --             --
                                                ------    -----------        ------     -------------  ------------
                                                 (48.8)      1,913.7          336.4          (232.4)       1,968.9
                                                ------    -----------        ------     -------------  ------------
Income from continuing operations
  before taxes on income.................         48.8          76.3           17.3           (65.5)          76.9
Provision for income tax expense.........          2.6         (22.9)          (6.1)         --              (26.4)
Minority interests.......................       --            --               (1.6)         --               (1.6)
Equity in (losses) earnings of affiliates
  EarthWatch.............................       --              (1.3)        --              --               (1.3)
  All other..............................          0.5           0.6            3.2          --                4.3
                                                ------    -----------        ------     -------------  ------------
Net income (loss) from:
  Continuing operations..................         51.9          52.7           12.8           (65.5)          51.9
  Discontinued operations................        (70.5)        (69.5)        --                69.5          (70.5)
                                                ------    -----------        ------     -------------  ------------
Net income (loss)........................        (18.6)        (16.8)          12.8             4.0          (18.6)
  Preferred dividends, net of tax
    benefit..............................         (3.1)       --             --              --               (3.1)
                                                ------    -----------        ------     -------------  ------------
Net earnings (loss) attributable to
  common shareholders....................    $   (21.7)    $   (16.8)     $    12.8       $     4.0     $    (21.7)
                                                ------    -----------        ------     -------------  ------------
                                                ------    -----------        ------     -------------  ------------

                                                                   CONSOLIDATED STATEMENT OF CASH FLOWS
                                                ---------------------------------------------------------------------------
                                                                   FOR THE YEAR ENDED DECEMBER 31, 1997
                                                ---------------------------------------------------------------------------
                                                   BALL        GUARANTOR     NON-GUARANTOR     ELIMINATING    CONSOLIDATED
                                                CORPORATION  SUBSIDIARIES    SUBSIDIARIES      ADJUSTMENTS        TOTAL
                                                -----------  -------------  ---------------  ---------------  -------------
Cash flows from operating activities
  Net income (loss) from continuing
    operations................................   $    58.3     $    65.2       $    (2.4)       $   (62.8)      $    58.3
  Reconciliation of net income (loss) from
    continuing operations to net cash (used
    in) provided by operating activities:
    Depreciation and amortization.............         1.2          86.3            30.0           --               117.5
    Dispositions and other....................         4.1         (13.1)         --               --                (9.0)
    Deferred taxes on income..................        (7.8)         20.6             4.3           --                17.1
    Equity earnings of subsidiaries...........       (62.8)       --              --                 62.8          --
    Other.....................................         7.1          (1.6)           (3.3)          --                 2.2
  Working capital changes, excluding effects
    of acquisitions and dispositions..........        20.3         (60.2)           (2.7)          --               (42.6)
                                                -----------       ------         -------           ------     -------------
    Net cash (used in) provided by operating
      activities..............................        20.4          97.2            25.9           --               143.5
                                                -----------       ------         -------           ------     -------------
Cash flows from investing activities
  Additions to property, plant and equipment..        (2.3)        (62.0)          (33.4)          --               (97.7)
  Acquisitions, net of cash acquired..........      --             (42.7)         (160.0)          --              (202.7)
  Investment in and advances to affiliates,
    net.......................................         0.7        --               (11.9)          --               (11.2)
  Intercompany capital contributions and
    transactions..............................      (252.4)         37.2           215.2           --              --
  Company-owned life insurance, net...........        13.1           2.5          --               --                15.6
  Net cash flows from:
    Proceeds from sale of other businesses,
      net.....................................      --              31.1          --               --                31.1
    Discontinued operations...................      --            --              --               --              --
  Other.......................................        14.7         (13.2)           12.5           --                14.0
                                                -----------       ------         -------           ------     -------------
    Net cash (used in) provided by investing
      activities..............................      (226.2)        (47.1)           22.4           --              (250.9)
                                                -----------       ------         -------           ------     -------------
Cash flows from financing activities
  Net change in long-term debt................        (0.8)        (50.0)          (23.7)          --               (74.5)
  Net change in short-term debt...............        85.5        --               (13.5)          --                72.0
  Common and preferred dividends..............       (22.9)       --              --               --               (22.9)
  Proceeds from issuance of common stock under
    various employee and shareholder plans....        21.7        --              --               --                21.7
  Acquisitions of treasury stock..............       (32.1)       --              --               --               (32.1)
  Other.......................................        (1.0)         (0.1)            0.6           --                (0.5)
                                                -----------       ------         -------           ------     -------------
    Net cash (used in) provided by financing
      activities..............................        50.4         (50.1)          (36.6)          --               (36.3)
                                                -----------       ------         -------           ------     -------------

Net increase (decrease) in cash...............      (155.4)       --                11.7           --              (143.7)
Cash and temporary investments
  Beginning of period.........................       159.6           0.5             9.1           --               169.2
                                                -----------       ------         -------           ------     -------------
  End of period...............................   $     4.2     $     0.5       $    20.8        $  --           $    25.5
                                                -----------       ------         -------           ------     -------------
                                                -----------       ------         -------           ------     -------------

                                                                    CONSOLIDATED STATEMENT OF CASH FLOWS
                                                  -------------------------------------------------------------------------
                                                                    FOR THE YEAR ENDED DECEMBER 31, 1996
                                                  -------------------------------------------------------------------------
                                                      BALL        GUARANTOR    NON-GUARANTOR    ELIMINATING   CONSOLIDATED
                                                   CORPORATION   SUBSIDIARIES  SUBSIDIARIES     ADJUSTMENTS       TOTAL
                                                  -------------  -----------  ---------------  -------------  -------------
Cash flows from operating activities
  Net income (loss) from continuing operations..    $    13.1     $     0.6      $     5.3       $    (5.9)     $    13.1
  Reconciliation of net income (loss) from
    continuing operations to net cash (used in)
    provided by operating activities:
    Depreciation and amortization...............          5.3          75.5           12.7          --               93.5
    Dispositions and other......................          0.1          13.3            7.6          --               21.0
    Deferred taxes on income....................         15.6          (5.9)           2.7          --               12.4
    Equity earnings of subsidiaries.............         (5.9)       --             --                 5.9
    Other.......................................         (1.6)          5.0           (1.8)         --                1.6
  Working capital changes, excluding effects of
    acquisitions and dispositions...............         (5.4)        (38.6)         (13.3)         --              (57.3)
                                                       ------    -----------        ------          ------         ------
    Net cash (used in) provided by operating
      activities................................         21.2          49.9           13.2          --               84.3
                                                       ------    -----------        ------          ------         ------
Cash flows from investing activities
  Additions to property, plant and equipment....         (7.9)       (146.6)         (41.6)         --             (196.1)
  Acquisitions, net of cash acquired............       --            --             --              --             --
  Investment in and advances to affiliates,
    net.........................................         (4.0)         (1.1)         (22.6)         --              (27.7)
  Intercompany capital contributions and
    transactions................................        215.5        (235.6)          20.1          --             --
  Company-owned life insurance, net.............         (8.5)         (1.8)        --              --              (10.3)
  Net cash flows from:
    Proceeds from sale of other businesses,
      net.......................................       --              41.3         --              --               41.3
    Discontinued operations.....................       --             188.1         --              --              188.1
  Other.........................................         (1.9)         (2.8)          (9.0)         --              (13.7)
                                                       ------    -----------        ------          ------         ------
    Net cash (used in) provided by investing
      activities................................        193.2        (158.5)         (53.1)         --              (18.4)
                                                       ------    -----------        ------          ------         ------
Cash flows from financing activities
  Net change in long-term debt..................        (21.0)        108.2           13.8          --              101.0
  Net change in short-term debt.................        (21.7)       --               34.6          --               12.9
  Common and preferred dividends................        (22.8)       --             --              --              (22.8)
  Proceeds from issuance of common stock under
    various employee and shareholder plans......         21.4        --             --              --               21.4
  Acquisitions of treasury stock................        (10.3)       --             --              --              (10.3)
  Other.........................................         (3.3)         (0.7)        --              --               (4.0)
                                                       ------    -----------        ------          ------         ------
    Net cash (used in) provided by financing
      activities................................        (57.7)        107.5           48.4          --               98.2
                                                       ------    -----------        ------          ------         ------

Net increase (decrease) in cash.................        156.7          (1.1)           8.5          --              164.1
Cash and temporary investments
  Beginning of period...........................          2.9           1.6            0.6          --                5.1
                                                       ------    -----------        ------          ------         ------
  End of period.................................    $   159.6     $     0.5      $     9.1       $  --          $   169.2
                                                       ------    -----------        ------          ------         ------
                                                       ------    -----------        ------          ------         ------

                                                                   CONSOLIDATED STATEMENT OF CASH FLOWS
                                                 -------------------------------------------------------------------------
                                                                   FOR THE YEAR ENDED DECEMBER 31, 1995
                                                 -------------------------------------------------------------------------
                                                    BALL        GUARANTOR     NON-GUARANTOR    ELIMINATING   CONSOLIDATED
                                                 CORPORATION  SUBSIDIARIES    SUBSIDIARIES     ADJUSTMENTS       TOTAL
                                                 -----------  -------------  ---------------  -------------  -------------
Cash flows from operating activities
  Net income (loss) from continuing
    operations.................................   $    51.9     $    52.7       $    12.8       $   (65.5)     $    51.9
  Reconciliation of net income (loss) from
    continuing operations to net cash (used in)
    provided by operating activities:
    Depreciation and amortization..............         2.6          63.6            12.5          --               78.7
    Dispositions and other.....................      --               3.3             3.8          --                7.1
    Deferred taxes on income...................         1.2           1.7             3.8          --                6.7
    Equity earnings of subsidiaries............       (65.5)       --              --                65.5         --
    Other......................................         6.8         (10.5)            2.1          --               (1.6)
Working capital changes, excluding effects of
 acquisitions and dispositions.................       (54.9)          3.1           (58.1)         --             (109.9)
                                                 -----------       ------         -------          ------    -------------
    Net cash (used in) provided by operating
      activities...............................       (57.9)        113.9           (23.1)         --               32.9
                                                 -----------       ------         -------          ------    -------------
Cash flows from investing activities
  Additions to property, plant and equipment...        (5.2)       (161.4)          (12.3)         --             (178.9)
  Acquisitions, net of cash acquired...........      --            --              --              --             --
  Investments in and advances to affiliates,
    net........................................       (10.0)        (20.9)          (24.3)         --              (55.2)
  Intercompany capital contributions and
    transactions...............................        51.0         (95.8)           44.8          --             --
  Company-owned life insurance, net............        73.2          15.2          --              --               88.4
  Net cash flows from:
    Proceeds from sale of other businesses,
      net......................................      --              14.5          --              --               14.5
    Discontinued operations....................      --             116.7          --              --              116.7
  Other........................................        (3.8)         17.3             4.3          --               17.8
                                                 -----------       ------         -------          ------    -------------
    Net cash (used in) provided by investing
      activities...............................       105.2        (114.4)           12.5          --                3.3
                                                 -----------       ------         -------          ------    -------------
Cash flows from financing activities
  Net change in long-term debt.................       (35.0)         (0.1)          (22.6)         --              (57.7)
  Net change in short-term debt................         4.7        --                35.3          --               40.0
  Common and preferred dividends...............       (23.0)       --              --              --              (23.0)
  Proceeds from issuance of common stock under
    various employee and shareholder plans.....        32.5        --              --              --               32.5
  Acquisitions of treasury stock...............       (27.6)       --              --              --              (27.6)
  Other........................................        (1.4)       --                (4.3)         --               (5.7)
                                                 -----------       ------         -------          ------    -------------
    Net cash (used in) provided by financing
      activities...............................       (49.8)         (0.1)            8.4          --              (41.5)
                                                 -----------       ------         -------          ------    -------------

Net increase (decrease) in cash................        (2.5)         (0.6)           (2.2)         --               (5.3)
Cash and temporary investments
  Beginning of period..........................         5.4           2.2             2.8          --               10.4
                                                 -----------       ------         -------          ------    -------------
  End of period................................   $     2.9     $     1.6       $     0.6       $  --          $     5.1
                                                 -----------       ------         -------          ------    -------------
                                                 -----------       ------         -------          ------    -------------

FINANCIAL AND DERIVATIVE INSTRUMENTS AND RISK MANAGEMENT

    The Company is subject to various risks and uncertainties due to the competitive nature of the industries in which Ball participates, its operations in developing markets outside the U.S., changing commodity prices and changing capital markets.

POLICIES AND PROCEDURES

    In the ordinary course of business, the Company employs established risk management policies and procedures to reduce its exposure to commodity price changes, changes in interest rates and fluctuations in foreign currencies. The Company's objective in managing its exposure to commodity price changes is to limit the impact of commodity price changes on earnings and cash flow through arrangements with suppliers and, at times, through the use of certain derivative instruments designated as hedges. The Company's objective in managing its exposure to interest rate changes is to limit the impact of interest rate changes on earnings and cash flow and to lower its overall borrowing costs. To achieve these objectives, the Company primarily uses interest rate swaps and options to manage the Company's mix of floating and fixed-rate debt. The Company's objective in managing its exposure to foreign currency fluctuations is to reduce cash flow and earnings volatility associated with foreign exchange rate changes. The Company generally does not use derivative instruments for trading purposes.

INTEREST RATE RISK

    Interest rate instruments held by the Company at December 31, 1997 and 1996, included pay-floating and pay-fixed swaps and pay-floating swap option contracts. Pay-fixed swaps effectively convert floating rate obligations to fixed rate instruments. Pay-floating swaps effectively convert fixed-rate obligations to variable rate instruments. The differential exchanged with counter parties between fixed rate and floating rate interest amounts are recorded as an adjustment to interest expense. Gains or losses arising from the termination of interest rate swaps, which have not been significant, are deferred and amortized over the original contract terms. If an interest rate swap would no longer qualify as an effective hedge, Ball records the instrument at fair market value and the financial impact is reflected in earnings. Swap agreements expire in one to eight years.

    Interest rate swap agreements outstanding at December 31, 1997, had notional amounts of $145 million at a floating rate and $326 million at a fixed rate, or a net fixed-rate position of $181 million. At December 31, 1996, these agreements had notional amounts of $110 million at a floating rate and $81 million at fixed rate, or a net floating-rate position of $29 million. Floating rate agreements with notional amounts of $55 million and $50 million at December 31, 1997 and 1996, included an interest rate floor.

    The related notional amounts of interest rate swaps and options serve as the basis for computing the cash flow under these agreements but do not represent the Company's exposure through its use of these instruments. Although these instruments involve varying degrees of credit and interest risk, the counter parties to the agreements involve financial institutions which are expected to perform fully under the terms of the agreements.

    The fair value of all non-derivative financial instruments approximates their carrying amounts with the exception of long-term debt. Rates currently available to the Company for loans with similar terms and maturities are used to estimate the fair value of long-term debt based on discounted cash flows. The fair value of derivatives generally reflects the estimated amounts that Ball would pay or receive upon termination of the contracts at December 31, 1997 and 1996, taking into account any unrealized gains or losses on open contracts.

                                                                                    1997                    1996
                                                                           ----------------------  ----------------------
                                                                            CARRYING      FAIR      CARRYING      FAIR
(DOLLARS IN MILLIONS)                                                        AMOUNT       VALUE      AMOUNT       VALUE
                                                                           -----------  ---------  -----------  ---------
Long-term debt...........................................................   $   464.8   $   484.2   $   466.6   $   463.5
Unrealized net loss on derivative contracts relating to debt.............      --             1.2      --             1.9

EXCHANGE RATE RISK

    In 1997, the Company recognized its share of exchange losses, comprised primarily of the unrealized loss attributable to approximately $23 million of U.S. dollar denominated debt held by its 40 percent equity affiliate in Thailand. The charge of $3.2 million, or 11 cents per share, resulted from a change in monetary policy by the government of Thailand in early July 1997, to no longer peg the Thai baht to the U.S. dollar. Through November 30, 1997, the Thai baht depreciated significantly versus the U.S. dollar, and continues to be volatile. The Company also has U.S. dollar denominated debt in China (approximately $205 million included in Ball's consolidated balance sheet and approximately $45 million issued by equity affiliates at year end). The Company's 50 percent owned affiliate in Brazil had approximately $72 million of U.S. dollar denominated debt at year end. In addition, Ball has other U.S. dollar denominated assets and liabilities outside the U.S. which are subject to exchange rate fluctuations.

LEASES

    The Company leases warehousing and manufacturing space and certain manufacturing equipment, primarily within the packaging segment, and office space, primarily within its aerospace and technologies business. Under certain of these lease arrangements, Ball has the option to purchase the leased facilities and equipment for a total purchase price at the end of the lease term of approximately $96.3 million. If the Company elects not to purchase the equipment, and does not enter into a new lease arrangement, Ball has guaranteed the lessors a minimum residual value of approximately $77.2 million, and may incur other incremental costs to discontinue or relocate the business activities associated with these leased assets. These agreements contain certain restrictions relating to dividends, investments and borrowings consistent with the Company's bank credit agreements. Total noncancellable operating leases in effect at December 31, 1997, require rental payments of $29.2 million, $25.8 million, $20.9 million, $15.3 million and $2.7 million for the years 1998 through 2002, respectively, and $15.4 million for all years thereafter. Lease expense for all operating leases was $34.7 million, $28.9 million and $18.1 million in 1997, 1996 and 1995, respectively.

TAXES ON INCOME

    The amounts of income from continuing operations before income taxes by national jurisdiction follow:

(DOLLARS IN MILLIONS)                                                                        1997       1996       1995
                                                                                           ---------  ---------  ---------
Domestic.................................................................................  $    82.4  $    17.9  $    60.6
Foreign..................................................................................        3.5       11.7       16.3
                                                                                           ---------  ---------  ---------
                                                                                           $    85.9  $    29.6  $    76.9
                                                                                           ---------  ---------  ---------
                                                                                           ---------  ---------  ---------

    The provision for income tax expense (benefit) for continuing operations was comprised as follows:

(DOLLARS IN MILLIONS)                                                                        1997       1996       1995
                                                                                           ---------  ---------  ---------
Current
  U.S....................................................................................  $     9.3  $    (7.2) $    13.1
  State and local........................................................................        2.2     --            4.4
  Foreign................................................................................        3.4        2.0        2.2
                                                                                           ---------  ---------  ---------
        Total current....................................................................       14.9       (5.2)      19.7
                                                                                           ---------  ---------  ---------
Deferred
  U.S....................................................................................       10.6        8.4        3.2
  State and local........................................................................        2.2        1.3       (0.3)
  Foreign................................................................................        4.3        2.7        3.8
                                                                                           ---------  ---------  ---------
        Total deferred...................................................................       17.1       12.4        6.7
                                                                                           ---------  ---------  ---------
Provision for income tax expense.........................................................  $    32.0  $     7.2  $    26.4
                                                                                           ---------  ---------  ---------
                                                                                           ---------  ---------  ---------

    The provision for income tax expense recorded within the consolidated statement of income (loss) differs from the amount of income tax expense determined by applying the U.S. statutory federal income tax rate to pretax income from continuing operations as a result of the following:

(DOLLARS IN MILLIONS)                                                                    1997       1996       1995
                                                                                       ---------  ---------  ---------
Statutory U.S. federal income tax....................................................  $    30.1  $    10.3  $    26.9
Increase (decrease) due to:
    Company-owned life insurance.....................................................       (6.2)      (6.0)      (5.4)
    Research and development tax credit..............................................       (2.5)      (6.0)    --
    Tax effects of foreign operations................................................        8.0        4.7        2.7
    Basis difference on sale of assets...............................................        0.4        2.1     --
    State and local income taxes, net................................................        2.9        0.9        2.3
    Other, net.......................................................................       (0.7)       1.2       (0.1)
                                                                                       ---------  ---------  ---------
Provision for income tax expense.....................................................  $    32.0  $     7.2  $    26.4
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
Effective income tax rate expressed as a percentage of pretax income from continuing
 operations..........................................................................      37.2%      24.3%      34.4%
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

    In connection with a routine examination of its federal income tax return, the Internal Revenue Service concurred with the Company's position on recognition of research and development tax credits. As a result, the Company received a refund in 1996 of a portion of prior years' tax payments. In 1997, the Company settled tax credit matters for years 1991 and 1992, and recorded an additional credit.

    Provision is not made for additional U.S. or foreign taxes on undistributed earnings of controlled foreign corporations where such earnings will continue to be reinvested. It is not practicable to estimate the additional taxes, including applicable foreign withholding taxes, that might become payable upon the eventual remittance of the foreign earnings for which no provision has been made.

    The significant components of deferred tax (assets) liabilities at December 31 were:

(DOLLARS IN MILLIONS)                                                                            1997       1996
                                                                                               ---------  ---------
Deferred tax assets:
  Deferred compensation......................................................................  $   (21.8) $   (21.4)
  Accrued employee benefits..................................................................      (34.8)     (36.0)
  Estimated plant closure costs..............................................................       (7.8)      (9.7)
  Other......................................................................................      (37.4)     (39.5)
                                                                                               ---------  ---------
Total deferred tax assets....................................................................     (101.8)    (106.6)
                                                                                               ---------  ---------

Deferred tax liabilities:
  Depreciation...............................................................................       99.8       90.9
  Other......................................................................................       27.3       19.4
                                                                                               ---------  ---------
Total deferred tax liabilities...............................................................      127.1      110.3
                                                                                               ---------  ---------

Net deferred tax liabilities.................................................................  $    25.3  $     3.7
                                                                                               ---------  ---------
                                                                                               ---------  ---------

    Net income tax payments were $4.2 million and $26.5 million for 1997 and 1995, respectively. In 1996, net income taxes refunded were $14.2 million.

PENSION BENEFITS

    The Company's noncontributory pension plans cover substantially all U.S. and Canadian employees meeting certain eligibility requirements. The defined benefit plans for salaried employees provide pension benefits based on employee compensation and years of service. In addition, the plan covering salaried employees in Canada includes a defined contribution feature. Plans for hourly employees provide benefits based on fixed rates for each year of service. Ball's policy is to fund the plans on a current basis to the extent deductible under existing tax laws and regulations and in amounts sufficient to satisfy statutory funding requirements. Plan assets consist primarily of common stocks and fixed income securities.

    The funded status of the plans at December 31 follows:

                                                             1997                              1996
                                               --------------------------------  --------------------------------
                                               ASSETS EXCEEDED   ABO EXCEEDED    ASSETS EXCEEDED   ABO EXCEEDED
(DOLLARS IN MILLIONS)                                ABO            ASSETS             ABO            ASSETS
                                               ---------------  ---------------  ---------------  ---------------
Vested benefit obligation....................  $         226.3  $          73.1  $         187.0  $          85.8
Nonvested benefit obligation.................              4.8              5.2              4.3              9.1
                                               ---------------  ---------------  ---------------  ---------------
Accumulated benefit obligation (ABO).........            231.1             78.3            191.3             94.9
  Effect of projected future compensation....             26.4              0.8             22.0              0.5
                                               ---------------  ---------------  ---------------  ---------------
Projected benefit obligation (PBO)...........            257.5             79.1            213.3             95.4
                                               ---------------  ---------------  ---------------  ---------------
Plan assets at fair value....................            294.9             69.4            238.7             79.8
                                               ---------------  ---------------  ---------------  ---------------
Plan assets in excess of (less than) PBO.....             37.4             (9.7)            25.4            (15.6)
Unrecognized transitional asset..............             (9.8)            (0.2)           (12.7)            (0.7)
Unrecognized prior service cost..............              1.0              6.1              0.8              5.2
Unrecognized net loss (gain).................              8.8             (1.9)            16.7              4.8
Additional minimum pension liability.........        --                    (4.9)       --                    (8.9)
                                               ---------------  ---------------  ---------------  ---------------
Prepaid (accrued) pension cost...............  $          37.4  $         (10.6) $          30.2  $         (15.2)
                                               ---------------  ---------------  ---------------  ---------------
                                               ---------------  ---------------  ---------------  ---------------

Actuarial assumptions used for plan
 calculations were:
  Discount rate.....................         7.50%         7.50%    8.00-8.25%    8.00-8.25%
  Assumed rate of increase in future
    compensation....................          4.0%          6.0%          4.0%          6.0%
  Expected long-term rates of return
    on assets.......................  10.25-11.00%  10.25-10.50%  10.25-11.00%  10.25-10.50%

    The higher discount rate in 1996 pertains to Ball's Canadian pension plans. The additional minimum liability was partially offset by an intangible asset of approximately $2.0 million and $5.1 million in 1997 and 1996, respectively. The remainder, net of tax benefits, was recognized as a component of shareholders' equity.

    The cost of pension benefits, including prior service cost, is recognized over the estimated service periods of employees, based upon respective pension plan benefit provisions. The composition of pension expense, excluding curtailments and settlements, follows:

(DOLLARS IN MILLIONS)                                                                        1997       1996       1995
                                                                                           ---------  ---------  ---------
Service cost.............................................................................  $     8.3  $     7.9  $     9.5
Interest cost on the PBO.................................................................       24.1       27.4       31.5
Investment return on plan assets.........................................................      (61.7)     (35.4)     (77.6)
Net amortization and deferral............................................................       27.8        1.7       42.3
                                                                                           ---------  ---------  ---------
Net periodic pension (credit) expense....................................................       (1.5)       1.6        5.7
Less net periodic pension expense of the glass business..................................         --         --       (5.4)
                                                                                           ---------  ---------  ---------
Net periodic pension (credit) expense of continuing operations...........................       (1.5)       1.6        0.3
Expense of defined contribution pension plans............................................        0.6        0.7        0.8
                                                                                           ---------  ---------  ---------
Total pension (credit) expense of continuing operations..................................  $    (0.9) $     2.3  $     1.1
                                                                                           ---------  ---------  ---------
                                                                                           ---------  ---------  ---------

    Settlement and curtailment costs in 1996 included a pretax gain of $1.9 million in connection with the settlement of hourly glass pension liabilities with Ball-Foster, recorded as a part of discontinued operations, and a pretax loss of $3.3 million recorded in connection with the sale of the aerosol business. In 1995, a net curtailment loss of $18.6 million was included as part of the net loss on the 1995 Ball Glass transaction.

OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

    The Company sponsors various defined benefit and defined contribution postretirement health care and life insurance plans for substantially all U.S. and Canadian employees. Employees may also qualify for long-term disability, medical and life insurance continuation and other postemployment benefits upon termination of active employment prior to retirement. All of the Ball-sponsored plans are unfunded and, with the exception of life insurance benefits, are self-insured.

POSTRETIREMENT MEDICAL AND LIFE INSURANCE BENEFITS

    Postretirement health care benefits are provided to substantially all of Ball's U.S. and Canadian employees. In Canada, the Company provides supplemental medical and other benefits in conjunction with Canadian Provincial health care plans. Most U.S. salaried employees who retired prior to 1993 are covered by noncontributory defined benefit medical plans with capped lifetime benefits. Ball provides a fixed subsidy toward each retiree's future purchase of medical insurance for U.S. salaried and substantially all nonunion hourly employees retiring after January 1, 1993. Life insurance benefits are noncontributory. Ball has no commitments to increase benefits provided by any of the postretirement benefit plans.

    The status of the Company's unfunded postretirement benefit obligation at December 31 follows:

                                                                         1997                               1996
                                                           ---------------------------------  ---------------------------------
(DOLLARS IN MILLIONS)                                        U.S.      CANADIAN      TOTAL      U.S.      CANADIAN      TOTAL
                                                           ---------  -----------  ---------  ---------  -----------  ---------
Accumulated postretirement
 benefit obligation (APBO):
  Retirees...............................................  $    35.5   $    15.8   $    51.3  $    34.5   $    15.3   $    49.8
  Fully eligible active plan participants................        2.8         0.9         3.7        2.6         0.7         3.3
  Other active plan participants.........................        4.1         1.3         5.4        3.7         1.1         4.8
                                                           ---------       -----   ---------  ---------       -----   ---------
                                                                42.4        18.0        60.4       40.8        17.1        57.9
Unrecognized prior service cost..........................       (1.3)        0.6        (0.7)      (1.4)        0.7        (0.7)
Unrecognized net gain (loss).............................        6.4        (5.6)        0.8        8.2        (5.5)        2.7
                                                           ---------       -----   ---------  ---------       -----   ---------
Accrued postretirement benefit obligation................  $    47.5   $    13.0   $    60.5  $    47.6   $    12.3   $    59.9
                                                           ---------       -----   ---------  ---------       -----   ---------
                                                           ---------       -----   ---------  ---------       -----   ---------

Assumptions used to measure the APBO were:

Discount rate............................................       7.50%       7.50%                  8.00%       8.25%
Health care cost trend rates:
Canadian.................................................         --       10.00%                    --       11.00%
U.S. Pre-Medicare........................................       8.00%         --                   9.00%         --
U.S. Post-Medicare.......................................       7.10%         --                   7.50%         --

    Curtailment and settlement gains amounting to $8.4 million in each of 1996 and 1995 in connection with the sale of the aerosol business and glass business, respectively, are reflected as a part of the respective transaction. The Company amortizes unrecognized actuarial gains and losses to expense over 10 years. Net periodic postretirement benefit cost, excluding curtailments and settlements, was comprised of the following components:

(DOLLARS IN MILLIONS)                                                                       U.S.       CANADIAN       TOTAL
                                                                                          ---------  -------------  ---------
1997
Service cost............................................................................  $     0.4    $     0.1    $     0.5
Interest cost on APBO...................................................................        3.1          1.3          4.4
Net amortization and deferral...........................................................       (0.5)         0.4         (0.1)
                                                                                                ---          ---          ---
Net periodic postretirement benefit cost of continuing operations.......................  $     3.0    $     1.8    $     4.8
                                                                                                ---          ---          ---
                                                                                                ---          ---          ---
1996
Service cost............................................................................  $     0.7    $     0.1    $     0.8
Interest cost on APBO...................................................................        3.5          1.4          4.9
Net amortization and deferral...........................................................       (0.1)          --         (0.1)
                                                                                                ---          ---          ---
Net periodic postretirement benefit cost of continuing operations.......................  $     4.1    $     1.5    $     5.6
                                                                                                ---          ---          ---
                                                                                                ---          ---          ---
1995
Service cost............................................................................  $     1.0    $     0.1    $     1.1
Interest cost on APBO...................................................................        4.1          1.3          5.4
Net amortization and deferral...........................................................       (0.3)          --         (0.3)
                                                                                                ---          ---          ---
Net periodic postretirement benefit cost................................................        4.8          1.4          6.2
  Less net periodic postretirement benefit cost of the glass business...................       (1.0)          --         (1.0)
                                                                                                ---          ---          ---
Net periodic postretirement benefit cost of continuing operations.......................  $     3.8    $     1.4    $     5.2
                                                                                                ---          ---          ---
                                                                                                ---          ---          ---

    The health care cost trend rates used to calculate the APBO are assumed to decline to 5.0 percent after the year 2003. A one percentage point increase in these rates would increase the APBO by $2.9 million at December 31, 1997, and would not have significantly changed the service and interest components of net periodic postretirement benefit cost in 1997.

OTHER BENEFIT PLANS

    Effective January 1, 1996, substantially all employees within the Company's aerospace and technologies business who participate in Ball's 401(k) salary conversion plan receive a performance-based matching cash contribution of up to four percent of base salary. Ball recorded $4.1 million and $3.5 million in compensation expense in 1997 and 1996, respectively, related to this match. In addition, substantially all U.S. salaried employees and certain U.S. nonunion hourly employees who participate in Ball's 401(k) salary conversion plan automatically participate in the Company's ESOP. Cash contributions to the ESOP trust, including preferred dividends, are used to service the ESOP debt and were $10.6 million in each of 1997 and 1996 and $10.2 million in 1995. Interest paid by the ESOP trust for its borrowings was $3.6 million, $4.2 million and $4.7 million for 1997, 1996 and 1995, respectively.

SHAREHOLDERS' EQUITY

    At December 31, 1997, the Company had 120 million shares of common stock and 15 million shares of preferred stock authorized, both without par value. Preferred stock includes 600,000 authorized but unissued shares designated as Series A Junior Participating Preferred Stock and 2,100,000 authorized shares designated as Series B ESOP Convertible Preferred Stock (ESOP Preferred).

    The ESOP Preferred has a stated value and liquidation preference of $36.75 per share and cumulative annual dividends of $2.76 per share. The ESOP Preferred shares are entitled to 1.3 votes per share and are voted with common shares as a single class upon matters submitted to a vote of Ball's shareholders. Each ESOP Preferred share has a guaranteed value of $36.75 and is convertible into 1.1552 shares of Ball Corporation common stock.

    Under the Company's successor Shareholder Rights Plan, effective August 1997, one Preferred Stock Purchase Right (Right) is attached to each outstanding share of Ball Corporation common stock. Subject to adjustment, each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock of the Company at an exercise price of $130 per Right. If a person or group acquires 15 percent or more of the Company's outstanding common stock (or upon occurrence of certain other events), the Rights (other than those held by the acquiring person) become exercisable and generally entitle the holder to purchase shares of Ball Corporation common stock at a 50 percent discount. The Rights, which expire in 2006, are redeemable by the Company at a redemption price of one cent per Right and trade with the common stock. Exercise of such Rights would cause substantial dilution to a person or group attempting to acquire control of the Company without the approval of Ball's board of directors. The Rights would not interfere with any merger or other business combinations approved by the board of directors.

    Common shares were reserved at December 31, 1997, for future issuance under the employee stock purchase, stock option, dividend reinvestment and restricted stock plans, as well as to meet conversion requirements of the ESOP Preferred.

    In connection with the employee stock purchase plan, the Company contributes 20 percent of up to $500 of each participating employee's monthly payroll deduction. Company contributions for this plan were approximately $1.5 million in 1997 and $1.6 million in each of 1996 and 1995.

COMPREHENSIVE INCOME

    The composition of accumulated other comprehensive loss is as follows:

                                                                                                        ACCUMULATED
                                                                              FOREIGN      MINIMUM         OTHER
                                                                             CURRENCY      PENSION     COMPREHENSIVE
                                                                            TRANSLATION   LIABILITY        LOSS
                                                                            -----------  -----------  ---------------
December 31, 1996.........................................................   ($   18.3)   ($    2.4)     ($   20.7)
Current-period change.....................................................        (2.6)         0.5           (2.1)
                                                                            -----------  -----------        ------
December 31, 1997.........................................................   ($   20.9)   ($    1.9)     ($   22.8)
                                                                            -----------  -----------        ------
                                                                            -----------  -----------        ------

    The amounts included in the statement of shareholders' equity as the components of other comprehensive income (loss) are presented net of tax. The tax expense (benefit) related to the minimum pension liability component of other comprehensive income was $0.4 million, $3.6 million and ($0.8) million for the years ended December 31, 1997, 1996 and 1995, respectively. No tax benefit has been provided on the foreign currency translation loss component of other comprehensive income for any period as the undistributed earnings of the Company's foreign investments will continue to be reinvested.

STOCK OPTIONS

    The Company has several stock option plans under which options to purchase shares of common stock have been granted to officers and key employees of Ball at the market value of the stock at the date of grant. Payment must be made at the time of exercise in cash or with shares of stock owned by the option holder, which are valued at fair market value on the date exercised. Options terminate ten years from date of grant. Tier A options are exercisable in four equal installments commencing one year from date of grant. Tier B options vest at the date of grant, and are exercisable after the Company's common stock price closes at or above $50 per share for ten consecutive days. The target stock price is adjusted based on a compounded annual growth rate of 7.5 percent for individuals retiring prior to the expiration of the options.

    A summary of stock option activity for the years ended December 31 follows:

                                                    1997                   1996                   1995
                                            ---------------------  ---------------------  ---------------------
                                                        WEIGHTED               WEIGHTED               WEIGHTED
                                                         AVERAGE                AVERAGE                AVERAGE
                                            NUMBER OF   EXERCISE   NUMBER OF   EXERCISE   NUMBER OF   EXERCISE
                                              SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                                            ----------  ---------  ----------  ---------  ----------  ---------
Outstanding at beginning of year..........   1,801,074  $  27.222   1,403,822  $  28.468   1,779,448  $  26.534
  Tier A options exercised................    (219,750) $  26.002     (84,547) $  25.024    (495,405) $  25.046
  Tier B options exercised................     (20,000) $  24.375          --         --          --         --
  Tier A options granted..................     306,000  $  26.592     285,000  $  24.375     295,700  $  35.625
  Tier B options granted..................      15,000  $  25.625     307,000  $  24.375          --         --
  Tier A options canceled.................    (113,026) $  28.542    (110,201) $  29.490    (175,921) $  30.571
  Tier B options canceled.................     (15,000) $  24.375          --         --          --         --
                                            ----------             ----------             ----------
Outstanding at end of year................   1,754,298  $  27.223   1,801,074  $  27.222   1,403,822  $  28.468
                                            ----------             ----------             ----------
Exercisable at end of year................     855,923  $  28.120     923,449  $  27.465     875,813  $  26.522
                                            ----------             ----------             ----------
Reserved for future grants................   3,295,948                512,358              1,003,057
                                            ----------             ----------             ----------

    Additional information regarding options outstanding at December 31, 1997, follows:

                                                                     EXERCISE PRICE RANGE
                                                          ------------------------------------------
                                                          $22.76-$24.42 $25.625-$29.35 $32.00-$38.50    TOTAL
                                                          ------------  -------------  -------------  ----------
Number of options outstanding...........................      720,530        706,241        327,527    1,754,298
  Weighted average exercise price.......................   $   24.302    $    26.947    $    34.242      $27.223
  Remaining contractual life............................    6.6 years      6.7 years      6.5 years    6.6 years
  Number of shares exercisable..........................      270,405        348,491        237,027      855,923
  Weighted average exercise price.......................   $   24.182    $    27.372    $    33.714      $28.120

    These options cannot be traded in any equity market. However, based on the Black-Scholes option pricing model, adapted for use in valuing compensatory stock options in accordance with SFAS No. 123, Tier A options granted in 1997 and 1996 have estimated weighted fair values, at the date of grant, of $7.06 per share and $8.67 per share, respectively. Under the same methodology, Tier B options granted during 1997 and 1996 have estimated fair values, at the date of grant, of $8.54 per share and $8.56 per share, respectively. The actual value an employee may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. Consequently, there is no assurance that the value realized by an employee will be at or near the value estimated. The fair values were estimated using the following weighted average assumptions:

                                                                                         1997 GRANTS  1996 GRANTS
                                                                                         -----------  -----------
Expected dividend yield................................................................       2.33%        2.33%
Expected stock price volatility........................................................      23.32%       24.26%
Risk-free interest rate................................................................       6.75%        6.77%
Expected life of options...............................................................  5.12 years   6.96 years

    Ball accounts for its stock-based employee compensation programs using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." If Ball had elected to recognize compensation based upon the calculated fair value of the options granted after 1994, pro forma net income and earnings per share would have been:

                                                                           AS REPORTED                  PRO FORMA
                                                                    --------------------------  --------------------------
                                                                     NET INCOME                  NET INCOME
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)                         (LOSS)       PER SHARE      (LOSS)       PER SHARE
                                                                    -------------  -----------  -------------  -----------
Year ended December 31, 1997......................................    $    58.3     $    1.84     $    57.0     $    1.79
Year ended December 31, 1996......................................         24.2          0.70          23.3          0.67
Year ended December 31, 1995......................................        (18.6)        (0.72)        (19.1)        (0.74)

EARNINGS PER SHARE

    The following table provides additional information on the computation of earnings per share amounts from continuing operations.

                                                                                           YEAR ENDED DECEMBER 31,
                                                                                       -------------------------------
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)                                           1997       1996       1995
                                                                                       ---------  ---------  ---------
EARNINGS PER COMMON SHARE
Net income from continuing operations................................................  $    58.3  $    13.1  $    51.9
  Preferred dividends, net of tax benefit............................................       (2.8)      (2.9)      (3.1)
                                                                                       ---------  ---------  ---------
Income from continuing operations attributable to common shareholders................  $    55.5  $    10.2  $    48.8
                                                                                       ---------  ---------  ---------
Weighted average common shares (000S)                                                     30,234     30,314     30,024
                                                                                       ---------  ---------  ---------
Earnings per common share............................................................  $    1.84  $    0.34  $    1.63
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
DILUTED EARNINGS PER SHARE
Net income from continuing operations                                                  $    58.3  $    13.1  $    51.9
  Adjustments for deemed ESOP cash contribution in lieu of the ESOP Preferred
    dividend.........................................................................       (2.1)      (2.2)      (2.0)
                                                                                       ---------  ---------  ---------
Adjusted income from continuing operations attributable to common shareholders.......  $    56.2  $    10.9  $    49.9
                                                                                       ---------  ---------  ---------
Weighted average common shares (000S)................................................     30,234     30,314     30,024
Effect of dilutive securities:
  Dilutive effect of stock options...................................................        165         37        203
  Common shares issuable upon conversion of the ESOP Preferred stock.................      1,912      1,984      2,085
                                                                                       ---------  ---------  ---------
Weighted average shares applicable to diluted earnings per share.....................     32,311     32,335     32,312
                                                                                       ---------  ---------  ---------
Diluted earnings per share...........................................................  $    1.74  $    0.34  $    1.54
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

    Options outstanding during each of the three years which were anti-dilutive (i.e., the exercise price exceeded the average common stock price during the year) have been excluded from the computation of the diluted earnings per share. For 1997, approximately 328,000 options outstanding at year end were excluded from the computation. Of these options approximately 194,000 options had an exercise price of $35.625 and expire in 2005 and 128,000 options had an exercise price of $32.00 and expire in 2003. Options outstanding at December 31, 1996, which were excluded from the computation totaled approximately 565,000, comprised principally of 141,000 options with an exercise price of $29.35 expiring in 2002, 151,000 options with an exercise price of $32.00 expiring in 2003, and 219,000 options with an exercise price of $35.625 expiring in 2005. The remaining anti-dilutive options expire at various dates through 2004 and have a weighted average exercise price of $29.936 per share. For 1995, anti-dilutive options outstanding totaled approximately 256,000, comprised primarily of 242,000 options expiring in 2005 at an exercise price of $35.625.

RESEARCH AND DEVELOPMENT

    Research and development costs are expensed as incurred in connection with the Company's internal programs for the development of products and processes. Costs incurred in connection with these programs amounted to $22.2 million, $18.1 million and $13.4 million for the years 1997, 1996 and 1995, respectively.

CONTINGENCIES

    The U.S. government is disputing the Company's claim to recoverability (by means of allocation to government contracts) of reimbursed costs associated with Ball's ESOP for fiscal years 1989 through 1995, as well as the corresponding prospective costs accrued after 1995. The government will not reimburse the Company for disputed ESOP expenses incurred or accrued after 1995. A deferred payment agreement for the costs reimbursed through 1995 was entered into between the government and Ball. On October 10, 1995, the Company filed its complaint before the Armed Services Board of Contract Appeals (ASBCA) seeking final adjudication of this matter. Trial before the ASBCA was conducted in January 1997. While the outcome of the trial is not yet known, the Company's information at this time does not indicate that this matter will have a material, adverse effect upon financial condition, results of operations or competitive position of the Company.

    From time to time, the Company is subject to routine litigation incidental to its business. Additionally, the U.S. Environmental Protection Agency has designated Ball as a potentially responsible party, along with numerous other companies, for the cleanup of several hazardous waste sites. However, the Company's information at this time does not indicate that these matters will have a material, adverse effect upon financial condition, results of operations, capital expenditures or competitive position of the Company.

QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

1997 QUARTERLY INFORMATION

    The first quarter included a pretax gain of $1.2 million ($0.7 million after tax or two cents per share) for shares of Datum sold in the first quarter. An additional pretax gain of $10.5 million ($6.4 million after tax or 21 cents per share) was recorded in the second quarter for the sale of the remaining Datum shares. The second quarter also included a $3.0 million pretax charge ($1.8 million after tax or six cents per share) for the closure of a small PET container manufacturing facility. The Company also recorded research and development tax credits in the first and second quarters of $1.7 million (five cents per share) and $0.8 million (three cents per share), respectively. In the fourth quarter, Ball disposed of or wrote down to estimated net realizable value certain equity investments resulting in a net pretax gain of $0.3 million. See the note, "Dispositions and Other," for additional information.

1996 QUARTERLY INFORMATION

    Results included a first quarter charge of $2.8 million ($1.7 million after tax or six cents per share) for employee termination costs primarily within the metal packaging business.

    As described in the note, "Taxes on Income," in 1996 Ball received a refund in connection with research and development tax credits attributable to prior years. Further, as a result of legislation enacted in the third quarter of 1996, Ball was required to exclude from deductible expenses a portion of the interest incurred in connection with its company-owned life insurance program, retroactive to January 1, 1996. The net effect of these tax matters was an increase in net income from continuing operations in the third quarter of $4.3 million (14 cents per share).

    Fourth quarter charges of $18.2 million ($13.7 million after tax or 45 cents per share) included the loss on the sale of the aerosol business, provision for the closure of a metal food can manufacturing facility, and write-down to net realizable value of certain metal beverage container manufacturing equipment removed from service. In addition, the Company recorded an after-tax charge of $9.3 million (31 cents per share) in the fourth quarter related to Ball's investment in EarthWatch. See the note, "Dispositions and Other," for further information.

    Discontinued operations included a 1996 fourth quarter pretax gain of $24.1 million ($13.2 million after tax or 43 cents per share) for the sale of the Company's investment in Ball-Foster. See the note, "Discontinued Operations," for further information.

                                                                    FIRST       SECOND        THIRD       FOURTH
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)                     QUARTER      QUARTER      QUARTER      QUARTER      TOTAL
                                                                 -----------  -----------  -----------  -----------  ---------
  1997
  Net sales....................................................   $   479.8    $   643.7    $   690.2    $   574.8   $ 2,388.5
                                                                 -----------  -----------  -----------  -----------  ---------
  Gross profit.................................................        48.2         70.9         85.0         63.2       267.3
                                                                 -----------  -----------  -----------  -----------  ---------
  Net income...................................................         7.0         20.8         22.7          7.8        58.3
  Preferred dividends, net of tax benefit......................        (0.7)        (0.7)        (0.7)        (0.7)       (2.8)
                                                                 -----------  -----------  -----------  -----------  ---------
    Net earnings attributable to common shareholders...........   $     6.3    $    20.1    $    22.0    $     7.1   $    55.5
                                                                 -----------  -----------  -----------  -----------  ---------
  Earnings per share of common stock...........................   $    0.21    $    0.67    $    0.73    $    0.24   $    1.84
                                                                 -----------  -----------  -----------  -----------  ---------
                                                                 -----------  -----------  -----------  -----------  ---------
  Diluted earnings per share...................................   $    0.20    $    0.63    $    0.68    $    0.23   $    1.74
                                                                 -----------  -----------  -----------  -----------  ---------
                                                                 -----------  -----------  -----------  -----------  ---------
  1996
  Net sales....................................................   $   462.0    $   600.1    $   622.2    $   500.1   $ 2,184.4
                                                                 -----------  -----------  -----------  -----------  ---------
  Gross profit.................................................        37.5         52.2         55.5         31.9       177.1
                                                                 -----------  -----------  -----------  -----------  ---------
  Net income (loss) from:
  Continuing operations........................................         6.8         13.3         19.4        (26.4)       13.1
  Discontinued operations......................................        (1.3)        (1.5)         0.7         13.2        11.1
                                                                 -----------  -----------  -----------  -----------  ---------
  Net income (loss)............................................         5.5         11.8         20.1        (13.2)       24.2
  Preferred dividends, net of tax benefit......................        (0.8)        (0.7)        (0.7)        (0.7)       (2.9)
                                                                 -----------  -----------  -----------  -----------  ---------
    Net earnings (loss) attributable to common shareholders....   $     4.7    $    11.1    $    19.4    $   (13.9)  $    21.3
                                                                 -----------  -----------  -----------  -----------  ---------
  Earnings (loss) per share of common stock:
  Continuing operations........................................   $    0.20    $    0.42    $    0.62    $   (0.89)  $    0.34
  Discontinued operations......................................       (0.04)       (0.05)        0.02         0.43        0.36
                                                                 -----------  -----------  -----------  -----------  ---------
                                                                  $    0.16    $    0.37    $    0.64    $   (0.46)  $    0.70
                                                                 -----------  -----------  -----------  -----------  ---------
                                                                 -----------  -----------  -----------  -----------  ---------
  Diluted earnings (loss) per share:
  Continuing operations........................................   $    0.19    $    0.40    $    0.58    $   (0.89)  $    0.34
  Discontinued operations......................................       (0.04)       (0.05)        0.02         0.43        0.34
                                                                 -----------  -----------  -----------  -----------  ---------
                                                                  $    0.15    $    0.35    $    0.60    $   (0.46)  $    0.68
                                                                 -----------  -----------  -----------  -----------  ---------
                                                                 -----------  -----------  -----------  -----------  ---------

    Earnings per share calculations for each quarter are based on the weighted average shares outstanding for that period. As a result, the sum of the quarterly amounts may not equal the annual earnings per share amount. The diluted loss per share in fourth quarter of 1996 is the same as the net loss per common share because the assumed exercise of stock options and conversion of the ESOP Preferred stock would have been antidilutive for continuing operations.

                       BALL CORPORATION AND SUBSIDIARIES
              UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF INCOME
                 (MILLIONS OF DOLLARS EXCEPT PER SHARE AMOUNTS)

                                                            THREE MONTHS ENDED            NINE MONTHS ENDED
                                                       ----------------------------  ----------------------------
                                                       SEPTEMBER 27,  SEPTEMBER 28,  SEPTEMBER 27,  SEPTEMBER 28,
                                                           1998           1997           1998           1997
                                                       -------------  -------------  -------------  -------------
Net sales............................................    $   859.2      $   690.2     $   2,054.5    $   1,813.7
                                                            ------         ------    -------------  -------------

Costs and expenses
Cost of sales........................................        757.3          605.2         1,817.3        1,609.6
General and administrative expenses..................         34.6           28.2            88.4           82.8
Selling and product development expenses.............          5.0            3.9            15.0           12.8
Relocation costs.....................................          4.7         --                15.0        --
Net gain on dispositions.............................       --             --             --                (8.7)
Interest expense.....................................         22.4           14.3            48.5           39.6
                                                            ------         ------    -------------  -------------
                                                             824.0          651.6         1,984.2        1,736.1
                                                            ------         ------    -------------  -------------

Income before taxes on income........................         35.2           38.6            70.3           77.6

Provision for taxes on income........................        (12.1)         (14.1)          (27.4)         (28.8)
Minority interests...................................          1.1           (0.1)            5.1            3.8
Equity in earnings (losses) of affiliates............          0.7           (1.7)            1.2           (2.1)
                                                            ------         ------    -------------  -------------

Net income before extraordinary item.................         24.9           22.7            49.2           50.5
Extraordinary loss from early debt extinguishment,
 net of tax..........................................        (12.1)        --               (12.1)       --
                                                            ------         ------    -------------  -------------
Net income...........................................         12.8           22.7            37.1           50.5
Preferred dividends, net of tax benefit..............         (0.7)          (0.7)           (2.1)          (2.1)
                                                            ------         ------    -------------  -------------
Earnings attributable to common shareholders.........    $    12.1      $    22.0     $      35.0    $      48.4
                                                            ------         ------    -------------  -------------
                                                            ------         ------    -------------  -------------

Net earnings per common share:
  Net income before extraordinary item...............    $    0.80      $    0.73     $      1.55    $      1.60
  Extraordinary loss from early debt extinguishment,
    net of tax.......................................        (0.40)        --               (0.40)       --
                                                            ------         ------    -------------  -------------
  Earnings per common share..........................    $    0.40      $    0.73     $      1.15    $      1.60
                                                            ------         ------    -------------  -------------
                                                            ------         ------    -------------  -------------

Diluted earnings per share:
  Net income before extraordinary item...............    $    0.75      $    0.68     $      1.46    $      1.51
  Extraordinary loss from early debt extinguishment,
    net of tax.......................................        (0.37)        --               (0.37)       --
                                                            ------         ------    -------------  -------------
  Diluted earnings per share.........................    $    0.38      $    0.68     $      1.09    $      1.51
                                                            ------         ------    -------------  -------------
                                                            ------         ------    -------------  -------------

Cash dividends declared per common share.............    $    0.15      $    0.15     $      0.45    $      0.45
                                                            ------         ------    -------------  -------------
                                                            ------         ------    -------------  -------------

See accompanying notes to unaudited condensed consolidated financial statements.

                       BALL CORPORATION AND SUBSIDIARIES

                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

                             (MILLIONS OF DOLLARS)

                                                                                      SEPTEMBER 27,  DECEMBER 31,
                                                                                          1998           1997
                                                                                      -------------  ------------
ASSETS
Current assets
  Cash and temporary investments....................................................   $      34.0    $     25.5
  Accounts receivable, net..........................................................         480.0         301.4
  Inventories, net
    Raw materials and supplies......................................................         150.5         184.9
    Work in process and finished goods..............................................         290.1         228.4
  Deferred income tax benefits and prepaid expenses.................................          56.2          57.9
                                                                                      -------------  ------------
        Total current assets........................................................       1,010.8         798.1
                                                                                      -------------  ------------
Property, plant and equipment, at cost..............................................       2,004.2       1,556.1
Accumulated depreciation............................................................        (709.5)       (636.6)
                                                                                      -------------  ------------
                                                                                           1,294.7         919.5
                                                                                      -------------  ------------
Investment in affiliates............................................................          74.7          74.5
Goodwill, net.......................................................................         519.2         194.8
Other assets........................................................................         143.8         103.2
                                                                                      -------------  ------------
                                                                                       $   3,043.2    $  2,090.1
                                                                                      -------------  ------------
                                                                                      -------------  ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Short-term debt and current portion of long-term debt.............................   $     204.8    $    407.0
  Accounts payable..................................................................         407.6         258.6
  Salaries and wages................................................................          85.4          78.3
  Other current liabilities.........................................................         114.6          93.9
                                                                                      -------------  ------------
        Total current liabilities...................................................         812.4         837.8
                                                                                      -------------  ------------
Noncurrent liabilities
  Long-term debt....................................................................       1,259.9         366.1
  Deferred income taxes.............................................................          20.7          60.5
  Employee benefit obligations and other............................................         249.8         139.8
                                                                                      -------------  ------------
        Total noncurrent liabilities................................................       1,530.4         566.4
                                                                                      -------------  ------------
Contingencies
Minority interests..................................................................          35.7          51.7
                                                                                      -------------  ------------
Shareholders' equity
  Series B ESOP Convertible Preferred Stock.........................................          59.4          59.9
  Unearned compensation -- ESOP.....................................................         (33.6)        (37.0)
                                                                                      -------------  ------------
    Preferred shareholder's equity..................................................          25.8          22.9
                                                                                      -------------  ------------
  Common stock (issued 34,676,545 shares -- 1998; 33,759,234 shares -- 1997)........         362.1         336.9
  Retained earnings.................................................................         423.6         402.3
  Accumulated other comprehensive loss..............................................         (29.1)        (22.8)
  Treasury stock, at cost (3,874,847 shares -- 1998; 3,539,574 shares -- 1997)......        (117.7)       (105.1)
                                                                                      -------------  ------------
    Common shareholders' equity.....................................................         638.9         611.3
                                                                                      -------------  ------------
        Total shareholders' equity..................................................         664.7         634.2
                                                                                      -------------  ------------
                                                                                       $   3,043.2    $  2,090.1
                                                                                      -------------  ------------
                                                                                      -------------  ------------

See accompanying notes to unaudited condensed consolidated financial statements.

                       BALL CORPORATION AND SUBSIDIARIES

            UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                             (MILLIONS OF DOLLARS)

                                                                                           NINE MONTHS ENDED
                                                                                      ----------------------------
                                                                                      SEPTEMBER 27,  SEPTEMBER 28,
                                                                                          1998           1997
                                                                                      -------------  -------------
Cash flows from operating activities
  Net income........................................................................    $    37.1      $    50.5
  Reconciliation of net income to net cash provided by operating activities:
    Depreciation and amortization...................................................        105.3           86.0
    Relocation costs................................................................          8.0         --
    Other, net......................................................................          1.2           (1.0)
    Changes in working capital components, excluding effect of acquisitions.........         48.4          (61.4)
                                                                                      -------------  -------------
        Net cash provided by operating activities...................................        200.0           74.1
                                                                                      -------------  -------------

Cash flows from investing activities
  Additions to property, plant and equipment........................................        (51.7)         (83.5)
  Acquisition of Reynolds' net assets, including transaction and other costs, net of
    cash acquired...................................................................       (794.3)        --
  Acquisition of M. C. Packaging, net of cash acquired..............................       --             (159.4)
  Acquisition of PET manufacturing assets...........................................       --              (40.4)
  Investments in and advances to affiliates.........................................         (0.9)         (14.2)
  Proceeds from sale of equity investment...........................................          1.1           26.2
  Net cash from company-owned life insurance........................................          1.4           14.0
  Other, net........................................................................         (5.5)          11.2
                                                                                      -------------  -------------
        Net cash used in investing activities.......................................       (849.9)        (246.1)
                                                                                      -------------  -------------

Cash flows from financing activities
  Net change in long-term debt......................................................        844.9          (45.9)
  Net change in short-term debt.....................................................       (148.3)         102.5
  Debt issuance costs...............................................................        (28.9)        --
  Common and preferred dividends....................................................        (15.9)         (16.1)
  Net proceeds from issuance of common stock under various employee and shareholder
    plans...........................................................................         25.2           15.6
  Acquisitions of treasury stock....................................................        (12.6)         (25.8)
  Other, net........................................................................         (6.0)           0.6
                                                                                      -------------  -------------
        Net cash provided by financing activities...................................        658.4           30.9
                                                                                      -------------  -------------
  Net increase (decrease) in cash...................................................          8.5         (141.1)
  Cash and temporary investments:
    Beginning of period.............................................................         25.5          169.2
                                                                                      -------------  -------------
    End of period...................................................................    $    34.0      $    28.1
                                                                                      -------------  -------------
                                                                                      -------------  -------------

See accompanying notes to unaudited condensed consolidated financial statements.

Ball Corporation and Subsidiaries

September 27, 1998

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

GENERAL.

    The accompanying condensed consolidated financial statements have been prepared by the Company without audit. Certain information and footnote disclosures, including significant accounting policies, normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Future events could affect these estimates. However, the Company believes that the financial statements reflect all adjustments which are of a normal recurring nature and are necessary for a fair statement of the results for the interim period.

    Results of operations for the periods shown are not necessarily indicative of results for the year, particularly in view of some seasonality in packaging operations. It is suggested that these unaudited condensed consolidated financial statements and accompanying notes be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's latest annual report.

RECLASSIFICATIONS.

    Certain prior year amounts have been reclassified in order to conform with the 1998 presentation.

NEW ACCOUNTING STANDARDS.

    Effective January 1, 1998, Ball adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." See the "Shareholders Equity" note for information regarding SFAS No. 130.

    SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," establishes standards for reporting information about operating segments in annual financial statements and is effective for Ball in the 1998 year-end reporting. Interim reporting under this pronouncement will be effective for Ball in 1999.

    SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," standardizes disclosure requirements for pensions and other postretirement benefit plans and will be effective for Ball in the 1998 year-end reporting. This statement does not affect the measurement or recognition of such plans.

    SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," essentially requires all derivatives to be recorded on the balance sheet at fair value and establishes new accounting practices for hedge instruments. The statement will be effective for Ball in 2000. The effect, if any, of adopting this standard has not yet been determined.

    Statement of Position (SOP) No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," establishes new accounting and reporting standards for the costs of computer software developed or obtained for internal use and is effective for Ball in 1999. The effect, if any, of adopting this standard has not yet been determined.

    SOP No. 98-5, "Reporting on the Costs of Start-Up Activities," requires costs of start-up activities and organizational costs, as defined, to be expensed as incurred and is effective for Ball in 1999. The effect, if any, of adopting this standard has not yet been determined.

ACQUISITIONS AND RELATED DEBT REFINANCING.

    On August 10, 1998, Ball acquired substantially all the assets and assumed certain liabilities of the domestic beverage can manufacturing business of Reynolds Metals Company ("Reynolds") for a total purchase price of $745.4 million, subject to certain adjustments. The acquisition of Reynolds has been accounted for as a purchase and, accordingly, its results of operations are included in the consolidated financial statements since the date of acquisition.

    The assets acquired consist largely of 16 plants in 12 states and Puerto Rico, as well as a headquarters facility in Richmond, Virginia. The Company has announced that it will close the Richmond facility and consolidate headquarters operations at its offices near Denver, Colorado. In addition, the Company is assessing possible further integration opportunities and has initially recorded a $52.0 million liability, before tax effects, as a part of the valuation process. Upon finalization of the plan, adjustments to the liability will be reflected in the allocation of the purchase price.

    In connection with the acquisition, the Company refinanced approximately $521.9 million of its existing debt and, as a result, recorded an extraordinary charge from the early extinguishment of debt of approximately $12.1 million (40 cents per share), net of related income tax benefit.

    The acquisition and the refinancing, including related costs, were financed with a placement of $300.0 million in 7.75% Senior Notes, $250.0 million in 8.25% Senior Subordinated Notes and approximately $808.2 million from a Senior Credit Facility.

    The Senior Notes, which are due August 1, 2006, are unsecured, rank senior to the Company's subordinated debt and are guaranteed on a senior basis by certain of the Company's domestic subsidiaries (see the "Subsidiary Guarantees of Debt" note). The Senior Subordinated Notes, which are due August 1, 2008, are also unsecured, rank subordinate to existing and future senior debt of the Company and are guaranteed by certain subsidiaries of the Company (see the "Subsidiary Guarantees of Debt" note). Both note agreements contain certain covenants and restrictions including, among other things, restrictions on the incurrence of additional indebtedness and the payment of dividends.

    Pursuant to this Prospectus, the Company is offering to exchange the Senior Notes and the Senior Subordinated Notes. The terms of the Exchange Notes will be substantially identical in all respects (including principal amount, interest rate, maturity, ranking and covenant restrictions) to the terms of the outstanding Notes for which they will be exchanged except that the Exchange Notes will be registered under the Securities Act of 1933, as amended, and therefore will not be subject to certain restrictions on transfer except as described in the Prospectus. The Indentures provide that if the Exchange Notes are assigned investment grade ratings and the Company is not in default, certain covenant restrictions will be suspended.

    The Senior Credit Facility is comprised of three separate facilities, two term loans and a revolving credit facility. The first term loan provides the Company with up to $350.0 million and matures in August, 2004. The second term loan provides the Company with up to $200.0 million and matures in March, 2006. Both term loans are payable in quarterly installments beginning in March, 1999. The revolving credit facility provides the Company with up to $650.0 million, of which $150.0 million is available for a period of 364 days, renewable for another 364 days from the current termination date at the option of the Company and the participating lenders. The remainder is comprised of letters of credit with an expiration date of up to one year and revolving loans which mature in August, 2004. The Senior Credit Facility bears interest at variable rates, is guaranteed by certain subsidiaries of the Company (see the "Subsidiary Guarantees of Debt" note) and contains certain covenants and restrictions including, among other things, restrictions on the incurrence of additional indebtedness and the payment of dividends. In addition, all amounts outstanding under the Senior Credit Facility are secured by (1) a pledge of 100 percent of the stock of the Company's direct and indirect majority-owned domestic subsidiaries and (2) a pledge of 65 percent of the stock of certain foreign subsidiaries.

    The following unaudited pro forma consolidated results of operations have been prepared as if the acquisition of Reynolds had occurred as of January 1, 1997. The pro forma consolidated results are not necessarily indicative of the actual results that would have occurred had the acquisition been in effect for the periods presented, nor are they necessarily indicative of the results that may be obtained in the future:

                                                                                           NINE MONTHS ENDED
                                                                                      ----------------------------
                                                                                      SEPTEMBER 27,  SEPTEMBER 28,
                                                                                          1998           1997
                                                                                      -------------  -------------
(IN MILLIONS OF DOLLARS EXCEPT PER SHARE AMOUNTS)
Net sales...........................................................................   $   2,826.0    $   2,741.4
Net income..........................................................................          48.1           41.0
Net earnings attributable to common shareholders....................................          46.0           38.9
Earnings per common share...........................................................          1.52           1.29
Diluted earnings per share..........................................................          1.43           1.22

    During 1998, FTB Packaging Limited purchased substantially all of the remaining direct and indirect minority interest in M.C. Packaging (Hong Kong) Limited which represented less than ten percent of the outstanding shares of M.C. Packaging (Hong Kong) Limited.

SUBSIDIARY GUARANTEES OF DEBT.

    The Senior Notes and the Senior Subordinated Notes, issued in conjunction with the Reynolds acquisition (see the "Acquisitions and Related Debt Refinancing" note) are guaranteed by certain of the Company's domestic, wholly owned subsidiaries on a full, unconditional, and joint and several basis. The following is summarized condensed consolidating financial information for the Company, segregating the guarantor subsidiaries and non-guarantor subsidiaries, as of September 27, 1998 and December 31, 1997 and for the nine-month periods ended September 27, 1998 and September 28, 1997 (in millions of dollars).

                                                                CONSOLIDATED BALANCE SHEET
                                            -------------------------------------------------------------------
                                                                    SEPTEMBER 27, 1998
                                            -------------------------------------------------------------------
                                               BALL       GUARANTOR   NON-GUARANTOR   ELIMINATING  CONSOLIDATED
                                            CORPORATION  SUBSIDIARIES  SUBSIDIARIES   ADJUSTMENTS     TOTAL
                                            -----------  -----------  --------------  -----------  ------------
ASSETS
Current assets
  Cash and temporary investments..........   $    10.5    $     0.4     $     23.1     $      --    $     34.0
  Accounts receivable, net................         4.4        389.0           86.6            --         480.0
  Inventories, net
    Raw materials and supplies............          --         92.2           58.3            --         150.5
    Work in process and finished goods....          --        239.7           50.4            --         290.1
  Deferred income tax benefits and prepaid
    expenses..............................       (16.3)        60.4           12.1            --          56.2
                                            -----------  -----------  --------------  -----------  ------------
    Total current assets..................        (1.4)       781.7          230.5            --       1,010.8
                                            -----------  -----------  --------------  -----------  ------------
Property, plant and equipment, at cost....        38.3      1,510.9          455.0            --       2,004.2
Accumulated depreciation..................       (22.8)      (580.0)        (106.7)           --        (709.5)
                                            -----------  -----------  --------------  -----------  ------------
                                                  15.5        930.9          348.3            --       1,294.7
                                            -----------  -----------  --------------  -----------  ------------
Investment in subsidiaries................     1,281.2           --             --      (1,281.2)           --
Investment in affiliates..................         2.8          2.7           69.2            --          74.7
Goodwill, net.............................          --        369.2          150.0            --         519.2
Other assets..............................        80.3         44.4           19.1            --         143.8
                                            -----------  -----------  --------------  -----------  ------------
                                             $ 1,378.4    $ 2,128.9     $    817.1     $(1,281.2)   $  3,043.2
                                            -----------  -----------  --------------  -----------  ------------
                                            -----------  -----------  --------------  -----------  ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Short-term debt and current portion of
    long-term debt........................   $    69.1    $      --     $    135.7     $      --    $    204.8
  Accounts payable........................        62.5        292.4           52.7            --         407.6
  Salaries and wages......................        11.6         65.4            8.4            --          85.4
  Other current liabilities...............       (22.9)        88.1           49.4            --         114.6
                                            -----------  -----------  --------------  -----------  ------------
    Total current liabilities.............       120.3        445.9          246.2            --         812.4
                                            -----------  -----------  --------------  -----------  ------------
Noncurrent liabilities
  Long-term debt..........................     1,220.8         10.3           28.8            --       1,259.9
  Intercompany borrowings.................      (728.1)       639.2           88.9            --            --
  Deferred income taxes...................         7.9        (30.3)          43.1            --          20.7
  Employee benefit obligations and other..        92.8        143.3           13.7            --         249.8
                                            -----------  -----------  --------------  -----------  ------------
    Total noncurrent liabilities..........       593.4        762.5          174.5            --       1,530.4
                                            -----------  -----------  --------------  -----------  ------------
Contingencies
Minority interests........................          --           --           35.7            --          35.7
                                            -----------  -----------  --------------  -----------  ------------
Shareholders' equity
  Series B ESOP Convertible Preferred
    Stock.................................        59.4           --             --            --          59.4
  Convertible preferred stock.............          --           --          169.8        (169.8)           --
  Unearned compensation - ESOP............       (33.6)          --             --            --         (33.6)
                                            -----------  -----------  --------------  -----------  ------------
    Preferred shareholders' equity........        25.8           --          169.8        (169.8)         25.8
                                            -----------  -----------  --------------  -----------  ------------
Common stock (34,676,545 shares issued)...       362.1        821.9          188.0      (1,009.9)        362.1
Retained earnings.........................       423.6        100.7           26.2        (126.9)        423.6
Accumulated other comprehensive loss......       (29.1)        (2.1)         (23.3)         25.4         (29.1)
Treasury stock, at cost (3,874,847
  shares).................................      (117.7)          --             --            --        (117.7)
                                            -----------  -----------  --------------  -----------  ------------
  Common shareholders' equity.............       638.9        920.5          190.9      (1,111.4)        638.9
                                            -----------  -----------  --------------  -----------  ------------
    Total shareholders' equity............       664.7        920.5          360.7      (1,281.2)        664.7
                                            -----------  -----------  --------------  -----------  ------------
                                             $ 1,378.4    $ 2,128.9     $    817.1     $(1,281.2)   $  3,043.2
                                            -----------  -----------  --------------  -----------  ------------
                                            -----------  -----------  --------------  -----------  ------------

                                                                CONSOLIDATED BALANCE SHEET
                                            -------------------------------------------------------------------
                                                                     DECEMBER 31, 1997
                                            -------------------------------------------------------------------
                                               BALL       GUARANTOR   NON-GUARANTOR   ELIMINATING  CONSOLIDATED
                                            CORPORATION  SUBSIDIARIES  SUBSIDIARIES   ADJUSTMENTS     TOTAL
                                            -----------  -----------  --------------  -----------  ------------
ASSETS
Current assets
  Cash and temporary investments..........   $     4.2    $     0.5     $     20.8     $      --    $     25.5
  Accounts receivable, net................         2.8        191.5          107.1            --         301.4
  Inventories, net
    Raw materials and supplies............          --        113.5           71.4            --         184.9
    Work in process and finished goods....          --        161.1           67.3            --         228.4
  Deferred income tax benefits and prepaid
    expenses..............................       (22.0)        62.9           17.0            --          57.9
                                            -----------  -----------  --------------  -----------  ------------
    Total current assets..................       (15.0)       529.5          283.6            --         798.1
                                            -----------  -----------  --------------  -----------  ------------
  Property, plant and equipment, at cost..        36.6      1,049.6          469.9            --       1,556.1
  Accumulated depreciation................       (21.7)      (525.3)         (89.6)           --        (636.6)
                                            -----------  -----------  --------------  -----------  ------------
                                                  14.9        524.3          380.3            --         919.5
                                            -----------  -----------  --------------  -----------  ------------
Investment in subsidiaries................     1,094.0           --             --      (1,094.0)
Investment in affiliates..................         5.1           --           69.4            --          74.5
Goodwill, net.............................          --         50.0          144.8            --         194.8
Other assets..............................        53.4         34.4           15.4            --         103.2
                                            -----------  -----------  --------------  -----------  ------------
                                             $ 1,152.4    $ 1,138.2     $    893.5     $(1,094.0)   $  2,090.1
                                            -----------  -----------  --------------  -----------  ------------
                                            -----------  -----------  --------------  -----------  ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Short-term debt and current portion of
    long-term debt........................   $    93.4    $    39.1     $    274.5     $      --    $    407.0
  Accounts payable........................         7.1        179.4           72.1            --         258.6
  Salaries and wages......................        16.1         55.2            7.0            --          78.3
  Other current liabilities...............       (39.2)        85.4           47.7            --          93.9
                                            -----------  -----------  --------------  -----------  ------------
    Total current liabilities.............        77.4        359.1          401.3            --         837.8
                                            -----------  -----------  --------------  -----------  ------------
Noncurrent liabilities
  Long-term debt..........................        46.5        294.1           25.5            --         366.1
  Intercompany borrowings.................       302.7       (364.2)          61.5            --            --
  Deferred income taxes...................         7.3         10.4           42.8            --          60.5
  Employee benefit obligations and other..        84.3         42.0           13.5            --         139.8
                                            -----------  -----------  --------------  -----------  ------------
    Total noncurrent liabilities..........       440.8        (17.7)         143.3            --         566.4
                                            -----------  -----------  --------------  -----------  ------------
Contingencies
Minority interests........................          --           --           51.7            --          51.7
                                            -----------  -----------  --------------  -----------  ------------
Shareholders' equity
  Series B ESOP Convertible Preferred
    Stock.................................        59.9           --             --            --          59.9
  Convertible preferred stock.............          --           --           94.3         (94.3)           --
  Unearned compensation - ESOP............       (37.0)          --             --            --         (37.0)
                                            -----------  -----------  --------------  -----------  ------------
  Preferred shareholders' equity..........        22.9           --           94.3         (94.3)         22.9
                                            -----------  -----------  --------------  -----------  ------------
Common stock (33,759,234 shares issued)...       336.9        756.1          188.0        (944.1)        336.9
Retained earnings.........................       402.3         41.4           33.3         (74.7)        402.3
Accumulated other comprehensive loss......       (22.8)        (0.7)         (18.4)         19.1         (22.8)
Treasury stock, at cost (3,539,574
  shares).................................      (105.1)          --             --            --        (105.1)
                                            -----------  -----------  --------------  -----------  ------------
  Common shareholders' equity.............       611.3        796.8          202.9        (999.7)        611.3
                                            -----------  -----------  --------------  -----------  ------------
    Total shareholders' equity............       634.2        796.8          297.2      (1,094.0)        634.2
                                            -----------  -----------  --------------  -----------  ------------
                                             $ 1,152.4    $ 1,138.2     $    893.5     $(1,094.0)   $  2,090.1
                                            -----------  -----------  --------------  -----------  ------------
                                            -----------  -----------  --------------  -----------  ------------

                                                               CONSOLIDATED STATEMENT OF INCOME
                                            ----------------------------------------------------------------------
                                                         FOR THE NINE MONTHS ENDED SEPTEMBER 27, 1998
                                            ----------------------------------------------------------------------
                                                BALL        GUARANTOR    NON-GUARANTOR   ELIMINATING  CONSOLIDATED
                                             CORPORATION   SUBSIDIARIES  SUBSIDIARIES    ADJUSTMENTS     TOTAL
                                            -------------  -----------  ---------------  -----------  ------------
Net sales                                     $      --     $ 1,886.2      $   355.2      $  (186.9)   $  2,054.5
Costs and expenses
  Cost of sales...........................           --       1,684.9          319.3         (186.9)      1,817.3
  General and administrative expenses.....          1.1          60.6           26.7             --          88.4
  Selling and product development
    expenses..............................           --          12.8            2.2             --          15.0
  Relocation costs........................         15.0            --             --             --          15.0
  Interest expense........................         36.5          (2.9)          14.9             --          48.5
  Equity in earnings of subsidiaries......        (52.2)           --             --           52.2            --
  Corporate allocations...................        (22.0)         22.0             --             --            --
                                                 ------    -----------        ------     -----------  ------------
                                                  (21.6)      1,777.4          363.1         (134.7)      1,984.2
                                                 ------    -----------        ------     -----------  ------------
Income (loss) before taxes on income......         21.6         108.8           (7.9)         (52.2)         70.3
Provision for taxes on income.............         16.4         (38.4)          (5.4)            --         (27.4)
Minority interests........................           --            --            5.1             --           5.1
Equity in earnings of affiliates..........          0.1            --            1.1             --           1.2
                                                 ------    -----------        ------     -----------  ------------
Net income (loss) before extraordinary
  item....................................         38.1          70.4           (7.1)         (52.2)         49.2
Extraordinary loss from early debt
  extinguishment, net of tax..............         (1.0)        (11.1)            --             --         (12.1)
                                                 ------    -----------        ------     -----------  ------------
Net income (loss).........................         37.1          59.3           (7.1)         (52.2)         37.1
Preferred dividends, net of tax benefit...         (2.1)           --             --             --          (2.1)
                                                 ------    -----------        ------     -----------  ------------
Earnings (loss) attributable to common
  shareholders............................    $    35.0     $    59.3      $    (7.1)     $   (52.2)   $     35.0
                                                 ------    -----------        ------     -----------  ------------
                                                 ------    -----------        ------     -----------  ------------

                                                              CONSOLIDATED STATEMENT OF INCOME
                                            --------------------------------------------------------------------
                                                        FOR THE NINE MONTHS ENDED SEPTEMBER 28, 1997
                                            --------------------------------------------------------------------
                                               BALL       GUARANTOR    NON-GUARANTOR   ELIMINATING  CONSOLIDATED
                                            CORPORATION  SUBSIDIARIES  SUBSIDIARIES    ADJUSTMENTS     TOTAL
                                            -----------  -----------  ---------------  -----------  ------------
Net sales.................................   $      --    $ 1,635.9      $   391.0      $  (213.2)   $  1,813.7
Costs and expenses
  Cost of sales...........................          --      1,476.3          346.5         (213.2)      1,609.6
  General and administrative expenses.....        (1.2)        64.4           19.6             --          82.8
  Selling and product development
    expenses..............................          --         10.8            2.0             --          12.8
  Net gain on dispositions................          --         (8.7)            --             --          (8.7)
  Interest expense........................        23.7         (0.5)          16.4             --          39.6
  Equity in earnings of subsidiaries......       (49.4)          --             --           49.4            --
  Corporate allocations...................       (19.3)        19.3             --             --            --
                                            -----------  -----------        ------     -----------  ------------
                                                 (46.2)     1,561.6          384.5         (163.8)      1,736.1
                                            -----------  -----------        ------     -----------  ------------
Income (loss) before taxes on income......        46.2         74.3            6.5          (49.4)         77.6
Provision for taxes on income.............         4.2        (25.4)          (7.6)            --         (28.8)
Minority interests........................          --           --            3.8             --           3.8
Equity in earnings (loss) of affiliates...         0.1          1.0           (3.2)            --          (2.1)
                                            -----------  -----------        ------     -----------  ------------
Net income (loss).........................        50.5         49.9           (0.5)         (49.4)         50.5
Preferred dividends, net of tax benefit...        (2.1)          --             --             --          (2.1)
                                            -----------  -----------        ------     -----------  ------------
Earnings (loss) attributable to common
  shareholders............................   $    48.4    $    49.9      $    (0.5)     $   (49.4)   $     48.4
                                            -----------  -----------        ------     -----------  ------------
                                            -----------  -----------        ------     -----------  ------------

                                                            CONSOLIDATED STATEMENT OF CASH FLOWS
                                            --------------------------------------------------------------------
                                                        FOR THE NINE MONTHS ENDED SEPTEMBER 27, 1998
                                            --------------------------------------------------------------------
                                               BALL       GUARANTOR    NON-GUARANTOR   ELIMINATING  CONSOLIDATED
                                            CORPORATION  SUBSIDIARIES  SUBSIDIARIES    ADJUSTMENTS     TOTAL
                                            -----------  -----------  ---------------  -----------  ------------

Cash flows from operating activities
  Net income (loss).......................   $    37.1    $    59.3      $    (7.1)     $   (52.2)   $     37.1
  Reconciliation of net income (loss) to
    net cash provided by operating
    activities:
    Depreciation and amortization.........         2.2         78.7           24.4             --         105.3
    Relocation costs......................         8.0           --             --             --           8.0
    Equity earnings of subsidiaries.......       (52.2)          --             --           52.2            --
    Other, net............................         5.6          0.2           (4.6)            --           1.2
    Changes in working capital components,
      excluding effect of acquisitions....        51.4        (44.5)          41.5             --          48.4
                                            -----------  -----------        ------     -----------  ------------
      Net cash provided by (used in)
        operating activities..............        52.1         93.7           54.2             --         200.0
                                            -----------  -----------        ------     -----------  ------------

Cash flows from investing activities
  Additions to property, plant and
    equipment.............................        (2.2)       (39.4)         (10.1)            --         (51.7)
  Acquisitions, net of cash acquired......       (14.6)      (779.7)            --             --        (794.3)
  Investments in and advances to
    affiliates, net.......................    (1,074.9)     1,048.9           25.1             --          (0.9)
  Intercompany capital contributions and
    transactions..........................       (75.5)          --           75.5             --            --
  Proceeds from sale of equity
    investments...........................          --           --            1.1             --           1.1
  Net cash from company-owned life
    insurance.............................         0.7          0.7             --             --           1.4
  Other, net..............................        (0.1)        (1.4)          (4.0)            --          (5.5)
                                            -----------  -----------        ------     -----------  ------------
    Net cash provided by (used in)
      investing activities................    (1,166.6)       229.1           87.6             --        (849.9)
                                            -----------  -----------        ------     -----------  ------------

Cash flows from financing activities
  Net change in long-term debt............     1,194.2       (322.9)         (26.4)            --         844.9
  Net change in short-term debt...........       (40.7)          --         (107.6)            --        (148.3)
  Debt issuance costs.....................       (28.9)          --             --             --         (28.9)
  Common and preferred dividends..........       (15.9)          --             --             --         (15.9)
  Net proceeds from issuance of common
    stock under various employee and
    shareholder plans.....................        25.2           --             --             --          25.2
  Acquisitions of treasury stock..........       (12.6)          --             --             --         (12.6)
  Other, net..............................        (0.5)          --           (5.5)            --          (6.0)
                                            -----------  -----------        ------     -----------  ------------
    Net cash provided by (used in)
      financing activities................     1,120.8       (322.9)        (139.5)            --         658.4
                                            -----------  -----------        ------     -----------  ------------
  Net increase (decrease) in cash.........         6.3         (0.1)           2.3             --           8.5
    Cash and temporary investments:
      Beginning of period.................         4.2          0.5           20.8             --          25.5
                                            -----------  -----------        ------     -----------  ------------
      End of period.......................   $    10.5    $     0.4      $    23.1      $      --    $     34.0
                                            -----------  -----------        ------     -----------  ------------
                                            -----------  -----------        ------     -----------  ------------

                                                            CONSOLIDATED STATEMENT OF CASH FLOWS
                                            --------------------------------------------------------------------
                                                        FOR THE NINE MONTHS ENDED SEPTEMBER 28, 1997
                                            --------------------------------------------------------------------
                                               BALL       GUARANTOR    NON-GUARANTOR   ELIMINATING  CONSOLIDATED
                                            CORPORATION  SUBSIDIARIES  SUBSIDIARIES    ADJUSTMENTS     TOTAL
                                            -----------  -----------  ---------------  -----------  ------------

Cash flows from operating activities
  Net income (loss).......................   $    50.5    $    49.9      $    (0.5)     $   (49.4)   $     50.5
  Reconciliation of net income (loss) to
    net cash provided by operating
    activities:
    Depreciation and amortization.........         1.1         63.4           21.5             --          86.0
    Equity earnings of subsidiaries.......       (49.4)          --             --           49.4            --
    Other, net............................        (0.6)        (7.5)           7.1             --          (1.0)
    Changes in working capital components,
      excluding effect of acquisitions....        15.3        (72.8)          (3.9)            --         (61.4)
                                            -----------  -----------        ------     -----------  ------------
      Net cash provided by (used in)
        operating activities..............        16.9         33.0           24.2             --          74.1
                                            -----------  -----------        ------     -----------  ------------

Cash flows from investing activities
  Additions to property, plant and
    equipment.............................        (2.8)       (51.9)         (28.8)            --         (83.5)
  Acquisitions, net of cash acquired......          --        (40.4)        (159.4)            --        (199.8)
  Investments in and advances to
    affiliates, net.......................       (57.3)        79.8          (36.7)            --         (14.2)
  Intercompany capital contributions and
    transactions..........................      (185.5)          --          185.5             --            --
  Proceeds from sale of equity
    investments...........................          --         26.2             --             --          26.2
  Net cash from company-owned life
    insurance.............................        11.0          3.0             --             --          14.0
  Other, net..............................        17.4        (14.6)           8.4             --          11.2
                                            -----------  -----------        ------     -----------  ------------
  Net cash provided by (used in) investing
    activities............................      (217.2)         2.1          (31.0)            --        (246.1)
                                            -----------  -----------        ------     -----------  ------------

Cash flows from financing activities
  Net change in long-term debt............        (0.4)       (35.1)         (10.4)            --         (45.9)
  Net change in short-term debt...........        73.0           --           29.5             --         102.5
  Common and preferred dividends..........       (16.2)          --            0.1             --         (16.1)
  Net proceeds from issuance of common
    stock under various employee and
    shareholder plans.....................        15.6           --             --             --          15.6
  Acquisitions of treasury stock..........       (25.8)          --             --             --         (25.8)
  Other, net..............................        (0.9)          --            1.5             --           0.6
                                            -----------  -----------        ------     -----------  ------------
    Net cash provided by (used in)
      financing activities................        45.3        (35.1)          20.7             --          30.9
                                            -----------  -----------        ------     -----------  ------------
Net increase (decrease) in cash...........      (155.0)          --           13.9             --        (141.1)
  Cash and temporary investments:
    Beginning of period...................       159.6          0.5            9.1             --         169.2
                                            -----------  -----------        ------     -----------  ------------
    End of period.........................   $     4.6    $     0.5      $    23.0      $      --    $     28.1
                                            -----------  -----------        ------     -----------  ------------
                                            -----------  -----------        ------     -----------  ------------

RELOCATION COSTS.

    In February 1998, Ball announced that it would relocate its corporate headquarters to an existing company-owned building in Broomfield, Colorado. The total cost of the headquarters relocation is estimated to be approximately $19.0 million ($11.5 million after tax or 38 cents per share). Generally accepted accounting principles do not permit financial statement recognition of certain costs, such as employee relocation, until they are paid or incurred. Therefore, the Company recorded pretax charges of $4.7 million ($2.9 million after tax or 9 cents per share) and $15.0 million ($9.1 million after tax or 30 cents per share), primarily for relocation costs paid or incurred in the three and nine month periods ended September 27, 1998, respectively. It is anticipated that the remainder of the relocation costs will be paid and recorded largely by the end of the year.

DISPOSITIONS.

    The Company sold its equity investment in a technology business during the first half of 1997 and included a pretax gain of $11.7 million ($7.1 million after tax or 23 cents per share). In the second quarter of 1997, the Company recorded a pretax charge of $3.0 million ($1.8 million after tax or six cents per share) to close a small PET container manufacturing plant in connection with the acquisition of certain PET container manufacturing assets.

SHAREHOLDERS' EQUITY.

    The Company adopted SFAS No. 130, "Reporting Comprehensive Income," effective January 1, 1998 which requires the Company to report the changes in shareholders' equity from all sources during the period other than those resulting from investments by shareholders (i.e., issuance or repurchase of common shares and dividends). Although adoption of this standard has not resulted in any change to the historic basis of the determination of earnings or shareholders' equity, the comprehensive income components recorded under generally accepted accounting principles and previously included under the category "retained earnings" are displayed as "accumulated other comprehensive loss" within the unaudited condensed consolidated balance sheet. The composition of accumulated other comprehensive loss at September 27, 1998 and December 31, 1997 is primarily the cumulative adjustment for foreign currency translation and additional minimum pension liability.

    Total comprehensive income for the three and nine month periods ended September 27, 1998 is $9.3 million and $30.8 million, respectively, and $21.1 million and $50.3 million, for the comparative periods of 1997, respectively. The difference between net income and comprehensive income is primarily the adjustment for foreign currency translation.

    Issued and outstanding shares of the Series B ESOP Convertible Preferred Stock were 1,616,667 shares at September 27, 1998, and 1,635,410 shares at December 31, 1997.

EARNINGS PER SHARE.

    The following table provides additional information on the computation of earnings per share amounts:

                                                            THREE MONTHS ENDED            NINE MONTHS ENDED
                                                       ----------------------------  ----------------------------
                                                       SEPTEMBER 27,  SEPTEMBER 28,  SEPTEMBER 27,  SEPTEMBER 28,
(MILLIONS OF DOLLARS EXCEPT PER SHARE AMOUNTS)             1998           1997           1998           1997
                                                       -------------  -------------  -------------  -------------
EARNINGS PER COMMON SHARE
Net income before extraordinary item.................    $    24.9      $    22.7      $    49.2      $    50.5
Extraordinary loss from early debt extinguishment,
  net of tax.........................................        (12.1)            --          (12.1)            --
                                                       -------------  -------------  -------------  -------------
Net income...........................................         12.8           22.7           37.1           50.5
Preferred dividends, net of tax benefits.............         (0.7)          (0.7)          (2.1)          (2.1)
                                                       -------------  -------------  -------------  -------------
Net earnings attributable to common shareholders.....    $    12.1      $    22.0      $    35.0      $    48.4
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
Weighted average common shares (000S)................       30,505         30,135         30,345         30,263
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
Earnings per common share before extraordinary
  item...............................................    $    0.80      $    0.73      $    1.55      $    1.60
Extraordinary loss from early debt extinguishment,
  net of tax.........................................        (0.40)            --          (0.40)            --
                                                       -------------  -------------  -------------  -------------
Earnings per common share............................    $    0.40      $    0.73      $    1.15      $    1.60
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------

DILUTED EARNINGS PER SHARE
Net income before extraordinary item.................    $    24.9      $    22.7      $    49.2      $    50.5
Extraordinary loss from early debt extinguishment,
  net of tax.........................................        (12.1)            --          (12.1)            --
                                                       -------------  -------------  -------------  -------------
Net income...........................................         12.8           22.7           37.1           50.5
Adjustment for deemed ESOP cash contribution in lieu
  of the ESOP Preferred dividend.....................         (0.5)          (0.6)          (1.6)          (1.6)
                                                       -------------  -------------  -------------  -------------
Net earnings attributable to common shareholders.....    $    12.3      $    22.1      $    35.5      $    48.9
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------

Weighted average common shares (000S)................       30,505         30,135         30,345         30,263
Effect of dilutive stock options.....................          292            228            246            114
Common shares issuable upon conversion of the ESOP
  Preferred stock....................................        1,868          1,911          1,875          1,920
                                                       -------------  -------------  -------------  -------------
Weighted average shares applicable to diluted
  earnings per share.................................       32,665         32,274         32,466         32,297
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------

Earnings per common share before extraordinary
  item...............................................    $    0.75      $    0.68      $    1.46      $    1.51
Extraordinary loss from early debt extinguishment,
  net of tax.........................................        (0.37)            --          (0.37)            --
                                                       -------------  -------------  -------------  -------------
Diluted earnings per share...........................    $    0.38      $    0.68      $    1.09      $    1.51
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------

CONTINGENCIES.

    The Company is subject to various risks and uncertainties in the ordinary course of business due, in part, to the competitive nature of the industries in which Ball participates, its operations in developing markets outside the U.S., changing commodity prices for the materials used in the manufacture of its products, and changing capital markets. Where practicable, the Company attempts to reduce these risks and uncertainties, through the establishment of risk management policies and procedures, including, at times, the use of certain derivative financial instruments.

    The Company was not in default of any loan agreement at September 27, 1998, and has met all payment obligations.

    The U.S. government is disputing the Company's claim to recoverability of reimbursed costs associated with Ball's Employee Stock Ownership Plan for fiscal years 1989 through 1995, as well as the corresponding prospective costs accrued after 1995. In October 1995, the Company filed its complaint before the Armed Services Board of Contract Appeals (ASBCA) seeking final adjudication of this matter. Trial before the ASBCA was conducted in January 1997. While the outcome of the trial is not yet known, the Company's information at this time does not indicate that this matter will have a material, adverse effect upon the financial condition, results of operations or competitive position of the Company. For additional information regarding this matter, refer to the Company's latest annual report.

    From time to time, the Company is subject to routine litigation incident to its business. Additionally, the U.S. Environmental Protection Agency has designated Ball as a potentially responsible party, along with numerous other companies, for the cleanup of several hazardous waste sites. However, the Company's information at this time does not indicate that these matters will have a material, adverse effect upon the financial condition, results of operations, capital expenditures or competitive position of the Company.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors

Reynolds Metals Company

    We have audited the accompanying combined balance sheets of North American Can Operations (a component of Reynolds Metals Company) as defined in Note 1 (the "Operation") as of December 31, 1997 and 1996, and the related combined statements of income and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Operation's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Operation, as defined in Note 1, at December 31, 1997 and 1996, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                               Ernst & Young LLP

Richmond, Virginia
April 28, 1998

                         NORTH AMERICAN CAN OPERATIONS
                    (A COMPONENT OF REYNOLDS METALS COMPANY)
                             COMBINED BALANCE SHEET
                            (IN MILLIONS OF DOLLARS)

                                                                                                  DECEMBER 31
                                                                                              --------------------
                                                                                                1997       1996
                                                                                              ---------  ---------
ASSETS
  Current assets:
    Customer receivables, less allowances of $0.2 (1996-$0.1)...............................  $    54.5  $    49.7
    Receivables from Reynolds' Latin American affiliate.....................................        6.2        5.0
    Inventories.............................................................................      115.8       95.5
    Deferred taxes..........................................................................        4.6        7.7
    Other...................................................................................        3.3        3.1
                                                                                              ---------  ---------
  Total current assets......................................................................      184.4      161.0

  Property, plant and equipment.............................................................      741.1      730.3
  Less allowances for depreciation and amortization.........................................      404.5      355.3
                                                                                              ---------  ---------
                                                                                                  336.6      375.0

  Assets held for sale......................................................................        6.2        8.0
  Other assets..............................................................................       38.9       38.6
                                                                                              ---------  ---------
Total assets................................................................................  $   566.1  $   582.6
                                                                                              ---------  ---------
                                                                                              ---------  ---------
LIABILITIES AND OWNER'S EQUITY
  Current liabilities:
    Accounts payable........................................................................  $    26.9  $    35.3
    Accounts payable -- Reynolds plant locations (net)......................................       43.2       34.9
    Accrued compensation and related amounts................................................       10.4       12.2
    Restructuring liabilities...............................................................        4.6       10.1
    Other liabilities.......................................................................        4.6        4.3
                                                                                              ---------  ---------
  Total current liabilities.................................................................       89.7       96.8

  Long-term debt............................................................................       54.4       54.6
  Deferred taxes............................................................................       38.5       31.7
  Restructuring liabilities.................................................................         --        8.8
  Environmental liabilities.................................................................        8.5        8.8
  Owner's equity............................................................................      375.0      381.9
  Contingent liabilities....................................................................
                                                                                              ---------  ---------
Total liabilities and owner's equity........................................................  $   566.1  $   582.6
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                            See accompanying notes.

                         NORTH AMERICAN CAN OPERATIONS
                    (A COMPONENT OF REYNOLDS METALS COMPANY)
                          COMBINED STATEMENT OF INCOME
                            (IN MILLIONS OF DOLLARS)

                                                                                  YEARS ENDED DECEMBER 31
                                                                             ----------------------------------
                                                                                1997        1996        1995
                                                                             ----------  ----------  ----------
REVENUES
  Net sales................................................................  $  1,182.8  $  1,146.4  $  1,211.5
  Net sales to Reynolds' Latin American affiliate..........................         9.9        10.2        33.9
                                                                             ----------  ----------  ----------
                                                                                1,192.7     1,156.6     1,245.4
COSTS AND EXPENSES
  Cost of products sold....................................................     1,053.2     1,066.8     1,096.1
  Selling, administrative and general......................................        32.1        33.9        36.2
  Depreciation and amortization............................................        56.7        53.8        53.4
  Interest.................................................................         2.1          --         0.9
  Operational restructuring costs..........................................          --        37.2        15.9
                                                                             ----------  ----------  ----------
                                                                                1,144.1     1,191.7     1,202.5
EARNINGS
  Income (loss) before income taxes........................................        48.6       (35.1)       42.9
  Taxes on income (credit).................................................        19.9       (13.0)       17.6
                                                                             ----------  ----------  ----------
NET INCOME (LOSS)..........................................................  $     28.7  $    (22.1) $     25.3
                                                                             ----------  ----------  ----------
                                                                             ----------  ----------  ----------

                            See accompanying notes.

                         NORTH AMERICAN CAN OPERATIONS
                    (A COMPONENT OF REYNOLDS METALS COMPANY)
                        COMBINED STATEMENT OF CASH FLOWS
                            (IN MILLIONS OF DOLLARS)

                                                                                              YEARS ENDED DECEMBER 31
                                                                                          -------------------------------
                                                                                            1997       1996       1995
                                                                                          ---------  ---------  ---------
OPERATING ACTIVITIES:
  Net income (loss).....................................................................  $    28.7  $   (22.1) $    25.3
  Adjustments to reconcile to net cash provided by operating activities:
    Depreciation and amortization.......................................................       56.7       53.8       53.4
    Operational restructuring costs.....................................................     --           37.2       15.9
    Operational restructuring payments..................................................       (9.1)      (2.5)      (1.8)
    Deferred taxes......................................................................        9.9       (4.4)      (0.3)
    Changes in operating assets and liabilities:
      Decrease (increase) in receivables................................................       (6.0)      21.9        6.5
      Decrease (increase) in inventories................................................      (20.3)      35.4      (33.1)
      Increase (decrease) in payables...................................................       (1.6)     (26.4)      12.7
      Other.............................................................................       (1.9)       2.6       (3.6)
                                                                                          ---------  ---------  ---------
Net cash provided by operating activities...............................................       56.4       95.5       75.0
INVESTING ACTIVITIES:
  Expenditures for property, plant and equipment........................................      (21.3)     (67.9)     (59.1)
  Proceeds from sales of assets.........................................................        0.7        6.7     --
                                                                                          ---------  ---------  ---------
Net cash used in investing activities...................................................      (20.6)     (61.2)     (59.1)
FINANCING ACTIVITIES:
  Cash changes in owner's equity........................................................      (35.6)     (34.1)     (15.6)
  Debt payments.........................................................................       (0.2)      (0.2)      (0.3)
                                                                                          ---------  ---------  ---------
Net cash used in financing activities...................................................      (35.8)     (34.3)     (15.9)
                                                                                          ---------  ---------  ---------
CASH AT BEGINNING AND END OF PERIOD.....................................................  $  --      $  --      $  --
                                                                                          ---------  ---------  ---------
                                                                                          ---------  ---------  ---------

                            See accompanying notes.

                         NORTH AMERICAN CAN OPERATIONS
                    (A COMPONENT OF REYNOLDS METALS COMPANY)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                     (IN THE TABLES, DOLLARS ARE MILLIONS)

1. BASIS OF PRESENTATION

    North American Can Operations is a component of Reynolds Metals Company ("Reynolds") that primarily produces aluminum beverage cans and ends. The North American Can Operations (the "Operation") consist of 15 can and end plants in the U.S. and a can plant in Puerto Rico.

    The accompanying special-purpose combined financial statements have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a registration statement of Ball Corporation. They have been prepared on a historical cost basis from the books and records of the Operation and Reynolds on the basis of established accounting methods, practices, procedures and policies (see Note 2) and the accounting judgments and estimation methodologies used by the Operation and Reynolds.

    The combined statement of income includes all items of revenue and income generated by the Operation, all items of expense directly incurred by it and expenses charged or allocated to it by Reynolds in the normal course of business. In addition, certain Reynolds corporate expenses were allocated by Reynolds to the Operation for the sole purpose of preparing these special-purpose combined financial statements. For additional information concerning expenses charged or allocated to the Operation by Reynolds, see Note 3.

    The Operation's results have been included in Reynolds' combined U.S. federal and applicable state income tax returns. The amount of taxes payable or receivable due to/from Reynolds for 1997, 1996 and 1995 is included as a component of Owner's Equity and equals the current provision for taxes (see Note
7). The provision for income taxes, the related assets and liabilities and the disclosures in the footnotes are presented as if the Operation had filed separate tax returns and are in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

    The debt of the Operation consists of obligations that are specifically identifiable with associated capital expenditures of the Operation. No other debt of Reynolds (or related interest expense) has been allocated to the Operation.

    Because of the special purpose of the Operation's combined financial statements and the significant related party transactions (as described in Note
3), these special-purpose combined financial statements may not necessarily be indicative of the combined financial position, results of operations or cash flows that would have resulted if the Operation had been operated as a separate entity. Management believes that the accounting judgments, estimations and allocations made in preparing these special-purpose combined financial statements were reasonable.

2. ACCOUNTING POLICIES

PRINCIPLES OF COMBINATION

    These special-purpose combined financial statements include the accounts of the Operation after eliminating profits and losses on transactions within the Operation.

REVENUE RECOGNITION

    Revenues are recognized when products are shipped and ownership risk and title pass to the customer.

INVENTORIES

    Inventories are stated at the lower of cost or market. Inventory costs were determined by the first-in, first-out method and principally consist of finished goods.

DEPRECIATION AND AMORTIZATION

    The straight-line method is used to depreciate plant and equipment over their estimated useful lives (buildings -- 10 to 40 years, machinery and equipment -- 5 to 20 years).

ENVIRONMENTAL EXPENDITURES

    Remediation costs are accrued when it is probable that such efforts will be required and the related costs can be reasonably estimated.

STATEMENT OF CASH FLOWS

    Reynolds utilizes a centralized cash management system for all of its domestic operations, including the Operation. Cash receipts are transferred to Reynolds while the cash disbursements are made by Reynolds on behalf of the Operation, each on a current basis. The net cash generated by the Operation in the combined statement of cash flows is reflected as a change in the Owner's Equity account.

USE OF ESTIMATES

    Generally accepted accounting principles require management to make estimates and assumptions that affect assets and liabilities, contingent assets and liabilities, and revenues and expenses. Actual results could differ from those estimates.

3. RELATED PARTY TRANSACTIONS

REYNOLDS' LATIN AMERICAN AFFILIATE

    The Operation sells cans to a Reynolds' affiliate that produces and markets cans in Latin America. The Operation sells cans to the affiliate, as necessary, to cover production shortages.

NET INVENTORY PURCHASES FROM REYNOLDS

    Reynolds has been a primary supplier of aluminum sheet to the Operation. The Operation also sells aluminum scrap to Reynolds (which is accounted for as a credit to aluminum sheet purchases). The following is a summary of these transactions (which were made at market prices) for each of the last three years.

                                                                       YEARS ENDED DECEMBER 31
                                                                   -------------------------------
                                                                     1997       1996       1995
                                                                   ---------  ---------  ---------
Aluminum sheet purchases.........................................  $   539.5  $   517.7  $   468.6
Aluminum scrap sales.............................................      (31.3)     (30.8)     (38.5)
                                                                   ---------  ---------  ---------
  Total..........................................................  $   508.2  $   486.9  $   430.1
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

OPERATING EXPENSES

    The expenses charged or allocated to the Operation by Reynolds in the normal course of business consist of the following:

                                                                       YEARS ENDED DECEMBER 31
                                                                   -------------------------------
                                                                     1997       1996       1995
                                                                   ---------  ---------  ---------
Employee benefits:
  Pensions.......................................................  $     7.8  $     6.6  $     6.4
  Other postretirement benefits..................................        4.0        5.1        5.8
  Insurance -- principally medical for active personnel..........       17.0       17.8       16.0
Workers' compensation............................................        4.0        3.9        3.3
Information system usage.........................................        2.1        2.4        2.1
Other............................................................        3.0        2.5        3.0
                                                                   ---------  ---------  ---------
                                                                   $    37.9  $    38.3  $    36.6
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

    Reynolds maintains several noncontributory defined benefit pension plans (including the Operation, Reynolds and certain consolidated subsidiaries of Reynolds) that cover substantially all of the Operation's employees. Plans covering salaried employees provide pension benefits based on a formula. The formula considers length of service and earnings during years of service. Plans covering hourly employees generally provide a specific amount of benefits for each year of service.

    Reynolds also maintains postretirement benefits plans (including the Operation, Reynolds and certain consolidated subsidiaries of Reynolds) that provide most of the Operation's retired employees with health care and life insurance benefits. Substantially all employees may become eligible for these benefits if they work for the Operation until retirement age.

    The Operation recognizes employee benefit costs based on allocations from Reynolds. These allocations were determined in a fair and equitable manner and have been consistently applied to the Operation and to Reynolds' other operations. Information system usage is charged based on actual computer time used by the Operation.

ALLOCATION OF CORPORATE SELLING, ADMINISTRATIVE AND GENERAL EXPENSES

    In addition to the operating expenses discussed above, certain Reynolds corporate expenses were allocated to the Operation by Reynolds for the sole purpose of preparing these special-purpose combined financial statements. These expenses were allocated to the Operation based on the relationship of the aggregate of the Operation's net sales, fixed assets and equity investments compared to that of Reynolds. These expenses amounted to $13.7 million in 1997 ($12.1 million in 1996 and $17.3 million in 1995).

ACCOUNTS PAYABLE

    Accounts Payable -- Reynolds plant locations (net) reflects the net liability to Reynolds for purchases of aluminum sheet less the receivable from Reynolds for sales of scrap. The net liability assumes normal payment terms existed between Reynolds and the Operation. All other related party transactions are accounted for as changes to the Owner's Equity account.

4. OPERATIONAL RESTRUCTURING COSTS

    The operational restructuring costs for 1996 and 1995 resulted from the closings and modernizations of certain domestic can plants of the Operation. Two plants were closed as their capacities were in excess of the Operation's customer needs. Productivity gains from modernizations within the Operation's can-making system and slower overall growth in the domestic can market lead to this rationalization. The significant components of these costs were as follows:

                                                                               YEARS ENDED DECEMBER
                                                                                        31
                                                                               --------------------
                                                                                 1996       1995
                                                                               ---------  ---------
Employee termination costs...................................................  $    30.3  $     2.4
Asset revaluations...........................................................        5.2       10.2
Other........................................................................        1.7        3.3
                                                                               ---------  ---------
                                                                               $    37.2  $    15.9
                                                                               ---------  ---------
                                                                               ---------  ---------

    The employee termination costs represent approximately 475 personnel (principally hourly employees). Included in the employee termination amount for 1996 is $18.9 million related to pension and other post-retirement liabilities. As these liabilities will be funded over time by Reynolds, the amounts are included as a component of Owner's Equity in the combined balance sheet. Most of the remaining cash requirements were paid as of the end of 1997, with the balance ($4.6 million) to be paid in 1998.

    The asset revaluations were for assets to be sold (property, plant and equipment) as a result of the restructuring of operations. These assets were revalued to their estimated recoverable value.

5. PROPERTY, PLANT AND EQUIPMENT (AT COST)

                                                                                 DECEMBER 31
                                                                             --------------------
                                                                               1997       1996
                                                                             ---------  ---------
Land and land improvements.................................................  $    19.2  $    19.2
Buildings..................................................................       93.2       85.8
Machinery and equipment....................................................      621.5      588.0
Construction in progress...................................................        7.2       37.3
                                                                             ---------  ---------
                                                                                 741.1      730.3
Less allowances for depreciation and amortization..........................      404.5      355.3
                                                                             ---------  ---------
Net property, plant and equipment..........................................  $   336.6  $   375.0
                                                                             ---------  ---------
                                                                             ---------  ---------

6. FINANCING ARRANGEMENTS

    The Operation's debt at December 31, 1997 consists of $49.2 million of industrial and environmental control revenue bonds (including $41.2 million at the Puerto Rico can plant) and a mortgage of $5.4 million (which includes $0.2 million in Other current liabilities in the Combined Balance Sheet).

    The industrial and environmental control revenue bonds bear interest at a variable rate (averaging approximately 3.8% at December 31, 1997). These bonds require principal repayments in a lump sum in 2013 ($41.2 million) and 2015 ($8.0 million). Letters of credit issued to Reynolds by banks support these bonds. The mortgage bears interest at a fixed rate of 10%. The mortgage requires principal repayments through 2009 (approximately $0.2 to $0.3 million a year for the next five years).

    Interest expense incurred was $2.6 million in 1997 ($2.8 million in 1996 and $3.0 million in 1995). Interest capitalized amounted to $0.5 million in 1997 ($2.8 million in 1996 and $2.1 million in 1995).

    The financing arrangements contain compliance requirements, such as maintaining and operating the associated facilities in good repair during their useful lives. Upon the occurrence of certain events, including cessation of operation of the Puerto Rican plant, the maturities of the Operation's debt could be accelerated. These requirements do not inhibit operations or the use of fixed assets. At December 31, 1997, the Operation met all such compliance requirements.

    The fair value of the Operation's debt was approximately equal to book value at the end of 1997 and 1996.

7. TAXES ON INCOME

    The significant components of the provision for taxes on income (credit) were:

                                                                          YEARS ENDED DECEMBER 31
                                                                      -------------------------------
                                                                        1997       1996       1995
                                                                      ---------  ---------  ---------
Current:
  Federal...........................................................  $     9.1  $    (8.0) $    14.9
  State.............................................................        0.9       (0.6)       3.0
                                                                      ---------  ---------  ---------
  Total current.....................................................       10.0       (8.6)      17.9
                                                                      ---------  ---------  ---------
Deferred:
  Federal...........................................................        7.4       (2.8)      (0.2)
  State.............................................................        2.5       (1.6)      (0.1)
                                                                      ---------  ---------  ---------
  Total deferred....................................................        9.9       (4.4)      (0.3)
                                                                      ---------  ---------  ---------
Total...............................................................  $    19.9  $   (13.0) $    17.6
                                                                      ---------  ---------  ---------
                                                                      ---------  ---------  ---------

    The effective income tax rate varied from the statutory rate as follows:

                                                                             YEARS ENDED DECEMBER 31
                                                                         -------------------------------
                                                                           1997       1996       1995
                                                                         ---------  ---------  ---------
Federal statutory rate.................................................         35%       (35)%        35%
State income taxes.....................................................          4         (4)         4
Goodwill and other.....................................................          2          2          2
                                                                               ---        ---        ---
Effective rate.........................................................         41%       (37)%        41%
                                                                               ---        ---        ---
                                                                               ---        ---        ---

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At December 31, 1997, the Operation had $7.9 million (1996 -- $14.9 million) of deferred tax assets and $41.8 million (1996 -- $38.9 million) of deferred tax liabilities. The significant components of deferred tax assets and liabilities reflected in the combined balance sheet are as follows:

                                                                       DECEMBER 31
                                                  ------------------------------------------------------
                                                             1997                        1996
                                                  --------------------------  --------------------------
                                                    CURRENT     NONCURRENT      CURRENT     NONCURRENT
                                                     ASSET       LIABILITY       ASSET       LIABILITY
                                                  -----------  -------------  -----------  -------------
Tax over book depreciation......................   $  --         $    41.8     $  --         $    38.9
Environmental and restructuring costs...........         1.8          (3.3)          4.0          (7.2)
Other...........................................         2.8        --               3.7        --
                                                         ---         -----           ---         -----
Total...........................................   $     4.6     $    38.5     $     7.7     $    31.7
                                                         ---         -----           ---         -----
                                                         ---         -----           ---         -----

    Included in the Operation is a corporation (Latas de Aluminio Reynolds, Inc.) which for all years joined in the filing of a U.S. federal consolidated income tax return with Reynolds and its affiliated group members. Each entity included in a consolidated return is severally liable for any resultant tax reflected on such consolidated return.

8. CONTINGENT LIABILITIES

LEGAL

    Various suits, claims and actions are pending against the Operation. In the opinion of management, after consultation with legal counsel, disposition of these suits, claims and actions, either individually or in the aggregate, will not have a material adverse effect on the Operation's competitive or financial position or its expected ongoing results of operations.

ENVIRONMENTAL

    The Operation is involved in various environmental improvement activities resulting from past operations including where Reynolds has been designated as a potentially responsible party ("PRP"), with others, at various Environmental Protection Agency-designated Superfund sites.

    Amounts have been recorded (on an undiscounted basis) which, in management's best estimate, will be sufficient to satisfy anticipated costs of known remediation requirements. At December 31, 1997, the accrual for environmental remediation costs was $8.4 million. This amount is expected to be spent over the next 10 to 15 years with the majority to be spent by the year 2002.

    Estimated environmental remediation costs are developed after considering, among other things, the following:

    - currently available technological solutions

    - alternative cleanup methods

    - risk-based assessments of the contamination

    - estimated proportionate share of remediation costs (if applicable)

    The Operation may also use external consultants, and consider, when available, estimates by other PRPs and governmental agencies and information regarding the financial viability of other PRPs. Based on information currently available, the Operation believes it is unlikely that it will incur substantial additional costs as a result of failure by other PRPs to satisfy their responsibilities for remediation costs.

    Estimated costs for future environmental compliance and remediation are necessarily imprecise because of factors such as:

    - continuing evolution of environmental laws and regulatory requirements

    - availability and application of technology

    - identification of presently unknown remediation requirements

    - cost allocations among PRPs

    Further, it is not possible to predict the amount or timing of future costs of environmental remediation that may subsequently be determined. Based on information presently available, such future costs are not expected to have a material adverse effect on the Operation's competitive or financial position or its expected ongoing results of operations.

9. OTHER

MAJOR CUSTOMERS

    The Operation has two major customers. Sales to Philip Morris Companies, Inc. ("PM") represented 45% of customer net sales in 1997 (47% in 1996 and 41% in 1995). The combined sales to Coca-Cola bottlers (as a group) represented 20% of customer net sales in 1997 (19% in 1996 and 20% in 1995). At December 31, 1997, receivables from PM and the Coca-Cola bottlers (as a group) were 21% and 10%, respectively, as a percentage of total customer receivables.

RESEARCH AND DEVELOPMENT

    The Operation incurred $6.1 million in research and development costs in 1997 ($7.2 million in 1996 and $6.6 million in 1995).

CONSIGNMENT INVENTORIES

    The Operation holds certain materials (principally aluminum sheet inventory) at its facilities on consignment from Reynolds and certain outside vendors. At December 31, 1997, the total value of aluminum sheet inventory on consignment was $23.9 million ($14.4 million at December 31, 1996). Under these consignment agreements, the Operation takes title to the materials at the time they are placed into the production process. Additionally, any consignment inventory held in excess of certain periods of time (whether used or not) becomes the Operation's inventory. Aluminum sheet inventory on consignment from Reynolds at December 31, 1997 totaled $18.1 million ($10.9 million at December 31, 1996).

                         NORTH AMERICAN CAN OPERATIONS
                    (A COMPONENT OF REYNOLDS METALS COMPANY)
                             COMBINED BALANCE SHEET
                            (IN MILLIONS OF DOLLARS)

                                                                                                     DECEMBER 31,
                                                                                                         1997
                                                                                         JUNE 30,    -------------
                                                                                           1998         (NOTE)
                                                                                        -----------
                                                                                        (UNAUDITED)
ASSETS
  Current assets:
    Customer receivables, less allowances of $0.2 (1997 - $0.2).......................   $    84.5     $    54.5
    Receivables from Reynolds' Latin American affiliate...............................         4.7           6.2
    Inventories.......................................................................        98.2         115.8
    Deferred taxes....................................................................         4.1           4.6
    Other.............................................................................         2.4           3.3
                                                                                        -----------       ------
  Total current assets................................................................       193.9         184.4

  Property, plant and equipment.......................................................       739.5         741.1
  Less allowances for depreciation and amortization...................................       423.8         404.5
                                                                                        -----------       ------
                                                                                             315.7         336.6
  Assets held for sale................................................................         6.1           6.2
  Other assets........................................................................        37.7          38.9
                                                                                        -----------       ------
Total assets..........................................................................   $   553.4     $   566.1
                                                                                        -----------       ------
                                                                                        -----------       ------

LIABILITIES AND OWNER'S EQUITY
  Current liabilities:
    Accounts payable..................................................................   $    35.6     $    26.9
    Accounts payable - Reynolds plant locations (net).................................        44.9          43.2
    Accrued compensation and related amounts..........................................        14.4          10.4
    Restructuring liabilities.........................................................         3.0           4.6
    Other liabilities.................................................................         4.3           4.6
                                                                                        -----------       ------
  Total current liabilities...........................................................       102.2          89.7

  Long-term debt......................................................................        54.3          54.4
  Deferred taxes......................................................................        39.1          38.5
  Environmental liabilities...........................................................         8.4           8.5
  Owner's equity......................................................................       349.4         375.0
  Contingent liabilities..............................................................
                                                                                        -----------       ------
Total liabilities and owner's equity..................................................   $   553.4     $   566.1
                                                                                        -----------       ------
                                                                                        -----------       ------

Note: The combined balance sheet at December 31, 1997 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

                            See accompanying notes.

                         NORTH AMERICAN CAN OPERATIONS
                    (A COMPONENT OF REYNOLDS METALS COMPANY)
                          COMBINED STATEMENT OF INCOME
                            (IN MILLIONS OF DOLLARS)

                                                                                                     (UNAUDITED)
                                                                                                   SIX MONTHS ENDED
                                                                                                       JUNE 30
                                                                                                 --------------------
                                                                                                   1998       1997
                                                                                                 ---------  ---------
REVENUES
  Net sales....................................................................................  $   627.6  $   619.3
  Net sales to Reynolds' Latin American affiliate..............................................        2.2        6.3
                                                                                                 ---------  ---------
                                                                                                     629.8      625.6
COSTS AND EXPENSES
  Cost of products sold........................................................................      554.4      557.1
  Selling, administrative and general..........................................................       16.5       15.6
  Depreciation and amortization................................................................       28.7       27.9
  Interest.....................................................................................        1.2        0.9
                                                                                                 ---------  ---------
                                                                                                     600.8      601.5
                                                                                                 ---------  ---------
EARNINGS
  Income before income taxes...................................................................       29.0       24.1
  Taxes on income..............................................................................       11.7        9.8
                                                                                                 ---------  ---------
NET INCOME.....................................................................................  $    17.3  $    14.3
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

                            See accompanying notes.

                         NORTH AMERICAN CAN OPERATIONS
                    (A COMPONENT OF REYNOLDS METALS COMPANY)
                        COMBINED STATEMENT OF CASH FLOWS
                            (IN MILLIONS OF DOLLARS)

                                                                                                       (UNAUDITED)
                                                                                                     SIX MONTHS ENDED
                                                                                                         JUNE 30
                                                                                                   --------------------
                                                                                                     1998       1997
                                                                                                   ---------  ---------
OPERATING ACTIVITIES:
  Net income.....................................................................................  $    17.3  $    14.3
  Adjustments to reconcile to net cash
    provided by operating activities:
    Depreciation and amortization................................................................       28.7       27.9
    Operational restructuring payments...........................................................       (1.6)      (5.7)
    Deferred taxes...............................................................................        1.1        5.3
    Changes in operating assets and liabilities:
      Increase in receivables....................................................................      (28.5)     (33.5)
      Decrease in inventories....................................................................       17.6       28.0
      Increase in payables.......................................................................       14.1        4.4
      Other......................................................................................       (0.2)      (2.4)
                                                                                                   ---------  ---------
Net cash provided by operating activities........................................................       48.5       38.3

INVESTING ACTIVITIES:
  Expenditures for property, plant and equipment.................................................       (7.2)     (13.4)
  Proceeds from sales of assets..................................................................        1.7        0.3
                                                                                                   ---------  ---------
Net cash used in investing activities............................................................       (5.5)     (13.1)

FINANCING ACTIVITIES:
  Cash changes in owner's equity.................................................................      (42.9)     (25.1)
  Debt payments..................................................................................       (0.1)      (0.1)
                                                                                                   ---------  ---------
Net cash used in financing activities............................................................      (43.0)     (25.2)
                                                                                                   ---------  ---------
CASH AT BEGINNING AND END OF PERIOD..............................................................  $      --  $      --
                                                                                                   ---------  ---------
                                                                                                   ---------  ---------

                            See accompanying notes.

                         NORTH AMERICAN CAN OPERATIONS
                    (A COMPONENT OF REYNOLDS METALS COMPANY)
                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

    North American Can Operations is a component of Reynolds Metals Company ("Reynolds") that primarily produces aluminum beverage cans and ends. The North American Can Operations (the "Operation") consist of 15 can and end plants in the U.S. and a can plant in Puerto Rico.

    The accompanying unaudited special-purpose interim combined financial statements are presented in accordance with generally accepted accounting principles for interim financial statements and have been prepared on a basis consistent with the annual statements. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management of the Operation, the statements include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation. Operating results for the interim period of 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. For further information, refer to the special-purpose combined financial statements and footnotes thereto included in North American Can Operations' report for the year ended December 31, 1997.

2.  CONTINGENT LIABILITIES

ENVIRONMENTAL

    The Operation is involved in various environmental improvement activities resulting from past operations including where Reynolds has been designated as a potentially responsible party ("PRP"), with others, at various Environmental Protection Agency-designated Superfund sites.

    Amounts have been recorded (on an undiscounted basis) which, in management's best estimate, will be sufficient to satisfy anticipated costs of known remediation requirements.

    Estimated costs for future environmental compliance and remediation are necessarily imprecise because of factors such as:

    - continuing evolution of environmental laws and regulatory requirements

    - availability and application of technology

    - identification of presently unknown remediation requirements

    - cost allocations among PRPs

    Further, it is not possible to predict the amount or timing of future costs of environmental remediation that may subsequently be determined. Based on information presently available, such future costs are not expected to have a material adverse effect on the Operation's competitive or financial position or its expected ongoing results of operations.

3.  SUBSEQUENT EVENT

    On August 10, 1998, the Operation was sold to Ball Corporation.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    UNTIL                   , ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                             ---------------------

                               TABLE OF CONTENTS

                                                   Page
                                                 ---------
Prospectus Summary.............................          2
Risk Factors...................................         18
The Exchange Offer.............................         25
The Transactions...............................         33
Sources and Uses of Funds......................         34
Capitalization.................................         35
Unaudited Pro Forma Condensed Combined
  Financial Data...............................         36
Selected Financial Data........................         40
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         43
Business.......................................         59
Management.....................................         72
Ownership of Capital Stock.....................         75
Description of Certain Indebtedness............         76
Description of the Exchange Notes..............         79
Certain Federal Income Tax Consequences........        115
Plan of Distribution...........................        118
Legal Matters..................................        118
Experts........................................        119
Where You Can Find More Information............        119
Information Incorporated by Reference..........        120
Index to Financial Statements..................        F-1

                                  $550,000,000

                                     [LOGO]
                                BALL CORPORATION

                                  $300,000,000
                          7 3/4% SENIOR NOTES DUE 2006

                                  $250,000,000
                   8 1/4% SENIOR SUBORDINATED NOTES DUE 2008

                              -------------------

                                   PROSPECTUS
                                           , 1998

                             ---------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The following summary is qualified in its entirety by reference to the complete text of the statute and the amended articles of incorporation referred to below.

    Ball Corporation is empowered by Chapter 37 of the Indiana Business Corporation Law (the "IBCL"), subject to the procedures and limitations therein, to indemnify any person against expenses (including attorneys' fees) and the obligation to pay a judgment, settlement, penalty, fine or reasonable expenses incurred with respect to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, in which such person is made a party by reason of such person's being or having been a director, officer, employee or agent of Ball Corporation if his or her conduct was in good faith and he or she reasonably believed that, if acting in the individual's official capacity, the conduct was in the best interests of the corporation and in all other cases, the conduct was not opposed to the corporation's best interests. In the case of any criminal proceeding, Ball Corporation is empowered to indemnify a person if he or she had reasonable cause to believe the conduct was lawful or had no reasonable cause to believe the conduct was unlawful. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under a corporation's articles of incorporation or bylaws, vote of directors or stockholders, or otherwise. In addition, unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful in the defense of any proceeding to which the person was a party because the person is or was a director, officer, employee or agent against reasonable expenses incurred by him or her in connection with the proceeding.

    Article XII, Section B of Ball Corporation's amended articles of incorporation, dated August 2, 1996, obligates Ball Corporation to indemnify any person in connection with any liability arising by reason of such person's status as a past or present director, officer or employee of Ball Corporation or of any other enterprise which he or she is serving or served in any capacity at the request of Ball Corporation if such person is determined to have met the standard of conduct specified in Section 8 of Chapter 37 of the IBCL; provided, however, there shall be no indemnification (a) as to amounts paid or payable to Ball Corporation or such other enterprise for or based upon the person having gained in fact any personal profit or advantage to which he or she was not legally entitled; (b) as to amounts paid or payable to Ball Corporation for an accounting of profits in fact made from the purchase or sale of securities of Ball Corporation within the meaning of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any state statutory law; or (c) with respect to matters as to which indemnification would be in contravention of the laws of the State of Indiana or of the United States of America whether as a matter of public policy or pursuant to statutory provisions. In addition, any person who has been wholly successful with respect to any proceeding of the type described above is entitled to indemnification as of right. Ball Corporation's bylaws contain no indemnification provisions.

    The following summary is qualified in its entirety by reference to the complete text of the statute, certificates of incorporation and bylaws referred to below.

    Each of Ball Aerospace & Technologies Corp., Ball Glass Container Corporation, Ball Holdings Corp., Ball Metal Food Container Corp., BG Holdings I, Inc., BG Holdings II, Inc. and Latas de Aluminio Ball, Inc. is empowered by
Section 145 of the Delaware General Corporation Law ("DGCL"), subject to the procedures and limitations therein, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reasons of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation's request) against expenses (including attorneys'
fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expense as the court shall deem proper. In addition, unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful in the defense of any proceeding to which the person was a party because the person is or was a director, officer, employee or agent against reasonable expenses incurred by him or her in connection with the proceeding.

    Ball Aerospace & Technologies Corp.'s certificate of incorporation provides for indemnification of its directors, officers and employees to the extent permitted by the DGCL; provided, however, that there shall be no indemnification
(a) as to amounts paid or payable to the corporation or other enterprise for or based upon the person having gained in fact any personal profit or advantage to which he or she was not legally entitled; (b) as to amounts paid or payable to the corporation for an accounting or profits in fact made from the purchase or sale of securities of the corporation within the meaning of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provision of any state statutory law; or (c) with respect to matters to which indemnification would be in contravention of the laws of the State of Delaware or of the United States of America whether as a matter of public policy or pursuant to statutory provisions. Ball Aerospace & Technologies Corp.'s bylaws contain no indemnification provision.

    Ball Glass Container Corporation's certificate of incorporation provides that to the fullest extent permitted under the DGCL, no director shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Ball Glass Container Corporation's bylaws provide that the corporation shall indemnify its officers, directors, employees and agents to the fullest extent permitted under the DGCL.

    The certificates of incorporation of Ball Holdings Corp., Ball Metal Food Container Corp., BG Holdings I, Inc. and BG Holdings II, Inc. provide that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to such corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction in which the director derived an improper personal benefit. Latas de Aluminio Ball, Inc.'s certificate of incorporation contains no indemnification provision. Furthermore, the bylaws of Ball Holdings Corp., Ball Metal Food Container Corp., BG Holdings I, Inc. and BG Holdings II, Inc. provide that upon proper determination of indemnification contained therein, each person who was or is made a party to, is threatened to be made a party to or is otherwise involved in any proceeding brought by a third party or by or on behalf of the corporation by reason of the fact that he or she is or was a director or officer of the corporation (or is or way serving at the request of the corporation as a director or officer of another entity), will be indemnified and held harmless by the corporation against expenses (including attorneys' fees) actually and reasonably incurred in connection with the action if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that no indemnification shall be made in respect of any proceeding initiated by such person unless such proceeding was authorized by the board of directors of the corporation; and provided further, that in an action by or in the right of the corporation, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that such court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

    The following summary is qualified in its entirety by reference to the complete text of the statute, articles of incorporation and bylaws referred to below.

    Each of Ball Plastic Container Corp., Ball Packaging Corp., Ball Metal Packaging Sales Corp., Ball Metal Beverage Container Corp., Ball Technologies Holdings Corp., Ball Asia Pacific Limited and Efratom Holding, Inc. is empowered by Section 7-109 of the Colorado Business Corporations Act (the "CBCA"), subject to the procedures and limitations therein, to indemnify any person against liability for reasonable expenses incurred in connection with a proceeding in which such person is made a party by reason of such person's being or having been a director, officer, employee or agent if his or her conduct was in good faith and if he or she reasonably believed that, if acting in the individual's official capacity, the conduct was in the best interests of the corporation and in all other cases, the conduct was not opposed to the corporation's best interests. In the case of any criminal proceeding, the corporation is empowered to indemnify an individual if he or she had reasonable cause to believe the conduct was lawful or had no reasonable cause to believe the conduct was unlawful. However, a corporation may not indemnify a director, officer, employee or other agent (a) in connection with a proceeding by or in the right of the corporation in which the person was adjudged liable to the corporation or (b) in connection with any other proceeding charging that the person derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the person was adjudged liable on the basis that he or she derived an improper personal benefit. In addition, unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful in the defense of any proceeding to which the person was a party because the person is or was a director, officer, employee or agent against reasonable expenses incurred by him or her in connection with the proceeding.

    The articles of incorporation of Ball Plastic Container Corp., Ball Packaging Corp., Ball Metal Packaging Sales Corp., Ball Metal Beverage Container Corp., Ball Technologies Holdings Corp., Ball Asia Pacific Limited and Efratom Holding, Inc. provide, in addition to the indemnification provisions of the CBCA, for the indemnification of former and current directors, officers and employees of the corporation or of any other corporation or entity which he or she is serving or served in any capacity at the request of the corporation, against any and all reasonable expenses that may be incurred in connection with or resulting from any proceeding (whether actual or threatened, brought by or in the right of the corporation or other entity, civil, criminal, administrative, investigative, or in connection with an appeal relating thereto) in which he or she may become involved as a party or otherwise, by reason of his or her being or having been a director, officer or employee of the corporation or other such entity, provided that such person acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation or such other entity and, in addition, in any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful; provide, however, that there shall be no indemnification (a) as to amounts paid or payable to the corporation or other entity for or based upon the person having gained in fact any personal profit or advantage to which he or she was not legally entitled;
(b) as to amounts paid or payable to the corporation for an accounting or profits in fact made from the purchase or sale of securities of the corporation within the meaning of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provision of any state statutory law; or (c) with respect to matters to which indemnification would be in contravention of the laws of the State of Colorado or of the United States of America whether as a matter of public policy or pursuant to statutory provisions. In addition, any such director, officer or employee who has been wholly successful, on the merits or otherwise, with respect to any claim, action, suit or proceeding of the character described above shall be entitled to indemnification as of right. Ball Plastic Container Corp.'s, Ball Packaging Corp.'s, Ball Metal Packaging Sales Corp.'s and Ball Metal Beverage Container Corp.'s bylaws contain no indemnification provision. Ball Technologies Holdings Corp.'s, Ball Asia Pacific Limited's and Efratom Holding, Inc.'s bylaws contain the same indemnification provisions described above.

    The following summary is qualified in its entirety by reference to the complete text of the statute and the bylaws referred to below.

    Section 317 of the California General Corporation Law (the "CGCL") authorizes a court to award, or a corporation's board of directors to grant indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding, other than one brought by or on behalf of the corporation or its shareholders, by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation. The CGCL further authorizes a corporation to indemnify a person for expenses incurred in an action brought by or on behalf of the corporation or its shareholders if the person acts in good faith and in a manner the person believed to be in the bests interests of the corporation and its shareholders. Section 204 of the CGCL provides that this limitation on liability has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of the law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith the part of the director,
(iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (vi) under Section 310 of the CGCL (concerning contracts or transactions between the corporation and a director) or
(viii) under Section 316 of the CGCL (concerning directors' liability for improper dividends, loans and guarantees). Pursuant to Section 317, an article provision authorizing indemnification "to the fullest extent permissible under California law" or the substantial equivalent thereof shall be construed to be a provision for additional indemnification for breach of duty to the corporation and its shareholders (other than a breach involving the prohibited conduct enumerated above).

    Ball Technology Service Corp.'s bylaws provide that the corporation shall indemnify its agents against expenses, judgments, fines settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was an agent of the corporation to the fullest extent permitted by the CGCL. The bylaws define "agent" as (i) directors, officers, employees or other agents, (ii) any individual serving at the request of the corporation as a director, officer, employee or agent of another corporation or entity, or (iii) directors, officers, employees, or agents of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation. Ball Technology Service Corp.'s articles of incorporation contain no indemnification provision.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    a.  Exhibits

EXHIBIT
 NO.   DOCUMENT
------ --------------------------------------------------------------------------
  1.1  Purchase Agreement, dated as of August 5, 1998, among Ball Corporation,
       Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated,
       BancAmerica Robertson Stephens, First Chicago Capital Markets, Inc. and
       certain subsidiary guarantors of the Company (incorporated by reference to
       Exhibit 1.1 of the Current Report on Form 8-K dated August 10, 1998 and filed August 25, 1998).

  2.1  Asset Purchase Agreement, dated as of April 22, 1998, as amended, among
       Ball Corporation, BMBC and RMC (conformed copy) (incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K dated August 10, 1998 and filed August 25, 1998).

  3.1  Amended Articles of Incorporation, dated as of August 2, 1996
       (incorporated by reference to Exhibit 3.1 of the Quarterly Report on Form
       10-Q for the quarter ended March 30, 1997 and filed May 15, 1997).

  3.2 Bylaws of Ball Corporation, dated as of January 2, 1997 (incorporated by reference to Exhibit 3.2 of the Quarterly Report on Form 10-Q for the quarter ended September 27, 1998 and filed November 4, 1998).

  3.3  Certificate of Incorporation of Ball Aerospace & Technologies Corp.

  3.4  By-laws of Ball Aerospace & Technologies Corp.

  3.5  Articles of Incorporation of Ball Asia Pacific Limited.

  3.6  By-laws of Ball Asia Pacific Limited.

  3.7  Restated Certificate of Incorporation of Ball Glass Container Corporation.

  3.8  By-laws of Ball Glass Container Corporation.

  3.9  Certificate of Incorporation of Ball Holdings Corp.

  3.10 By-laws of Ball Holdings Corp.

  3.11 Articles of Incorporation of Ball Metal Beverage Container Corp.

  3.12 By-laws of Ball Metal Beverage Container Corp.

  3.13 Restated Certificate of Incorporation of Ball Metal Food Container Corp.

  3.14 By-laws of Ball Metal Food Container Corp.

  3.15 Articles of Incorporation of Ball Metal Packaging Sales Corp.

  3.16 By-laws of Ball Metal Packaging Sales Corp.

  3.17 Articles of Incorporation of Ball Packaging Corp.

  3.18 By-laws of Ball Packaging Corp.

  3.19 Articles of Incorporation of Ball Plastic Container Corp.

  3.20 By-laws of Ball Plastic Container Corp.

  3.21 Articles of Incorporation of Ball Technologies Holdings Corp.

  3.22 By-laws of Ball Technologies Holdings Corp.

  3.23 Articles of Incorporation of Ball Technology Services Corporation.

  3.24 By-laws of Ball Technology Services Corporation.

EXHIBIT
 NO.   DOCUMENT
------ --------------------------------------------------------------------------
  3.25 Certificate of Incorporation of BG Holdings I, Inc.

  3.26 By-laws of BG Holdings I, Inc.

  3.27 Certificate of Incorporation of BG Holdings II, Inc.

  3.28 By-laws of BG Holdings II, Inc.

  3.29 Certificate of Incorporation of Efratom Holding, Inc.

  3.30 By-laws of Efratom Holding, Inc.

  3.31 Certificate of Incorporation of Latas de Aluminio Ball, Inc.

  3.32 By-laws of Latas de Aluminio Ball, Inc.

  4.1(a) Senior Registration Rights Agreement, dated as of August 10, 1998, among
       Ball Corporation, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner &
       Smith Incorporated, BancAmerica Robertson Stephens, First Chicago Capital
       Markets, Inc. and certain subsidiary guarantors of Ball Corporation
       (incorporated by reference to Exhibit 4.1(a) of the Current Report on Form
       8-K dated August 10, 1998 and filed August 25, 1998).

  4.1(b) Senior Subordinated Registration Rights Agreement, dated as of August 10,
       1998, among Ball Corporation, Lehman Brothers Inc., Merrill Lynch, Pierce,
       Fenner & Smith Incorporated, BancAmerica Robertson Stephens, First Chicago
       Capital Markets, Inc. and certain subsidiary guarantors of Ball
       Corporation (incorporated by reference to Exhibit 4.1(b) of the Current
       Report on Form 8-K dated August 10, 1998 and filed August 25, 1998).

  4.2(a) Senior Note Indenture, dated as of August 10, 1998, among Ball
       Corporation, certain subsidiary guarantors of Ball Corporation and The
       Bank of New York, as Senior Note Trustee (incorporated by reference to
       Exhibit 4.2(a) of the Current Report on Form 8-K dated August 10, 1998 and filed August 25, 1998).

  4.2(b) Senior Subordinated Note Indenture, dated as of August 10, 1998, among
       Ball Corporation, certain subsidiary guarantors of Ball Corporation and The Bank of New York, as Senior Subordinated Note Trustee (incorporated by reference to Exhibit 4.2(b) of the Current Report on Form 8-K dated August
       10, 1998 and filed August 25, 1998.

  5.1  Opinion of Donald C. Lewis, Vice President and General Counsel of the
       Company.*

  5.2  Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois).*

 10.1  1980 Stock Option and Stock Appreciation Rights Plan, as amended, and 1983
       Stock Option and Stock Appreciation Rights Plan (incorporated by reference to the Form S-8 Registration Statement, No. 2-82925, filed April 27,
       1983).

 10.2  1988 Restricted Stock Plan and 1988 Stock Option and Stock Appreciation
       Rights Plan (incorporated by reference to the Form S-8 Registration
       Statement, No. 33-21506, filed April 27, 1988.)

 10.3 Ball Corporation Deferred Incentive Compensation Plan (incorporated by reference to Exhibit 10.4 of the Annual Report Form 10-K for the year ended December 31, 1987, filed March 31, 1988).

 10.4  Ball Corporation 1986 Deferred Compensation Plan, as amended July 1, 1994
       (incorporated by reference to Exhibit 10.2 of the Quarterly Report on Form
       10-Q for the quarter ended July 3, 1994, filed August 18, 1994).

EXHIBIT
 NO.   DOCUMENT
------ --------------------------------------------------------------------------
 10.5  Ball Corporation 1988 Deferred Compensation Plan, as amended July 1, 1994
       (incorporated by reference to Exhibit 10.3 of the Quarterly Report on Form
       10-Q for the quarter ended July 3, 1994, filed August 18, 1994).

 10.6  Ball Corporation 1989 Deferred Compensation Plan, as amended July 1, 1994
       (incorporated by reference to Exhibit 10.4 of the Quarterly Report on Form
       10-Q for the quarter ended July 3, 1994, filed August 18, 1994).

 10.7 Amended and Restated Form of Severance Benefit Agreement which exists between the Company and its executive officers, effective as of August 1, 1994 and as amended on January 24, 1996 (incorporated by reference to Exhibit 10 of the Quarterly Report on Form 10-Q for the quarter ended
       March 31, 1996, filed May 16, 1996).

 10.8  Ball Corporation 1986 Deferred Compensation Plan for Directors, as amended
       October 27, 1987 (incorporated by reference to Exhibit 10.13 of the Annual
       Report on Form 10-K for the year ended December 31, 1990, filed April 1,
       1991).

 10.9  1991 Restricted Stock Plan for Nonemployee Directors of Ball Corporation
       (incorporated by reference to Exhibit 4(A) of the Form S-8 Registration
       Statement, No. 33-40199, filed April 26, 1991).

 10.10 Ball Corporation Economic Value Added Incentive Compensation Plan dated
       January 1, 1994 (incorporated by reference to Exhibit 10.15 of the Annual
       Report on Form 10-K for the year ended December 31, 1994, filed March 29,
       1995).

 10.11 Ball Corporation 1997 Stock Incentive Plan (incorporated by reference to
       Exhibit 4.1 of the Form S-8 Registration Statement, No. 333-26361, filed
       May 1, 1997).

 10.12 Agreement and Plan of Merger among Ball Corporation, Ball Sub Corp. and
       Heekin Can, Inc. dated as of December 1, 1992, and as amended as of December 28, 1992 (incorporated by reference to Exhibit 2.1 of the
       Registration Statement on Form S-4, No. 33-58516, filed February 19,
       1993).

 10.13 Distribution Agreement between Ball Corporation and Alltrista
       (incorporated by reference to Exhibit 10.7 of the Alltrista Corporation
       Form 8 and Amendment No. 3 to Form 10, No. 0-21052, dated December 31,
       1992, filed March 17, 1993).

 10.14 1993 Stock Option Plan (incorporated by reference to Exhibit 4.1 of the
       Form S-8 Registration Statement, No. 33-61986, filed April 30, 1993).

 10.15 Ball-InCon Glass Packaging Corp. Deferred Compensation Plan, as amended
       July 1, 1994 (incorporated by reference to Exhibit 10.5 of the Quarterly
       Report on Form 10-Q for the quarter ended July 3, 1994, filed August 17,
       1994).

 10.16 Ball Corporation Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.1 of the Quarterly Report on Form 10-Q for the quarter ended October 2, 1994, filed November 15, 1994).

 10.17 Ball Corporation Split Dollar Life Insurance Plan (incorporated by reference to Exhibit 10.2 of the Quarterly Report on Form 10-Q for the quarter ended October 2, 1994, filed November 15, 1994).

 10.18 Ball Corporation Long-Term Cash Incentive Plan, dated October 25, 1994, as amended October 23, 1996 (incorporated by reference to Exhibit 10.1 of the Quarterly Report on Form 10-Q for the quarter ended September 29, 1996, filed November 13, 1996).

EXHIBIT
 NO.   DOCUMENT
------ --------------------------------------------------------------------------
 10.19 Asset Purchase Agreement dated June 26, 1995, among Foster Ball, L.L.C.
       (subsequently renamed Ball-Foster Glass Container Co., L.L.C), Ball Glass
       Container Corporation and Ball Corporation (incorporated by reference to
       Exhibit 2.1 of the Current Report on Form 8-K dated September 15, 1995, filed September 29, 1995).

 10.20 Form of Severance Agreement (Change of Control Agreement) which exist between the Company and its executive officers (incorporated by reference to Exhibit 10.9 of the Annual Report on Form 10-K for the year ended
       December 31, 1988, filed March 25, 1989).

 10.21(a) Short-Term Credit Agreement, dated as of August 10, 1998, among Ball
       Corporation, The First National Bank of Chicago, as administrative agent,
       Bank of America National Trust and Savings Association, as syndication agent, Lehman Commercial Paper, Inc., as documentation agent, and certain lenders named therein (incorporated by reference to Exhibit 10.1(a) of the Current Report on Form 8-K dated August 10, 1998 and filed August 25,
       1998).

 10.21(b) Long-Term Credit Agreement, dated as of August 10, 1998, among Ball
       Corporation, The First National Bank of Chicago, as administrative agent,
       Bank of America National Trust and Savings Association, as syndication agent, Lehman Commercial Paper, Inc., as documentation agent, and certain lenders named therein (incorporated by reference to Exhibit 10.1(b) of the Current Report on Form 8-K dated August 10, 1998 and filed August 25,
       1998).

 12.1  Statement regarding Computation of Ratios.

 15.1  Acknowledgment Letter of Ernst & Young LLP, Independent Accountants.

 18.1  Letter re: Change in Accounting Principles (incorporated by reference to
       Exhibit 18.1 of the Quarterly Report on Form 10-Q for the quarter ended
       July 2, 1995, filed August 15, 1995).

 21.1  Subsidiaries of Registrant.

 23.1  Consent of Ernst & Young LLP, Independent Auditors.

 23.2  Consent of PricewaterhouseCoopers LLP.

 23.3  Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois) (included in
       Exhibit 5.2).*

 24.1  Powers of Attorney (included in signature page to registration statement).

 25.1  Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture
       Act of 1939 of The Bank of New York, as Senior Note Trustee, under the
       Senior Note Indenture, relating to the 7 3/4% Senior Notes due 2006.

 25.2  Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture
       Act of 1939 of The Bank of New York, as Senior Subordinated Note Trustee, under the Senior Subordinated Note Indenture, relating to the 8 1/4%
       Senior Subordinated Notes due 2008.

 99.1  Form of Letter of Transmittal for the Senior Notes.

 99.2  Form of Notice of Guaranteed Delivery for the Senior Notes.

 99.3  Form of Tender Instruction for the Senior Notes.

 99.4  Form of Letter of Transmittal for the Senior Subordinated Notes.

 99.5  Form of Notice of Guaranteed Delivery for the Senior Subordinated Notes.

EXHIBIT
 NO.   DOCUMENT
------ --------------------------------------------------------------------------
 99.6  Form of Tender Instruction for the Senior Subordinated Notes.

------------------------

*   To be filed by amendment.

ITEM 22.  UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado, on November 5, 1998.

                                BALL CORPORATION

                                By:  /s/ GEORGE A. SISSEL
                                     ------------------------------------------
                                     Name: George A. Sissel
                                     Title: CHAIRMAN OF THE BOARD AND CHIEF
                                     EXECUTIVE OFFICER

                                BALL AEROSPACE & TECHNOLOGIES CORP.

                                By:  /s/ DONALD C. LEWIS
                                     ------------------------------------------
                                     Name: Donald C. Lewis
                                     Title: SECRETARY

                                BALL ASIA PACIFIC LIMITED

                                By:  /s/ DONALD C. LEWIS
                                     ------------------------------------------
                                     Name: Donald C. Lewis
                                     Title: VICE PRESIDENT AND ASSISTANT
                                     SECRETARY

                                BALL GLASS CONTAINER CORPORATION

                                By:  /s/ DONALD C. LEWIS
                                     ------------------------------------------
                                     Name: Donald C. Lewis
                                     Title: ASSISTANT SECRETARY

                                BALL HOLDINGS CORP.

                                By:  /s/ DONALD C. LEWIS
                                     ------------------------------------------
                                     Name: Donald C. Lewis
                                     Title: SECRETARY

                                BALL METAL BEVERAGE CONTAINER CORP.

                                By:  /s/ DONALD C. LEWIS
                                     ------------------------------------------
                                     Name: Donald C. Lewis
                                     Title: SECRETARY

                                BALL METAL FOOD CONTAINER CORP.

                                By:  /s/ DONALD C. LEWIS
                                     ------------------------------------------
                                     Name: Donald C. Lewis
                                     Title: ASSISTANT SECRETARY

                                BALL METAL PACKAGING SALES CORP.

                                By:  /s/ DONALD C. LEWIS
                                     ------------------------------------------
                                     Name: Donald C. Lewis
                                     Title: ASSISTANT SECRETARY

                                BALL PACKAGING CORP.

                                By:  /s/ DONALD C. LEWIS
                                     ------------------------------------------
                                     Name: Donald C. Lewis
                                     Title: SECRETARY

                                BALL PLASTIC CONTAINER CORP.

                                By:  /s/ DONALD C. LEWIS
                                     ------------------------------------------
                                     Name: Donald C. Lewis
                                     Title: SECRETARY

                                BALL TECHNOLOGIES HOLDINGS CORP.

                                By:  /s/ DONALD C. LEWIS
                                     ------------------------------------------
                                     Name: Donald C. Lewis
                                     Title: SECRETARY

                                BALL TECHNOLOGY SERVICES CORPORATION

                                By:  /s/ DONALD C. LEWIS
                                     ------------------------------------------
                                     Name: Donald C. Lewis
                                     Title: ASSISTANT SECRETARY

                                BG HOLDINGS I, INC.

                                By:  /s/ DONALD C. LEWIS
                                     ------------------------------------------
                                     Name: Donald C. Lewis
                                     Title: SECRETARY

                                BG HOLDINGS II, INC.

                                By:  /s/ DONALD C. LEWIS
                                     ------------------------------------------
                                     Name: Donald C. Lewis
                                     Title: ASSISTANT SECRETARY

                                EFRATOM HOLDING, INC.

                                By:  /s/ DONALD C. LEWIS
                                     ------------------------------------------
                                     Name: Donald C. Lewis
                                     Title: VICE PRESIDENT AND SECRETARY

                                LATAS DE ALUMINIO BALL, INC.

                                By:  /s/ DONALD C. LEWIS
                                     ------------------------------------------
                                     Name: Donald C. Lewis
                                     Title: ASSISTANT SECRETARY

    We the undersigned directors and officers of the registrants do hereby constitute and appoint George A. Sissel and R. David Hoover, and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporations to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on November 5, 1998.

BALL CORPORATION

                   SIGNATURE                                                   TITLE
------------------------------------------------  ---------------------------------------------------------------

              /s/ GEORGE A. SISSEL
     --------------------------------------       Chairman, Chief Executive Officer and Director
                George A. Sissel

              /s/ R. DAVID HOOVER
     --------------------------------------       Vice Chairman, Chief Financial Officer and Director
                R. David Hoover

           /s/ ALBERT R. SCHLESINGER
     --------------------------------------       Vice President, Corporate Controller and Principal Accounting
             Albert R. Schlesinger                  Officer

              /s/ FRANK A. BRACKEN
     --------------------------------------       Director
                Frank A. Bracken

               /s/ HOWARD M. DEAN
     --------------------------------------       Director
                 Howard M. Dean

              /s/ JOHN T. HACKETT
     --------------------------------------       Director
                John T. Hackett

               /s/ JOHN E. LEHMAN
     --------------------------------------       Director
                 John E. Lehman

              /s/ GEORGE MCFADDEN
     --------------------------------------       Director
                George McFadden

            /s/ RUEL C. MERCURE, JR.
     --------------------------------------       Director
              Ruel C. Mercure, Jr.

                   SIGNATURE                                                   TITLE
------------------------------------------------  ---------------------------------------------------------------

               /s/ JAN NICHOLSON
     --------------------------------------       Director
                 Jan Nicholson

             /s/ WILLIAM P. STIRITZ
     --------------------------------------       Director
               William P. Stiritz

BALL AEROSPACE & TECHNOLOGIES CORP.

                   SIGNATURE                                                   TITLE
------------------------------------------------  ---------------------------------------------------------------

          /s/ DONALD W. VANLANDINGHAM
     --------------------------------------       President, Chief Executive Officer and Director
            Donald W. Vanlandingham

              /s/ EUGENE P. MORGAN
     --------------------------------------       Sr. Vice President, Finance and Accounting
                Eugene P. Morgan

              /s/ GEORGE A. SISSEL
     --------------------------------------       Director
                George A. Sissel

              /s/ R. DAVID HOOVER
     --------------------------------------       Director
                R. David Hoover

BALL ASIA PACIFIC LIMITED

                   SIGNATURE                                                   TITLE
------------------------------------------------  ---------------------------------------------------------------

            /s/ THEODORE L. SCHMIDT
     --------------------------------------       Managing Director and Principal Executive Officer
              Theodore L. Schmidt

             /s/ DOUGLAS E. POLING
     --------------------------------------       Treasurer and Principal Financial and Accounting Officer
               Douglas E. Poling

              /s/ R. DAVID HOOVER
     --------------------------------------       Director
                R. David Hoover

              /s/ GEORGE A. MATSIK
     --------------------------------------       Director
                George A. Matsik

              /s/ GEORGE A. SISSEL
     --------------------------------------       Director
                George A. Sissel

BALL GLASS CONTAINER CORPORATION

                   SIGNATURE                                                   TITLE
------------------------------------------------  ---------------------------------------------------------------

              /s/ GEORGE A. MATSIK
     --------------------------------------       President and Chief Executive Officer
                George A. Matsik

               /s/ DAVID G. JONES
     --------------------------------------       Principal Financial and Accounting Officer
                 David G. Jones

              /s/ R. DAVID HOOVER
     --------------------------------------       Director, Class A and B Shareholder
                R. David Hoover

              /s/ GEORGE A. SISSEL
     --------------------------------------       Director, Class A and B Shareholder
                George A. Sissel

BALL HOLDINGS CORP.

                   SIGNATURE                                                   TITLE
------------------------------------------------  ---------------------------------------------------------------

          /s/ DONALD W. VANLANDINGHAM
     --------------------------------------       President, Chief Executive Officer and Director
            Donald W. Vanlandingham

              /s/ EUGENE P. MORGAN
     --------------------------------------       Chief Financial Officer and Accounting Officer
                Eugene P. Morgan

              /s/ R. DAVID HOOVER
     --------------------------------------       Director
                R. David Hoover

          /s/ DONALD W. VANLANDINGHAM
     --------------------------------------       Director
            Donald W. Vanlandingham

BALL METAL BEVERAGE CONTAINER CORP.

                   SIGNATURE                                                   TITLE
------------------------------------------------  ---------------------------------------------------------------

              /s/ GEORGE A. MATSIK
     --------------------------------------       Chairman, Chief Executive Officer and Director
                George A. Matsik

              /s/ R. DAVID HOOVER
     --------------------------------------       Principal Financial, Accounting Officer and Director
                R. David Hoover

              /s/ GEORGE A. SISSEL
     --------------------------------------       Director
                George A. Sissel

BALL METAL FOOD CONTAINER CORP.

                   SIGNATURE                                                   TITLE
------------------------------------------------  ---------------------------------------------------------------

              /s/ GEORGE A. MATSIK
     --------------------------------------       Chairman, Chief Executive Officer and Director
                George A. Matsik

             /s/ DOUGLAS E. POLING
     --------------------------------------       Principal Financial and Accounting Officer
               Douglas E. Poling

              /s/ R. DAVID HOOVER
     --------------------------------------       Director
                R. David Hoover

              /s/ GEORGE A. SISSEL
     --------------------------------------       Director
                George A. Sissel

BALL METAL PACKAGING SALES CORP.

                   SIGNATURE                                                   TITLE
------------------------------------------------  ---------------------------------------------------------------

              /s/ GEORGE A. MATSIK
     --------------------------------------       President, Principal Executive Officer and Director
                George A. Matsik

               /s/ DAVID G. JONES
     --------------------------------------       Chief Financial and Accounting Officer
                 David G. Jones

              /s/ R. DAVID HOOVER
     --------------------------------------       Director
                R. David Hoover

              /s/ GEORGE A. SISSEL
     --------------------------------------       Director
                George A. Sissel

BALL PACKAGING CORP.

                   SIGNATURE                                                   TITLE
------------------------------------------------  ---------------------------------------------------------------

              /s/ GEORGE A. MATSIK
     --------------------------------------       President and Chief Operating Officer, Principal Executive
                George A. Matsik                    Officer and Director

               /s/ DAVID G. JONES
     --------------------------------------       Treasurer and Principal Financial and Accounting Officer
                 David G. Jones

              /s/ R. DAVID HOOVER
     --------------------------------------       Director
                R. David Hoover

              /s/ GEORGE A. SISSEL
     --------------------------------------       Director
                George A. Sissel

BALL TECHNOLOGIES HOLDINGS CORP.

                   SIGNATURE                                                   TITLE
------------------------------------------------  ---------------------------------------------------------------

          /s/ DONALD W. VANLANDINGHAM
     --------------------------------------       President
            Donald W. Vanlandingham

              /s/ EUGENE P. MORGAN
     --------------------------------------       Senior Vice President and Accounting Officer
                Eugene P. Morgan

              /s/ DONALD C. LEWIS
     --------------------------------------       Director and Secretary
                Donald C. Lewis

              /s/ R. DAVID HOOVER
     --------------------------------------       Director
                R. David Hoover

BALL TECHNOLOGY SERVICES CORPORATION

                   SIGNATURE                                                   TITLE
------------------------------------------------  ---------------------------------------------------------------

             /s/ ED L. VANDE NOORD
     --------------------------------------       Chief Executive Officer and Director
               Ed L. Vande Noord

              /s/ EUGENE P. MORGAN
     --------------------------------------       Treasurer
                Eugene P. Morgan

          /s/ DONALD W. VANLANDINGHAM
     --------------------------------------       Director
            Donald W. Vanlandingham

           /s/ MARK D. VAN DEN BROEK
     --------------------------------------       Director
             Mark D. van den Broek

BALL PLASTIC CONTAINER CORP.

                   SIGNATURE                                                   TITLE
------------------------------------------------  ---------------------------------------------------------------

              /s/ GEORGE A. MATSIK
     --------------------------------------       Principal Executive Officer, Chairman and Chief Executive
                George A. Matsik                    Officer and Director

               /s/ TERRY L. AYNE
     --------------------------------------       Principal Financial Officer and Accounting Officer
                 Terry L. Ayne

              /s/ R. DAVID HOOVER
     --------------------------------------       Director
                R. David Hoover

              /s/ GEORGE A. SISSEL
     --------------------------------------       Director
                George A. Sissel

BG HOLDINGS I, INC.

                   SIGNATURE                                                   TITLE
------------------------------------------------  ---------------------------------------------------------------

              /s/ GEORGE A. MATSIK
     --------------------------------------       President, Chief Executive Officer and Director
                George A. Matsik

               /s/ DAVID G. JONES
     --------------------------------------       Principal Financial and Accounting Officer
                 David G. Jones

              /s/ GEORGE A. SISSEL
     --------------------------------------       Director
                George A. Sissel

              /s/ R. DAVID HOOVER
     --------------------------------------       Director
                R. David Hoover

BG HOLDINGS II, INC.

                   SIGNATURE                                                   TITLE
------------------------------------------------  ---------------------------------------------------------------

              /s/ GEORGE A. MATSIK
     --------------------------------------       President, Principal Executive Officer
                George A. Matsik

               /s/ DAVID G. JONES
     --------------------------------------       Treasurer, Principal Financial and Accounting Officer
                 David G. Jones

              /s/ GEORGE A. SISSEL
     --------------------------------------       Director
                George A. Sissel

              /s/ R. DAVID HOOVER
     --------------------------------------       Director
                R. David Hoover

EFRATOM HOLDINGS, INC.

                   SIGNATURE                                                   TITLE
------------------------------------------------  ---------------------------------------------------------------

          /s/ DONALD W. VANLANDINGHAM
     --------------------------------------       President and Principal Executive Officer and Director
            Donald W. Vanlandingham

             /s/ DOUGLAS E. POLING
     --------------------------------------       Principal Financial and Accounting Officer
               Douglas E. Poling

              /s/ R. DAVID HOOVER
     --------------------------------------       Director
                R. David Hoover

              /s/ GEORGE A. SISSEL
     --------------------------------------       Director
                George A. Sissel

LATAS DE ALUMINIO BALL, INC.

                   SIGNATURE                                                   TITLE
------------------------------------------------  ---------------------------------------------------------------

              /s/ LEON A. MIDGETT
     --------------------------------------       President and Principal Executive Officer
                Leon A. Midgett

             /s/ DOUGLAS E. POLING
     --------------------------------------       Principal Financial and Accounting Officer and Director
               Douglas E. Poling

              /s/ DONALD C. LEWIS
     --------------------------------------       Director
                Donald C. Lewis

            /s/ RAYMOND J. SEABROOK
     --------------------------------------       Director
              Raymond J. Seabrook